As filed with the Securities and Exchange Commission on April 5, 2012

Registration No. 333-168905

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 3

to

FORM S-11

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

STRATEGIC STORAGE TRUST, INC.

(Exact Name of Registrant as Specified in Its Governing Instruments)

111 Corporate Drive, Suite 120

Ladera Ranch, California 92694

(877) 327-3485

(Address, Including Zip Code and Telephone Number,

Including Area Code, of Registrant’s Principal Executive Offices)

Paula Mathews

Executive Vice President

Strategic Storage Trust, Inc.

111 Corporate Drive, Suite 120

Ladera Ranch, California 92694

(877) 327-3485

(Name, Address, Including Zip Code and Telephone Number,

Including Area Code, of Agent for Service)

Copies to:

Michael K. Rafter, Esq.

Howard S. Hirsch, Esq.

Baker, Donelson, Bearman, Caldwell and Berkowitz, PC

3414 Peachtree Road

Suite 1600

Atlanta, Georgia 30326

(404) 577-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable following effectiveness of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check One):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant files a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement becomes effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

This Post-Effective Amendment No. 3 consists of the following:

1.	The Registrant’s prospectus dated September 22, 2011;

2.	Supplement No. 5 dated April 5, 2012. Supplement No. 5 amends and supersedes all prior supplements to the prospectus;

3.	Part II, included herewith; and

4.	Signatures, included herewith.

Maximum Offering of 110,000,000 Shares of Common Stock

Strategic Storage Trust, Inc. is a Maryland corporation that elected to qualify as a real estate investment trust, or REIT, for federal income tax purposes for the taxable year ended December 31, 2008. We expect to use a substantial amount of the net proceeds from this follow-on offering to invest in self storage facilities and related self storage real estate investments. As of August 31, 2011, we were the only public non-traded self storage REIT and owned 77 properties in 17 states and Canada. We are externally managed by Strategic Storage Advisor, LLC, our advisor, which is an affiliate of our sponsor, Strategic Capital Holdings, LLC.

We are offering up to 100,000,000 shares of our common stock in our primary offering for $10.00 per share, with discounts available for certain categories of purchasers as described in “Plan of Distribution.” We are also offering up to 10,000,000 shares of our common stock pursuant to our distribution reinvestment plan at a purchase price during this offering of $9.50 per share. We will offer these shares until September 22, 2013, which is two years after the effective date of this offering, unless extended by our board of directors for an additional year as permitted under applicable law, or extended with respect to shares offered pursuant to our distribution reinvestment plan. Some jurisdictions require us to renew this registration annually. We reserve the right to reallocate shares between our primary offering and our distribution reinvestment plan. We also reserve the right to terminate this offering in our sole discretion. As of August 31, 2011, we had received aggregate gross offering proceeds of approximately $276 million from the sale of approximately 27.7 million shares in our initial public offering.

See “Risk Factors” beginning on page 18 to read about the risks you should consider before buying shares of our common stock. These risks include the following:

•

We are a “blind pool” because we have not identified any properties to acquire with the net proceeds from this offering. As a result, you will not be able to evaluate the economic merits of our future investments prior to their purchase. We may be unable to invest the net proceeds from this offering on acceptable terms to investors, or at all.

•	As of June 30, 2011, our accumulated deficit was approximately $32.1 million, and we anticipate that our operations will not be profitable in 2011.

•

No public market currently exists for shares of our common stock and we may not list our shares on a national securities exchange before three to five years after completion of this offering, if at all. It may be difficult to sell your shares. If you sell your shares, it will likely be at a substantial discount.

•

We have paid distributions from sources other than our cash flows from operations, including from the net proceeds from our initial public offering. We are not prohibited from undertaking such activities by our charter, bylaws or investment policies, and we may use an unlimited amount from any source to pay our distributions. Until we generate operating cash flows sufficient to pay distributions to you, we may pay distributions from the net proceeds of this offering or from borrowings in anticipation of future cash flows. We also may be required to sell assets or issue new securities for cash in order to pay distributions. Any such actions could reduce the amount of capital we ultimately invest in assets and negatively impact the amount of income available for future distributions.

•	We have no employees and must depend on our advisor to select investments and conduct our operations, and there is no guarantee that our advisor will devote adequate time or resources to us.

•	Our board of directors may change any of our investment objectives, including our focus on self storage facilities.

•	We will pay substantial fees and expenses to our advisor, its affiliates and participating broker-dealers, which will reduce cash available for investment and distribution.

•	There are substantial conflicts of interest among us and our sponsor, advisor, property manager and dealer manager.

•

This is a “best efforts” offering. If we raise substantially less than the maximum offering, we may not be able to invest in a diverse portfolio of real estate and real estate-related investments, and the value of your investment may fluctuate more widely with the performance of specific investments.

•	We may fail to remain qualified as a REIT, which could adversely affect our operations and our ability to make distributions.

•	We may incur substantial debt, which could hinder our ability to pay distributions to our stockholders or could decrease the value of your investment.

This investment involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment.

Neither the Securities and Exchange Commission, the Attorney General of the State of New York nor any other state securities regulator has approved or disapproved of our common stock, determined if this prospectus is truthful or complete or passed on or endorsed the merits of this offering. Any representation to the contrary is a criminal offense.

The use of projections or forecasts in this offering is prohibited. Any representation to the contrary and any predictions, written or oral, as to the amount or certainty of any present or future cash benefit or tax consequence which may flow from an investment in our shares of common stock is prohibited.

	Price to Public	Sales Commissions*	Dealer Manager Fee*	Net Proceeds (Before Expenses)
Primary Offering
Per Share	$10.00	$0.70	$0.30	$9.00
Total Maximum	$1,000,000,000	$70,000,000	$30,000,000	$900,000,000
Distribution Reinvestment Plan
Per Share	$9.50	$—	$—	$9.50
Total Maximum	$95,000,000	$—	$—	$95,000,000

*	The maximum amount of sales commissions we will pay is 7% of the gross offering proceeds in our primary offering. The maximum amount of dealer manager fees we will pay is 3% of the gross offering proceeds in our primary offering. The sales commissions and, in some cases, the dealer manager fee, will not be charged or may be reduced with regard to shares sold to or for the account of certain categories of purchasers. The reduction in these fees will be accompanied by a reduction in the per share purchase price, except that shares sold under the distribution reinvestment plan will be sold at $9.50 per share. See “Plan of Distribution.”

Select Capital Corporation is the dealer manager of this offering and will offer the shares on a best efforts basis. Our dealer manager is a member firm of the Financial Industry Regulatory Authority. An affiliate of our sponsor owns a 15% non-voting equity interest in the dealer manager. The minimum permitted purchase is generally $1,000.

September 22, 2011

SUITABILITY STANDARDS

An investment in our shares of common stock involves significant risks and is only suitable for persons who have adequate financial means, desire a relatively long-term investment and will not need liquidity from their investment. Initially, there will be no public market for our shares and we cannot assure you that one will develop, which means that it may be difficult for you to sell your shares. This investment is not suitable for persons who seek liquidity or guaranteed income, or who seek a short-term investment.

In consideration of these factors, we have established suitability standards for an initial purchaser or subsequent transferee of our shares. These suitability standards require that a purchaser of shares have, excluding the value of a purchaser’s home, furnishings and automobiles, either:

•	a net worth of at least $250,000; or

•	a gross annual income of at least $70,000 and a net worth of at least $70,000.

In all states, net worth is to be determined excluding the value of a purchaser’s home, furnishings and automobiles. Several states have established suitability requirements that are more stringent than our standards described above. Shares will be sold only to investors in these states who meet our suitability standards set forth above along with the special suitability standards set forth below:

•

For Kansas Residents – It is recommended by the office of the Kansas Securities Commissioner that Kansas investors not invest, in the aggregate, more than 10% of their liquid net worth in this and other direct participation investments. Liquid net worth is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

•

For Kentucky Residents – Shares will only be sold to residents of the State of Kentucky representing that they have a liquid net worth of at least ten times their investment in us and other similar direct participation programs and that they meet one of our suitability standards.

•

For Missouri Residents – Shares will only be sold to residents of the State of Missouri representing that they will not invest, in the aggregate, more than 10% of their liquid net worth in us and that they meet one of our suitability standards.

•

For Alabama, Iowa, Massachusetts, Michigan, North Dakota, Ohio and Tennessee Residents – Shares will only be sold to residents of the States of Alabama, Iowa, Massachusetts, Michigan, North Dakota, Ohio and Tennessee representing that they have a liquid net worth of at least ten times their investment in us and our affiliates and that they meet one of our suitability standards.

•

For Oregon and Pennsylvania Residents – Shares will only be sold to residents of the States of Oregon and Pennsylvania representing that they have a net worth of at least ten times their investment in us and our affiliates and that they meet one of our suitability standards.

The minimum purchase is 100 shares ($1,000), except in certain states as described below. After you have purchased the minimum investment, any additional purchases must be investments of at least $100, except for purchases of shares pursuant to our distribution reinvestment plan, which may be in lesser amounts. You may not transfer fewer shares than the minimum purchase requirement. In addition, you may not transfer or subdivide your shares so as to retain fewer than the number of shares required for the minimum purchase. In order to satisfy the minimum purchase requirements for retirement plans, unless otherwise prohibited by state law, a husband and wife may jointly contribute funds from their separate individual retirement accounts (IRAs), provided that each such contribution is made in

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increments of $100. You should note that an investment in shares of our common stock will not, in itself, create a retirement plan and that, in order to create a retirement plan, you must comply with all applicable provisions of the Internal Revenue Code (Code).

The minimum purchase for Minnesota, New Jersey, New York and North Carolina residents is 250 shares ($2,500), except for IRAs which must purchase a minimum of 100 shares ($1,000). After you have purchased the minimum investment, any additional purchases must be investments of at least $100, except for purchases of shares pursuant to our distribution reinvestment plan, which may be in lesser amounts.

Our sponsor and each participating broker-dealer, authorized representative or any other person selling shares on our behalf are required to make every reasonable effort to determine that the purchase of shares is a suitable and appropriate investment for each investor based on information provided by the investor regarding the investor’s financial situation and investment objectives. Our sponsor or the participating broker-dealer, authorized representative or any other person selling shares on our behalf will make this determination based on information provided by such investor to our sponsor or the participating broker-dealer, authorized representative or any other person selling shares on our behalf, including such investor’s age, investment objectives, investment experience, income, net worth, financial situation and other investments held by such investor, as well as any other pertinent factors.

Our sponsor or the participating broker-dealer, authorized representative or any other person selling shares on our behalf will maintain records for at least six years of the information used to determine that an investment in the shares is suitable and appropriate for each investor.

In making this determination, our sponsor or the participating broker-dealer, authorized representative or other person selling shares on our behalf will, based on a review of the information provided by you, consider whether you:

•	meet the minimum income and net worth standards established in your state;

•	can reasonably benefit from an investment in our common stock based on your overall investment objectives and portfolio structure;

•	are able to bear the economic risk of the investment based on your overall financial situation; and

•	have an apparent understanding of:

•	the fundamental risks of an investment in our common stock;

•	the risk that you may lose your entire investment;

•	the lack of liquidity of our common stock;

•	the restrictions on transferability of our common stock;

•	the background and qualifications of our advisor and its affiliates; and

•	the tax consequences of an investment in our common stock.

In the case of sales to fiduciary accounts, the suitability standards must be met either by the fiduciary account, the person who directly or indirectly supplied the funds for the purchase of the shares or the beneficiary of the account. Given the long-term nature of an investment in our shares, our investment objectives and the relative illiquidity of our shares, our suitability standards are intended to help ensure that shares of our common stock are an appropriate investment for those of you who become investors.

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QUESTIONS AND ANSWERS ABOUT THIS OFFERING

Below we have provided some of the more frequently asked questions and answers relating to an offering of this type. Please see “Prospectus Summary” and the remainder of this prospectus for more detailed information about this offering.

Q:	What is a real estate investment trust?

A:	In general, a real estate investment trust, or REIT, is a company that:

•	combines the capital of many investors to acquire or provide financing for commercial real estate;

•	allows individual investors the opportunity to invest in a diversified portfolio of real estate under professional management;

•	pays distributions to investors of at least 90% of its taxable income; and

•

avoids the “double taxation” treatment of income that generally results from investments in a corporation because a REIT generally is not subject to federal corporate income taxes on its net income, provided certain income tax requirements are satisfied.

Q:	What is Strategic Storage Trust, Inc.?

A:	Strategic Storage Trust, Inc. is a Maryland corporation that elected to qualify as a REIT for federal income tax purposes for the taxable year ended December 31, 2008. We are currently the only public non-traded self storage REIT. We do not have any employees and are externally managed by our advisor, Strategic Storage Advisor, LLC.

Q:	Do you currently own any self storage facilities?

A:	Yes. As of August 31, 2011, our self storage portfolio was comprised as follows:

State	No. of Properties	Units	Sq. Ft. (net)
Alabama (1)	2	1,075	144,500
Arizona	4	1,970	242,850
California (1)	8	6,480	831,700
Florida	6	5,850	602,150
Georgia	9	4,870	663,200
Illinois	4	2,475	370,400	(2)
Kentucky	5	2,800	401,000
Mississippi	1	600	66,600
Nevada	8	4,710	563,700
New Jersey	4	3,560	336,000
New York	1	690	82,800
North Carolina	3	1,580	178,900
Ontario, Canada	2	1,860	211,000
Pennsylvania	4	2,220	269,900
South Carolina	1	460	65,200
Tennessee	1	800	100,400
Texas (1)	10	6,250	933,300
Virginia	4	2,450	257,800

Total	77	50,700	6,321,400

(1)

Does not include properties in which we own a minority interest, including the interests owned in the Montgomery County Self Storage, DST properties, the San Francisco Self Storage DST property, the Hawthorne property, the WP Baltimore Self Storage property and the Southwest Colonial, DST properties.

(2)	Includes approximately 85,000 rentable square feet of industrial warehouse/office space at the Chicago – Ogden Ave. property.

The map below shows the geographic location of our self storage portfolio as of August 31, 2011.

Q:	What is your acquisition strategy?

A:	We intend to invest a substantial amount of the net proceeds we raise in this offering in self storage facilities and related self storage real estate investments throughout the United States. We may also invest a portion of the net proceeds in self storage facilities outside the United States. Self storage facilities are properties that offer do-it-yourself, month-to-month storage space rental for personal or business use. According to the Self Storage Association’s Self Storage Industry Fact Sheet, the self storage industry in the United States consists of approximately 2.2 billion rentable square feet at approximately 46,500 facilities. The industry is highly fragmented and is comprised mainly of local operators and a few national owners and operators, including, we believe, only four publicly-traded self storage REITs. We believe the following factors will allow us to achieve market penetration, name recognition and national brand awareness and loyalty in the self storage industry, which will result in greater economies of scale:

•	the size and diversification of our self storage portfolio;

•

the management team of our advisor and property manager, which, in addition to our executive officers described elsewhere in this prospectus, includes regional and district property management professionals and on-site property management personnel; and

•

our self storage branding strategy whereby we intend to re-brand every self storage facility under the “SmartStopTM Self Storage” brand over the next several years, our call center which provides 24/7 access to information regarding our self storage facilities, and our new customer-friendly and mobile phone-friendly self storage website, www.smartstopselfstorage.com, which allows potential self storage customers to locate available units at any of our properties.

Q:	What is your strategy for use of debt?

A:	We intend to continue to use low leverage (50% or less) to make our investments during this offering. However, at certain times during this offering, our debt leverage levels may be temporarily higher as we acquire properties in advance of funds being raised in this offering. Our board of directors will regularly monitor our investment pipeline in relation to our projected fundraising efforts and otherwise evaluate market conditions related to our debt leverage ratios throughout this offering. As of June 30, 2011, our debt leverage was approximately 50%.

Q:	How many shares do you currently have outstanding?

A:	As of August 31, 2011, we have approximately 32.7 million shares of common stock issued and outstanding, which includes unregistered shares issued in connection with two mergers with private real estate investment trusts sponsored by our sponsor. Through August 31, 2011, we have received aggregate gross offering proceeds of approximately $276 million from the sale of approximately 27.7 million shares in our initial public offering.

Q:	What will you do with the money raised in this offering?

A:	We will use the net offering proceeds from your investment to primarily make self storage investments pursuant to our acquisition strategy. We will primarily focus on investments that produce current income. The diversification of our portfolio is dependent upon the amount of proceeds we receive in this offering. If we sell the maximum offering, we estimate that approximately 88.25% of the money you invest will be used to primarily make investments in self storage facilities and related self storage real estate investments and pay real estate-related acquisition fees and acquisition expenses, while the remaining 11.75% will be used to pay sales commissions, dealer manager fees and other offering expenses. We expect our acquisition fees and acquisition expenses to constitute approximately 2.99% of our gross offering proceeds, which will allow us to invest approximately 85.26% in real estate investments. We may also use net offering proceeds to pay down debt or make distributions if our cash flows from operations are insufficient. See “Estimated Use of Proceeds.” As of June 30, 2011, we had approximately $215 million in debt outstanding, approximately $7.2 million of which was variable rate debt (excluding net unamortized debt discounts of approximately $1.6 million). Until we invest the proceeds of this offering pursuant to our acquisition strategy, we may invest in short-term, highly liquid or other authorized investments. Such short-term investments will not earn significant returns, and we cannot guarantee how long it will take to fully invest the proceeds from this offering in properties.

Q:	How will you own the self storage properties?

A:	Strategic Storage Operating Partnership, L.P., our subsidiary operating partnership, will own, directly or indirectly through one or more special purpose entities, all of the self storage properties that we acquire. We are the sole general partner of our operating partnership, and therefore, we completely control the operating partnership. This structure is commonly known as an UPREIT.

Q:	What is an UPREIT?

A:	UPREIT stands for “Umbrella Partnership Real Estate Investment Trust.” An UPREIT is a REIT that holds all or substantially all of its properties through an operating partnership in which the REIT holds a controlling interest. Using an UPREIT structure may give us an advantage in acquiring properties from persons who might not otherwise sell their properties because of unfavorable tax results. Generally, a sale of property directly to a REIT, or a contribution in exchange for REIT shares, is a taxable transaction to the selling property owner. However, in an UPREIT structure, a seller of a property who desires to defer taxable gain on the sale of property may transfer the property to the UPREIT in exchange for limited partnership units in the UPREIT’s operating partnership without recognizing gain for tax purposes.

Q:	What is a taxable REIT subsidiary?

A:	A taxable REIT subsidiary is a fully taxable corporation that can perform activities unrelated to the leasing of self storage space to tenants or customers, such as third-party management, development and other independent business activities, as well as provide products and services to our tenants or customers. Our company is allowed to own up to 100% of the stock of taxable REIT subsidiaries. We will be subject to a 100% penalty tax on certain amounts if the economic arrangements among our tenants and customers, our taxable REIT subsidiary and us are not comparable to similar arrangements among unrelated parties. We, along with Strategic Storage TRS, Inc., our wholly-owned subsidiary, made an election to treat Strategic Storage TRS, Inc. as a taxable REIT subsidiary. Strategic Storage TRS, Inc. will, among other things, conduct certain activities (such as selling tenant insurance, moving supplies and locks and renting trucks or other moving equipment) that, if conducted by us, could cause us to receive non-qualifying income under the REIT gross income tests. We also have a Canadian taxable REIT subsidiary that currently conducts similar activities for the properties we acquire in Canada.

Q:	If I buy shares, will I receive distributions, and how often?

A:	Yes. We currently pay and expect to continue to pay distributions on a monthly basis to our stockholders. See “Description of Shares — Distribution Policy” and “— Distribution Declaration History.”

Q:	Will the distributions I receive be taxable as ordinary income?

A:

Yes and no. Generally, distributions that you receive, including distributions that are reinvested pursuant to our distribution reinvestment plan, will be taxed as ordinary income to the extent they are from current or accumulated earnings and profits. We expect that some portion of your distributions may not be subject to tax in the year received because depreciation expense reduces taxable income but does not reduce cash available for distribution. In addition, we may make distributions using offering proceeds. We are not prohibited from using offering proceeds to make distributions by our charter, bylaws or investment policies, and we may use an unlimited amount from any source to pay our distributions. The portion of your distribution that is not subject to tax immediately is considered a return of investors’ capital for tax purposes and will reduce the tax basis of your investment. This, in effect, defers a portion of your tax until your investment is sold or we are liquidated, at which time you would be taxed at capital gains rates. However, because each investor’s tax considerations are different, we suggest that you consult with your tax advisor. You also should review the section of this prospectus entitled “Federal Income Tax Considerations.”

Q:	What kind of offering is this?

A:	Through our dealer manager, we are offering a maximum of 100,000,000 shares of our common stock at $10.00 per share in our primary offering on a “best efforts” basis. We are also offering 10,000,000 shares of our common stock at $9.50 per share pursuant to our distribution reinvestment plan to those stockholders who elect to participate in such plan as described in this prospectus. We reserve the right to reallocate the shares of common stock we are offering between our primary offering and our distribution reinvestment plan. We commenced our initial public offering of shares of our common stock on March 17, 2008. On September 16, 2011 we terminated our initial public offering. On September 22, 2011, we commenced this “best efforts” public offering of up to 110,000,000 shares of our common stock. As of August 31, 2011, we had received aggregate gross offering proceeds of approximately $276 million from the sale of approximately 27.7 million shares in our initial public offering.

Q:	How does a “best efforts” offering work?

A:	When shares are offered to the public on a “best efforts” basis, the dealer manager and the participating broker-dealers are only required to use their best efforts to sell the shares and have no firm commitment or obligation to purchase any of the shares. Therefore, we may not sell all or any of the shares that we are offering.

Q:	How long will this offering last?

A:	The offering will not last beyond September 22, 2013 (two years after the effective date of this offering); provided, however, that the amount of shares of our common stock registered pursuant to this offering is the amount that we reasonably expect to be offered and sold within two years from the initial effective date of this offering and, to the extent permitted by applicable law, we may extend this offering for an additional year, or, in certain circumstances, longer. We reserve the right to terminate this offering earlier at any time.

Q:	Who can buy shares?

A:	Generally, you may buy shares pursuant to this prospectus provided that you have either (1) a net worth of at least $70,000 and a gross annual income of at least $70,000, or (2) a net worth of at least $250,000. For this purpose, net worth does not include your home, furnishings and automobiles. Some states have higher suitability requirements. You should carefully read the more detailed description under “Suitability Standards” immediately following the cover page of this prospectus.

Q:	For whom is an investment in your shares recommended?

A:

An investment in our shares may be appropriate if you (1) meet the suitability standards as set forth herein, (2) seek to diversify your personal portfolio with a finite-life, real estate-based investment, (3) seek to receive current income, (4) seek to preserve capital, (5) wish to obtain the benefits of potential long-term capital appreciation, and (6) are able to hold your investment for a long period of time. On the other hand, we caution persons who require liquidity or guaranteed income, or who seek a short-term investment.

Q:	May I make an investment through my IRA, SEP or other tax-deferred account?

A:	Yes. You may make an investment through your individual retirement account (IRA), a simplified employee pension (SEP) plan or other tax-deferred account. In making these investment decisions, you should consider, at a minimum, (1) whether the investment is in accordance with the documents and instruments governing your IRA, plan or other account, (2) whether the investment satisfies the fiduciary requirements associated with your IRA, plan or other account, (3) whether the investment will generate unrelated business taxable income (UBTI) to your IRA, plan or other account, (4) whether there is sufficient liquidity for such investment under your IRA, plan or other account, (5) the need to value the assets of your IRA, plan or other account annually or more frequently, and (6) whether the investment would constitute a prohibited transaction under applicable law.

Q:	Is there any minimum investment required?

A:	Yes. Generally, you must invest at least $1,000. Investors who already own our shares can make additional purchases for less than the minimum investment. Some states require a higher minimum investment. You should carefully read the more detailed description of the minimum investment requirements appearing under “Suitability Standards” immediately following the cover page of this prospectus.

Q:	How do I subscribe for shares?

A:	If you meet the suitability standards described herein and choose to purchase shares in this offering, you must complete a subscription agreement, like the one contained in this prospectus as Appendix A, for a specific number of shares and pay for the shares at the time you subscribe.

Q:	May I reinvest my distributions?

A:	Yes. Under our distribution reinvestment plan, you may reinvest the distributions you receive. The purchase price per share under our distribution reinvestment plan will be $9.50 per share during this offering. No sales commissions or dealer manager fees will be paid on shares sold under the distribution reinvestment plan. Please see “Description of Shares — Distribution Reinvestment Plan” for more information regarding our distribution reinvestment plan.

Q:	If I buy shares in this offering, how may I later sell them?

A:

At the time you purchase the shares, they will not be listed for trading on any national securities exchange. As a result, if you wish to sell your shares, you may not be able to do so promptly or at all, or you may only be able to sell them at a substantial discount from the price you paid. In general, however, you may sell your shares to any buyer that meets the applicable suitability standards unless such sale would cause the buyer to own more than 9.8% of the value of our then-outstanding capital stock (which includes common stock and any preferred stock we may issue) or more than 9.8% of the value or number of shares, whichever is more restrictive, of our then-outstanding common stock. See “Suitability Standards” and “Description of Shares — Restrictions on Ownership and Transfer.” We are offering a share redemption program, as discussed under “Description of Shares — Share Redemption Program,” which may provide limited liquidity for some of our stockholders; however, our share redemption program contains significant restrictions and limitations and we may suspend or terminate our share redemption program if our board of directors determines that such program is not in the best interests of our stockholders.

Q:	What are some of the more significant risks involved in an investment in your shares?

A:	An investment in our shares is subject to significant risks. You should carefully consider the information set forth under “Risk Factors” beginning on page 18 for a discussion of the material risk factors relevant to an investment in our shares. Some of the more significant risks include the following:

•	We have limited established financing sources and we cannot assure you that we will be successful in the marketplace.

•	We have incurred operating losses to date, have an accumulated deficit and our operations will not be profitable in 2011.

•	There is currently no public trading market for our shares and there may never be one; therefore, it will likely be difficult for you to sell your shares.

•	Because this is a “blind pool” offering, you will not have the opportunity to evaluate the investments we will make with the proceeds of this offering before you purchase our shares.

•

To date, we have paid a majority of our distributions from sources other than cash flow from operations; therefore, we will have fewer funds available for the acquisition of properties, and our stockholders’ overall return may be reduced.

•

Our ability to operate profitably will depend upon the ability of our advisor to efficiently manage our day-to-day operations and the ability of our property manager to effectively manage our properties.

•	Our advisor, property manager and their officers and certain of our key personnel will face competing demands relating to their time, and this may cause our operating results to suffer.

•

Our advisor will face conflicts of interest relating to the incentive fee structure under our advisory agreement, which could result in actions that are not necessarily in the long-term best interests of our stockholders.

•	You are bound by the majority vote on matters on which our stockholders are entitled to vote and, therefore, your vote on a particular matter may be superseded by the vote of other stockholders.

•

Because our president, H. Michael Schwartz, owns a 15% beneficial non-voting equity interest in our dealer manager, you may not have the benefit of an independent review of the prospectus or our company as is customarily performed in underwritten offerings.

•	Payment of fees to our advisor and its affiliates will reduce cash available for investment and distribution.

•

Because we are focused on the self storage industry, our rental revenues will be significantly influenced by demand for self storage space generally, and a decrease in such demand would likely have a greater adverse effect on our rental revenues than if we owned a more diversified real estate portfolio.

•

We will depend on our on-site personnel to maximize customer satisfaction at each of our facilities, and any difficulties we encounter in hiring, training and retaining skilled field personnel may adversely affect our rental revenues.

•	We may suffer reduced or delayed revenues for, or have difficulty selling, properties with vacancies.

•	We may not be able to sell our properties at a price equal to, or greater than, the price for which we purchased such properties, which may lead to a decrease in the value of our assets.

•	Adverse economic conditions will negatively affect our returns and profitability.

•	High interest rates may make it difficult for us to refinance properties, which could reduce the number of properties we can acquire and the amount of cash distributions we can make.

•	Continued disruptions in the credit markets could have a material adverse effect on our results of operations, financial condition and ability to pay distributions to you.

•	Failure to qualify as a REIT would adversely affect our operations and our ability to make distributions, as we would incur additional tax liabilities.

•	You may have tax liability on distributions you elect to reinvest in our common stock.

•

There are special considerations that apply to pension or profit-sharing trusts or IRAs investing in our shares which could cause an investment in our company to be a prohibited transaction and could result in additional tax consequences.

Q:	Will I be notified of how my investment is doing?

A:	Yes. We will provide you with periodic updates on the performance of your investment with us, including:

•	supplements to the prospectus during the offering period;

•	quarterly distribution reports;

•	an annual report; and

•	an annual IRS Form 1099.

We intend to provide annually the estimated value of our shares and to include this information in our annual report. Until 18 months after we have completed our last offering (excluding offerings under our distribution reinvestment plan), we intend to use the most recent price paid to acquire a share in our offering (ignoring purchase price discounts for certain categories of purchasers) as our estimated per share value of our shares. This estimated per share value may bear little relationship to, and will likely exceed, what you might receive for your shares if you tried to sell them or if we liquidated our portfolio. See the “Risk Factors — Risks Related to this Offering and Our Corporate Structure” and the “Investment By Tax-Exempt Entities and ERISA Considerations — Annual Valuation Requirement” sections of this prospectus.

Q:	When will I get my detailed tax information?

A:	Your IRS Form 1099 will be placed in the mail by January 31 of each year.

Q:	Who can help answer my questions?

A:	If you have more questions about the offering or if you would like additional copies of this prospectus, you should contact your registered representative or contact:

Select Capital Corporation

31351 Rancho Viejo Road, Suite 205

San Juan Capistrano, California 92675

Telephone: (866) 699-5338

PROSPECTUS SUMMARY

This prospectus summary highlights material information contained elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the “Questions and Answers About this Offering” and “Risk Factors” sections and the financial statements (including the financial statements incorporated by reference in this prospectus), before making a decision to invest in our shares.

Strategic Storage Trust, Inc.

Strategic Storage Trust, Inc. is a Maryland corporation incorporated in 2007 that elected to qualify as a REIT for federal income tax purposes for the taxable year ended December 31, 2008. We commenced our initial public offering of shares of our common stock on March 17, 2008 on a “best efforts” basis. On September 16, 2011 we terminated our initial public offering. On September 22, 2011, commenced this “best efforts” public offering of up to 110,000,000 shares of our common stock. As of August 31, 2011, we had received aggregate gross offering proceeds of approximately $276 million from the sale of approximately 27.7 million shares in our initial public offering. We expect to use a substantial amount of the net proceeds from this offering to invest in self storage facilities and related self storage real estate investments. As of August 31, 2011, we owned 77 properties in 17 states and Canada. We have not yet identified any specific self storage facilities we will acquire with the future proceeds from this offering.

Our office is located at 111 Corporate Drive, Suite 120, Ladera Ranch, California 92694. Our telephone number is (949) 429-6600 and our fax number is (949) 429-6606. Additional information about us may be obtained at www.strategicstoragetrust.com, but the contents of that site are not incorporated by reference in or otherwise a part of this prospectus.

Our Advisor

Strategic Storage Advisor, LLC is our advisor and will be responsible for managing our affairs on a day-to-day basis and identifying and making acquisitions on our behalf, subject to oversight by our board of directors. Our advisor was formed in Delaware in 2007 and is owned by Strategic Storage Holdings, LLC, which is owned by Strategic Capital Holdings, LLC, our sponsor, and certain officers of us and our advisor and other individuals. See the “Management — Our Advisor” section of this prospectus.

Our Sponsor

Our advisor is managed by our sponsor, Strategic Capital Holdings, LLC. Our sponsor was formed in 2004 to engage in private structured offerings of limited partnerships, limited liability companies, REITs and other entities with respect to the acquisition, management and disposition of commercial real estate. The privately-offered programs sponsored or co-sponsored by our sponsor include 11 single-asset commercial real estate tenant-in-common offerings, two privately-offered REITs, four multi-asset Delaware Statutory Trust offerings, one single-asset Delaware Statutory Trust offering and one single-asset real estate limited liability company. Since its formation, our sponsor has participated in acquisitions of 88 self storage facilities representing approximately 7.1 million rentable square feet and 11 other commercial properties representing approximately 2.9 million rentable square feet.

Our Property Manager

Strategic Storage Property Management, LLC, a Delaware limited liability company, is our property manager and manages our properties. See “Management — Affiliated Companies — Our Property Manager” and “Conflicts of Interest.” Our property manager was formed in 2007 to manage our properties. See “Management Compensation” for a discussion of the fees and expense reimbursements payable to our property manager. Our property manager derives substantially all of its income from the property management services it performs for us.

As of August 31, 2011, our property manager and its affiliates managed 86 self storage facilities with approximately 7.0 million rentable square feet located in 18 states. The officers and employees of our property manager have significant experience managing self storage facilities throughout the United States. Many of our senior property management personnel previously worked for large self storage operators, including publicly-traded self storage REITs. As of August 31, 2011, our property manager employed approximately 190 property management personnel, including two regional managers, seven district managers and one area manager.

Our Management

We operate under the direction of our board of directors, the members of which are accountable to us and our stockholders as fiduciaries. Currently, we have three directors — H. Michael Schwartz, our Chief Executive Officer and President, and two independent directors, Harold “Skip” Perry and Timothy S. Morris. Certain of our executive officers and directors are affiliated with our advisor. Our charter, which requires that a majority of our directors be independent of our advisor, provides that our independent directors are responsible for reviewing the performance of our advisor and must approve other matters set forth in our charter. See the “Conflicts of Interest — Certain Conflict Resolution Procedures” section of this prospectus. Our directors will be elected annually by our stockholders.

Our Structure

Below is a chart showing our ownership structure and the entities that are affiliated with our advisor and sponsor as of August 31, 2011.

* The address of all of these entities, except for Select Capital Corporation, is 111 Corporate Drive, Suite 120, Ladera Ranch, California 92694. The address for Select Capital Corporation is 31351 Rancho Viejo Road, Suite 205, San Juan Capistrano, California 92675.

** H. Michael Schwartz, our President and President of our advisor, owns (1) a 51% beneficial interest in Strategic Capital Holdings, LLC, (2) a minority beneficial interest in Strategic Storage Holdings, LLC and (3) a 15% beneficial non-voting equity interest in Select Capital Corporation.

Conflicts of Interest

Our advisor will experience conflicts of interest in connection with the management of our business affairs, including the following:

•

The management personnel of our advisor and its affiliates previously made investment decisions for various other affiliated programs, many of which invested in self storage properties, and to the extent management personnel of our advisor and its affiliates participate in other self storage programs in the future, they will need to determine which investment opportunities to recommend to us or an affiliated program or joint venture and also determine how to allocate resources among us and the other affiliated programs;

•	Our advisor may receive higher fees by providing an investment opportunity to an entity other than us;

•

We may engage in transactions with other programs sponsored by affiliates of our advisor which may entitle such affiliates to fees in connection with their services, as well as entitle our advisor and its affiliates to fees on both sides of the transaction;

•	We may structure the terms of joint ventures between us and other programs sponsored by our advisor and its affiliates;

•

Our advisor and its affiliates, including Strategic Storage Property Management, LLC, our property manager, will have to allocate their time between us and other real estate programs and activities in which they are involved;

•

Our advisor and its affiliates will receive substantial fees in connection with transactions involving the purchase, management and sale of our properties regardless of the quality of the property acquired or the services provided to us; and

•	Our advisor may receive substantial compensation in connection with a potential listing or other liquidity event.

These conflicts of interest could result in decisions that are not in our best interests. See the “Conflicts of Interest” and the “Risk Factors — Risks Related to Conflicts of Interest” sections of this prospectus for a detailed discussion of the various conflicts of interest relating to your investment, as well as the procedures that we have established to mitigate a number of these potential conflicts.

Compensation to Our Advisor and its Affiliates

Our advisor and its affiliates will receive compensation and reimbursements for services relating to this offering and the investment and management of our assets. The most significant items of compensation are summarized in the table below. Please see the “Management Compensation” section of this prospectus for a complete discussion of the compensation payable to our advisor and its affiliates. The sales commissions and dealer manager fees may vary for different categories of purchasers as described in the “Plan of Distribution” section of this prospectus. The table below assumes that the maximum amount of shares will be sold through distribution channels associated with the highest possible sales commissions and dealer manager fees and accounts for the fact that shares will be sold through our distribution reinvestment plan at $9.50 per share with no sales commissions and no dealer manager fees.

Type of Compensation (Recipient)	Determination of Amount	Estimated Amount for Maximum Offering (110,000,000 shares)

Offering Stage

Sales Commissions (Participating Dealers)	7% of gross proceeds of our primary offering; we will not pay any sales commissions on sales of shares under our distribution reinvestment plan; the dealer manager will reallow all sales commissions to participating broker-dealers.	$70,000,000

Dealer Manager Fee (Dealer Manager)	Up to 3% of gross proceeds of our primary offering; we will not pay a dealer manager fee on sales of shares under our distribution reinvestment plan.	$30,000,000

Other Offering Expenses (Advisor)	Estimated to be 1.75% of gross offering proceeds from our primary offering in the event we raise the maximum offering.	$17,500,000

Operational Stage

Acquisition Fees (Advisor)	2.5% of the contract purchase price of each property or other real estate investments we acquire.	$21,350,000 (estimate without leverage) $41,800,000 (estimate assuming 49% leverage)

Acquisition Expenses (Advisor)	Estimated to be 1% of the purchase price of each property.	$8,500,000 (estimate without leverage) $16,725,000 (estimate assuming 49% leverage)

Asset Management Fees (Advisor)	Monthly fee of up to 0.0833%, which is one-twelfth of 1%, of our aggregate asset value, subject to certain conditions.	Not determinable at this time.

Property Management Fees (Property Manager)	Aggregate property management fees of 6% of gross revenues received for management of our self storage properties. These property management fees may be paid or re-allowed to third party property managers.	Not determinable at this time.

Operating Expenses (Advisor and Property Manager)	Reimbursement of our advisor and property manager for costs of providing administrative services, subject to the limitation that we will not reimburse our advisor or property manager for any amount by which our operating expenses at the end of the four preceding fiscal quarters exceeds the greater of (i) 2% of average invested assets, or (ii) 25% of net income other than any additions to reserves for depreciation, bad debt or other similar non-cash reserves and excluding any gain from the sale of assets for that period.	Not determinable at this time.

Incentive Plan Compensation (employees and affiliates of Advisor)	We may issue stock based awards to our independent directors and to employees and affiliates of our advisor. The total number of shares of common stock we have reserved for issuance under our Employee and Director Long-Term Incentive Plan may not exceed 10% of our outstanding shares at any time.	Not determinable at this time.

Liquidation/Listing Stage

Subordinated Disposition Fee (Advisor)	Up to one-half of the total real estate commission paid but in no event to exceed an amount equal to 3% of the contract price for property sold. Fee only paid if stockholders paid return of investors’ capital plus 6% annual cumulative, non-compounded return.	Not determinable at this time.

Subordinated Share of Net Sale Proceeds (payable only if we are not listed on an exchange) (Advisor)

We will pay the advisor a share of net sale proceeds equal to:

5% if stockholders paid return of investors’ capital plus between 6% and 8% annual cumulative, non-compounded return;

10% if stockholders paid return of investors’ capital plus between 8% and 10% annual cumulative, non-compounded return; or

15% if stockholders paid return of investors’ capital plus a 10% or more annual cumulative, non-compounded return.

Not determinable at this time.

Subordinated Performance Fee Due Upon Termination of Advisory Agreement (payable only if we are not listed on an exchange) (Advisor)

In the event that the advisory agreement is terminated in certain situations, we will pay the advisor a subordinated performance fee based on the appraised value of the assets minus liabilities (less any payments made to advisor for subordinated share of net sale proceeds) equal to:

5% if stockholders paid return of investors’ capital plus between 6% and 8% annual cumulative, non-compounded return;

Not determinable at this time.

Type of Compensation (Recipient)	Determination of Amount	Estimated Amount for Maximum Offering (110,000,000 shares)

10% if stockholders paid return of investors’ capital plus between 8% and 10% annual cumulative, non-compounded return; or

15% if stockholders paid return of investors’ capital plus a 10% or more annual cumulative, non-compounded return.

Subordinated Incentive Listing Fee (payable only if we are listed on an exchange) (Advisor)

In the event we list our stock on a national securities exchange, we must pay a listing fee equal to the following percentages of the amount by which the market value of our stock plus all prior distributions exceeds invested capital plus the below preferred returns:

5% if stockholders paid return of investors’ capital plus between 6% and 8% annual cumulative, non-compounded return;

10% if stockholders paid return of investors’ capital plus between 8% and 10% annual cumulative, non-compounded return; or

15% if stockholders paid return of investors’ capital plus a 10% or more annual cumulative, non-compounded return.

Not determinable at this time.

See “Management Compensation” for a detailed explanation of these fees and various limitations related to these fees.

Our REIT Status

If we continue to qualify as a REIT, we generally will not be subject to federal income tax on income that we distribute to our stockholders. Under the Code, a REIT is subject to numerous organizational and operational requirements, including a requirement that it distribute at least 90% of its annual taxable income to its stockholders. If we fail to qualify for taxation as a REIT in any year, our income will be taxed at regular corporate rates, and we may be precluded from qualifying for treatment as a REIT for the four-year period following our failure to qualify. Even if we continue to qualify as a REIT for federal income tax purposes, we may still be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income.

Estimated Use of Proceeds

If we sell the maximum offering in our primary offering, we estimate that approximately 88.25% of our gross offering proceeds will be used to primarily make investments in self storage facilities and related self storage real estate investments and pay real estate-related acquisition fees and acquisition expenses, while the remaining 11.75% will be used to pay sales commissions, dealer manager fees, and other offering expenses. We expect our acquisition fees and acquisition expenses to be approximately 2.99% of gross offering proceeds, which will allow us to invest approximately 85.26% in real estate investments. We may also use net offering proceeds to pay down debt or to fund distributions if our cash flows from operations are insufficient. We will not pay sales commissions or a dealer manager fee on shares sold under our distribution reinvestment plan. Please see the “Estimated Use of Proceeds” section of this prospectus.

Primary Investment Objectives

Our primary investment objectives are to:

•	invest in income-producing real property in a manner that allows us to qualify as a REIT for federal income tax purposes;

•	provide regular cash distributions to our stockholders;

•	preserve and protect your invested capital; and

•	achieve appreciation in the value of our properties over the long term.

See the “Investment Objectives, Strategy and Related Policies” section of this prospectus for a more complete description of our investment policies and restrictions.

Liquidity Events

Subject to then-existing market conditions and the sole discretion of our board of directors, we intend to achieve one or more of the following liquidity events within three to five years after completion of this offering:

•	list our shares on a national securities exchange;

•	merge, reorganize or otherwise transfer our company or its assets to another entity that has listed securities;

•	commence selling our properties and liquidate our company; or

•	otherwise create a liquidity event for our stockholders.

However, we cannot assure you that we will achieve one or more of the above-described liquidity events within the time frame contemplated or at all. This time frame represents our best faith estimate of the time necessary to build a portfolio sufficient enough to effectuate one of the liquidity events listed above. Our board of directors has the sole discretion to continue operations beyond five years after completion of the offering if it deems such continuation to be in the best interests of our stockholders.

Our Borrowing Strategy and Policies

We intend to continue to use low leverage (50% or less) to make our investments during this offering. However, at certain times during this offering, our debt leverage levels may be temporarily higher as we acquire properties in advance of funds being raised in this offering. Our board of directors will regularly monitor our investment pipeline in relation to our projected fundraising efforts and otherwise evaluate market conditions related to our debt leverage ratios throughout this offering. As of June 30, 2011 our debt leverage was approximately 50%.

We may incur our indebtedness in the form of bank borrowings, purchase money obligations to the sellers of properties and publicly- or privately-placed debt instruments or financing from institutional investors or other lenders. We may obtain a credit facility or separate loans for each acquisition. Our indebtedness may be unsecured or may be secured by mortgages or other interests in our properties. We may use borrowing proceeds to finance acquisitions of new properties, to pay for capital improvements, repairs or buildouts, to refinance existing indebtedness, to pay distributions, to fund redemptions of our shares or to provide working capital.

There is no limitation on the amount we can borrow for the purchase of any property. Our aggregate borrowings, secured and unsecured, must be reasonable in relation to our net assets and must be reviewed by our board of directors at least quarterly. Our charter limits our borrowing to 300% of our net assets, as defined (approximately 75% of the cost of our assets), unless any excess borrowing is approved by a majority of our independent directors and is disclosed to our stockholders in our next quarterly report after such approval. Except as set forth in our charter regarding debt limits, we may re-evaluate and change our debt strategy and policies in the future without a stockholder vote.

Distribution Policy

To maintain our qualification as a REIT, we are required to make aggregate annual distributions to our stockholders of at least 90% of our annual taxable income (which does not necessarily equal net income as calculated in accordance with generally accepted accounting principles in the United States). Our board of directors may authorize distributions in excess of those required for us to maintain our REIT status depending on our financial condition and such other factors as our board of directors deems relevant. We have not established a minimum distribution level. We calculate our monthly distributions based upon daily record and distribution declaration dates, so investors may be entitled to distributions immediately upon purchasing our shares. We commenced operations and began calculating distributions on May 22, 2008 and expect to continue to pay distributions on a monthly basis to our stockholders. To date, we have paid a majority of our distributions from our offering proceeds. To the extent we pay distributions in excess of our operating cash flow, we may continue to pay such excess distributions from the proceeds of this offering or by borrowing funds from third parties on a short-term basis, issuing new securities or selling assets. We are not prohibited from undertaking such activities by our charter, bylaws or investment policies, and we may use an unlimited amount from any source to pay our distributions. See the “Description of Shares — Distribution Policy” and “— Distribution Declaration History” sections of this prospectus for a more complete description of our stockholder distribution policy and declaration history.

Distribution Reinvestment Plan

Under our distribution reinvestment plan, you may reinvest the distributions you receive in additional shares of our common stock. The purchase price per share under our distribution reinvestment plan will be $9.50 per share during this offering. No sales commissions or dealer manager fees will be paid on shares sold under the distribution reinvestment plan. If you participate in the distribution reinvestment plan, you will not receive the cash from your distributions, other than special distributions that are designated by our board of directors. As a result, you may have a tax liability with respect to your share of our taxable income, but you will not receive cash distributions to pay such liability. We may terminate the distribution reinvestment plan at our discretion at any time upon ten days’ prior written notice to you. See the “Description of Shares — Distribution Reinvestment Plan” section of this prospectus.

Share Redemption Program

Our board of directors has adopted a share redemption program that enables you to sell your shares back to us in limited circumstances. Our share redemption program generally permits you to submit your shares for redemption after you have held them for at least one year, subject to the significant restrictions and limitations described below.

There are several restrictions on your ability to sell your shares to us under our share redemption program. You generally have to hold your shares for one year before submitting your shares for redemption under the program; however, we may waive the one-year holding period in the event of the death, disability or bankruptcy of a stockholder. In addition, we will limit the number of shares redeemed pursuant to our share redemption program as follows: (1) during any calendar year, we will not redeem in excess of 5% of the weighted average number of shares outstanding during the prior calendar year; and (2) funding for the redemption of shares will be limited to the amount of net proceeds we receive from the sale of shares under our distribution reinvestment plan. These limits may prevent us from accommodating all requests made in any year.

During the term of this offering (effective October 1, 2011), and subject to certain provisions described in “Description of Shares — Share Redemption Program,” the redemption price per share, or Redemption Amount, will depend on the length of time you have held such shares as follows: 90.0% of the Redemption Amount after one year from the purchase date; 92.5% of the Redemption Amount after two years from the purchase date; 95.0% of the Redemption Amount after three years from the purchase date; and 100% of the Redemption Amount after four years from the purchase date. The Redemption Amount shall equal the amount you paid for your shares, until the offering price changes or net asset value is calculated, as described in more detail in “Description of Shares — Share Redemption Program.”

During the six month period ended June 30, 2011, we redeemed approximately 439,000 shares for approximately $4.2 million ($9.68 per share). As of June 30, 2011, there were approximately 316,000 shares related to redemption requests to be processed subsequent to June 30, 2011. On July 29, 2011, we satisfied all of the eligible redemption requests. During the year ended December 31, 2010, we redeemed 381,834 shares of common stock for approximately $3.7 million ($9.57 per share). During the year ended December 31, 2009, we redeemed 11,916 shares of common stock for approximately $0.1 million ($9.59 per share). We redeemed no shares of common stock in the year ended December 31, 2008. We have funded all redemptions using proceeds from the sale of shares pursuant to our distribution reinvestment plan. See “Description of Shares — Share Redemption Program” below.

ERISA Considerations

The section of this prospectus entitled “Investment by Tax-Exempt Entities and ERISA Considerations” describes the effect the purchase of shares will have on individual retirement accounts and retirement plans subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA), and/or the Code. ERISA is a federal law that regulates the operation of certain tax-advantaged retirement plans. Any retirement plan trustee or individual considering purchasing shares for a retirement plan or an individual retirement account should read the “Investment by Tax-Exempt Entities and ERISA Considerations” section of this prospectus very carefully.

Description of Shares

Uncertificated Shares

Our board of directors has authorized the issuance of our shares without certificates. We expect that, unless and until our shares are listed on a national securities exchange, we will not issue shares in certificated form. Our transfer agent will maintain a stock ledger that contains the name and address of each stockholder and the number of shares that the stockholder holds. With respect to uncertificated stock, we will continue to treat the stockholder registered on our stock ledger as the owner of the shares until the record owner and the new owner deliver a properly executed stock transfer form to us, along with a fee to cover reasonable transfer costs, in an amount determined by our board of directors. We will provide the required form to you upon request.

Stockholder Voting Rights

We intend to hold annual meetings of our stockholders for the purpose of electing our directors and conducting other business matters that may be presented at such meetings. We may also call special meetings of stockholders from time to time. You are entitled to one vote for each share of common stock you own at any of these meetings.

Restrictions on Share Ownership

Our charter contains restrictions on ownership of our shares that prevent any one person from owning more than 9.8% in value of our outstanding shares and more than 9.8% in value or number, whichever is more restrictive, of any class or series of our outstanding shares of stock unless waived by our board of directors. These restrictions are designed to enable us to comply with ownership restrictions imposed on REITs by the Code. For a more complete description of the shares, including restrictions on the ownership of shares, please see the “Description of Shares” section of this prospectus. Our charter also limits your ability to transfer your shares to prospective stockholders unless (1) they meet the minimum suitability standards regarding income or net worth, and (2) the transfer complies with the minimum purchase requirements, which are both described in the “Suitability Standards” section immediately following the cover page of this prospectus.

RISK FACTORS

An investment in our shares involves various risks and uncertainties. You should carefully consider the following risk factors in conjunction with the other information contained in this prospectus before purchasing our shares. The risks discussed in this prospectus can adversely affect our business, operating results, prospects and financial condition. These risks could cause the value of our shares to decline and could cause you to lose all or part of your investment.

Risks Related to an Investment in Strategic Storage Trust, Inc.

We have limited established financing sources and we cannot assure you that we will be successful in the marketplace.

We were incorporated in August 2007 and commenced active business operations on May 22, 2008. As of August 31, 2011, we owned 77 properties in 17 states and Canada. You should consider our prospects in light of the risks, uncertainties and difficulties frequently encountered by companies that are in a similar stage of development.

To be successful in this market, we must, among other things:

•	identify and acquire investments that further our investment objectives;

•	increase awareness of the “Strategic Storage Trust, Inc.” name within the investment products market;

•	expand and maintain our network of participating broker-dealers;

•	attract, integrate, motivate and retain qualified personnel to manage our day-to-day operations;

•	respond to competition for our targeted real estate properties and other investments as well as for potential investors; and

•	continue to build and expand our operational structure to support our business.

We cannot guarantee that we will succeed in achieving these goals, and our failure to do so could cause stockholders to lose a portion of their investment.

We have incurred operating losses to date, have an accumulated deficit and our operations will not be profitable in 2011.

We incurred a net loss of approximately $1.5 million for the fiscal year ended December 31, 2008, our initial year of operations, a net loss of approximately $7.3 million for the fiscal year ended December 31, 2009, and a net loss of approximately $12.8 million for the fiscal year ended December 31, 2010. Our accumulated deficits were approximately $1.5 million, $8.8 million and $21.6 million as of December 31, 2008, December 31, 2009 and December 31, 2010, respectively. Given that we are still early in our fundraising and acquisition stage of development, our operations will not be profitable in 2011.

There is currently no public trading market for our shares and there may never be one; therefore, it will likely be difficult for you to sell your shares.

There is currently no public market for our shares and there may never be one. You may not sell your shares unless the buyer meets applicable suitability and minimum purchase standards. Our charter also prohibits the ownership by any one individual of more than 9.8% of our stock, unless waived by our board of directors, which may inhibit large investors from desiring to purchase your shares. Moreover, our share redemption program includes numerous restrictions that would limit your ability to sell your shares to us. Our board of directors could choose to amend, suspend or terminate our share redemption program upon 30 days’ notice. Therefore, it may be difficult for you to sell your shares promptly or at all. If you are able to sell your shares, you will likely have to sell them at a substantial discount to the price you paid for the shares. It also is likely that your shares would not be accepted as the primary collateral for a loan. You should purchase the shares only as a long-term investment because of their illiquid nature.

You may be unable to sell your shares because your ability to have your shares redeemed pursuant to our share redemption program is subject to significant restrictions and limitations.

Even though our share redemption program may provide you with a limited opportunity to sell your shares to us after you have held them for a period of one year, you should be fully aware that our share redemption program contains significant restrictions and limitations. Further, our board may limit, suspend, terminate or amend any provision of the share redemption program upon 30 days’ notice. Redemption of shares, when requested, will generally be made quarterly. During any calendar year, we will not redeem in excess of 5% of the weighted average number of shares outstanding during the prior calendar year and redemptions will be funded solely from proceeds from our distribution reinvestment plan. Therefore, in making a decision to purchase our shares, you should not assume that you will be able to sell any of your shares back to us pursuant to our share redemption program at any particular time or at all. Please see “Description of Shares — Share Redemption Program” for more information regarding our share redemption program.

If we, through our advisor, are unable to find suitable investments, then we may not be able to achieve our investment objectives or pay distributions.

Our ability to achieve our investment objectives and to pay distributions is dependent upon the performance of our advisor in selecting our investments and arranging financing. As of August 31, 2011, we owned 77 properties in 17 states and Canada. You will essentially have no opportunity to evaluate the terms of transactions or other economic or financial data concerning our investments prior to the time we make them. You must rely entirely on the management ability of our advisor and the oversight of our board of directors. We cannot be sure that our advisor will be successful in obtaining suitable investments on financially attractive terms or that, if it makes investments on our behalf, our objectives will be achieved. If we are unable to find suitable investments, we will hold the proceeds of this offering in an interest-bearing account or invest the proceeds in short-term, investment-grade investments. In such an event, our ability to pay distributions to our stockholders would be adversely affected.

Because this is a “blind pool” offering, you will not have the opportunity to evaluate the investments we will make with the proceeds of this offering before you purchase our shares.

Our board of directors and our advisor have broad discretion when identifying, evaluating and making investments with the proceeds of this offering, and we have not definitively identified any investments that we will make with the proceeds of this offering. We are therefore generally unable to provide you with information to evaluate our potential investments with the proceeds of this offering prior to your purchase of our shares. Regarding our investments other than those we currently hold or have committed to make, you will not have the opportunity to evaluate the transaction terms or other financial or operational data concerning such investments. You must rely on our board of directors and our advisor to evaluate our investment opportunities, and we are subject to the risk that our board or our advisor may not be able to achieve our objectives, may make unwise decisions or may make decisions that are not in our best interest because of conflicts of interest.

To date, we have paid a majority of our distributions from sources other than cash flow from operations; therefore, we will have fewer funds available for the acquisition of properties, and our stockholders’ overall return may be reduced.

In the event we do not have enough cash from operations to fund our distributions, we may borrow, issue additional securities or sell assets in order to fund the distributions or make the distributions out of net proceeds from this offering. We are not prohibited from undertaking such activities by our charter, bylaws or investment policies, and we may use an unlimited amount from any source to pay our distributions. Through December 31, 2010, we had received aggregate gross offering proceeds of approximately $207.7 million from the sale of approximately 20.9 million shares in our initial public offering. For the years ended December 31, 2008 and 2009, we funded 100% of our distributions using proceeds from our initial public offering. For the year ended December 31, 2010, we funded 6.5% of our distributions using cash flow from operations and 93.5% using proceeds from our initial public offering. If we continue to pay distributions from sources other than cash flow from operations, we will have fewer funds available for acquiring properties, which may reduce our stockholders’ overall returns. Additionally, to the extent distributions exceed cash flow from operations, a stockholder’s basis in our stock may be reduced and, to the extent distributions exceed a stockholder’s basis, the stockholder may recognize a capital gain. See the “Description of Shares — Distribution Policy” section of this prospectus.

We may suffer from delays in locating suitable investments, which could adversely affect our ability to make distributions and the value of your investment.

We could suffer from delays in locating suitable investments, particularly as a result of our reliance on our advisor at times when management of our advisor is simultaneously seeking to locate suitable investments for other affiliated programs. Delays we encounter in the selection, acquisition and development of income-producing properties are likely to adversely affect our ability to make distributions and may also adversely affect the value of your investment. In such event, we may pay all or a substantial portion of our distributions from the proceeds of this offering or from borrowings in anticipation of future cash flow, which may constitute a return of your capital. We are not prohibited from undertaking such activities by our charter, bylaws or investment policies. We have established no maximum of distributions to be paid from such funds. See “Description of Shares — Distribution Policy” for further information on our distribution policy and procedures. Distributions from the proceeds of this offering or from borrowings also could reduce the amount of capital we ultimately invest in properties. This, in turn, would reduce the value of your investment. In particular, if we acquire properties prior to the start of construction or during the early stages of construction, it will typically take several months to complete construction and rent available storage space. Therefore, you could suffer delays in the receipt of cash distributions attributable to those particular properties.

If our advisor loses or is unable to obtain key personnel, our ability to implement our investment objectives could be delayed or hindered, which could adversely affect our ability to make distributions and the value of your investment.

Our success depends to a significant degree upon the contributions of certain of our executive officers and other key personnel of our advisor, including H. Michael Schwartz, Paula Mathews, Michael S. McClure, Wayne Johnson, and Robert Cerrone, each of whom would be difficult to replace. Our advisor does not have an employment agreement with any of these key personnel and we cannot guarantee that all, or any particular one, will remain affiliated with us and/or our advisor. If any of our key personnel were to cease their affiliation with our advisor, our operating results could suffer. Further, we do not intend to separately maintain key person life insurance on any of these individuals. We believe that our future success depends, in large part, upon our advisor’s ability to hire and retain highly skilled managerial, operational and marketing personnel. Competition for such personnel is intense, and we cannot assure you that our advisor will be successful in attracting and retaining such skilled personnel. If our advisor loses or is unable to obtain the services of key personnel or does not establish or maintain appropriate strategic relationships, our ability to implement our investment strategies could be delayed or hindered, and the value of your investment may decline. See “Management — Our Advisor” for more information on our advisor and its officers and key personnel.

Our ability to operate profitably will depend upon the ability of our advisor to efficiently manage our day-to-day operations and the ability of our property manager to effectively manage our properties.

We will rely on our advisor to manage our business and assets. Our advisor will make all decisions with respect to our day-to-day operations. In addition, we will rely on our property manager to effectively manage our properties. Thus, the success of our business will depend in large part on the ability of our advisor and property manager to manage our operations. Any adversity experienced by our advisor or our property manager or problems in our relationship with our advisor or property manager could adversely impact our operations and, consequently, our cash flow and ability to make distributions to our stockholders.

We may loan a portion of the proceeds of this offering to fund the development or purchase of self storage facilities, and we may invest in mortgage or other loans, but if these loans are not fully repaid, the resulting losses could reduce the expected cash available for distribution to you and the value of your investment.

We will use the net proceeds of this offering primarily to purchase self storage facilities, to repay debt financing that we may incur when acquiring properties, and to pay real estate commissions, acquisition fees and acquisition expenses relating to the selection and acquisition of properties, including amounts paid to our advisor and its affiliates. In addition, we may loan a portion of the net offering proceeds to entities developing or acquiring self storage facilities, including affiliates of our advisor, subject to the limitations in our charter. We may also invest in first or second mortgage loans, mezzanine loans secured by an interest in the entity owning the real estate or other similar real estate loans consistent with our REIT status. We may also invest in participating or convertible mortgages if our directors conclude that we and our stockholders may benefit from the cash flow or any appreciation in the value of the subject property. There can be no assurance that these loans will be repaid to us in part or in full in accordance with the terms of the loan or that we will receive interest payments on the outstanding balance of the loan. We anticipate that these loans will be secured by mortgages on the underlying properties, but in the event of a foreclosure, there can be no assurances that we will recover the outstanding balance of the loan. If there are defaults under these loans, we may not be able to repossess and sell the underlying properties quickly. The resulting time delay and associated costs could reduce the value of our investment in the defaulted loans. An action to foreclose on a property securing a mortgage loan is regulated by state statutes and regulations and is subject to many of the delays and expenses of other lawsuits if the defendant raises defenses or counterclaims. In the event of default by a mortgagor, these restrictions, among other things, may impede our ability to foreclose on or sell the mortgaged property or to obtain proceeds sufficient to repay all amounts due to us on the mortgage loan. See the “Investment Objectives, Strategy and Related Policies — Investments in Mortgages” section of this prospectus.

Our rights and the rights of our stockholders to recover claims against our officers, directors and our advisor are limited, which could reduce your and our recovery against them if they cause us to incur losses.

Maryland law provides that a director has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in the corporation’s best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Our charter, in the case of our directors, officers, employees and agents, and the advisory agreement, in the case of our advisor, requires us to indemnify our directors, officers, employees and agents, and our advisor and its affiliates, for actions taken by them in good faith and without negligence or misconduct. Additionally, our charter limits the liability of our directors and officers for monetary damages to the maximum extent permitted under Maryland law. As a result, we and our stockholders may have more limited rights against our directors, officers, employees and agents, and our advisor and its affiliates, than might otherwise exist under common law, which could reduce your and our recovery against them. In addition, we may be obligated to fund the defense costs incurred by our directors, officers, employees and agents or our advisor in some cases which would decrease the cash otherwise available for distribution to you. See the “Management — Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents” section of this prospectus.

If we merge with our advisor, the percentage of our outstanding common stock owned by our other stockholders could be reduced, and we could incur additional costs associated with being self-administered.

In the future, our board of directors may consider internalizing the functions performed for us by our advisor. One method by which we could internalize these functions would be to merge with our advisor and issue shares to the advisor as merger consideration. A merger with our advisor could result in dilution of your interests as a stockholder and could reduce earnings per share and funds from operations per share. Internalization transactions have also, in some cases, been the subject of litigation. Even if these claims are without merit, we could be forced to spend significant amounts of money defending claims, which would reduce the amount of funds available for us to invest in properties or other investments and to pay distributions. These factors could have a material adverse effect on our results of operations, financial condition and ability to pay distributions.

Risks Related to Conflicts of Interest

Our advisor, property manager and their officers and certain of our key personnel will face competing demands relating to their time, and this may cause our operating results to suffer.

Our advisor, property manager and their officers and certain of our key personnel and their respective affiliates are key personnel, advisors, managers and sponsors of other real estate programs having investment objectives and legal and financial obligations similar to ours, and may have other business interests as well. Because these persons have competing demands on their time and resources, they may have conflicts of interest in allocating their time between our business and these other activities. During times of intense activity in other programs and ventures, they may devote less time and fewer resources to our business than is necessary or appropriate. If this occurs, the returns on your investment may suffer.

Our officers and one of our directors face conflicts of interest related to the positions they hold with affiliated entities, which could hinder our ability to successfully implement our investment objectives and to generate returns to you.

Our executive officers and one of our directors are also officers of our advisor, our property manager, and other affiliated entities. As a result, these individuals owe fiduciary duties to these other entities and their owners, which fiduciary duties may conflict with the duties that they owe to our stockholders and us. Their loyalties to these other entities could result in actions or inactions that are detrimental to our business, which could harm the implementation of our investment objectives. Conflicts with our business and interests are most likely to arise from involvement in activities related to (1) allocation of new investments and management time and services between us and the other entities, (2) our purchase of properties from, or sale of properties to, affiliated entities, (3) the timing and terms of the investment in or sale of an asset, (4) development of our properties by affiliates, (5) investments with affiliates of our advisor, (6) compensation to our advisor, and (7) our relationship with our dealer manager and property manager. If we do not successfully implement our investment objectives, we may be unable to generate cash needed to make distributions to you and to maintain or increase the value of our assets.

Our advisor will face conflicts of interest relating to the purchase of properties, and such conflicts may not be resolved in our favor, which could adversely affect our investment opportunities.

We may be buying properties at the same time as one or more of the other programs managed by officers and key personnel of our advisor. Our advisor and its affiliates are actively involved in 13 other real estate programs (five of which invest in or own self storage properties) that may compete with us or otherwise have similar business interests. Our advisor and our property manager will have conflicts of interest in allocating potential properties, acquisition expenses, management time, services and other functions between various existing enterprises or future enterprises with which they may be or become involved. There is a risk that our advisor will choose a property that provides lower returns to us than a property purchased by another program sponsored by our sponsor. We cannot be sure that officers and key personnel acting on behalf of our advisor and on behalf of these other programs will act in our best interests when deciding whether to allocate any particular property to us. Such conflicts that are not resolved in our favor could result in a reduced level of distributions we may be able to pay to you and a reduction in the value of your investment. If our advisor or its affiliates breach their legal or other obligations or duties to us, or do not resolve conflicts of interest in the manner described in this prospectus, we may not meet our investment objectives, which could reduce the expected cash available for distribution to you and the value of your investment.

We may face a conflict of interest if we purchase properties from affiliates of our advisor.

On September 24, 2009, we completed two mergers with private real estate investment trusts sponsored by our sponsor, Self Storage REIT, Inc. (REIT I) and Self Storage REIT II, Inc. (REIT II). In May and November of 2010 we increased our ownership from 3.05% to 19.75% in Self Storage I DST, a DST sponsored by our sponsor. We subsequently acquired the remaining interests in Self Storage I DST, such that we owned 100% of the interests as of February 2011. We may purchase properties from one or more affiliates of our advisor in the future. A conflict of interest may exist if such acquisition occurs. The business interests of our advisor and its affiliates may be adverse to, or to the detriment of, our interests. Additionally, the prices we pay to affiliates of our advisor for our properties may be equal to, or in excess of, the prices paid by them plus the costs incurred by them relating to the acquisition and financing of the properties. These prices will not be the subject of arm’s-length negotiations, which could mean that the acquisitions may be on terms less favorable to us than those negotiated in an arm’s-length transaction. Even though we will use an independent third-party appraiser to determine fair market value when acquiring properties from our advisor and its affiliates, we may pay more for particular properties than we would have in an arm’s-length transaction, which would reduce our cash available for investment in other properties or distribution to our stockholders. For the mergers with REIT I and REIT II, we obtained a fairness opinion from Robert A. Stanger & Co.

Furthermore, because any agreement that we enter into with affiliates of our advisor will not be negotiated in an arm’s-length transaction, and as a result of the affiliation between our advisor and its affiliates, our advisor may be reluctant to enforce the agreements against such entities. Our nominating and corporate governance committee of our board of directors approved the two mergers with private REITs discussed above and will approve all future transactions between us and our advisor and its affiliates. Please see “Conflicts of Interest — Certain Conflict Resolution Procedures.”

Our advisor will face conflicts of interest relating to the incentive fee structure under our advisory agreement, which could result in actions that are not necessarily in the long-term best interests of our stockholders.

Pursuant to our advisory agreement, our advisor and its affiliates will perform services for us in connection with the offer and sale of our shares and the selection, acquisition and management of our properties. Our advisor will be entitled to fees that are structured in a manner intended to provide incentives to our advisor to perform in our best interests and in the best interests of our stockholders. The amount of such compensation has not been determined as a result of arm’s-length negotiations, and such amounts may be greater than otherwise would be payable to independent third parties. However, because our advisor does not maintain a significant equity interest in us and is entitled to receive substantial minimum compensation regardless of performance, our advisor’s interests will not be wholly aligned with those of our stockholders. In that regard, our advisor could be motivated to recommend riskier or more speculative investments in order for us to generate the specified levels of performance or sales proceeds that would entitle our advisor to fees. In addition, our advisor’s entitlement to receive fees upon the sale of our assets and to participate in sale proceeds could result in our advisor recommending sales of our investments at the earliest possible time at which such sales would produce the level of return that would entitle our advisor to compensation from the sales, even if continued ownership of those investments might be in our best long-term interest.

Our advisory agreement will require us to pay a performance-based fee to our advisor in the event that we terminate our advisor prior to the listing of our shares for trading on an exchange or, absent such listing, in respect of its participation in net sale proceeds. To avoid paying this fee, our independent directors may decide against terminating the advisory agreement prior to our listing of our shares or disposition of our investments even if, but for the performance fee, termination of the advisory agreement would be in our best interest. In addition, the requirement to pay the fee to our advisor at termination could cause us to make different investment or disposition decisions than we would otherwise make in order to satisfy our obligation to pay the fee to the terminated advisor.

At the time it becomes necessary for our board of directors to determine which liquidity event, if any, is in the best interests of us and our stockholders, our advisor may not agree with the decision of our board as to which liquidity event, if any, we should pursue. If there is a substantial difference in the amount of subordinated fees the advisor may receive for each liquidity event, our advisor may prefer a liquidity event with higher subordinated fees. If our board of directors decides to list our shares for trading on an exchange, our board may also decide to merge with our advisor in anticipation of the listing process. Such merger may result in substantial compensation to the advisor which may create certain conflicts of interest. Please see “Conflicts of Interest — Certain Conflict Resolution Procedures.”

Our advisor will face conflicts of interest relating to joint ventures that we may form with affiliates of our advisor, which conflicts could result in a disproportionate benefit to other joint venture partners at our expense.

We may enter into joint ventures with other programs sponsored by our sponsor for the acquisition, development or improvement of properties. Our advisor may have conflicts of interest in determining which program should enter into any particular joint venture agreement. The co-venturer may have economic or business interests or goals that are or may become inconsistent with our business interests or goals. In addition, our advisor may face a conflict in structuring the terms of the relationship between our interests and the interest of the affiliated co-venturer and in managing the joint venture. Since our advisor and its affiliates will control both the affiliated co-venturer and, to a certain extent, us, agreements and transactions between the co-venturers with respect to any such joint venture will not have the benefit of arm’s-length negotiation of the type normally conducted between unrelated co-venturers, which may result in the co-venturer receiving benefits greater than the benefits that we receive. In addition, we may assume liabilities related to the joint venture that exceed the percentage of our investment in the joint venture, and this could reduce the returns on your investment.

There is no separate counsel for us and our affiliates, which could result in conflicts of interest.

Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (Baker Donelson) acts as legal counsel to us and also represents our sponsor, advisor and some of their affiliates. There is a possibility in the future that the interests of the various parties may become adverse and, under the code of professional responsibility of the legal profession, Baker Donelson may be precluded from representing any one or all of such parties. If any situation arises in which our interests appear to be in conflict with those of our advisor or its affiliates, additional counsel may be retained by one or more of the parties to assure that their interests are adequately protected. Moreover, should a conflict of interest not be readily apparent, Baker Donelson may inadvertently act in derogation of the interest of the parties, which could affect our ability to meet our investment objectives.

Risks Related to this Offering and Our Corporate Structure

The limit on the number of shares a person may own may discourage a takeover that could otherwise result in a premium price to our stockholders.

In order for us to qualify as a REIT, no more than 50% of our outstanding stock may be beneficially owned, directly or indirectly, by five or fewer individuals (including certain types of entities) at any time during the last half of each taxable year. To ensure that we do not fail to qualify as a REIT under this test, our charter restricts ownership by one person or entity to no more than 9.8% in value or number, whichever is more restrictive, of any class of our outstanding stock. This restriction may have the effect of delaying, deferring or preventing a change in control of our company, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our common stock. See the “Description of Shares — Restrictions on Ownership and Transfer” section of this prospectus.

Our charter permits our board of directors to issue stock with terms that may subordinate the rights of common stockholders or discourage a third party from acquiring us in a manner that might result in a premium price to our stockholders.

Our charter permits our board of directors to issue up to 900,000,000 shares of capital stock. In addition, our board of directors, without any action by our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of shares or the number of shares of any class or series of stock that we have authority to issue. Our board of directors may classify or reclassify any unissued common stock or preferred stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption of any such stock. Thus, our board of directors could authorize the issuance of preferred stock with terms and conditions that could have a priority as to distributions and amounts payable upon liquidation over the rights of the holders of our common stock. Preferred stock could also have the effect of delaying, deferring or preventing a change in control of our company, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our common stock. See the “Description of Shares — Preferred Stock” section of this prospectus.

We will not be afforded the protection of Maryland law relating to business combinations.

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or

•

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

These prohibitions are intended to prevent a change of control by interested stockholders who do not have the support of our board of directors. Since our articles of incorporation, as amended, contain limitations on ownership of 9.8% or more of our common stock, we opted out of the business combinations statute in our charter. Therefore, we will not be afforded the protections of this statute and, accordingly, there is no guarantee that the ownership limitations in our articles of incorporation would provide the same measure of protection as the business combinations statute and prevent an undesired change of control by an interested stockholder. See “Description of Shares — Business Combinations.”

Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act of 1940. If we become an unregistered investment company, we will not be able to continue our business.

We do not intend to register as an investment company under the Investment Company Act of 1940 (1940 Act). Currently, our investments in real estate will represent the substantial majority of our total asset mix, which would not subject us to the 1940 Act. In order to maintain an exemption from regulation under the 1940 Act, we must engage primarily in the business of buying real estate, and these investments must be made within a year after this offering ends. If we are unable to invest a significant portion of the proceeds of this offering in properties within one year of the termination of this offering, we may avoid being required to register as an investment company by temporarily investing any unused proceeds in government securities with low returns, which would reduce the cash available for distribution to investors and possibly lower your returns.

To maintain compliance with our 1940 Act exemption, we may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. In addition, we may be required to acquire additional income- or loss-generating assets that we might not otherwise acquire or forego opportunities to acquire interests in companies that we would otherwise want to acquire. If we are required to register as an investment company but fail to do so, we would be prohibited from engaging in our business, and criminal and civil actions could be brought against us. In addition, our contracts would be unenforceable unless a court required enforcement, and a court could appoint a receiver to take control of us and liquidate our business.

You are bound by the majority vote on matters on which our stockholders are entitled to vote and, therefore, your vote on a particular matter may be superseded by the vote of other stockholders.

You may vote on certain matters at any annual or special meeting of stockholders, including the election of directors. However, you will be bound by the majority vote on matters requiring approval of a majority of the stockholders even if you do not vote with the majority on any such matter. See the “Description of Shares — Meetings and Special Voting Requirements” section of this prospectus.

If you do not agree with the decisions of our board of directors, you only have limited control over changes in our policies and operations and may not be able to change such policies and operations, except as provided for in our charter and under applicable law.

Our board of directors determines our major policies, including our policies regarding investments, financing, growth, REIT qualification and distributions. Our board of directors may amend or revise these and other policies without a vote of our stockholders. Under the Maryland General Corporation Law and our charter, our stockholders have a right to vote only on the following:

•	the election or removal of directors;

•

any amendment of our charter (including a change in our primary investment objectives), except that our board of directors may amend our charter without stockholder approval to increase or decrease the aggregate number of our shares, to increase or decrease the number of our shares of any class or series that we have the authority to issue, or to classify or reclassify any unissued shares by setting or changing the preferences, conversion or other rights, restrictions, limitations as to distributions, qualifications or terms and conditions of redemption of such shares, provided however, that any such amendment does not adversely affect the rights, preferences and privileges of our stockholders;

•	our liquidation or dissolution; and

•	any merger, consolidation or sale or other disposition of substantially all of our assets.

All other matters are subject to the discretion of our board of directors. Therefore, you are limited in your ability to change our policies and operations.

Our board of directors may change any of our investment objectives, including our focus on self storage facilities.

Our board of directors may change any of our investment objectives, including our focus on self storage facilities. If you do not agree with a decision of our board to change any of our investment objectives, you only have limited control over such changes. Additionally, we cannot assure you that we would be successful in attaining any of these investment objectives, which may adversely impact our financial performance and ability to make distributions to you.

We established the offering price on an arbitrary basis; as a result, the actual value of your investment may be substantially less than what you pay.

Our board of directors has arbitrarily determined the selling price of the shares and such price bears no relationship to our book or asset values, or to any other established criteria for valuing issued or outstanding shares. Because the offering price is not based upon any independent valuation, the offering price may not be indicative of the proceeds that you would receive upon liquidation.

This is a “best efforts” offering. If we raise substantially less than the maximum offering, our portfolio of real estate and real estate-related investments may not be as diverse as we would prefer; and the value of your investment may fluctuate with the performance of specific investments.

This offering is being made on a “best efforts” basis, meaning that the dealer manager is only required to use its best efforts to sell our shares and has no firm commitment or obligation to purchase any of the shares. If we raise substantially less than the maximum offering amount, we will make fewer investments resulting in less diversification in terms of the type, number and size of investments that we make. In that case, the effect any single asset’s performance will have on the performance of our portfolio will increase. Your investment in our shares will be subject to greater risk to the extent that we lack a fully diversified portfolio of investments. Further, we will have certain fixed operating expenses, regardless of whether we are able to raise substantial funds in this offering. Our inability to raise substantial funds could increase our fixed operating expenses as a percentage of gross income, potentially reducing our net income and cash flow and potentially limiting our ability to make distributions.

We will not calculate the net asset value per share for our shares until 18 months after completion of our last offering, therefore, you will not be able to determine the net asset value of your shares on an ongoing basis during this offering.

We do not intend to calculate the net asset value per share for our shares until 18 months after the completion of our last offering. Beginning 18 months after the completion of the last offering of our shares (excluding offerings under our distribution reinvestment plan), our board of directors will determine the value of our properties and our other assets based on such information as our board determines appropriate, which may or may not include independent valuations of our properties or of our enterprise as a whole. We will disclose this net asset value to stockholders in our filings with the SEC. Therefore, you will not be able to determine the net asset value of your shares on an ongoing basis during this offering. See “Investment by Tax-Exempt Entities and ERISA Considerations — Annual Valuation Requirement.”

Because our president, H. Michael Schwartz, owns a 15% beneficial non-voting equity interest in our dealer manager, you may not have the benefit of an independent review of the prospectus or our company as is customarily performed in underwritten offerings.

Our president, H. Michael Schwartz, owns a 15% beneficial non-voting equity interest in our dealer manager, Select Capital Corporation. Accordingly, our dealer manager may not be deemed to have made an independent review of our company or the offering. See “Management — Affiliated Companies” for more information on our dealer manager. Accordingly, you will have to rely on your own broker-dealer to make an independent review of the terms of this offering. If your broker-dealer does not conduct such a review, you will not have the benefit of an independent review of the terms of this offering. Further, the due diligence investigation of our company by our dealer manager should not be considered to be an independent review and, therefore, may not be as meaningful as a review conducted by an unaffiliated broker-dealer or investment banker.

Your interest in us will be diluted as we issue additional shares, and upon purchasing shares your investment may immediately be diluted based on the net book value per share of our common stock.

Our stockholders will not have preemptive rights to any shares issued by us in the future. Subject to any limitations set forth under Maryland law, our board of directors may increase the number of authorized shares of stock (currently 900,000,000 shares), increase or decrease the number of shares of any class or series of stock designated, or reclassify any unissued shares without the necessity of obtaining stockholder approval. All such shares may be issued in the discretion of our board of directors. Therefore, as we (1) sell shares in this offering or sell additional shares in the future, including those issued pursuant to our distribution reinvestment plan, (2) sell securities that are convertible into shares of our common stock, (3) issue shares of our common stock in a private offering of securities to institutional investors, (4) issue shares of our common stock upon the exercise of the options granted to our independent directors, (5) issue shares to our advisor, its successors or assigns, in payment of an outstanding fee obligation as set forth under our advisory agreement, or (6) issue shares of our common stock in a merger or to sellers of properties acquired by us in connection with an exchange of limited partnership interests of our operating partnership, existing stockholders and investors purchasing shares in this offering will experience dilution of their equity investment in us. Because the limited partnership interests of our operating partnership may, in the discretion of our board of directors, be exchanged for shares of our common stock, any merger, exchange or conversion between our operating partnership and another entity ultimately could result in the issuance of a substantial number of shares of our common stock, thereby diluting the percentage ownership interest of other stockholders. Because of these and other reasons described in this “Risk Factors” section, you should not expect to be able to own a significant percentage of our shares.

In addition, the net book value per share of our common stock was approximately $6.50 as of December 31, 2010 as compared to our offering price per share of $10.00 as of December 31, 2010. Therefore, upon a purchase of our shares, you will be immediately diluted based on the net book value. Net book value takes into account a deduction of selling commissions, the dealer manager fee and estimated offering expenses paid by us, and is calculated to include depreciated tangible assets, deferred financing costs, and amortized identified intangible assets, which include in-place market leases. Net book value is not an estimate of net asset value, or of the market value or other value of our common stock.

Payment of fees to our advisor and its affiliates will reduce cash available for investment and distribution.

Our advisor and its affiliates will perform services for us in connection with the offer and sale of our shares, the selection and acquisition of our investments, and the management of our properties. They will be paid substantial fees for these services, which will reduce the amount of cash available for investment in properties or distribution to stockholders. For a more detailed discussion of these fees, see the “Management Compensation” section of this prospectus.

We may be unable to pay or maintain cash distributions or increase distributions over time.

There are many factors that can affect the availability and timing of cash distributions to stockholders. During the term of this offering, distributions will be based principally on distribution expectations of our potential investors and cash available from our operations. The amount of cash available for distribution will be affected by many factors, such as our ability to buy properties as offering proceeds become available, the yields on securities of other real estate programs that we invest in and our operating expense levels, as well as many other variables. Actual cash available for distribution may vary substantially from estimates. We cannot assure you that we will be able to pay or maintain distributions or that distributions will increase over time, nor can we give any assurance that rents from the properties will increase, that the securities we buy will increase in value or provide constant or increased distributions over time, or that future acquisitions of real properties will increase our cash available for distribution to stockholders. Our actual results may differ significantly from the assumptions used by our board of directors in establishing the distribution rate to stockholders. For a description of the factors that can affect the availability and timing of cash distributions to stockholders, see “Description of Shares — Distribution Policy.”

We are uncertain of our sources of debt or equity for funding our future capital needs. If we cannot obtain funding on acceptable terms, our ability to make necessary capital improvements to our properties, pay other expenses or expand our business may be impaired or delayed.

The gross proceeds of this offering will be used to purchase real estate investments and to pay various commissions, fees and expenses. In addition, in order to continue to qualify as a REIT, we generally must distribute to our stockholders at least 90% of our taxable income each year, excluding capital gains. Because of this distribution requirement, it is not likely that we will be able to fund a significant portion of our future capital needs from retained earnings. We have not identified any sources of debt or equity for future funding, and such sources of funding may not be available to us on favorable terms or at all. If we do not have access to sufficient funding in the future, we may not be able to make necessary capital improvements to our properties, pay other expenses or expand our business.

Risks Related to the Self Storage Industry

Because we are focused on the self storage industry, our rental revenues will be significantly influenced by demand for self storage space generally, and a decrease in such demand would likely have a greater adverse effect on our rental revenues than if we owned a more diversified real estate portfolio.

Because our portfolio of properties will consist primarily of self storage facilities, we are subject to risks inherent in investments in a single industry. A decrease in the demand for self storage space would likely have a greater adverse effect on our rental revenues than if we owned a more diversified real estate portfolio. Demand for self storage space has been and could be adversely affected by weakness in the national, regional and local economies and changes in supply of or demand for similar or competing self storage facilities in an area. To the extent that any of these conditions occur, they are likely to affect market rents for self storage space, which could cause a decrease in our rental revenue. Any such decrease could impair our ability to make distributions to you. We do not expect to invest in other real estate or businesses to hedge against the risk that industry trends might decrease the profitability of our self storage-related investments.

We will face significant competition in the self storage industry, which may increase the cost of acquisitions or developments or impede our ability to retain customers or re-let space when existing customers vacate.

We will face intense competition in every market in which we purchase self storage facilities. We will compete with numerous national, regional, and local developers, owners and operators in the self storage industry, including other REITs, some of which own or may in the future own facilities similar to, or in the same markets as, the self storage properties we acquire, and some of which will have greater capital resources, greater cash reserves, less demanding rules governing distributions to stockholders and a greater ability to borrow funds to acquire facilities. See “The Self Storage Industry.” In addition, due to the low cost of each individual self storage facility, other developers, owners and operators have the capability to build additional facilities that may compete with our facilities. This competition for investments may reduce the number of suitable investment opportunities available to us, may increase acquisition costs and may reduce demand for self storage space in certain areas where our facilities are located, all of which may adversely affect our operating results. Additionally, an economic slowdown in a particular market could have a negative effect on our self storage revenues.

If competitors build new facilities that compete with our facilities or offer space at rental rates below the rental rates we charge our customers, we may lose potential or existing customers and we may be pressured to discount our rental rates to retain customers. As a result, our rental revenues may become insufficient to make distributions to you. In addition, increased competition for customers may require us to make capital improvements to facilities that we would not otherwise make, which could reduce cash available for distribution to our stockholders.

The acquisition of new properties may give rise to difficulties in predicting revenue potential.

New acquisitions could fail to perform in accordance with our expectations. If we fail to accurately estimate occupancy levels, rental rates, operating costs or costs of improvements to bring an acquired facility up to our standards, the performance of the facility may be below expectations. Properties we acquire may have characteristics or deficiencies affecting their valuation or revenue potential that we have not yet discovered. We cannot assure you that the performance of properties we acquire will increase or be maintained under our management.

We may face integration challenges and incur costs when we acquire additional properties.

As we acquire or develop additional self storage properties, we will be subject to risks associated with integrating and managing new properties. In the case of a large portfolio purchase, we could experience strains in our existing information management capacity. In addition, acquisitions or developments may cause disruptions in our operations and divert management’s attention away from day-to-day operations. In addition, the integration process generally results in changes to the processes, standards, procedures, practices, policies and compensation arrangements in the properties acquired, which can adversely affect our ability to maintain the existing relationships with tenants and employees. Our failure to successfully integrate any future properties into our portfolio could have an adverse effect on our operating costs and our ability to make distributions to our stockholders.

We may be unable to promptly re-let units within our facilities at satisfactory rental rates.

Generally our unit leases will be on a month-to-month basis. Delays in re-letting units as vacancies arise would reduce our revenues and could adversely affect our operating performance. In addition, lower-than-expected rental rates and rental concessions upon re-letting could adversely affect our rental revenues and impede our growth.

We will depend on our on-site personnel to maximize customer satisfaction at each of our facilities, and any difficulties we encounter in hiring, training and retaining skilled field personnel may adversely affect our rental revenues.

The customer service, marketing skills, knowledge of local market demand and competitive dynamics of our facility managers will be contributing factors to our ability to maximize our rental income and to achieve the highest sustainable rent levels at each of our facilities. If we are unable to successfully recruit, train and retain qualified field personnel, our rental revenues may be adversely affected, which could impair our ability to make distributions to you.

Legal claims related to moisture infiltration and mold could arise in one or more of our properties, which could adversely affect our revenues.

There has been an increasing number of claims and litigation against owners and managers of rental and self storage properties relating to moisture infiltration, which can result in mold or other property damage. We cannot guarantee that moisture infiltration will not occur at one or more of our properties. When we receive a complaint concerning moisture infiltration, condensation or mold problems and/or become aware that an air quality concern exists, we will implement corrective measures in accordance with guidelines and protocols we have developed with the assistance of outside experts. We cannot assure you that material legal claims relating to moisture infiltration and the presence of, or exposure to, mold will not arise in the future. These legal claims could require significant expenditures for legal defense representation which could adversely affect our revenues.

Delays in development and lease-up of our properties would reduce our profitability.

With certain properties we plan to acquire, our business plan contemplates repositioning or redeveloping that property with the goal of increasing its cash flow, value or both. Construction delays to new or existing self storage properties due to weather, unforeseen site conditions, personnel problems, and other factors could delay our anticipated tenant occupancy plan which could adversely affect our profitability. Furthermore, our estimate of the costs of repositioning or redeveloping an acquired property may prove to be inaccurate, which may result in our failure to meet our profitability goals. Additionally, we may acquire new properties not fully leased, and the cash flow from existing operations may be insufficient to pay the operating expenses associated with that property until the property is fully leased. If one or more of these properties does not perform as expected or we are unable to successfully integrate new properties into our existing operations, our financial performance and our ability to make distributions may be adversely affected.

The risks associated with storage contents may increase our operating costs or expose us to potential liability that may not be covered by insurance, which may have adverse effects on our results of operations and returns to you.

The self storage facilities we own and operate are leased directly to tenants who store their belongings without any immediate inspections or oversight from us. We may unintentionally lease space to groups engaged in illegal and dangerous activities. Damage to storage contents may occur due to, among other occurrences, the following: war, acts of terrorism, earthquakes, floods, hurricanes, pollution, environmental matters or events caused by fault of a tenant, fault of a third party or fault of our own. Such damage may or may not be covered by insurance maintained by us, if any. Our customers are required to acquire their own insurance coverage on storage contents or assume all of the risk. Our advisor will determine the amounts and types of insurance coverage that we will maintain, including any coverage over the contents of any properties in which we may invest. Such determinations will be made on a case-by-case basis by our advisor based on the type, value, location and risks associated with each investment, as well as any lender requirements, and any other factors our advisor may consider relevant. Historically, our sponsor has maintained coverage that includes comprehensive property and general liability coverage, including customer goods legal liability coverage, which covers damage to customer goods due to liability on our part. However, there is no guarantee that such insurance will be obtained for any investments that we may make and there is no guarantee that any particular damage to storage contents would be covered by such insurance, even if obtained. The costs associated with maintaining such insurance, as well as any liability imposed upon us due to damage to storage contents, may have an adverse effect on our results of operations and returns to you.

Additionally, although we will require our tenants to sign an agreement stating that they will not store flammable, hazardous, illegal or dangerous contents in the self storage units, we cannot ensure that our tenants will abide by such agreement. The storage of such materials might cause destruction to a facility or impose liability on us for the costs of removal or remediation if these various contents or substances are released on, from or in a facility, which may have an adverse effect on our results of operations and returns to you.

Our operating results may be affected by regulatory changes that have an adverse impact on our specific facilities, which may adversely affect our results of operations and returns to you.

Certain regulatory changes may have a direct impact on our self storage facilities, including but not limited to, land use, zoning and permitting requirements by governmental authorities at the local level, which can restrict the availability of land for development, and special zoning codes which omit certain uses of property from a zoning category. These special uses (i.e., hospitals, schools, and self storage facilities) are allowed in that particular zoning classification only by obtaining a special use permit and the permission of local zoning authority. If we are delayed in obtaining or unable to obtain a special use permit where one is required, new developments or expansion of existing developments could be delayed or reduced. Additionally, certain municipalities require holders of a special use permit to have higher levels of liability coverage than is normally required. The acquisition of, or the inability to obtain, a special use permit and the possibility of higher levels of insurance coverage associated therewith may have an adverse effect on our results of operations and returns to you.

If we enter into non-compete agreements with the sellers of the self storage properties that we acquire, and the terms of those agreements expire, the sellers may compete with us within the general location of one of our self storage facilities, which could have an adverse effect on our operating results and returns to you.

We may enter into non-compete agreements with the sellers of the self storage properties that we acquire in order to prohibit the seller from owning, operating, or being employed by a competing self storage property for a predetermined time frame and within a geographic radius of a self storage facility we acquire. When these non-compete agreements expire, we may face the risk that the seller will develop, own, operate or become employed by a competing self storage facility within the general location of one of our properties, which could have an adverse effect on our operating results and returns to you.

General Risks Related to Investments in Real Estate

Our operating results will be affected by economic and regulatory changes that have an adverse impact on the real estate market in general, and we cannot assure you that we will be profitable or that we will realize growth in the value of our real estate properties.

Our operating results will be subject to risks generally incident to the ownership of real estate, including:

•	changes in general economic or local conditions;

•	changes in supply of or demand for similar or competing properties in an area;

•	changes in interest rates and availability of permanent mortgage funds that may render the sale of a property difficult or unattractive;

•	changes in tax, real estate, environmental and zoning laws;

•	changes in property tax assessments and insurance costs; and

•	increases in interest rates and tight money supply.

These and other reasons may prevent us from being profitable or from realizing growth or maintaining the value of our real estate properties.

We may suffer reduced or delayed revenues for, or have difficulty selling, properties with vacancies.

We anticipate that the majority of the properties we acquire will have stabilized occupancy levels (generally at or above 80%). However, certain of the real properties we acquire may have a higher level of vacancy at the time of closing either because the property is in the process of being developed and constructed, is newly constructed and in the process of obtaining tenants, or because of economic or competitive or other factors. Shortly after a new property is opened, during a time of development and construction, or because of economic or competitive or other factors, we may suffer reduced revenues resulting in lower cash distributions to you due to a lack of an optimum level of tenants. In addition, the resale value of the real property could be diminished because the market value may depend principally upon the value of the leases of such real property. Also, because a property’s market value depends principally upon its occupancy rate, the resale value of properties with prolonged low occupancy rates could suffer, which could further reduce your return.

We may obtain only limited warranties when we purchase a property.

The seller of a property will often sell such property in its “as is” condition on a “where is” basis and “with all faults,” without any warranties of merchantability or fitness for a particular use or purpose. In addition, purchase agreements may contain only limited warranties, representations and indemnifications that will only survive for a limited period after the closing. Also, many sellers of real estate are single purpose entities without significant other assets. The purchase of properties with limited warranties or from undercapitalized sellers increases the risk that we may lose some or all of our invested capital in the property as well as rental income from that property.

Our inability to sell a property when we desire to do so could adversely impact our ability to pay cash distributions to you.

The real estate market is affected by many factors, such as general economic conditions, availability of financing, interest rates and other factors, including supply and demand, that are beyond our control. We cannot predict whether we will be able to sell any property for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We cannot predict the length of time needed to find a willing purchaser and to close the sale of a property. Real estate generally cannot be sold quickly. Also, the tax laws applicable to REITs require that we hold our facilities for investment, rather than for sale in the ordinary course of business, which may cause us to forego or defer sales of facilities that otherwise would be in our best interest. Therefore, we may not be able to dispose of facilities promptly, or on favorable terms, in response to economic or other market conditions, and this may adversely impact our ability to make distributions to you.

In addition, we may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure you that we will have funds available to correct such defects or to make such improvements.

In acquiring a property, we may agree to restrictions that prohibit the sale of that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These provisions would also restrict our ability to sell a property.

We may not be able to sell our properties at a price equal to, or greater than, the price for which we purchased such properties, which may lead to a decrease in the value of our assets.

We may be purchasing our properties at a time when capitalization rates are at historically low levels and purchase prices are high. Therefore, the value of our properties may not increase over time, which may restrict our ability to sell our properties, or in the event we are able to sell such property, may lead to a sale price less than the price that we paid to purchase the properties.

We may acquire or finance properties with lock-out provisions, which may prohibit us from selling a property, or may require us to maintain specified debt levels for a period of years on some properties.

Lock-out provisions are provisions that generally prohibit repayment of a loan balance for a certain number of years following the origination date of a loan. Such provisions are typically provided for by the Code or the terms of the agreement underlying a loan. Lock-out provisions could materially restrict us from selling or otherwise disposing of or refinancing properties. These provisions would affect our ability to turn our investments into cash and thus affect cash available for distribution to you. Lock-out provisions may prohibit us from reducing the outstanding indebtedness with respect to any properties, refinancing such indebtedness on a non-recourse basis at maturity, or increasing the amount of indebtedness with respect to such properties.

Lock-out provisions could impair our ability to take actions during the lock-out period that would otherwise be in your best interests and, therefore, may have an adverse impact on the value of the shares, relative to the value that would result if the lock-out provisions did not exist. In particular, lock-out provisions could preclude us from participating in major transactions that could result in a disposition of our assets or a change in control, even though that disposition or change in control might be in your best interests.

Rising expenses could reduce cash available for distribution.

Any properties that we buy in the future will be subject to operating risks common to real estate in general, any or all of which may negatively affect us. If any property is not fully occupied or if rents are being paid in an amount that is insufficient to cover operating expenses, we could be required to expend funds for that property’s operating expenses. Our properties will be subject to increases in tax rates, utility costs, operating expenses, insurance costs, repairs and maintenance and administrative expenses.

If we are unable to offset such cost increases through rent increases, we could be required to fund those increases in operating costs which could adversely affect cash available for distribution.

Adverse economic conditions will negatively affect our returns and profitability.

Recent geopolitical events have exacerbated the general economic slowdown that has affected the nation as a whole and the local economies where our properties may be located. Economic weakness and higher unemployment, combined with higher costs, especially for energy, food and commodities, has put considerable pressure on consumer spending, which, along with reduced availability of debt financing, has resulted in many U.S. companies experiencing poorer financial and operating performance over the past few years than in prior periods. The following market and economic challenges may adversely affect our operating results:

•	poor economic times may result in tenant defaults under leases or bankruptcy;

•	re-leasing may require reduced rental rates under the new leases; and

•	increased insurance premiums, resulting in part from the increased risk of terrorism and natural disasters, may reduce funds available for distribution.

A continuing environment of declining prices could further weaken real estate markets. We do not know how long the slowdown will last, or when, or even if, real estate markets will return to more normal conditions. Since we cannot predict when real estate markets may recover, the value of our properties may decline if market conditions persist or worsen. Further, the results of operations for a property in any one period may not be indicative of results in future periods, and the long-term performance of such property generally may not be comparable to, and cash flows may not be as predictable as, other properties owned by third parties in the same or similar industry. The already weak conditions in the real estate markets could be further exacerbated by a deterioration of national or regional economic conditions. Our property values and operations could be negatively affected to the extent that the current economic downturn is prolonged or becomes more severe.

If we suffer losses that are not covered by insurance or that are in excess of insurance coverage, we could lose invested capital and anticipated profits.

Material losses may occur in excess of insurance proceeds with respect to any property, as insurance may not be sufficient to fund the losses. However, there are types of losses, generally of a catastrophic nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters, which are either uninsurable or not economically insurable, or may be insured subject to limitations such as large deductibles or co-payments. Insurance risks associated with potential terrorism acts could sharply increase the premiums we pay for coverage against property and casualty claims. Additionally, mortgage lenders in some cases have begun to insist that commercial property owners purchase specific coverage against terrorism as a condition for providing mortgage loans. It is uncertain whether such insurance policies will be available, or available at reasonable cost, which could inhibit our ability to finance or refinance our potential properties. In these instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. We cannot assure you that will have adequate coverage for such losses. The Terrorism Risk Insurance Act of 2002 is designed for a sharing of terrorism losses between insurance companies and the federal government. We cannot be certain how this act will impact us or what additional cost to us, if any, could result. If such an event damaged or destroyed one or more of our properties, we could lose both our invested capital and anticipated profits from such property.

Delays in the acquisition, development and construction of properties may have adverse effects on our results of operations and returns to you.

Delays we encounter in the selection, acquisition and development of real properties could adversely affect your returns. Although we expect that we will invest primarily in properties that have operating histories or in which construction is complete, from time to time we may acquire unimproved real property, properties that are in need of redevelopment, or properties that are under development or construction. Investments in such properties will be subject to the uncertainties associated with the development and construction of real property, including those related to re-zoning land for development, environmental concerns of governmental entities and/or community groups and our builders’ ability to build in conformity with plans, specifications, budgets and timetables. If a builder fails to perform, we may resort to legal action to rescind the purchase or the construction contract or to compel performance. A builder’s performance may also be affected or delayed by conditions beyond the builder’s control.

Where properties are acquired prior to the start of construction or during the early stages of construction, it will typically take several months to complete construction and lease available space. Therefore, you could suffer delays in the receipt of cash distributions attributable to those particular real properties. We may incur additional risks when we make periodic progress payments or other advances to builders before they complete construction. These and other factors can result in increased costs of a project or loss of our investment. We also must rely on rental income and expense projections and estimates of the fair market value of a property upon completion of construction when agreeing upon a purchase price at the time we acquire the property. If our projections are inaccurate, we may pay too much for a property, and the return on our investment could suffer.

Costs of complying with governmental laws and regulations, including those relating to environmental matters, may adversely affect our income and the cash available for distribution.

All real property, including any self storage properties we acquire, and the operations conducted on real property are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, and the remediation of contamination associated with disposals. Some of these laws and regulations may impose joint and several liability on tenants, owners or operators for the costs to investigate or remediate contaminated properties, regardless of fault or whether the acts causing the contamination were legal. This liability could be substantial. In addition, the presence of hazardous substances, or the failure to properly remediate these substances, may adversely affect our ability to sell or rent a property, or to pledge such property as collateral for future borrowings.

Some of these laws and regulations have been amended so as to require compliance with new or more stringent standards as of future dates. Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require us to incur material expenditures. Future laws, ordinances or regulations may impose material environmental liability. Additionally, our tenants’ operations, the existing condition of land when we buy it, operations in the vicinity of our properties, such as the presence of underground storage tanks, or activities of unrelated third parties may affect our properties. In addition, there are various local, state and federal fire, health, life-safety and similar regulations with which we may be required to comply, and that may subject us to liability in the form of fines or damages for noncompliance. Any material expenditures, fines, or damages we must pay will reduce our ability to make distributions to you and may reduce the value of your investment.

We cannot assure you that any environmental assessment that we obtain will reveal all environmental liabilities or that a prior owner of a property did not create a material environmental condition not known to us. We cannot predict what other environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted, or what environmental conditions may be found to exist in the future. We cannot assure you that our business, assets, results of operations, liquidity or financial condition will not be adversely affected by these laws, which may adversely affect cash available for distribution, and the amount of distributions to you.

Our costs associated with complying with the Americans with Disabilities Act may affect cash available for distribution.

Our properties will be subject to the Americans with Disabilities Act of 1990, or ADA. Under the ADA, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons. The ADA has separate compliance requirements for “public accommodations” and “commercial facilities” that generally require that buildings and services, including restaurants and retail stores, be made accessible and available to people with disabilities. The ADA’s requirements could require removal of access barriers and could result in the imposition of injunctive relief, monetary penalties, or, in some cases, an award of damages. We will attempt to acquire properties that comply with the ADA or place the burden on the seller or other third party to ensure compliance with the ADA. However, we cannot assure you that we will be able to acquire properties or allocate responsibilities in this manner. If we cannot, our funds used for ADA compliance may affect cash available for distribution and the amount of distributions to you.

If we sell properties by providing financing to purchasers, defaults by the purchasers would adversely affect our cash flows.

In some instances we may sell our properties by providing financing to purchasers. When we provide financing to purchasers, we will bear the risk that the purchaser may default, which could negatively impact our cash distributions to stockholders. Additionally, the distribution of the proceeds of sales to our stockholders, or their reinvestment in other assets, will be delayed until the promissory notes or other property we may accept upon the sale are actually paid, sold, refinanced or otherwise disposed of. In some cases, we may receive initial down payments in cash and other property in the year of sale in an amount less than the selling price and subsequent payments will be spread over a number of years. If any purchaser defaults under a financing arrangement with us, it could negatively impact our ability to make distributions to you.

Increases in interest rates may adversely affect the demand for our shares.

One of the factors that influences the demand for purchase of our shares is the annual rate of distributions that we pay on our shares, as compared with interest rates. An increase in interest rates may lead potential purchasers of our shares to demand higher annual distribution rates, which could adversely affect our ability to sell our shares and raise proceeds in this offering. This could also result in us owning a less diversified portfolio of real estate.

Property taxes may increase, which will adversely affect our net operating income and cash available for distributions.

Each of our properties is subject to real property taxes. Some local real property tax assessors may seek to reassess some of our properties as a result of our acquisition of the property. From time to time, our property taxes may increase as property values or assessment rates change or for other reasons deemed relevant by the assessors. Recent local government shortfalls in tax revenue may cause pressure to increase tax rates or assessment levels. Increases in real property taxes will adversely affect our net operating income and cash available for distributions.

Risks Associated with Debt Financing

We have broad authority to incur debt, and high debt levels could hinder our ability to make distributions and could decrease the value of your investment.

Although, technically, our board may approve unlimited levels of debt, our charter generally limits us to incurring debt no greater than 300% of our net assets before deducting depreciation or other non-cash reserves (approximately 75% leverage), unless any excess borrowing is approved by a majority of our independent directors and disclosed to our stockholders in our next quarterly report, along with a justification for such excess borrowing. High debt levels would cause us to incur higher interest charges, would result in higher debt service payments, and could be accompanied by restrictive covenants. These factors could limit the amount of cash we have available to distribute and could result in a decline in the value of your investment.

We have incurred, and intend to continue to incur, mortgage indebtedness and other borrowings, which may increase our business risks.

We have placed, and intend to continue to place, permanent financing on our properties or obtain a credit facility or other similar financing arrangement in order to acquire properties as funds are being raised in this offering. We may also decide to later further leverage our properties. We may incur mortgage debt and pledge all or some of our real properties as security for that debt to obtain funds to acquire real properties. We may borrow if we need funds to pay a desired distribution rate to our stockholders. We may also borrow if we deem it necessary or advisable to assure that we maintain our qualification as a REIT for federal income tax purposes. If there is a shortfall between the cash flow from our properties and the cash flow needed to service mortgage debt, then the amount available for distribution to our stockholders may be reduced.

We have incurred, and intend to continue to incur, indebtedness secured by our properties, which may result in foreclosure.

Most of our borrowings to acquire properties have been and will be secured by mortgages on our properties. If we default on our secured indebtedness, the lender may foreclose and we could lose our entire investment in the properties securing such loan, which could adversely affect distributions to our stockholders. To the extent lenders require us to cross-collateralize our properties, or our loan agreements contain cross-default provisions, a default under a single loan agreement could subject multiple properties to foreclosure.

High interest rates may make it difficult for us to refinance properties, which could reduce the number of properties we can acquire and the amount of cash distributions we can make.

For mortgage debt we have placed on our properties, we run the risk of being unable to refinance the properties when the loans come due, or of being unable to refinance on favorable terms. If interest rates are higher when the properties are refinanced, we may not be able to finance the properties and our income could be reduced. If any of these events occur, our cash flow would be reduced. This, in turn, would reduce cash available for distribution to you and may hinder our ability to raise more capital by issuing more stock or by borrowing more money.

Lenders have required and will likely continue to require us to enter into restrictive covenants relating to our operations, which could limit our ability to make distributions to you.

When providing financing, lenders often impose restrictions on us that affect our distribution and operating policies and our ability to incur additional debt. Loan documents we enter into typically contain covenants that limit our ability to further mortgage the property, discontinue insurance coverage or replace our advisor or our property manager. These or other limitations may adversely affect our flexibility and limit our ability to make distributions to you.

Increases in interest rates could increase the amount of our debt payments and adversely affect our ability to make distributions to you.

We have incurred indebtedness and expect that we will incur further indebtedness in the future. Interest we pay will reduce cash available for distribution. Additionally, if we incur variable rate debt, increases in interest rates would increase our interest costs, which could reduce our cash flows and our ability to make distributions to you. In addition, if we need to repay existing debt during periods of rising interest rates, we could be required to liquidate one or more of our investments in properties at times that may not permit realization of the maximum return on such investments.

Continued disruptions in the credit markets could have a material adverse effect on our results of operations, financial condition and ability to pay distributions to you.

Domestic and international financial markets are currently experiencing significant disruptions which have been brought about in large part by failures in the U.S. banking system. These disruptions have severely impacted the availability of credit and have contributed to rising costs associated with obtaining credit. If debt financing is not available on terms and conditions we find acceptable, we may not be able to obtain financing for investments. If these disruptions in the credit markets persist, our ability to borrow monies to finance the purchase of, or other activities related to, real estate assets will be negatively impacted. If we are unable to borrow monies on terms and conditions that we find acceptable, we likely will have to reduce the number of properties we can purchase, and the return on the properties we do purchase may be lower. In addition, if we pay fees to lock in a favorable interest rate, falling interest rates or other factors could require us to forfeit these fees. All of these events would have a material adverse effect on our results of operations, financial condition and ability to pay distributions.

Risks Associated with Co-Ownership of Real Estate

We may have increased exposure to liabilities from litigation as a result of our participation in a tenant-in-common program.

Strategic Capital Holdings, LLC, our sponsor and an affiliate of our advisor, has developed tenant-in-common programs to facilitate the acquisition of real estate properties to be owned in co-tenancy arrangements with persons who are looking to invest proceeds from a sale of real estate to qualify for like-kind exchange treatment under Section 1031 of the Code. We may participate in the tenant-in-common program by either co-investing in the property with the exchange investors or purchasing a tenant-in common interest from an affiliate of our advisor, generally at the cost of the property paid by such affiliate. Changes in tax laws may result in tenant-in-common programs no longer being available, which may adversely affect such programs or cause them not to achieve their intended value. Even though we will not sponsor these tenant-in-common programs, we may be named in or otherwise required to defend against any lawsuits brought by tenant-in-common participants because of our affiliation with sponsors of such transactions. Furthermore, in the event that the Internal Revenue Service (IRS) conducts an audit of the purchasers of co-tenancy interests and successfully challenges the qualification of the transaction as a like-kind exchange, purchasers of co-tenancy interests may file a lawsuit against the entity offering the co-tenancy interests, its sponsors, and/or us. In such event, we may be involved in one or more such offerings and could therefore be named in or otherwise required to defend against lawsuits brought by other tenant-in-common participants. Any amounts we are required to expend defending any such claims will reduce the amount of funds available for investment by us in properties or other investments and may reduce the amount of funds available for distribution to our stockholders. In addition, disclosure of any such litigation may adversely affect our ability to raise additional capital in the future through the sale of stock.

We may be subject to risks associated with tenant-in-common programs inherent in ownership of co-tenancy interests with non-affiliated third parties.

In connection with some of our property acquisitions, we currently or subsequently may become tenant-in-common owners of properties in which an affiliate of our advisor sells tenant-in-common interests to tenant-in-common participants. As an owner of tenant-in-common interests in properties, we will be subject to the risks inherent to the ownership of co-tenancy interests with unrelated third parties. In a substantial majority of these transactions, the underlying property serves as collateral for the mortgage loan to finance the purchase of the property. To the extent the loan is not repaid in full as part of the tenant-in-common program, the loan remains outstanding after the sale of the co-tenancy interests to the tenant-in-common participants. Each co-tenant is a borrower under the loan agreements. These loans generally are non-recourse against the tenant-in-common participants’ interests and are secured by the real property. However, the tenant-in-common participants are required to indemnify, and become liable to, the lender for customary carve-outs under the applicable financing documents, including, but not limited to, fraud or intentional misrepresentation by a co-tenant or a guarantor of the loan, physical waste of the property, misapplication or misappropriation of insurance proceeds, and failure to pay taxes.

We will be subject to risks associated with the co-tenants in our co-ownership arrangements that otherwise may not be present in other real estate investments.

We may enter into tenant-in-common, Delaware Statutory Trust (DST), or other co-ownership arrangements with respect to a portion of the properties we acquire. In connection with the two mergers with private real estate investment trusts we completed on September 24, 2009, we acquired minority interests in several DSTs affiliated with our sponsor. We also acquired additional interests in some of those DSTs subsequent to the mergers. See “Our Self Storage Properties.” Ownership of co-ownership interests involves risks generally not otherwise present with an investment in real estate, such as the following:

•	the risk that a co-owner may at any time have economic or business interests or goals that are or become inconsistent with our business interests or goals;

•	the risk that a co-owner may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives;

•

the possibility that an individual co-owner might become insolvent or bankrupt, or otherwise default under the applicable mortgage loan financing documents, which may constitute an event of default under all of the applicable mortgage loan financing documents or allow the bankruptcy court to reject the tenants-in-common agreement or management agreement entered into by the co-owner owning interests in the property;

•

the possibility that a co-owner might not have adequate liquid assets to make cash advances that may be required in order to fund operations, maintenance and other expenses related to the property, which could result in the loss of current or prospective tenants and may otherwise adversely affect the operation and maintenance of the property, and could cause a default under the mortgage loan financing documents applicable to the property and may result in late charges, penalties and interest, and may lead to the exercise of foreclosure and other remedies by the lender;

•

the risk that a co-owner could breach agreements related to the property, which may cause a default under, or result in personal liability for, the applicable mortgage loan financing documents, violate applicable securities law and otherwise adversely affect the property and the co-ownership arrangement; or

•

the risk that a default by any co-owner would constitute a default under the applicable mortgage loan financing documents that could result in a foreclosure and the loss of all or a substantial portion of the investment made by the co-owner.

Any of the above might subject a property to liabilities in excess of those contemplated and thus reduce the amount available for distribution to our stockholders.

In the event that our interests become adverse to those of the other co-owners, we will not have the contractual right to purchase the co-ownership interests from the other co-owners. Even if we are given the opportunity to purchase such co-ownership interests in the future, we cannot guarantee that we will have sufficient funds available at the time to purchase co-ownership interests from the co-owners.

We might want to sell our co-ownership interests in a given property at a time when the other co-owners in such property do not desire to sell their interests. Therefore, we may not be able to sell our interest in a property at the time we would like to sell. In addition, we anticipate that it will be much more difficult to find a willing buyer for our co-ownership interests in a property than it would be to find a buyer for a property we owned outright.

Federal Income Tax Risks

Failure to qualify as a REIT would adversely affect our operations and our ability to make distributions, as we would incur additional tax liabilities.

Baker Donelson, our legal counsel, has rendered its opinion that we have been organized in conformity with the requirements for qualification and taxation as a REIT pursuant to Sections 856 through 860 of the Code beginning with our taxable year ended December 31, 2008, and that our organization and method of operation will enable us to meet the qualifications and requirements for taxation as a REIT under the Code, based upon our representations as to the manner in which we are and will be owned and our investment in assets and manner of operation, among other things. However, our qualification as a REIT will depend upon our ability to meet, through investments, actual operating results, distributions and satisfaction of specific stockholder rules, the various tests imposed by the Code. Baker Donelson will not review these operating results or compliance with the qualification standards on an ongoing basis. This means that we may fail to satisfy the REIT requirements in the future. Also, this opinion represents Baker Donelson’s legal judgment based on the law in effect as of the date of the opinion. Baker Donelson’s opinion is not binding on the IRS or the courts and we will not apply for a ruling from the IRS regarding our status as a REIT. Future legislative, judicial or administrative changes to the federal income tax laws could be applied retroactively, which could result in our disqualification as a REIT.

If we fail to qualify as a REIT for any taxable year, we will be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In addition, we would generally be disqualified from treatment as a REIT for the four taxable years following the year of losing our REIT status. Losing our REIT status would reduce our net earnings available for investment or distribution to stockholders because of the additional tax liability. In addition, distributions to stockholders would no longer qualify for the distributions paid deduction, and we would no longer be required to make distributions. If this occurs, we might be required to borrow funds or liquidate some investments in order to pay the applicable tax. See “Federal Income Tax Considerations — Failure to Qualify as a REIT” for more information on the consequences of failing to qualify as a REIT.

To qualify as a REIT, and to avoid the payment of federal income and excise taxes and maintain our REIT status, we may be forced to borrow funds, use proceeds from the issuance of securities (including this offering), or sell assets to pay distributions, which may result in our distributing amounts that may otherwise be used for our operations.

To obtain the favorable tax treatment accorded to REITs, we normally will be required each year to distribute to our stockholders at least 90% of our real estate investment trust taxable income, determined without regard to the deduction for distributions paid and excluding net capital gains. We will be subject to federal income tax on our undistributed taxable income and net capital gain and subject to a 4% nondeductible excise tax on any amount by which distributions we pay with respect to any calendar year are less than the sum of (1) 85% of our ordinary income, (2) 95% of our capital gain net income, and (3) 100% of our undistributed income from prior years. These requirements could cause us to distribute amounts that otherwise would be spent on acquisitions of properties, and it is possible that we might be required to borrow funds, use proceeds from the issuance of securities (including this offering) or sell assets in order to distribute enough of our taxable income to maintain our REIT status and to avoid the payment of federal income and excise taxes. These methods of obtaining funding could affect future distributions by increasing operating costs and decreasing available cash. In addition, such distributions may constitute a return of investors’ capital. See the “Federal Income Tax Considerations” section of this prospectus.

If any of our partnerships fails to maintain its status as a partnership for federal income tax purposes, its income would be subject to taxation and our REIT status would be terminated.

We intend to maintain the status of our partnerships, including our operating partnership, as partnerships for federal income tax purposes. However, if the IRS were to successfully challenge the status of any of our partnerships as a partnership, it would be taxable as a corporation. Such an event would reduce the amount of distributions that such partnership could make to us. This would also result in our losing REIT status and becoming subject to a corporate level tax on our own income. This would substantially reduce our cash available to pay distributions and the return on your investment. In addition, if any of the entities through which any of our partnerships owns its properties, in whole or in part, loses its characterization as a partnership for federal income tax purposes, it would be subject to taxation as a corporation, thereby reducing distributions to such partnership. Such a recharacterization of any of our partnerships or an underlying property owner could also threaten our ability to maintain REIT status. See the “Federal Income Tax Considerations — Tax Aspects of Our Partnerships” section of this prospectus.

You may have tax liability on distributions you elect to reinvest in our common stock.

If you participate in our distribution reinvestment plan, you will be deemed to have received, and for income tax purposes will be taxed on, the amount reinvested in common stock to the extent the amount reinvested was not a tax-free return of investors’ capital. As a result, unless you are a tax-exempt entity, you may have to use funds from other sources to pay your tax liability on the value of the common stock received.

In certain circumstances, we may be subject to federal and state income taxes as a REIT, which would reduce our cash available for distribution to you.

Even if we qualify and maintain our status as a REIT, we may be subject to federal income taxes or state taxes. For example, net income from a “prohibited transaction” will be subject to a 100% tax. We may not be able to make sufficient distributions to avoid excise taxes applicable to REITs. We may also decide to retain income we earn from the sale or other disposition of our property and pay income tax directly on such income. In that event, our stockholders would be treated as if they earned that income and paid the tax on it directly.

However, stockholders that are tax-exempt, such as charities or qualified pension plans, would have no benefit from their deemed payment of such tax liability. We may also be subject to state and local taxes on our income or property, either directly, at the level of the operating partnership, or at the level of the other companies through which we indirectly own our assets. Any federal or state taxes we pay will reduce our cash available for distribution to you.

We may be required to pay some taxes due to actions of our taxable REIT subsidiaries, which would reduce our cash available for distribution to you.

Any net taxable income earned directly by our taxable REIT subsidiaries, or through entities that are disregarded for federal income tax purposes as entities separate from our taxable REIT subsidiaries, will be subject to federal and possibly state corporate income tax. We have elected to treat Strategic Storage TRS, Inc., along with our Canadian taxable REIT subsidiary, as taxable REIT subsidiaries, and we may elect to treat other subsidiaries as taxable REIT subsidiaries in the future. In this regard, several provisions of the laws applicable to REITs and their subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct certain interest payments made to an affiliated REIT. In addition, the REIT has to pay a 100% penalty tax on some payments that it receives or on some deductions taken by a taxable REIT subsidiary if the economic arrangements between the REIT, the REIT’s customers, and the taxable REIT subsidiary are not comparable to similar arrangements between unrelated parties. Finally, some state and local jurisdictions may tax some of our income even though as a REIT we are not subject to federal income tax on that income, because not all states and localities follow the federal income tax treatment of REITs. To the extent that we and our affiliates are required to pay federal, state and local taxes, we will have less cash available for distributions to you.

Distributions to tax-exempt investors may be classified as unrelated business taxable income.

Neither ordinary nor capital gain distributions with respect to our common stock nor gain from the sale of common stock should generally constitute unrelated business taxable income (UBTI) to a tax-exempt investor. However, there are certain exceptions to this rule. In particular:

•

part of the income and gain recognized by certain qualified employee pension trusts with respect to our common stock may be treated as UBTI if shares of our common stock are predominately held by qualified employee pension trusts, we are required to rely on a special look-through rule for purposes of meeting one of the REIT share ownership tests, and we are not operated in a manner to avoid treatment of such income or gain as UBTI;

•	part of the income and gain recognized by a tax exempt investor with respect to our common stock would constitute UBTI if the investor incurs debt in order to acquire the common stock; and

•

part or all of the income or gain recognized with respect to our common stock by social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans which are exempt from federal income taxation under Sections 501(c)(7), (9), (17) or (20) of the Code may be treated as UBTI.

See the “Federal Income Tax Considerations — Treatment of Tax-Exempt Stockholders” section of this prospectus for further discussion of this issue if you are a tax-exempt investor.

Complying with the REIT requirements may cause us to forego otherwise attractive opportunities.

To qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of shares of our common stock. We may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution, or we may be required to liquidate otherwise attractive investments in order to comply with the REIT tests. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

Legislative or regulatory action could adversely affect investors.

The tax rate applicable to qualifying corporate distributions received by individuals prior to 2013 has been reduced to a maximum rate of 15%. This special tax rate is generally not applicable to distributions paid by a REIT, unless such distributions represent earnings on which the REIT itself has been taxed. As a result, distributions (other than capital gain distributions) we pay to individual investors generally will be subject to the tax rates that are otherwise applicable to ordinary income, which currently are as high as 35%. This change in law may make an investment in our shares comparatively less attractive to individual investors than an investment in the shares of non-REIT corporations, and could have an adverse effect on the value of our common stock. You are urged to consult with your own tax advisor with respect to the impact of recent legislation on your investment in our common stock and the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in our common stock. You should also note that our counsel’s tax opinion assumes that no legislation will be enacted after the date of this prospectus that will be applicable to an investment in our shares.

Foreign purchasers of our common stock may be subject to FIRPTA tax upon the sale of their shares.

A foreign person disposing of a U.S. real property interest, including shares of a U.S. corporation whose assets consist principally of U.S. real property interests, is generally subject to a tax, known as FIRPTA tax, on the gain recognized on the disposition. Such FIRPTA tax does not apply, however, to the disposition of stock in a REIT if the REIT is “domestically controlled.” A REIT is “domestically controlled” if less than 50% of the REIT’s stock, by value, has been owned directly or indirectly by persons who are not qualifying U.S. persons during a continuous five-year period ending on the date of disposition or, if shorter, during the entire period of the REIT’s existence.

We cannot assure you that we will qualify as a “domestically controlled” REIT. If we were to fail to so qualify, gain realized by foreign investors on a sale of our shares would be subject to FIRPTA tax, unless our shares were traded on an established securities market and the foreign investor did not at any time during a specified testing period directly or indirectly own more than 5% of the value of our outstanding common stock. See “Federal Income Tax Considerations — Special Tax Considerations for Non-U.S. Stockholders — Sale of our Shares by a Non-U.S. Stockholder.”

ERISA Risks

There are special considerations that apply to pension or profit-sharing trusts or IRAs investing in our shares which could cause an investment in our company to be a prohibited transaction and could result in additional tax consequences.

If you are investing the assets of a pension, profit-sharing, 401(k), Keogh or other qualified retirement plan or the assets of an IRA in our common stock, you should satisfy yourself that, among other things:

•	your investment is consistent with your fiduciary obligations under ERISA and the Code;

•	your investment is made in accordance with the documents and instruments governing your plan or IRA, including your plan’s investment policy;

•	your investment satisfies the prudence and diversification requirements of ERISA;

•	your investment will not impair the liquidity of the plan or IRA;

•	your investment will not produce UBTI for the plan or IRA;

•	you will be able to value the assets of the plan annually in accordance with ERISA requirements; and

•	your investment will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

For a more complete discussion of the foregoing issues and other risks associated with an investment in our shares by retirement plans, please see the “Investment by Tax-Exempt Entities and ERISA Considerations” section of this prospectus.

Persons investing the assets of employee benefit plans should consider ERISA risks of investing in our shares.

ERISA and Code Section 4975 prohibit certain transactions that involve (1) certain pension, profit-sharing, employee benefit, or retirement plans or individual retirement accounts and Keogh plans, and (2) any person who is a “party-in-interest” or “disqualified person” with respect to such a plan. Consequently, the fiduciary of a plan contemplating an investment in the shares should consider whether we, any other person associated with the issuance of the shares, or any of their affiliates is or might become a “party-in-interest” or “disqualified person” with respect to the plan and, if so, whether an exception from such prohibited transaction rules is applicable. In addition, the Department of Labor plan asset regulations provide that, subject to certain exceptions, the assets of an entity in which a plan holds an equity interest may be treated as assets of an investing plan, in which event the underlying assets of such entity (and transactions involving such assets) would be subject to the prohibited transaction provisions. We intend to take such steps as may be necessary to qualify us for one or more of the exceptions available, and thereby prevent our assets as being treated as assets of any investing plan.

For further discussion of issues and risks associated with an investment in shares by IRAs, employee benefit plans and other benefit plan investors, see “Investment by Tax-Exempt Entities and ERISA Considerations.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such statements can be identified by the use of forward-looking terminology such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,” “should” and variations of these words and similar expressions. Although we believe that our expectations reflected in the forward-looking statements are based on reasonable assumptions, these expectations may not prove to be correct. Important factors that could cause our actual results to differ materially from the expectations reflected in these forward-looking statements include those set forth above, as well as general economic, business and market conditions, changes in federal and local laws and regulations and increased competitive pressures. In addition, any forward-looking statements are subject to unknown risks and uncertainties including those discussed in the “Risk Factors” section of this prospectus.

ESTIMATED USE OF PROCEEDS

The following table estimates the use of the proceeds raised in this offering assuming that we sell the midpoint of 50,000,000 shares and the maximum of 100,000,000 shares. We have not given effect to any special sales or volume discounts that could reduce the sales commissions or dealer manager fees for sales pursuant to our primary offering. Reduction in these fees will be accompanied by a corresponding reduction in the per share purchase price, but will not affect the amounts available to us for investment. See “Plan of Distribution” for a description of the special sales and volume discounts.

The following table assumes that we do not sell any shares in our distribution reinvestment plan. As long as our shares are not listed on a national securities exchange, we anticipate that all or substantially all of the proceeds from the sale of shares pursuant to our distribution reinvestment plan will be used to fund repurchases of shares under our share redemption program. Many of the figures set forth below represent management’s best estimate since these figures cannot be precisely calculated at this time. In the event that we sell the maximum offering in our primary offering, we estimate that approximately 88.25% of our gross offering proceeds will be used to primarily make investments in self storage facilities and related self storage real estate investments and pay real estate-related acquisition fees and acquisition expenses, while the remaining 11.75% will be used to pay sales commissions, dealer manager fees and other offering expenses.

	Midpoint Offering (50,000,000 Shares)		Maximum Offering (100,000,000 Shares)
	Amount	Percent	Amount	Percent
Gross Offering Proceeds	$500,000,000	100.00%	$1,000,000,000	100.00%
Less Offering Expenses:
Sales Commissions	35,000,000	7.00%	70,000,000	7.00%
Dealer Manager Fee (1)	15,000,000	3.00%	30,000,000	3.00%
Offering Expenses (2)	10,000,000	2.00%	17,500,000	1.75%

Net Proceeds (3)	440,000,000	88.00%	882,500,000	88.25%
Acquisition Fees (4)	10,675,000	2.14%	21,350,000	2.14%
Acquisition Expenses (5)	4,250,000	0.85%	8,500,000	0.85%

Amount Available for Investment (6)	$425,075,000	85.01%	$852,650,000	85.26%

(1)	We will pay a dealer manager fee in the amount of 3% of the gross proceeds of the shares sold to the public.
(2)

Offering expenses consist of all expenses (other than sales commissions and the dealer manager fee) to be paid by us in connection with the offering, including our legal, accounting, printing, mailing, filing and registration fees, and other accountable offering expenses including, but not limited to: (a) costs and expenses of conducting educational conferences and seminars; (b) costs and expenses of attending broker-dealer sponsored conferences; (c) amounts to reimburse our advisor for all marketing-related costs and expenses such as salaries and direct expenses of employees of our advisor and its affiliates in connection with registering and marketing of our shares, including, but not limited to, the senior management team and various other accounting and finance employees and administrative overhead allocated to these employees; (d) facilities and technology costs, insurance expenses and other costs and expenses associated with the offering and to facilitate the marketing of our shares; and (e) payment or reimbursement of bona fide due diligence expenses. Our advisor has agreed to pay or reimburse us to the extent our offering expenses exceed 3.5% of gross offering proceeds from our primary offering at the completion of the offering. In the event we raise the maximum offering, we estimate that our offering expenses will be 1.75% of gross offering proceeds raised in our primary offering.

(3)

Until we use our net proceeds to make investments, substantially all of the net proceeds of the offering may be invested in short-term, highly liquid investments, including government obligations, bank certificates of deposit, short-term debt obligations and interest-bearing accounts or other authorized investments as determined by our board of directors.

(4)

We will pay our advisor an acquisition fee equal to 2.5% of the contract purchase price for each property or real estate investment we acquire, which for purposes of this table we have assumed is an aggregate amount equal to our estimated amount available for investment. For purposes of this table, we have assumed that no debt is used to acquire our properties or other real estate investments. In the event we raise the maximum offering of $1,000,000,000 pursuant to this offering and utilize 49% leverage to acquire our properties or make other real estate investments pursuant to our acquisition strategy, we will pay our advisor acquisition fees in excess of $41,800,000.

(5)

Acquisition expenses include customary third-party acquisition expenses such as legal fees and expenses, costs of appraisals, accounting fees and expenses, title insurance premiums and other closing costs and miscellaneous expenses relating to the acquisition of real estate and reserves for maintenance and repairs of properties. For purposes of this table, we have assumed acquisition expenses of 1% of the purchase price of our properties, which we have assumed is our estimated amount invested in properties. Because we intend to primarily invest in self storage facilities which by their nature are smaller in size than a typical commercial property, the amount of our acquisition expenses as a percentage of the purchase price will be higher than those for REITs that invest in other commercial properties that are larger in size. Notwithstanding the foregoing, pursuant to our charter, the total of all acquisition fees and acquisition expenses shall be reasonable, and shall not exceed an amount equal to 6% of the contract purchase price of the property.

(6)

Although a substantial portion of the amount available for investment presented in this table is expected to be invested in properties, we may use a portion of such amount (a) to repay debt incurred in connection with property acquisitions or other investment activities, (b) to establish reserves if we or our lenders deem appropriate, or (c) for other corporate purposes, including, but not limited to, payment of distributions to stockholders, or payments of offering expenses in connection with future offerings pending the receipt of offering proceeds from such offerings, provided that these offering expenses may not exceed the limitation of organization and offering expenses pursuant to our charter and FINRA rules. If we use any net offering proceeds for any purposes other than making investments in properties or reducing debt, it may negatively impact the value of your investment.

SELECTED FINANCIAL DATA

The following selected financial and operating information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the financial statements and related notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 31, 2011, and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, filed with the SEC on August 11, 2011, which are incorporated by reference into this prospectus:

	For the Six Months Ended June 30, 2011	For the Year Ended December 31, 2010	For the Year Ended December 31, 2009	For the Year Ended December 31, 2008	For the Period from August 14, 2007 through December 31, 2007
Operating Data
Total revenues	$21,176,473	$26,161,182	$7,875,143	$365,651	$—
Loss from continuing operations	(10,740,895)	(13,247,015)	(7,404,519)	(1,595,043)	—
Net loss attributable to Strategic Storage Trust, Inc.	(10,464,830)	(12,790,815)	(7,302,896)	(1,504,293)	—
Loss from continuing operations per common share- basic and diluted	(0.36)	(0.59)	(1.00)	(2.50)	—
Dividends declared per common share (annualized)	0.70	0.70	0.70	0.70	—
Balance Sheet Data
Real estate facilities	$380,871,460	$274,568,200	$155,058,360	$15,166,724	$—
Total assets	423,323,692	307,361,213	203,701,303	19,819,983	201,000
Total debt	213,352,099	119,811,948	78,256,583	4,000,000	—
Total liabilities	226,181,383	126,805,993	82,997,383	5,532,519	—
Stockholders’ equity	196,010,963	176,224,923	119,068,866	14,287,464	201,000

	For the Six Months Ended June 30, 2011	For the Year Ended December 31, 2010	For the Year Ended December 31, 2009	For the Year Ended December 31, 2008	For the Period from August 14, 2007 through December 31, 2007
Other Data
Net cash provided by (used in) operating activities	$180,693	$944,256	$(2,595,891)	$(1,106,248)	$—
Net cash used in investing activities	(81,409,506)	(124,477,551)	(44,300,463)	(16,311,595)	—
Net cash provided by financing activities	89,428,921	106,192,928	68,060,180	19,831,475	201,000

MARKET DATA

Market and industry data and forecasts used in this prospectus, including demographic information contained in property descriptions, have been obtained from independent industry sources and publications as well as from research reports prepared for other purposes. We have not independently verified the data obtained from these sources, and we cannot assure you of the accuracy or completeness of the data. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as other forward-looking statements in this prospectus.

OUR SELF STORAGE PROPERTIES

Portfolio Summary

Our self-storage facilities offer inexpensive, easily accessible, enclosed storage space to residential and commercial users on a month-to-month basis. Most of our facilities are fenced with computerized gates and are well lighted. Many of our properties are single-story, thereby providing customers with the convenience of direct vehicle access to their storage spaces. Our facilities range in size from approximately 21,000 to approximately 252,000 net rentable square feet, with an average of approximately 82,000 net rentable square feet. Our facilities generally are constructed of masonry or steel walls resting on concrete slabs and have standing seam metal, shingle, or tar and gravel roofs. Customers have access to their storage areas during business hours, and some of our facilities provide 24-hour access. Individual storage spaces are secured by a lock furnished by the customer to provide the customer with control of access to the space.

As of August 31, 2011, our wholly-owned self storage portfolio was comprised as follows:

State	No. of Properties	Units	Sq. Ft. (net)		% of Total Rentable Sq. Ft.	Physical Occupancy %(1)	Climate Controlled %(2)	Revenue %(3)
Alabama (4)	2	1,075	144,500		2.3%	70.0%	49.1%	1.7%
Arizona	4	1,970	242,850		3.8%	73.0%	21.8%	3.2%
California (4)	8	6,480	831,700		13.2%	83.0%	19.6%	16.1%
Florida	6	5,850	602,150		9.5%	76.7%	59.5%	13.9%
Georgia	9	4,870	663,200		10.5%	76.1%	29.5%	4.7%
Illinois	4	2,475	370,400	(5)	5.9%	70.8%	7.0%	6.4%
Kentucky	5	2,800	401,000		6.3%	85.3%	2.0%	6.6%
Mississippi	1	600	66,600		1.1%	61.2%	12.2%	0.8%
Nevada	8	4,710	563,700		8.9%	74.5%	69.4%	10.2%

State	No. of Properties	Units	Sq. Ft. (net)	% of Total Rentable Sq. Ft.	Physical Occupancy %(1)	Climate Controlled %(2)	Revenue %(3)
New Jersey	4	3,560	336,000	5.3%	77.7%	55.1%	10.0%
New York	1	690	82,800	1.3%	93.9%	20.2%	—
North Carolina	3	1,580	178,900	2.8%	85.2%	20.7%	2.8%
Ontario, Canada (6)	2	1,860	211,000	3.3%	60.9%	96.7%	2.8%
Pennsylvania	4	2,220	269,900	4.3%	71.4%	17.1%	2.5%
South Carolina	1	460	65,200	1.0%	93.6%	66.0%	1.4%
Tennessee	1	800	100,400	1.6%	87.3%	0.0%	1.4%
Texas (4)	10	6,250	933,300	14.8%	86.6%	19.2%	14.1%
Virginia	4	2,450	257,800	4.1%	82.3%	59.9%	1.4%

Total	77	50,700	6,321,400	100%	79.0%	30.6%	100%

(1)	Represents the occupied square feet of all facilities we own in a state divided by total rentable square feet of all the facilities we owned in such state as of July 31, 2011.
(2)	Represents the percentage of rentable square feet in climate-controlled units as of July 31, 2011 for each state. These figures do not include any property we acquired after July 2011.
(3)

Represents rental income (excludes administrative fees, late fees, and other ancillary income) for the month of June 2011 for all facilities we owned in a state divided by our total rental income for the month of June 2011. These figures do not include income from any property we acquired after May 2011.

(4)

Does not include properties in which we own a minority interest, including the interests owned in the Montgomery County Self Storage, DST properties, the San Francisco Self Storage DST property, the Hawthorne property, the WP Baltimore Self Storage property and the Southwest Colonial, DST properties.

(5)	Includes approximately 85,000 rentable square feet of industrial warehouse/office space at the Chicago – Ogden Ave. property.
(6)	The Mississauga property is currently vacant, while under construction, thus the related occupancy statistics exclude this property.

The map below shows the geographic location of our self storage portfolio as of August 31, 2011.

Our Facilities by Year Acquired – Average Physical Occupancy

	As of June 30, 2011		As of June 30, 2010
	Number	Current	Number	Current	Average Physical Occupancy% (1)
	of	Rentable	of	Rentable	For the Six Months Ended June 30,
Year Acquired	Facilities	Square Feet	Facilities	Square Feet	2011	2010
2008	3	196,500	3	196,500	82%	84%
2009	23	2,147,050	23	2,147,050	83%	79%
2010	19	1,605,950	8	559,250	72%	80%
2011 (2)	27	1,943,700	—	—	85%	—

All Facilities Owned	72	5,893,200	34	2,902,800	80%	80%

(1)

Determined by dividing the sum of the month-end occupied square feet for the applicable group of facilities for each applicable period by the sum of their month-end rentable square feet for the period.

(2)	The average physical occupancy data excludes the Mississauga property. All other related data is based on estimates of when the construction on such property is complete.

Our Facilities by Year Acquired – Rent Per Occupied Square Foot

	As of June 30, 2011		As of June 30, 2010
	Number	Current	Number	Current	Rent Per Occupied Square Foot (1)
	of	Rentable	of	Rentable	For the Six Months Ended June 30,
Year Acquired	Facilities	Square Feet	Facilities	Square Feet	2011	2010
2008	3	196,500	3	196,500	$0.86	$0.81
2009	23	2,147,050	23	2,147,050	$0.72	$0.74
2010	19	1,605,950	8	559,250	$1.11	$1.46
2011 (2)	27	1,943,700	—	—	$0.66	—

All Facilities Owned	72	5,893,200	34	2,902,800	$0.83	$0.81

(1)

Determined by dividing the aggregate rental revenue for each applicable month by the aggregate of the month-end occupied square feet for the period. Properties are included in the calculation in their first full month of operations. Rental revenue includes rental income, but excludes ancillary income, administrative and late fees.

(2)	The rent per occupied square foot data excludes the Mississauga property. All other related data is based on estimates of when the construction on such property is complete.

Our Facilities by Year Acquired – Rental Income

	As of June 30, 2011		As of June 30, 2010
	Number	Current	Number	Current	Rent by Year of Acquisition (1)
	of	Rentable	of	Rentable	For the Six Months Ended June 30,
Year Acquired	Facilities	Square Feet	Facilities	Square Feet	2011	2010
2008	3	196,500	3	196,500	$833,771	$805,777
2009	23	2,147,050	23	2,147,050	7,612,928	7,536,676
2010	19	1,605,950	8	559,250	7,705,830	1,481,058
2011	27	1,943,700	—	—	2,545,189	—

All Facilities Owned	72	5,893,200	34	2,902,800	$18,697,718	$9,823,511

(1)	The rental income attributable to our consolidated joint venture is excluded from the above table. Rental revenue includes rental income, but excludes ancillary income, administrative and late fees.

As of August 31, 2011, we wholly-owned the following 77 self storage facilities:

Property	Acquisition Date	Acquisition Price	Year Built	Approx. Units	Approx. Sq. Ft. (net)		% Physical Occupancy(1)	% Climate Controlled(2)
Biloxi – MS	9/25/2008	$2,960,000	1980/1984/1992	600	66,600		61.2%	12.2%
Gulf Breeze – FL	9/25/2008	$7,800,000	1978/1982/2004	700	80,000		88.2%	61.0%
Manassas – VA	12/19/2008	$4,700,000	1996/2000	500	49,900		81.2%	51.0%
Walton – KY	2/12/2009	$3,400,000	1991	430	72,000		89.9%	0.5%
Crescent Springs – KY	2/12/2009	$2,300,000	1999/2003	350	57,200		89.7%	0.6%
Florence – KY	2/12/2009	$4,200,000	1996	520	81,800		93.5%	6.8%
Alpharetta – GA	6/1/2009	$5,100,000	2003	670	76,500		81.8%	59.0%
Marietta – GA	6/1/2009	$4,500,000	2006	500	52,000		85.0%	100.0%
Erlanger – KY	7/17/2009	$3,750,000	1987	610	63,700		89.3%	2.3%
Florence II – KY	7/17/2009	$5,950,000	1982/1995	890	126,300		73.3%	0.3%
Jersey City – NJ	8/21/2009	$11,625,000	1985	1,090	91,500		79.1%	0.0%
Montgomery – AL	9/3/2009	$3,800,000	1995/2004	600	94,600		71.5%	22.2%
Phoenix – AZ	9/4/2009	$2,000,000	1974	520	38,750		60.8%	83.2%
Seabrook – TX	9/24/2009	$6,150,000	2001-2003	680	78,000		92.0%	51.6%
Greenville – SC	9/24/2009	$3,720,000	1948/1995	460	65,200		93.6%	66.0%
Kemah – TX	9/24/2009	$13,370,000	1985/2005/ 1999/2002	1,300	239,000		82.6%	19.4%
Tallahassee – FL	9/24/2009	$8,450,000	1979-1987	1,550	203,700		73.5%	2.9%
Memphis – TN	9/24/2009	$3,880,000	1987/1994	800	100,400		87.3%	0.0%
Houston – TX	9/24/2009	$2,500,000	1984/2005	480	73,300		81.1%	38.6%
Las Vegas – NV	9/24/2009	$6,100,000	2006	520	66,000		72.0%	78.5%
Las Vegas II – NV	9/24/2009	$2,200,000	1998	190	21,100		72.3%	33.2%
Pearland – TX	9/24/2009	$6,400,000	2004/2005	640	89,200		93.1%	60.6%
Daphne – AL	9/24/2009	$4,280,000	2000	475	49,900		67.1%	100.0%
Lake Forest – CA	9/24/2009	$26,650,000	2003	1,300	251,700		81.1%	0.0%
Pittsburgh – PA	12/11/2009	$2,550,000	1990	470	55,200		72.4%	15.2%
West Mifflin – PA	12/11/2009	$3,150,000	1983	820	100,000		65.0%	20.2%
Fort Lee – NJ	2/24/2010	$16,750,000	2000	990	98,000		84.7%	100.0%
Weston – FL	2/24/2010	$6,300,000	2005	650	52,000		96.2%	100.0%
Gulf Breeze II – FL	3/10/2010	$1,225,000	2004/2005	290	39,750		43.3%	72.9%
Mesa – AZ	4/9/2010	$3,675,000	2002	570	75,600		76.0%	27.4%
Oakland Park – FL	4/16/2010	$14,350,000	1987	1,620	104,000		84.4%	100.0%
Phoenix II – AZ	5/6/2010	$1,700,000	1974	440	73,000		72.5%	0.0%
Tempe – AZ	5/6/2010	$1,800,000	1973	440	55,500		78.1%	0.0%
Riverdale – NJ	5/14/2010	$6,375,000	2007	820	61,400		51.5%	100.0%
Davie – FL	7/14/2010	$5,470,000	1988	1,040	122,700		70.3%	100.0%
Chicago – 95th St. – IL	10/22/2010	$6,300,000	2002	690	72,000		82.0%	20.3%
Chicago – Western Ave. – IL	10/22/2010	$1,400,000	2004	590	59,000		62.7%	3.4%
Chicago – Ogden Ave. – IL	10/26/2010	$4,000,000	2002	750	194,400	(3)	66.1%	3.0%
Las Vegas III – NV	10/29/2010	$4,275,000	2005	700	94,000		64.7%	69.0%
Chicago – Roosevelt Rd. – IL	11/16/2010	$1,800,000	2004	445	45,000		84.0%	8.0%
Dufferin – Toronto – Ontario, Canada	11/23/2010	$14,150,000	1965/2008	1,060	110,000		60.9%	100.0%
Los Angeles – La Cienega – CA	12/16/2010	$13,100,000	2004	770	87,000		82.2%	25.0%

Property	Acquisition Date	Acquisition Price		Year Built	Approx. Units		Approx. Sq. Ft. (net)		% Physical Occupancy(1)	% Climate Controlled(2)
Long Beach – CA	12/16/2010	$12,900,000		1999	830		87,000		85.6%	80.0%
Las Vegas IV – NV	12/21/2010	$6,875,000		1996	540		81,600		82.4%	95.2%
Las Vegas VI – NV	12/29/2010	$4,000,000		2006	740		94,000		71.2%	65.2%
Concord – NC	2/15/2011	$3,100,000	(7)	1996/2001	530		56,200		87.4%	13.9%
Hickory – NC	2/15/2011	$3,370,000	(7)	1997	600		70,600		83.0%	14.6%
Morganton – NC	2/15/2011	$2,900,000	(7)	2001	450		52,100		85.9%	36.3%
El Paso II – TX	2/15/2011	$4,590,000	(7)	2001/2003	520		72,900		95.8%	2.0%
El Paso III – TX	2/15/2011	$6,090,000	(7)	1985/2000	750		81,200		95.1%	4.1%
El Paso IV – TX	2/15/2011	$3,690,000	(7)	1999/2004	510		67,400		86.9%	2.1%
El Paso V – TX	2/15/2011	$3,960,000	(7)	2004	420		60,500		97.4%	6.0%
Dallas – TX	2/15/2011	$4,560,000	(7)	1986/1999-2000	660		131,000		83.8%	0.0%
Lawrenceville I – GA	2/15/2011	$1,680,000	(7)	1996	500		73,500		68.1%	4.8%
Lawrenceville II – GA	2/15/2011	$3,090,000	(7)	1999	500		60,600		68.7%	17.9%
Mississauga – Mississauga – Ontario, Canada	3/11/2011	$5,660,000	(4)	1963	800	(5)	101,000	(5)	n/a	0.0%
El Paso – TX	3/17/2011	$1,600,000	(6)	2010	290		40,800		54.7%	0.0%
Las Vegas VII – NV	3/25/2011	$5,050,000	(7)	1996	720		58,400		78.1%	75.8%
Las Vegas VIII – NV	3/25/2011	$5,310,000	(7)	1997	510		60,600		79.1%	56.1%
SF Bay Area – Morgan Hill – CA	3/30/2011	$6,330,000	(7)	1997	490		61,000		90.3%	32.5%
SF Bay Area – Vallejo – CA	3/30/2011	$7,940,000	(7)	2001	860		75,000		80.1%	0.0%
Peachtree City – GA	6/10/2011	$5,410,000	(7)	1988/1992	670		123,400		79.5%	9.0%
Buford – GA	6/10/2011	$2,557,000	(7)	2002	520		68,900		83.3%	47.3%
Jonesboro – GA	6/10/2011	$2,495,000	(7)	2002	730		106,400		66.5%	20.3%
Ellenwood – GA	6/10/2011	$2,311,000	(7)	1998	300		40,700		90.2%	17.3%
Marietta II – GA	6/10/2011	$2,680,000	(7)	1998/2008	480		61,200		70.4%	19.2%
Collegeville – PA	6/10/2011	$3,099,000	(7)	1996	540		58,400		77.2%	7.6%
Skippack – PA	6/10/2011	$2,393,000	(7)	2004	390		56,300		76.0%	23.4%
Ballston Spa – NY	6/10/2011	$5,144,000	(7)	2002	690		82,800		93.9%	20.2%
Trenton – NJ	6/10/2011	$7,793,000	(7)	2003	660		85,100		87.0%	30.4%
Fredericksburg – VA	6/10/2011	$4,275,000	(7)	2000	630		59,600		77.8%	58.1%
Sandston – VA	6/10/2011	$6,873,000	(7)	2005/2006	680		78,100		84.4%	43.0%
Ladera Ranch – CA	7/6/2011	$20,900,000	(7)(8)	2003	980		114,000		87.3%	29.3%
SF Bay Area – San Lorenzo – CA	7/15/2011	$2,850,000		2000	640		62,000		77.0%	0.0%
Hampton – VA	7/20/2011	$4,900,000		2007	640		70,200		84.4%	86.7%
Las Vegas V – NV	7/21/2011	$4,470,000		1997	790		88,000		78.0%	60.9%
SF Bay Area – Gilroy – CA	8/12/2011	$6,560,000		1999	610		94,000		n/a	n/a

Total		$431,560,000			50,700		6,321,400		79.0%	30.6%

(1)	Represents occupied square feet divided by total rentable square feet as of July 31, 2011.
(2)	Represents the percentage of rental square feet in climate-controlled units as of July 31, 2011.
(3)	Includes approximately 85,000 rentable square feet of industrial warehouse/office space.
(4)	Approximate price (excludes estimated conversion costs) based on Canadian/U.S. conversion rate.
(5)	Amount of units and square footage when construction is completed in 2011.
(6)	Acquisition is subject to an “earn out” provision that could increase the acquisition price up to an additional $450,000.
(7)

The acquisition prices noted above are based on a preliminary determination of the fair value of the total consideration provided. Additionally, the allocation amongst the individual properties acquired is preliminary. Such valuations may change as we complete our purchase price accounting.

(8)	Includes an adjoining parcel of vacant land, which had an acquisition price of approximately $3.9 million.

The above physical occupancy includes acquisitions of lease-up properties, defined as properties that as of the acquisition date had physical occupancy of less than 60%; excluding those properties, the physical occupancy for the portfolio was 80.2% as of July 31, 2011.

On September 24, 2009, through mergers with REIT I and REIT II, two private real estate investment trusts sponsored by our sponsor, we acquired 11 of our wholly-owned facilities listed above and certain preferred equity and/or minority interests listed below. As of August 31, 2011, we owned the following preferred equity and/or minority interests:

Property	% Owned	Acquisition Date (1)	Year Built	Approx. Units	Approx. Sq. Ft. (net)	% Physical Occupancy(2)	% Climate Controlled(3)
WP Baltimore Self Storage - MD	11.5%	9/24/2009	2004	500	70,900	84.1%	0.0%
San Francisco Self Storage DST - CA	12.26%	9/24/2009 and 1/07/2010	1909/2000	1,100	77,900	78.7%	0.0%
Hawthorne Property (4) - CA	12.0%	9/24/2009	1943-1966	n/a	356,000	100.0%	n/a
Southwest Colonial, DST - TX	0.28%	9/24/2009	1981-2007	2,850	369,600	84.6%	12.1%
Montgomery County Self Storage, DST - AL	1.49%	9/24/2009	1997-2005	1,600	152,900	82.4%	100.0%

Total				6,050	1,027,300	89.1%	18.9%

(1)	Represents the date we acquired the interest in such property.
(2)	Represents occupied square feet divided by total rentable square feet as of July 31, 2011.
(3)	Represents the percentage of rentable square feet in climate-controlled units as of July 31, 2011.
(4)

Not a self storage facility. We have a 12% direct investment in Westport LAX LLC, the entity owning this property, and an indirect interest in Westport LAX LLC through a preferred equity investment in USA Hawthorne, LLC, which has a direct investment in Westport LAX LLC.

For the period of January 1, 2011 through June 30, 2011, the average monthly rent per occupied square foot for the 72 self storage facilities we owned on June 30, 2011 was $0.83. The weighted average capitalization rate at acquisition for the 77 self storage facilities we owned as of August 31, 2011 was approximately 7.57%. The weighted average capitalization rate is calculated as the estimated first year annual net operating income at the respective property divided by the property purchase price, exclusive of offering costs, closing costs and fees paid to the advisor. Estimated first year net operating income on our real estate investments is total estimated revenues generally derived from the terms of in-place leases at the time we acquire the property, less property operating expenses generally based on the operating history of the property. In instances where management determines that historical amounts will not be representative of first year revenues or property operating expenses, management uses its best faith estimate of such amounts based on anticipated property operations. Estimated first year net operating income excludes interest expense, asset management fees, depreciation and amortization and our company-level general and administrative expenses. Historical operating income for these properties is not necessarily indicative of future operating results. This calculation includes several properties in their lease-up period. Upon stabilization of these properties, we expect the weighted average capitalization rate to increase.

Debt Summary

As of June 30, 2011, our secured debt is summarized as follows:

	Carrying value as of:
Encumbered Property	June 30, 2011	December 31, 2010	Stated Interest Rate		Maturity Date
Crescent Springs	$800,000	$800,000	5.00%		2/11/2014
Florence, Walton	3,700,000	3,700,000	5.00%		2/11/2014
Biloxi, Gulf Breeze (1)	—	4,939,555	6.50%		4/1/2012
Montgomery	2,872,190	2,905,005	6.42%		7/1/2016
Seabrook	4,616,344	4,648,475	5.73%		1/1/2016
Greenville	2,313,283	2,329,399	5.65%		3/1/2016
Kemah	9,031,181	9,086,648	6.20%		6/1/2016
Memphis	2,555,233	2,572,089	5.67%		12/1/2016
Tallahassee	7,650,000	7,650,000	6.16%		8/1/2016
Houston	2,070,870	2,087,590	5.67%		2/1/2017
San Francisco (consolidated VIE)	10,500,000	10,500,000	5.84%		12/1/2016
Lake Forest	18,000,000	18,000,000	6.47%		10/1/2017
Las Vegas I	1,540,000	1,540,000	5.72%		6/1/2017
Pearland	3,500,000	3,500,000	5.93%		7/1/2017
Daphne	1,772,300	1,844,445	5.47%		8/1/2020
Mesa	3,130,780	3,161,123	5.38%		4/1/2015
Riverdale	4,800,000	4,800,000	4.00%		5/14/2014
Prudential Portfolio Loan (2)	32,253,172	32,475,887	5.42	%(3)	9/5/2019
Long Beach(1)	—	5,000,000	10.00%		1/31/2011
Dufferin – Toronto – Ontario, Canada	7,166,600	—	5.20	%(4)	12/15/2013
Citi Loan (5)	29,002,839	—	5.77%		2/6/2021
Bank of America Loan – 1 (6)	4,509,834	—	5.18%		11/1/2015
Bank of America Loan – 2 (7)	6,833,607	—	5.18%		11/1/2015
Bank of America Loan – 3 (8)	12,282,707	—	5.18%		11/1/2015
Prudential – Long Beach (9)	6,784,458	—	5.27%		9/5/2019
SF Bay Area – Morgan Hill – CA	3,029,698	—	5.75%		4/1/2013
SF Bay Area – Vallejo – CA	4,521,238	—	6.04%		6/1/2014
Citi Las Vegas Loan (10)	7,700,000	—	5.26%		6/6/2021
ING Loan (11)	22,015,000	—	5.47%		7/1/2021
Net fair value adjustment	(1,599,235)	(1,728,268)

Total mortgage loans and notes payable	$213,352,099	$119,811,948

(1)	These loans were repaid in their entirety in January 2011.
(2)

This portfolio loan is comprised of 11 discrete mortgage loans on 11 respective properties (Manassas, Marietta, Erlanger, Pittsburgh, Weston, Fort Lee, Oakland Park, Tempe, Phoenix II, Davie, Las Vegas II). Each of the individual loans is cross-collateralized by the other ten.

(3)	Ten of the loans in this portfolio loan bear an interest rate of 5.43% and the remaining loan bears an interest rate of 5.31%. The weighted average interest rate of this portfolio is 5.42%.

(4)

On January 12, 2011, we encumbered the Toronto property with a Canadian dollar denominated loan of $7 million which bears interest at the bank’s floating rate plus 3.5% (subject to a reduction in certain circumstances). The rate in effect at June 30, 2011 was 5.20%.

(5)

This portfolio loan encumbers 11 properties (Biloxi, Gulf Breeze I, Alpharetta, Florence II, Jersey City, West Mifflin, Chicago – 95th St. Chicago – Western Ave., Chicago – Ogden Ave., Chicago – Roosevelt Rd. and Las Vegas IV).

(6)	This loan encumbers the Lawrenceville I and II properties.
(7)	This loan encumbers the Concord, Hickory and Morganton properties.
(8)	This loan encumbers the El Paso II, III, IV & V properties as well as the Dallas property.
(9)	This loan is cross-collateralized by the 11 properties discussed in (2).
(10)	This loan encumbers the Las Vegas VII and Las Vegas VIII properties.
(11)

This portfolio loan is comprised of 11 discrete mortgage loans on 11 respective properties (Peachtree City, Buford, Jonesboro, Ellenwood, Marietta II, Collegeville, Skippack, Ballston Spa, Trenton, Fredericksburg and Sandston). Each of the individual loans has a term of 30 years and matures on July 1, 2041. ING has the option to require payment of the loan in full every five years beginning on July 1, 2021.

The following table presents the future principal payment requirements on outstanding secured debt at June 30, 2011:

2011	$1,209,519
2012	5,424,376
2013	12,716,879
2014	13,993,512
2015	27,638,428
2016 and thereafter	153,968,620

Total payments	214,951,334
Unamortized fair value adjustment	(1,599,235)

Total	$213,352,099

We record the amortization of debt discounts related to fair value adjustments to interest expense. The weighted average interest rate of our fixed rate debt as of June 30, 2011 was approximately 5.6%.

Subsequent to June 30, 2011, we incurred the following additional debt arrangements:

Ladera Ranch Mortgage Loan

In connection with the acquisition of the Ladera Ranch property, we assumed a mortgage loan with a principal balance of approximately $7.0 million. The assumed loan matures on June 1, 2016 and bears a fixed interest rate of 5.84% per annum on a 30-year amortization schedule.

San Lorenzo Mortgage Loan

In connection with the acquisition of the San Lorenzo property, we assumed a mortgage loan with a principal balance of approximately $2.2 million. The assumed loan matures on January 1, 2014 and bears a fixed interest rate of 6.068% per annum on a 30-year amortization schedule.

Las Vegas V Mortgage Loan

In connection with the acquisition of the Las Vegas V property, we assumed a mortgage loan with a principal balance of approximately $1.7 million. The assumed loan matures on July 1, 2015 and bears a fixed interest rate of 5.02% per annum on a 30-year amortization schedule.

KeyBank Credit Facility

On July 1, 2011, our operating partnership and three of its wholly-owned, property-holding special purpose entities entered into a credit agreement, a note and various other documents in connection with a credit facility (the “KeyBank Credit Facility”) obtained from KeyBank, National Association (“KeyBank”). The total principal amount of commitments available under the KeyBank Credit Facility is $22.0 million, of which $15.0 million was initially drawn on July 1, 2011, an additional $3.0 million was drawn on July 20, 2011 and the remaining $4.0 million was drawn on August 12, 2011. The KeyBank Credit Facility is secured by our Las Vegas III, Las Vegas VI, Los Angeles – La Cienega, Hampton and SF Bay Area – Gilroy properties.

The loans under the KeyBank Credit Facility are evidenced by a note and bear an interest rate of either Daily Libor (as defined in the credit agreement) plus 300 basis points (the “Daily LIBOR”), (2) an Adjusted LIBOR Rate (as defined in the Credit Agreement) plus 300 basis points, or (3) an Alternate Base Rate (as defined in the Credit Agreement) plus 200 basis points, at the Registrant’s election. The Registrant elected to have the Daily LIBOR apply to the initial $15 million draw, which equaled 3.19% per annum on the loan date. The KeyBank Credit Facility has a term of 90 days and matures on September 29, 2011, subject to a 90-day extension at our option upon meeting certain conditions set forth in the credit agreement.

We may prepay or terminate the KeyBank Credit Facility, in whole or in part, at any time without fees or penalty, subject to certain limitations set forth in the credit agreement. Commencing on September 1, 2011, if the outstanding amount due under the KeyBank Credit Facility at any time is greater than 60% of the aggregate acquisition cost of the encumbered properties, 100% of the net proceeds of our public offering (after selling commissions, the dealer manager fee and offering expenses) must be applied on a weekly basis to reduce the outstanding amount due under the KeyBank Credit Facility to no greater than 60% of the aggregate acquisition cost of the encumbered properties. The individual loans under the KeyBank Credit Facility are or will be secured and cross-collateralized by a deed of trust related to each of the secured properties, as well as an assignment of leases and rents, security agreement and fixture filing, a collateral assignment of leases and rents, a collateral assignment of management contract and a collateral assignment and security agreement in respect of contracts, licenses and permits related thereto. Pursuant to a guaranty, we serve as a guarantor of the obligations of our operating partnership and the property-owning special purpose entities for the loans under the KeyBank Credit Facility, and, pursuant to a pledge and security agreement, we pledged the net proceeds from our public offering to secure the loans under certain circumstances.

Potential Acquisitions

Throughout the term of this offering, we may enter into purchase agreements for the purchase of various properties. Pursuant to the various purchase agreements, we would likely be obligated to purchase such properties only after satisfactory completion of agreed upon closing conditions. We will decide whether to acquire properties generally based upon:

•	satisfactory completion of due diligence on the properties and the sellers of the properties;

•	satisfaction of the conditions to the acquisitions in accordance with the various purchase agreements;

•	satisfaction of requirements relating to assumption of any loans; and

•	no material adverse changes relating to the properties, the sellers of the properties or certain economic conditions.

There can be no assurance that we will complete the acquisition of any additional properties. In some circumstances, if we fail to complete a potential acquisition, we may forfeit our earnest money on such property. Due to the considerable conditions to the consummation of the acquisition of properties, we cannot make any assurances that the closing of any properties is probable.

INVESTMENT OBJECTIVES, STRATEGY AND RELATED POLICIES

Overview

We will invest a substantial amount of the net proceeds of this offering in self storage facilities and related self storage real estate investments. In the event we raise the maximum offering from our primary offering, we anticipate that approximately 88.25% of our gross offering proceeds will be used to primarily make investments in self storage facilities and related self storage real estate investments and pay real estate-related acquisition fees and acquisition expenses, while the remaining 11.75% will be used to pay sales commissions, dealer manager fees and other offering expenses. We may also use net offering proceeds to pay down debt or make distributions if our cash flows from operations are insufficient. Our investment objectives, strategy and policies may be amended or changed at any time by our board of directors. Although we have no plans at this time to change any of our investment objectives, our board of directors may change any and all such investment objectives, including our focus on self storage facilities, if our board believes such changes are in the best interests of our stockholders. In addition, we may invest in real estate properties other than self storage facilities if our board deems such investments to be in the best interests of our stockholders. We cannot assure you that our policies or investment objectives will be attained or that the value of our common stock will not decrease.

Primary Investment Objectives

Our primary investment objectives are to:

•	invest in income-producing real property in a manner that allows us to qualify as a REIT for federal income tax purposes;

•	provide regular cash distributions to our stockholders;

•	preserve and protect your invested capital; and

•	achieve appreciation in the value of our properties over the long term.

We cannot assure you that we will attain these primary investment objectives.

Exchange Listing and Other Liquidity Events

Our board will determine when, and if, to apply to have our shares of common stock listed for trading on a national securities exchange, subject to satisfying then-existing applicable listing requirements. Subject to then-existing market conditions and the sole discretion of our board of directors, we intend to seek one or more of the following liquidity events within three to five years after completion of this offering:

•	list our shares on a national securities exchange;

•	merge, reorganize or otherwise transfer our company or its assets to another entity with listed securities;

•	commence the sale of all of our properties and liquidate our company; or

•	otherwise create a liquidity event for our stockholders.

However, we cannot assure you that we will achieve one or more of the above-described liquidity events within the time frame contemplated or at all. This time frame represents our best faith estimate of the time necessary to build a portfolio sufficient enough to effectuate one of the liquidity events listed above. Our board of directors has the sole discretion to continue operations beyond five years after completion of the offering if it deems such continuation to be in the best interests of our stockholders. Even if we do accomplish one or more of these liquidity events, we cannot guarantee that a public market will develop for the securities listed or that such securities will trade at a price higher than what you paid for your shares in our offering. At the time it becomes necessary for our board of directors to determine which liquidity event, if any, is in the best interests of us and our stockholders, we expect that the board will take all relevant factors at that time into consideration when making a liquidity event decision. We expect that the board will consider various factors including, but not limited to, costs and expenses related to each possible liquidity event and the potential subordinated fees paid to our advisor listed in the “Management Compensation” section of this prospectus. See “Conflicts of Interest — Receipt of Fees and Other Compensation by Our Advisor and its Affiliates” for a discussion of the potential conflicts of interest related to the fees paid to our advisor as a result of a liquidity event.

Our Self Storage Acquisition Strategy

We will focus on the acquisition, ownership, operation and development of self storage facilities and activities relating to this type of property. Self storage refers to properties that offer do-it-yourself, month-to-month storage space rental for personal or business use. According to the Self Storage Association’s Self Storage Industry Fact Sheet, the self storage industry in the United States consists of approximately 2.2 billion rentable square feet at approximately 46,500 facilities (where self storage is the primary source of revenue). The industry is highly fragmented, comprised mainly of local operators and a few national owners and operators, including, we believe, only four publicly traded self storage REITs. See “The Self Storage Industry” for more details regarding the self storage industry in general. We believe the following factors will allow us to achieve market penetration, name recognition and national brand awareness and loyalty in the self storage industry, which will result in greater economies of scale:

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The size and diversification of our self storage portfolio, which, as of August 31, 2011, consists of 77 properties in 17 states and Canada with approximately 50,700 units and approximately 6.3 million square feet;

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the management team of our advisor and property manager, which, in addition to our executive officers described elsewhere in this prospectus, includes regional and district property management professionals and on-site property management personnel; and

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our self storage branding strategy whereby we intend to re-brand every self storage facility under the “SmartStopTM Self Storage” brand over the next several years, our call center which provides 24/7 access to information regarding our self storage facilities, and our new customer-friendly and mobile phone-friendly self storage website, www.smartstopselfstorage.com, which allows potential self storage customers to locate available units at any of our properties.

We intend to focus on pursuing acquisitions of self storage facilities in markets with varying economic and demographic characteristics, including large urban cities, densely populated suburban cities and smaller rural cities, as long as the property meets our acquisition criteria described below under “— General Acquisition and Investment Policies.” We also intend to expand and develop certain facilities we purchase in order to capitalize on underutilization and excess demand. The development of certain facilities we purchase may include an expansion of the self storage units or the services and ancillary products offered as well as making units available for office space. However, future investments will not be limited to any geographic area, to a type of facility or to a specified percentage of our total assets. We may invest a portion of the net proceeds we raise in self storage facilities outside the United States. We will strategically invest in specific domestic or foreign markets when opportunities that meet our investment criteria are available. In general, when evaluating potential acquisitions of self storage facilities, the primary factor we will consider is the property’s current and projected cash flow.

General Acquisition and Investment Policies

While we intend to focus our investment strategy on self storage facilities and related self storage real estate investments, we may invest in other storage-related investments such as storage facilities for automobiles, recreation vehicles and boats. We may additionally invest in other types of commercial real estate properties if our board of directors deems appropriate; however, we have no current intention of investing more than 20% of the net proceeds of this offering in such other commercial real estate properties. We will seek to make investments that will satisfy the primary investment objective of providing regular cash distributions to our stockholders. However, because a significant factor in the valuation of income-producing real property is its potential for future appreciation, we anticipate that some properties we acquire may have the potential for both growth in value and for providing regular cash distributions to our stockholders.

Our advisor will have substantial discretion with respect to the selection of specific properties. However, each acquisition will be approved by our board of directors. The consideration paid for a property will ordinarily be based on the fair market value of the property as determined by a majority of our board of directors. In selecting a potential property for acquisition, we and our advisor will consider a number of factors, including, but not limited to, the following:

•	projected demand for self storage facilities in the area;

•	a property’s geographic location and type;

•	a property’s physical location in relation to population density, traffic counts and access;

•	construction quality and condition;

•	potential for capital appreciation;

•	proposed purchase price, terms and conditions;

•	historical financial performance;

•	rental rates and occupancy levels for the property and competing properties in the area;

•	potential for rent increases;

•	demographics of the area;

•	operating expenses being incurred and expected to be incurred, including, but not limited to property taxes and insurance costs;

•	potential capital improvements and reserves required to maintain the property;

•	prospects for liquidity through sale, financing or refinancing of the property;

•	potential competitors for expanding the physical layout of the property;

•	the potential for the construction of new properties in the area;

•	treatment under applicable federal, state and local tax and other laws and regulations;

•	evaluation of title and obtaining of satisfactory title insurance; and

•	evaluation of any reasonably ascertainable risks such as environmental contamination.

There is no limitation on the number, size or type of properties that we may acquire or on the percentage of net offering proceeds that may be invested in any particular property type or single property. The number and mix of properties will depend upon real estate market conditions and other circumstances existing at the time of acquisition and the amount of proceeds raised in this offering. In determining whether to purchase a particular property, we may obtain an option on such property. The amount paid for an option, if any, is normally surrendered if the property is not purchased and may or may not be credited against the purchase price if the property is ultimately purchased.

Our Borrowing Strategy and Policies

We intend to continue to use low leverage (50% or less) to make our investments during this offering. However, at certain times during this offering, our debt leverage levels may be temporarily higher as we acquire properties in advance of funds being raised in this offering. Our board of directors will regularly monitor our investment pipeline in relation to our projected fundraising efforts and otherwise evaluate market conditions related to our debt leverage ratios throughout this offering. As of June 30, 2011 our debt leverage was approximately 50%. See “Our Self Storage Properties — Debt Summary” for a summary of our outstanding loans.

We may incur our indebtedness in the form of bank borrowings, purchase money obligations to the sellers of properties and publicly- or privately-placed debt instruments or financing from institutional investors or other lenders. We may obtain a credit facility or separate loans for each acquisition. Our indebtedness may be unsecured or may be secured by mortgages or other interests in our properties. We may use borrowing proceeds to finance acquisitions of new properties, to pay for capital improvements, repairs or buildouts, to refinance existing indebtedness, to pay distributions, to fund redemptions of our shares or to provide working capital.

There is no limitation on the amount we can borrow for the purchase of any property. Our aggregate borrowings, secured and unsecured, must be reasonable in relation to our net assets and must be reviewed by our board of directors at least quarterly. Our charter limits our borrowing to 300% of our net assets, as defined, (approximately 75% of the cost of our assets) unless any excess borrowing is approved by a majority of our independent directors and is disclosed to our stockholders in our next quarterly report, with a justification for such excess.

We may borrow amounts from our advisor or its affiliates only if such loan is approved by a majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction as fair, competitive, commercially reasonable and no less favorable to us than comparable loans between unaffiliated parties under the circumstances.

Except as set forth in our charter regarding debt limits, we may re-evaluate and change our debt strategy and policies in the future without a stockholder vote. Factors that we could consider when re-evaluating or changing our debt strategy and policies include then-current economic and market conditions, the relative cost of debt and equity capital, any acquisition opportunities, the ability of our properties to generate sufficient cash flow to cover debt service requirements and other similar factors. Further, we may increase or decrease our ratio of debt to equity in connection with any change of our borrowing policies.

Acquisition Structure

Although we are not limited as to the form our investments may take, our investments in real estate will generally constitute acquiring fee title or interests in joint ventures or similar entities that own and operate real estate. We may also enter into the following types of leases relating to real property:

•	a ground lease in which we enter into a long-term lease (generally greater than 30 years) with the owner for use of the property during the term whereby the owner retains title to the land; or

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a master lease in which we enter into a long-term lease (typically ten years with multiple renewal options) with the owner in which we agree to pay rent to the owner and pay all costs of operating and maintaining the property (a net lease) and typically have an option to purchase the property in the future.

We will make acquisitions of our real estate investments directly or indirectly through our operating partnership, Strategic Storage Operating Partnership, L.P. See “Prospectus Summary — Our Structure” and “Our Operating Partnership Agreement.” We will acquire interests in real estate either directly through our operating partnership or indirectly through limited liability companies or limited partnerships, or through investments in joint ventures, partnerships, co-tenancies or other co-ownership arrangements with other owners of properties, affiliates of our advisor or other persons. See “Risk Factors — Risks Associated with Co-Ownership of Real Estate.”

Conditions to Closing Acquisitions

We will not purchase any property unless and until we obtain at least a Phase I environmental assessment and history for each property purchased and we are sufficiently satisfied with the property’s environmental status. In addition, we will generally condition our obligation to close the purchase of any investment on the delivery and verification of certain documents from the seller or other independent professionals, including, but not limited to, where appropriate:

•	property surveys and site audits;

•	building plans and specifications, if available;

•	soil reports, seismic studies, flood zone studies, if available;

•	licenses, permits, maps and governmental approvals;

•	historical financial statements and tax statement summaries of the properties;

•	proof of marketable title, subject to such liens and encumbrances as are acceptable to us; and

•	liability and title insurance policies.

Joint Venture Investments

We may acquire some of our properties in joint ventures, some of which may be entered into with affiliates of our advisor. We may also enter into joint ventures, general partnerships, co-tenancies and other participations with real estate developers, owners and others for the purpose of owning and leasing real properties. See “Conflicts of Interest.” Among other reasons, we may want to acquire properties through a joint venture with third parties or affiliates in order to diversify our portfolio of properties in terms of geographic region or property type or to co-invest with one of our property management partners. Joint ventures may also allow us to acquire an interest in a property without requiring that we fund the entire purchase price. In addition, certain properties may be available to us only through joint ventures. In determining whether to recommend a particular joint venture, our advisor will evaluate the real property which such joint venture owns or is being formed to own under the same criteria described elsewhere in this prospectus.

We may enter into joint ventures with our sponsor, advisor or any affiliate thereof for the acquisition of properties, but only provided that:

•	a majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction approve the transaction as being fair and reasonable to us; and

•	the investment by us and the joint venture partner are on substantially the same terms and conditions.

To the extent possible and if approved by our board of directors, including a majority of our independent directors, we will attempt to obtain a right of first refusal or option to buy if such venture partner elects to sell its interest in the property held by the joint venture. In the event that the venture partner were to elect to sell property held in any such joint venture, however, we may not have sufficient funds to exercise our right of first refusal to buy the venture partner’s interest in the property held by the joint venture. Entering into joint ventures with affiliates of our advisor will result in certain conflicts of interest. See “Conflicts of Interest — Joint Ventures with Affiliates of our Advisor.”

Co-Investment with Tenant-In-Common Programs and Delaware Statutory Trusts

Persons selling real estate held for investment often seek to reinvest the proceeds of that sale in another real estate investment in an effort to obtain favorable tax treatment under Section 1031 of the Code. Strategic Capital Holdings, LLC, our sponsor, has been and may continue to be a sponsor of tenant-in-common programs and DSTs, such transactions referred to as like-kind exchanges.

For each tenant-in-common program, our sponsor or one of its affiliates will create a single member limited liability company (each of which we refer to in this prospectus as a Strategic Capital Exchange Entity). A Strategic Capital Exchange Entity will acquire all or part of a real estate property to be owned in co-tenancy arrangements with persons wishing to engage in like-kind exchanges (tenant-in-common participants). Generally, a Strategic Capital Exchange Entity will acquire the subject property, and through a registered broker-dealer, market a private placement memorandum for the sale of co-tenancy interests in that property. In many instances, affiliates of our advisor will sell or contribute a property to a Strategic Capital Exchange Entity for the purpose of selling off the property. Properties acquired in connection with the tenant-in-common program, if any, initially may be partially or entirely financed with debt. When a tenant-in-common participant wishes to acquire a co-tenancy interest, the Strategic Capital Exchange Entity will deed an undivided co-tenancy interest in the subject property to a newly-formed single-member limited liability company that is owned by the tenant-in-common participant.

A DST is a separate legal entity created as a trust under Delaware law that allows persons wishing to engage in like-kind exchanges to reinvest their proceeds in commercial real estate. In such a transaction, the DST acquires title to the property or properties and borrows money, which is secured by such properties, from the lender, and the exchange participant owns a beneficial interest in the DST.

In connection with the two mergers with private real estate investment trusts we completed on September 24, 2009, we acquired minority interests in several DSTs affiliated with our sponsor. In May and November of 2010 we increased our ownership in Self Storage I DST, one of the DSTs acquired in the mergers, from 3.05% to 19.75%. We subsequently acquired the remaining interests in Self Storage I DST, such that we owned 100% of the interests as of February 2011. See “Our Self Storage Properties.” We may in the future make additional investments in the other DSTs acquired in the mergers or invest in other similar programs, but will only do so if our board of directors, including a majority of our independent directors, determines that our participation is in the best interest of our stockholders.

We may co-invest in a property or DST only if a majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction approves of the transaction as being fair, competitive and commercially reasonable to us. We anticipate that in the event we purchase a tenant-in-common or DST interest from a Strategic Capital Exchange Entity, generally we will purchase the interest at the Strategic Capital Exchange Entity’s cost (before offering expenses and fees). However, if the price to us is in excess of the cost of the asset paid by our affiliate, a majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction must determine that substantial justification for such excess exists and that such excess is reasonable. In no event shall the cost to us of such asset exceed the greater of the Strategic Capital Exchange Entity’s cost or the current appraised value for the property or DST interest as determined by an independent appraiser. Although the Strategic Capital Exchange Entity will charge fees and expenses to tenant-in-common participants and/or will sell the tenant-in-common or DST interests at a price above the price it paid for the property, we will not pay any fees or expenses to the Strategic Capital Exchange Entity. We intend to pay our advisor the acquisition fees and reimburse our advisor for its expenses as described under “Management Compensation” to the same extent as with other types of property acquisitions.

All purchasers of co-tenancy interests, including our operating partnership if it purchases co-tenancy interests, will be required to execute a tenant-in-common agreement with the other purchasers of co-tenancy interests in that particular property. For a DST investment, each investor is required to execute a trust agreement. If we purchase these co-ownership interests, we will be subject to various risks associated with co-ownership arrangements which are not otherwise present in real estate investments, such as the risk that the interests of the non-affiliated investors will become adverse to our interests. See “Risk Factors — Risks Associated with Co-Ownership of Real Estate.”

In any co-ownership arrangement, our sponsor, the Strategic Capital Exchange Entity, or the other investors may have economic or business interests or goals that are or may become inconsistent with our business interests or goals. For instance, our sponsor will receive substantial fees in connection with its sponsoring of a co-ownership arrangement (although we will not be required to pay such fees) and our participation in such a transaction likely would facilitate its consummation of the transactions. For these reasons, our advisor may face a conflict in structuring the terms of the relationship between our interests and the interest of our sponsor or the Strategic Capital Exchange Entity. As a result, agreements and transactions between the parties with respect to the property will not have the benefit of arm’s-length negotiation of the type normally conducted between unrelated parties. See “Conflicts of Interest.”

Construction and Development Activities

From time to time, we may construct and develop real estate assets or render services in connection with these activities. We may be able to reduce overall purchase costs by constructing and developing a property versus purchasing a completed property. Developing and constructing properties would, however, expose us to risks such as cost overruns, carrying costs of projects under construction or development, availability and costs of materials and labor, weather conditions and government regulation. See “Risk Factors — Risks Related to the Self Storage Industry” for additional discussion of these risks. To comply with the applicable requirements under federal income tax law, we intend to limit our construction and development activities to performing oversight and review functions, including reviewing the construction design proposals, negotiating and contracting for feasibility studies and supervising compliance with local, state or federal laws and regulations, negotiating contracts, overseeing construction, and obtaining financing. In addition, we may use taxable REIT subsidiaries or certain independent contractors to carry out these oversight and review functions. See “Federal Income Tax Considerations — Requirements for Qualification as a REIT — Operational Requirements — Gross Income Tests” for a discussion of taxable REIT subsidiaries. We will retain independent contractors to perform the actual construction work.

Government Regulations

Our business will be subject to many laws and governmental regulations. Changes in these laws and regulations, or their interpretation by agencies and courts, occur frequently.

Americans with Disabilities Act

Under the Americans with Disabilities Act of 1990, or ADA, all public accommodations and commercial facilities are required to meet certain federal requirements related to access and use by disabled persons. These requirements became effective in 1992. Complying with the ADA requirements could require us to remove access barriers. Failing to comply could result in the imposition of fines by the federal government or an award of damages to private litigants. Although we intend to acquire properties that substantially comply with these requirements, we may incur additional costs to comply with the ADA. In addition, a number of additional federal, state and local laws may require us to modify any properties we purchase, or may restrict further renovations thereof, with respect to access by disabled persons. Additional legislation could impose financial obligations or restrictions with respect to access by disabled persons. Although we believe that these costs will not have a material adverse effect on us, if required changes involve a greater amount of expenditures than we currently anticipate, our ability to make expected distributions could be adversely affected. See “Risk Factors — General Risks Related to Investments in Real Estate” for additional discussion regarding compliance with the ADA.

Environmental Matters

Under various federal, state and local laws, ordinances and regulations, a current or previous owner or operator of real property may be held liable for the costs of removing or remediating hazardous or toxic substances. These laws often impose clean-up responsibility and liability without regard to whether the owner or operator was responsible for, or even knew of, the presence of the hazardous or toxic substances. The costs of investigating, removing or remediating these substances may be substantial, and the presence of these substances may adversely affect our ability to rent units or sell the property, or to borrow using the property as collateral, and may expose us to liability resulting from any release of or exposure to these substances. If we arrange for the disposal or treatment of hazardous or toxic substances at another location, we may be liable for the costs of removing or remediating these substances at the disposal or treatment facility, whether or not the facility is owned or operated by us. We may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site that we own or operate. Certain environmental laws also impose liability in connection with the handling of or exposure to asbestos-containing materials, pursuant to which third parties may seek recovery from owners or operators of real properties for personal injury associated with asbestos-containing materials and other hazardous or toxic substances. See “Risk Factors — General Risks Related to Investments in Real Estate” for additional discussion regarding environmental matters.

Other Regulations

The properties we acquire likely will be subject to various federal, state and local regulatory requirements, such as zoning and state and local fire and life safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. We intend to acquire properties that are in material compliance with all such regulatory requirements. However, we cannot assure you that these requirements will not be changed or that new requirements will not be imposed which would require significant unanticipated expenditures by us and could have an adverse effect on our financial condition and results of operations.

Disposition Policies

We generally intend to hold each property we acquire for an extended period. However, we may sell a property at any time if, in our judgment, the sale of the property is in the best interests of our stockholders.

The determination of whether a particular property should be sold or otherwise disposed of will generally be made after consideration of relevant factors, including prevailing economic conditions, other investment opportunities and considerations specific to the condition, value and financial performance of the property. In connection with our sales of properties, we may lend the purchaser all or a portion of the purchase price. In these instances, our taxable income may exceed the cash received in the sale.

We may sell assets to third parties or to affiliates of our advisor. Our nominating and corporate governance committee of our board of directors, which is comprised solely of independent directors, must review and approve all transactions between us and our advisor and its affiliates. Please see “Management — Committees of the Board of Directors — Nominating and Corporate Governance Committee” and “Conflicts of Interest — Certain Conflict Resolution Procedures.”

Investment Limitations in Our Charter

Our charter places numerous limitations on us with respect to the manner in which we may invest our funds, most of which are required by various provisions of the Statement of Policy Regarding Real Estate Investment Trusts published by the North American Securities Administrators Association (NASAA REIT Guidelines). So long as our shares are not listed on a national securities exchange, the NASAA REIT Guidelines apply to us, and we will not:

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Invest in equity securities unless a majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction approve such investment as being fair, competitive and commercially reasonable.

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Invest in commodities or commodity futures contracts, except for futures contracts when used solely for the purpose of hedging in connection with our ordinary business of investing in real estate assets and mortgages.

•	Invest in real estate contracts of sale, otherwise known as land sale contracts, unless the contract is in recordable form and is appropriately recorded in the chain of title.

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Make or invest in mortgage loans unless an appraisal is obtained concerning the underlying property, except for those mortgage loans insured or guaranteed by a government or government agency. In cases where our independent directors determine, and in all cases in which the transaction is with any of our directors or our advisor and its affiliates, we will obtain an appraisal from an independent appraiser. We will maintain such appraisal in our records for at least five years and it will be available to our stockholders for inspection and duplication. We will also obtain a mortgagee’s or owner’s title insurance policy as to the priority of the mortgage or condition of the title.

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Make or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans on such property would exceed an amount equal to 85% of the appraised value of such property, as determined by an appraisal, unless substantial justification exists for exceeding such limit because of the presence of other loan underwriting criteria.

•	Make or invest in mortgage loans that are subordinate to any mortgage or equity interest of any of our directors, our advisor or their respective affiliates.

•	Make investments in unimproved property or indebtedness secured by a deed of trust or mortgage loans on unimproved property in excess of 10% of our total assets.

•	Issue equity securities on a deferred payment basis or other similar arrangement.

•	Issue debt securities in the absence of adequate cash flow to cover debt service.

•	Issue equity securities that are assessable after we have received the consideration for which our board of directors authorized their issuance.

•	Issue “redeemable securities” redeemable solely at the option of the holder, which restriction has no effect on our ability to implement our share redemption program.

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When applicable, grant warrants or options to purchase shares to our advisor or its affiliates or to officers or directors affiliated with our advisor except on the same terms as options or warrants that are sold to the general public. Further, the amount of the options or warrants cannot exceed an amount equal to 10% of outstanding shares on the date of grant of the warrants and options.

•	Lend money to our directors, or to our advisor or its affiliates, except for certain mortgage loans described above.

Changes in Investment Policies and Limitations

Our charter requires that our independent directors review our investment policies at least annually to determine that the policies we are following are in the best interests of our stockholders. Each determination and the basis therefor is required to be set forth in the applicable meeting minutes. The methods of implementing our investment policies may also vary as new investment techniques are developed. The methods of implementing our investment objectives and policies, except as otherwise provided in our charter, may be altered by a majority of our directors, including a majority of our independent directors, without the approval of our stockholders. The determination by our board of directors that it is no longer in our best interests to continue to be qualified as a REIT shall require the concurrence of two-thirds of the board of directors. Investment policies and limitations specifically set forth in our charter, however, may only be amended by a vote of the stockholders holding a majority of our outstanding shares.

Investments in Mortgages

While we intend to emphasize equity real estate investments and, hence, operate as what is generally referred to as an “equity REIT,” as opposed to a “mortgage REIT,” we may invest in first or second mortgage loans, mezzanine loans secured by an interest in the entity owning the real estate or other similar real estate loans consistent with our REIT status. We may make such loans to developers in connection with construction and redevelopment of self storage facilities. Such mortgages may or may not be insured or guaranteed by the Federal Housing Administration, the Veterans Benefits Administration or another third party. We may also invest in participating or convertible mortgages if our directors conclude that we and our stockholders may benefit from the cash flow or any appreciation in the value of the subject property. Such mortgages are similar to equity participation.

Affiliate Transaction Policy

In May and November of 2010 we increased our ownership in Self Storage I DST, a DST sponsored by our sponsor, from 3.05% to 19.75%. We subsequently acquired the remaining interests, such that we owned 100% of the interests as of February 2011. We may purchase additional properties from one or more affiliates of our advisor in the future. Our board of directors has established a nominating and corporate governance committee, which will review and approve all matters the board believes may involve a conflict of interest. This committee is composed solely of independent directors. Please see “Management — Committees of the Board of Directors — Nominating and Corporate Governance Committee.” This committee of our board of directors will approve all transactions between us and our advisor and its affiliates. Please see “Conflicts of Interest — Certain Conflict Resolution Procedures.”

Investment Company Act of 1940 and Certain Other Policies

We intend to operate in such a manner that we will not be subject to regulation under the Investment Company Act of 1940, or the 1940 Act. Our advisor will continually review our investment activity to attempt to ensure that we do not come within the application of the 1940 Act. Among other things, our advisor will attempt to monitor the proportion of our portfolio that is placed in various investments so that we do not come within the definition of an “investment company” under the 1940 Act. If at any time the character of our investments could cause us to be deemed as an investment company for purposes of the 1940 Act, we will take all necessary actions to attempt to ensure that we are not deemed to be an “investment company.” Please see “Risk Factors — Risks Relating to this Offering and Our Corporate Structure.” In addition, we do not intend to underwrite securities of other issuers or actively trade in loans or other investments.

Subject to the restrictions we must follow in order to qualify to be taxed as a REIT, we may make investments other than as previously described in this prospectus, although we do not currently intend to do so. We have authority to purchase or otherwise reacquire our common shares or any of our other securities. We have no present intention of repurchasing any of our common shares except pursuant to our share redemption program, and we would only take such action in conformity with applicable federal and state laws and the requirements for qualifying as a REIT under the Code.

THE SELF STORAGE INDUSTRY

General

“Self storage” refers to properties that offer do-it-yourself, month-to-month storage space rental for personal or business use. Self storage offers a cost-effective and flexible storage alternative. Tenants rent fully-enclosed spaces that can vary in size according to their specific needs and to which they have unlimited, exclusive access. Tenants have responsibility for moving their items into and out of their units. Self storage unit sizes typically range from five feet by five feet to ten feet by 30 feet.

Self storage provides a convenient way for individuals and businesses to store their possessions, whether due to a life change or simply because of a need for extra storage space. According to the 2011 Self Storage Almanac, self storage facilities generally have a tenant mix of approximately 71% residential, 17% commercial, 6% military and 6% students. The mix of residential tenants using a self storage property is determined by a property’s local demographics and often includes people who are looking to downsize their living space or who are not yet settled in a large home. The items residential tenants place in self storage properties range from cars, boats and recreational vehicles to furniture, household items and appliances. Commercial tenants tend to include small business owners who require easy and frequent access to their goods, records or extra inventory, or storage for seasonal goods. Self storage properties provide an accessible storage alternative at a relatively low cost. Properties generally have on-site managers who supervise and run the day-to-day operations, providing tenants with assistance as needed.

The six key demand drivers of self storage are: (1) population growth; (2) percentage of renter-occupied housing units; (3) average household size; (4) average household income; (5) supply constraints; and (6) economic growth. Tenants choose a self storage property based largely on the convenience of the site to their home or business. Therefore, high-density, high-traffic population centers are ideal locations for a self storage property. A property’s perceived security and the general professionalism of the site managers and staff are also contributing factors to a site’s ability to secure rentals. Although most self storage properties are leased to tenants on a month-to-month basis, tenants tend to continue their leases for extended periods of time. However, there are seasonal fluctuations in occupancy rates for self storage properties. Generally, there is increased leasing activity at self storage properties during the summer months due to the higher number of people who relocate during this period.

As population densities have increased in the U.S., there has been an increase in self storage awareness and development. According to the Self Storage Association’s Self Storage Industry Fact Sheet:

•

at year-end 1984 there were 6,601 facilities with 289.7 million square feet of rentable self storage in the U.S. At year-end 2010 there were approximately 46,500 “primary” self storage facilities representing approximately 2.2 billion square feet;

•	the top five self storage companies own and operate just 9.5% of all U.S. facilities;

•	90% of all self storage companies own and operate just one “primary” self storage facility; and

•	it took the self storage industry more than 25 years to build its first billion square feet of space; it added the second billion square feet in just eight years (1998-2005).

The growth in the industry has created more competition in various geographic regions. This has led to an increased emphasis on site location, property design, innovation and functionality to accommodate local planning and zoning boards and to distinguish a facility from other offerings in the market. This is especially true for new sites slated for high-density population centers.

Evolution of Self Storage

The self storage industry is believed to have started in England in the 1800’s when British banking institutions were asked to safeguard valuables for clients embarking on extended voyages. It is believed that the self storage industry first hit the U.S. in Texas in the mid 1960’s with “first generation” self storage facilities referred to as “do-it-yourself” self storage facilities. Shortly thereafter, self storage quickly spread to the West Coast and throughout the U.S. The self storage industry has undergone an evolution since the beginning of the “do-it-yourself” storage trade. This evolution encompasses not only the physical attributes of the self storage facilities, but also the underlying methodology of how these facilities are operated as a business. The evolution of the self storage industry can be categorized into the following three distinct, yet overlapping, generations of self storage facilities:

First Generation Characteristics

•	20,000 to 35,000 square foot facilities — usually not exceeding 50,000 square feet;

•	“non-institutional” grade facilities located in industrial parks or other areas where the cost of real property was minimal;

•	building construction of metal or frame buildings with stucco exteriors;

•	blacktop or the occasional gravel driveways;

•	chain link fence perimeters;

•	retired husband/wife management teams;

•	small management offices (often less than 100 square feet) attached to the on-site manager’s apartment;

•	some developers considered self storage use as an opportunity to “landbank” property; and

•	facilities generally suffered from inadequate size, poor locations and functional obsolescence.

Second Generation Characteristics

•	strategically located for higher visibility and built with a more “retail” character;

•	exceeded the 50,000 square foot size threshold set by the earlier generation;

•	newer two-story “urban warehouse” designs were introduced;

•	increased construction efficiency by utilizing pre-manufactured building and door systems and standing seam roofs;

•	more safety features such as keypad accessed entry gates, cameras and analog video recording systems;

•	generally a more “fortress” style layout with perimeter buildings securing the site;

•	more “consumer friendly” features such as the heightened security measures, climate-controlled units, easier property and unit accessibility, and wider drive lanes;

•	more efficient, customer-focused property management;

•	larger management offices;

•	computerized operating software and gate access systems; and

•	technologies that integrated customer accounting systems with electronically controlled access systems.

Third Generation Characteristics

•	state of the art facilities;

•	high-visibility, “prime” real estate locations;

•	multi-story, limited access styles;

•	exterior facades and architectural features in line with cities’ aesthetic requirements;

•	extensive camera coverage with digital video recording capabilities;

•	increased service offerings such as storage-related merchandise and truck rental;

•	new showroom-style management offices;

•	better trained managers; and

•	call center phone access and kiosks and Internet-connected work stations for managers and tenants.

According to the Self Storage Association, the majority of the self storage facilities operating today may be classified as “second generation” self storage facilities. Developers are increasingly constructing “third generation” self storage facilities which emphasize aesthetics in construction and design that blend in with the retail nature of the neighborhoods where they are built.

Fragmented Ownership

The self storage industry is currently characterized by fragmented ownership. According to the 2011 Self Storage Almanac, the Top 10 Companies have a market share of approximately 11% of facilities. The market share of the Top 100 Companies is approximately 16%.

Industry Trends and Outlook

The physical occupancy for self storage units has stayed reasonably consistent over the last several years as indicated in the chart below.

Source: Cushman & Wakefield Self Storage Industry Group

Recently, self storage operators have placed increased emphasis on offering ancillary products which provide incremental revenues. Moving and packing supplies, such as locks and boxes, and the offering of other services, such as property insurance, truck rentals and full service mail and delivery centers, all help to increase revenues. As more sophisticated self storage operators continue to develop innovative products and services such as online rentals, 24-hour accessibility, automated kiosk rentals, climate-controlled storage, wine storage, tenant-service call center access and after-hours storage, local operators may be increasingly unable to meet higher tenant expectations, which could encourage consolidation in the industry.

We expect the “baby boomer” generation to have a major impact on the future of the self storage industry. During the 19-year period from 1946 to 1964, approximately 77 million babies, or “baby boomers,” were born in the U.S. According to the U.S. Census Bureau, “baby boomers” make up nearly 27% of the U.S. population. These “baby boomers” are heading towards retirement age and have accumulated valuable possessions over the years, many of which have sentimental family or historic value, such as pictures, letters and other family keepsakes. As the “baby boomers” move into retirement age and begin to downsize their households, we believe there will be a great need for self storage facilities to assist them in protecting and housing these possessions for prolonged periods of time.

We also believe that the self storage industry possesses attractive characteristics not found in other commercial real estate sectors, including the following:

•	no reliance on a “single large tenant” whose vacating can have a devastating impact on rental revenue;

•	no leasing commissions and/or tenant improvements;

•	relatively low capital expenditures;

•	brand names can be developed at local, regional and even national levels;

•	opportunity for a great deal of geographic diversification, which could enhance the stability and predictability of cash flows; and

•	the lowest loan default rate of any commercial property type.

Further, the charts below illustrate a portion of the results of a study analyzing CMBS loan defaults across various property types, demonstrating that loans backed by self storage properties have both the lowest loss rate and the least amount of loss severity of the property categories analyzed.

CMBS Loan Defaults by Property Type

Loss Severity by Property Type

Sources: Wells Fargo Securities, LLC, Intex Solutions, Inc., and Trepp, LLC.

We believe the factors discussed in this section will enhance the prospects for operators to grow revenues by increasing rents from existing tenants, retro-fitting unit mixes, and by adding new tenants to properties at rising rental rates. As a result, we anticipate an improving climate for the self storage industry, particularly for well-located, convenient and highly-visible self storage properties.

MANAGEMENT

General

We operate under the direction of our board of directors, the members of which are accountable to us and our stockholders as fiduciaries. Our board is responsible for the management and control of our affairs. Our board has retained our advisor to manage our day-to-day affairs and the acquisition and disposition of our investments, subject to our board’s supervision. Our advisor is also accountable to us and our stockholders as a fiduciary. Our charter has been reviewed and ratified by a majority of our board of directors, including a majority of our independent directors. This ratification by our board of directors was required by the NASAA REIT Guidelines.

Our charter and bylaws provide that the number of our directors may be established by a majority of the entire board of directors but may not be fewer than three nor more than 15, each of whom (other than a director elected to fill the unexpired term of another director) is elected by our stockholders and shall serve for a term of one year. Our charter also requires that a majority of our directors be independent directors. Currently, we have three directors — H. Michael Schwartz, our Chief Executive Officer and President, and two independent directors, Harold “Skip” Perry and Timothy S. Morris. An “independent director” is a person who is not one of our officers or employees or an officer or employee of our advisor or its affiliates, has not otherwise been affiliated with such entities for the previous two years and does not serve as a director of more than three REITs organized by or advised by our advisor. There are no family relationships among any of our directors or officers, or officers of our advisor. Each director who is not an independent director must have at least three years of relevant experience demonstrating the knowledge and experience required to successfully acquire and manage the type of assets being acquired by us. At least one of the independent directors must have at least three years of relevant real estate experience.

During the discussion of a proposed transaction, independent directors may offer ideas for ways in which transactions may be structured to offer us the greatest value, and our management will take these suggestions into consideration when structuring transactions. Each director will serve until the next annual meeting of stockholders or until his or her successor has been duly elected and qualifies. Although the number of directors may be increased or decreased, a decrease will not have the effect of shortening the term of any incumbent director.

Any director may resign at any time and may be removed with or without cause by the stockholders upon the affirmative vote of at least a majority of all the votes entitled to be cast at a meeting properly called for the purpose of the proposed removal. The notice of the meeting will indicate that the purpose, or one of the purposes, of the meeting is to determine if the director shall be removed. Neither our advisor, any member of our board of directors nor any of their affiliates may vote or consent on matters submitted to the stockholders regarding the removal of our advisor or any director. In determining the requisite percentage interest required to approve such a matter, any shares owned by such persons will not be included.

Any vacancy created by an increase in the number of directors or the death, resignation, removal, adjudicated incompetence or other incapacity of a director may be filled only by a vote of a majority of the remaining directors. Independent directors shall nominate replacements for vacancies in the independent director positions. If at any time we have no directors in office, our stockholders shall elect successor directors. Each of our directors will be bound by our charter and our bylaws.

Our directors are not required to devote all of their time to our business and are only required to devote the time to our affairs as their duties require. Our directors will meet quarterly, or more frequently if necessary. We do not expect that our directors will be required to devote a substantial portion of their time to discharge their duties as our directors. Consequently, in the exercise of their responsibilities, our directors will be relying heavily on our advisor. Our directors have a fiduciary duty to our stockholders to supervise the relationship between us and our advisor. Our board is empowered to fix the compensation of all officers that it selects and approve the payment of compensation to directors for services rendered to us in any other capacity.

Our board of directors has written policies on investments and borrowing, the terms of which are set forth in this prospectus. See “Investment Objectives, Strategy and Related Policies.” Our directors may establish further written policies on investments and borrowings and will monitor our administrative procedures, investment operations and performance to ensure that the policies are fulfilled and are in the best interest of our stockholders.

Our board will also be responsible for reviewing our fees and expenses on at least an annual basis and with sufficient frequency to determine that the expenses incurred are in the best interest of our stockholders. In addition, a majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction must approve all transactions with our advisor or its affiliates. Our independent directors will also be responsible for reviewing the performance of our advisor and determining, from time to time and at least annually, that the compensation to be paid to our advisor is reasonable in relation to the nature and quality of services to be performed and that the provisions of our advisory agreement are being carried out. Specifically, the independent directors will consider factors such as:

•	the amount of the fees paid to our advisor in relation to the size, composition and performance of our investments;

•	the success of our advisor in generating appropriate investment opportunities;

•	rates charged to other REITs, especially REITs of similar structure, and other investments by advisors performing similar services;

•	additional revenues realized by our advisor and its affiliates through their relationship with us, whether we pay them or they are paid by others with whom we do business;

•	the quality and extent of service and advice furnished by our advisor and the performance of our investment portfolio; and

•	the quality of our portfolio relative to the investments generated by our advisor or its affiliates for its other clients.

If our independent directors determine that the performance of our advisor is unsatisfactory or that the compensation to be paid to our advisor is unreasonable, the independent directors may take such actions as they deem to be in the best interests of us and our stockholders under the circumstances, including potentially termination of the advisory agreement and retention of a new advisor. A majority of the independent directors must also approve any board action to which the following sections of the NASAA REIT Guidelines apply: II.A., II.C., II.F., II.G., IV.A., IV.B., IV.C., IV.D., IV.E., IV.F., IV.G., V.E., V.H., V.J., VI.A., VI.B.4, and VI.G.

Neither our advisor nor any of its affiliates will vote or consent to the voting of shares of our common stock they now own or hereafter acquire on matters submitted to the stockholders regarding either (1) the removal of our advisor, any non-independent director or any of their respective affiliates, or (2) any transaction between us and our advisor, any non-independent director or any of their respective affiliates.

Executive Officers and Directors

We have provided below certain information about our executive officers and directors.

Name	Age	Position(s)
H. Michael Schwartz	44	Chairman of the Board of Directors, Chief Executive Officer and President
Paula Mathews	60	Executive Vice President and Assistant Secretary
Michael S. McClure	48	Chief Financial Officer and Treasurer
Wayne Johnson	54	Senior Vice President — Acquisitions
Robert Cerrone	52	Senior Vice President — Self Storage Operations
James L. Berg	58	Secretary
Harold “Skip” Perry	64	Independent Director
Timothy S. Morris	51	Independent Director

H. Michael Schwartz. Mr. Schwartz is the Chairman of our Board of Directors and our Chief Executive Officer and President. Mr. Schwartz has been an officer and director since our initial formation in August 2007. Mr. Schwartz is also President of our advisor. Mr. Schwartz owns a 15% beneficial non-voting equity interest in Select Capital Corporation, our dealer manager. He was appointed President of our sponsor, Strategic Capital Holdings, LLC, in July 2004 and is primarily responsible for the commercial office, retail and self storage programs. He has more than 20 years of real estate, securities and corporate financial management experience. His real estate experience includes international investment opportunities, including self storage acquisitions in Canada. From 2002 to 2004, Mr. Schwartz was the Managing Director of Private Structured Offerings for Triple Net Properties, LLC (now an indirect subsidiary of Grubb & Ellis Company). In addition, he served on the board of their affiliated broker-dealer, NNN Capital Corp. (now Grubb & Ellis Securities, Inc.). From 2000 to 2001, Mr. Schwartz was Chief Financial Officer for Futurist Entertainment, a diversified entertainment company. From 1995 to 2000, he was President and Chief Financial Officer of Spider Securities, Inc. (now Merriman Curhan Ford & Co.), a registered broker-dealer that developed one of the first online distribution outlets for fixed and variable annuity products. From 1990 to 1995, Mr. Schwartz served as the Vice President and Chief Financial Officer of Western Capital Financial (an affiliate of Spider Securities), and from 1994 to 1998 Mr. Schwartz was also President of Palladian Advisors, Inc. (an affiliate of Spider Securities). Mr. Schwartz holds a B.S. in Business Administration with an emphasis in Finance from the University of Southern California.

Paula Mathews. Ms. Mathews is our Executive Vice President and Assistant Secretary. Ms. Mathews has been our Executive Vice President since our initial formation in August 2007 and previously served as our Secretary from our initial formation until June 2011. Ms. Mathews is also Executive Vice President of our advisor. Ms. Mathews joined our sponsor in 2005 as Vice President — Commercial Operations. She is responsible for pre-acquisition due diligence and post-acquisition management and leasing of all commercial assets. Prior to joining our sponsor, Ms. Mathews was a private consultant from 2003 to 2005 providing due diligence services on the acquisition and disposition of assets for real estate firms. Prior to that, Ms. Mathews held senior level executive positions with several pension investment advisors, including the following: a real estate company specializing in 1031 transactions from 2002 to 2003 where she was the Director of Operations; KBS Realty Advisors from 1995 to 2001 where she was responsible for the management of $600 million in “value added” commercial assets in seven states; TCW Realty Advisors (now CBRE Investors) from 1985 to 1992 as a Senior Vice President where her focus was retail assets within closed end equity funds; and PMRealty Advisors from 1983 to 1985 in a portfolio management role. She began her real estate career in 1977 with The Irvine Company, the largest land holder in Orange County, California, where she held several positions within the Commercial/Industrial Division structuring industrial build-to-suits, ground leases and land sales. Ms. Mathews holds a B.S. degree from the University of North Carolina, Chapel Hill.

Michael S. McClure. Mr. McClure is our Chief Financial Officer and Treasurer. Mr. McClure has been our Chief Financial Officer and Treasurer since January 2008. Mr. McClure is also the Chief Financial Officer of our advisor. He joined our advisor in January 2008. Mr. McClure is responsible for overseeing our budgeting, forecasting and financial management policies, along with directing all SEC and regulatory reporting. Prior to joining our advisor, from 2004 to June 2007, Mr. McClure held various positions, including Vice President of Finance, at the North Inland Empire Division of Pulte Homes, Inc. At Pulte Homes, he was responsible for all finance, accounting, human resources and office administration functions. From 2002 to 2004, Mr. McClure was a Director in the Audit Business Advisory Services practice for PricewaterhouseCoopers. From 1985 to 2002, Mr. McClure was with Arthur Andersen LLP, holding various positions including Partner. In his 20 years of experience in the public accounting field, Mr. McClure had extensive experience in the real estate industry working with REITs, homebuilders and land development companies and worked on numerous registration statements and public offerings. He is a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants. Mr. McClure holds a B.S.B.A. degree from California State University, Fullerton.

Wayne Johnson. Mr. Johnson is our Senior Vice President — Acquisitions. Mr. Johnson has been our Senior Vice President — Acquisitions since our initial formation in August 2007. Mr. Johnson is also Senior Vice President — Acquisitions for our advisor. He joined our sponsor in June 2006 to focus on self storage acquisitions. Prior to joining our sponsor, from 2002 to June 2006, Mr. Johnson developed and managed LaPlaza Self Storage in McAllen, Texas and three American Home Self Storage facilities in Dallas, Texas and Carrollton, Texas. He has been involved in all aspects of commercial development and leasing, including office, office warehouse, retail and self storage facilities. Mr. Johnson previously developed, managed and operated 14 self storage facilities and other commercial properties over the past 23 years. His experience includes the development and management of various facilities representing in excess of one million square feet. Currently, Mr. Johnson serves on the board and is the past President of the Texas Self Storage Association (TSSA), which is the trade organization for self storage development, ownership and management in Texas which has approximately 3,100 members consisting of storage owners, developers, operators and vendors throughout Texas. Mr. Johnson entered the commercial real estate business in 1979 after graduating from Southern Methodist University with a B.B.A. in Finance and Real Estate.

Robert Cerrone. Robert Cerrone is our Senior Vice President — Self Storage Operations. Mr. Cerrone has been our Senior Vice President — Self Storage Operations since our initial formation in August 2007. Mr. Cerrone is responsible for overseeing our self storage property and asset management functions, managing the day-to-day activities at our self storage facilities, and maintaining and upgrading our growing self storage facilities as well as participating in developing our long term strategic plan. Mr. Cerrone is also the Senior Vice President — Self Storage Operations for our advisor. He joined our sponsor in August 2007 as a Senior Vice President of Commercial Operations. From 2005 to June 2007, Mr. Cerrone was the Vice President for Boston Capital’s Self Storage Division as an asset director and investment manager. From 1997 to 2005, Mr. Cerrone worked for Public Storage as a Regional Vice President of Operations for a 93-property, $750 million portfolio from Dallas/Ft Worth to Nashville and then an 81-property, $900 million portfolio in Baltimore/Washington D.C. and Richmond, where he was also responsible for overseeing day-to-day operations. Prior to the self storage industry, Mr. Cerrone spent 15 years in the restaurant industry and held various executive positions at the Vice President and Director level in operation and management of several high-profile restaurant chains such as California Pizza Kitchen and The Hard Rock Cafe. Mr. Cerrone holds a B.S. in Architectural Engineering from Pennsylvania State University.

James L. Berg. Mr. Berg has been our Secretary since June 2011. Mr. Berg became General Counsel of Strategic Storage Holdings, LLC, the sole member of our advisor and our property manager, in April 2011. Mr. Berg has over 25 years of experience in general business, corporate, securities, venture capital and intellectual property law. From November 2004 to April 2011, he was General Counsel of U.S. Advisor, LLC. From March 2004 until November 2004, Mr. Berg was Senior Vice President and General Counsel of

LoanCity.com, a wholesale mortgage lender based in San Jose, California. Prior to that, Mr. Berg was a partner in several laws firms in Oakland, California. Mr. Berg received a J.D. (magna cum laude) from the University of Michigan Law School in 1978 and a B.S. (with high distinction) from the University of Michigan Business School in 1975. He is a member of the State Bar of California, Business Law Section.

Harold “Skip” Perry. Mr. Perry is one of our independent directors and is the Chairman of our audit committee of our board of directors and a member of the nominating and corporate governance committee and the compensation committee of our board of directors. Mr. Perry has over 35 years of financial accounting, management and consulting experience for domestic and international organizations in the real estate industry. He is currently the Executive Managing Director of Real Globe Advisors, LLC, a commercial real estate advisory firm which he founded. Mr. Perry also held the same position with Real Globe Advisors, LLC from July 2007 to June 2009 as well. From June 2009 to March 2011, he was the Managing Director of Alvarez & Marsal Real Estate Advisory Services. From 1995 to June 2007, Mr. Perry was a national partner in Ernst & Young LLP’s Transactional Real Estate Advisory Services Group and held a number of leadership positions within Ernst & Young. While at Ernst & Young, he handled complex acquisition and disposition due diligence matters for private equity funds and corporate clients, complex real estate portfolio optimization studies, and monetization strategies within the capital markets arena, including valuation of self storage facilities. Prior to 1995, Mr. Perry headed the Real Estate Consulting Practice of the Chicago office of Kenneth Leventhal & Co. Prior to his time with Kenneth Leventhal & Co., Mr. Perry was a senior principal with Pannell Kerr Forester, a national accounting and consulting firm specializing in the hospitality industry. Mr. Perry is a CPA and holds an MAI designation with the Appraisal Institute and a CRE designation with the Counselors of Real Estate. He graduated with a Bachelor of Arts in Russian and Economics from the University of Illinois, and has a Masters of Business Administration with a concentration in finance from Loyola University in Illinois.

Timothy S. Morris. Mr. Morris is one of our independent directors and is the Chairman of the nominating and corporate governance committee of our board of directors and a member of our audit committee and the compensation committee of our board of directors. Mr. Morris has more than 28 years of financial and management experience with several international organizations. In May 2008, Mr. Morris founded AMDG Worldwide Ltd., a consultancy business for the philanthropic sector. From June 2007 to April 2008, Mr. Morris was the Chief Financial Officer for Geneva Global, Inc., a philanthropic advisor and broker which invests funds into developing countries. Prior to joining Geneva Global, Inc., from 2002 to June 2007, Mr. Morris was the Director of Corporate Services for Care International UK Ltd. where he was responsible for the finance, internal audit, risk management, human resources, legal insurance and information technology functions during the financial turnaround period of that organization. From 2000 to 2002, Mr. Morris was the Controller for Royal Society Mencap, a learning disability charity. From 1996 to 1999, Mr. Morris was the head of global management reporting for Adidas Group AG in Germany and was later the International Controller for Taylor Made Golf Company, Inc., a subsidiary of Adidas Group AG. Prior to 1996, Mr. Morris held various management and senior finance roles within organizations such as the International Leisure Group, Halliburton/KBR and the Bank for International Settlements in Basel, Switzerland. Mr. Morris has his Bachelor of Science in Economics from Bristol University in the United Kingdom, his MBA from the Cranfield School of Management in the United Kingdom, and he is a Chartered Management Accountant (ACMA).

Committees of the Board of Directors

Our entire board of directors considers all major decisions concerning our business, including any property acquisitions. However, our bylaws provide that our board may establish such committees as the board believes appropriate. The board will appoint the members of the committee in the board’s discretion. Our charter requires that a majority of the members of each committee of our board be comprised of independent directors.

Audit Committee

Our audit committee is comprised of Messrs. Perry and Morris, both independent directors. Mr. Perry currently serves as chairman of the audit committee and as financial expert. The audit committee operates pursuant to a written charter adopted by our board of directors. The charter for the audit committee sets forth its specific functions and responsibilities. The primary responsibilities of the audit committee include:

•	selecting an independent registered public accounting firm to audit our annual financial statements;

•	reviewing with the independent registered public accounting firm the plans and results of the audit engagement;

•	approving the audit and non-audit services provided by the independent registered public accounting firm;

•	reviewing the independence of the independent registered public accounting firm; and

•	considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

Compensation Committee

Our compensation committee is comprised of Messrs. Perry and Morris, both independent directors. The compensation committee will operate pursuant to a written charter adopted by our board of directors. The charter for the compensation committee will set forth its specific functions and responsibilities. The primary responsibilities of the compensation committee include:

•	reviewing and approving our corporate goals with respect to compensation of officers and directors, if applicable;

•	recommending to the board compensation for all non-employee directors, including board and committee retainers, meeting fees and other equity-based compensation;

•	administering and granting stock options to our advisor, employees of our advisor and affiliates based upon recommendations from our advisor; and

•	setting the terms and conditions of such options in accordance with our Employee and Director Long-Term Incentive Plan, which we describe further below.

We currently do not intend to hire any employees. We intend for our compensation committee to have authority to amend the Employee and Director Long-Term Incentive Plan or create other incentive compensation and equity-based plans. We have not previously paid any of our executive officers, all of whom are employees of our advisor, and currently do not intend to pay our executive officers in the near future. As a result, we do not have, and the compensation committee has not considered, a compensation policy or program for our executive officers. If we determine to compensate our executive officers directly in the future, the compensation committee will review all forms of compensation and approve all equity based awards.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is comprised of Messrs. Perry and Morris, both independent directors. The nominating and corporate governance committee operates pursuant to a written charter adopted by our board of directors. The charter for the nominating and corporate governance committee sets forth its specific functions and responsibilities. The primary responsibilities of the nominating and corporate governance committee include:

•	developing and implementing the process necessary to identify prospective members of our board of directors;

•

identifying individuals qualified to serve on the board of directors, consistent with criteria approved by the board of directors, and recommending that the board of directors select a slate of director nominees for election by our stockholders at the annual meeting of our stockholders;

•	determining the advisability of retaining any search firm or consultant to assist in the identification and evaluation of candidates for membership on the board of directors;

•	overseeing an annual evaluation of the board of directors, each of the committees of the board and management;

•	developing and recommending to our board of directors a set of corporate governance principles and policies;

•	periodically reviewing our corporate governance principles and policies and suggesting improvements thereto to our board of directors; and

•

considering and acting on any conflicts-related matter required by our charter or otherwise permitted by the Maryland General Corporation Law (MGCL) where the exercise of independent judgment by any of our directors (who is not an independent director) could reasonably be compromised, including approval of any transaction involving our advisor or its affiliates.

Compensation of Directors

We pay each of our independent directors a retainer of $30,000 per year plus $1,000 for each board or board committee meeting the director attends in person ($2,000 for attendance by the chairperson of the audit committee at each meeting of the audit committee and $1,500 for attendance by the chairperson of any other committee at each committee meeting in which they are a chairperson) and $1,000 for each regularly-scheduled meeting the director attends by telephone ($250 for special board meetings conducted by telephone). In the event there are multiple meetings of the board and one or more committees in a single day, the fees will be limited to $2,000 per day ($2,500 for the chairperson of the audit committee if there is a meeting of such committee). In addition, we have reserved 10,000,000 shares of common stock for future issuance under our Employee and Director Long-Term Incentive Plan (described below), including restricted stock and stock options that may be granted to our independent directors. In 2010, we paid Messrs. Perry and Morris $59,700 and $56,400, respectively, for their services on our board of directors and our committees.

Each of our independent directors are awarded restricted stock upon their initial appointment or election to the board of directors, with such awards vesting ratably over a period of four years from the date of initial appointment or election. In addition, each of our independent directors receives additional restricted stock on the date of each annual meeting of stockholders, with such awards vesting ratably over a period of four years from the date of the annual meeting. Notwithstanding the foregoing, the restricted stock shall become fully vested if the independent director provides continuous services to us or an affiliate through the effective date of a change in control event. Each independent director shall be entitled to receive distributions on any vested shares of restricted stock held, with distributions on any shares of restricted stock that have not vested being retained by us until such shares have vested, at which time the relevant distributions will be transferred to the independent director without interest thereon. No vesting credit will be given for a partial year of service, and any portion of the restricted stock that has not vested before or at the time an independent director ceases service as a director shall be forfeited.

Other than existing restricted stock awards, we have no agreements or arrangements in place with any directors to award any equity-based compensation. We may not award any equity-based compensation at any time when the relevant issuance of shares, when combined with those shares issued or issuable to our advisor, directors, officers or any of their affiliates, would exceed 10% of our outstanding shares.

All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. If a director is also an employee of our advisor or its affiliates, we do not pay compensation for services rendered as a director.

Through August 31, 2011, pursuant to our Employee and Director Long-Term Incentive Plan, we have issued 6,250 shares of restricted stock to each of our independent directors in compensation for their service on our board of directors, with such awards vesting ratably as described above.

Employee and Director Long-Term Incentive Plan

Our Employee and Director Long-Term Incentive Plan will:

•	provide incentives to individuals who are granted stock awards because of their ability to improve our operations and increase profits;

•	encourage selected persons to accept or continue employment with us or with our advisor or its affiliates that we deem important to our long-term success; and

•	increase the interest of directors in our success through their participation in the growth in value of our stock.

Our incentive plan provides for the grant of awards to our directors and full-time employees (if we ever have employees), executive officers and full-time employees of our advisor and its affiliates that provide services to us and who do not have any beneficial ownership of our advisor and its affiliates, entities and full-time employees of entities that provide services to us, and certain consultants to us, our advisor and its affiliates that provide services to us. Awards granted under our incentive plan may consist of nonqualified stock options, incentive stock options, stock appreciation rights, and dividend equivalent rights.

The total number of shares of our common stock (or common stock equivalents) reserved for issuance under our incentive plan is equal to 10% of our outstanding shares of stock at any time, but not to exceed 10,000,000 shares. At this time, we have no plans to issue any awards under our incentive plan, except for the granting of restricted stock or stock options to our independent directors as described in “Compensation of Directors” immediately above.

The term of our incentive plan will be ten years. Upon our earlier dissolution or liquidation, upon our reorganization, merger or consolidation with one or more corporations as a result of which we are not the surviving corporation, or upon sale of all or substantially all of our properties, our incentive plan will terminate, and provisions will be made for the assumption by the successor corporation of the awards granted or the replacement of the awards with similar awards with respect to the stock of the successor corporation, with appropriate adjustments as to the number and kind of shares and exercise prices. Alternatively, rather than providing for the assumption of awards, the compensation committee may either (1) shorten the period during which awards are exercisable, or (2) cancel an award upon payment to the participant of an amount in cash that the compensation committee determines is equivalent to the amount of the fair market value of the consideration that the participant would have received if the participant exercised the award immediately prior to the effective time of the transaction.

The compensation committee will set the term of the options in its discretion, but no option will have a term greater than ten years. The compensation committee will set the period during which the right to exercise an option vests. No option issued may be exercised, however, if such exercise would jeopardize our status as a REIT under the Code. In addition, no option may be sold, pledged, assigned or transferred by an option holder in any manner other than by will or the laws of descent or distribution.

In the event that any distribution, recapitalization, stock split, reorganization, merger, liquidation, dissolution or sale, transfer, exchange or other disposition of all or substantially all of our assets, or other similar corporate transaction or event, affects the stock such that the compensation committee determines an adjustment to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under our incentive plan or with respect to an option, then the compensation committee shall, in such manner as it may deem equitable, adjust the number and kind of shares or the exercise price with respect to any option.

Restricted Stock

Restricted stock entitles the recipient to an award of shares of common stock that is subject to restrictions on transferability and such other restrictions, if any, as our compensation committee may impose at the date of grant. Grants of restricted stock will be subject to vesting schedules as determined by our compensation committee. The restrictions may lapse separately or in combination at such times and under such circumstances as our compensation committee may determine, including, without limitation, a specified period of employment or other service or the satisfaction of pre-established criteria. Except to the extent restricted under the award agreement relating to the restricted stock, a participant granted restricted stock has all of the rights of a stockholder, including, without limitation, the right to vote and the right to receive distributions on the restricted stock. Although distributions are paid on all restricted stock, whether vested or not, at the same rate and on the same date as our shares of common stock, we intend to require that such distributions on any shares of restricted stock that have not vested be retained by us until such shares have vested, at which time the relevant distributions will be transferred without interest thereon. Holders of restricted stock are prohibited from selling such shares until the restrictions applicable to such shares have lapsed. Through August 31, 2011, we had issued 6,250 shares of restricted stock to each of our independent directors pursuant to our incentive plan.

Options

Options entitle the holder to purchase shares of our common stock during a specified period and for a specified exercise price. We may grant options under our incentive plan that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code (incentive stock options) or options that are not incentive stock options (nonqualified stock options). Incentive stock options and nonqualified stock options will generally have an exercise price that is not less than 100% of the fair market value of the common stock underlying the option on the date of grant and will expire, with certain exceptions, ten years after the grant date. To date, we have not issued any options.

Stock Appreciation Rights

Stock appreciation rights entitle the recipient to receive from us, at the time of exercise, an amount in cash (or in some cases, shares of common stock) equal to the amount by which the fair market value of the common stock underlying the stock appreciation right on the date of exercise exceeds the price specified at the time of grant, which cannot be less than the fair market value of the common stock on the grant date. To date, we have not issued any stock appreciation rights.

Distribution Equivalent Rights

Distribution equivalent rights entitle the recipient to receive, for a specified period, a payment equal to the periodic distribution declared and made by us on one share of common stock. Distribution equivalent rights are forfeited to us upon the termination of the recipient’s employment or other relationship with us. Distribution equivalent rights will not reduce the number of shares of common stock available for issuance under our incentive plan. To date, we have not issued any distribution equivalent rights.

Other Equity-Based Awards

Other equity-based awards include any award other than options, stock appreciation rights or distribution equivalent rights which, subject to such terms and conditions as may be prescribed by the compensation committee of our board of directors, entitles a participant to receive shares of our common stock or rights or units valued in whole or in part by reference to, or otherwise based on, shares of common stock or dividends on shares of common stock. Other equity-based awards covering our operating partnership units that are convertible (directly or indirectly) into our common stock shall reduce the maximum aggregate number of shares of common stock that may be issued under our incentive plan on a one-for-one basis (i.e., each such unit shall be treated as an award of common stock). Awards settled in cash will not reduce the maximum aggregate number of shares of common stock that may be issued under our incentive plan.

Compliance with Section 409A

As part of our strategy for compensating our independent directors, we intend to issue restricted stock and/or options to purchase our common stock in our Employee and Director Long-Term Incentive Plan, which is described above.

In general, equity and equity-based awards granted to employees, directors, or other service providers of a company may be subject to the new rules governing deferred compensation under Section 409A of the Code. Awards that are subject to Section 409A must meet certain requirements regarding the timing and form of distributions or payments, the timing of elections to defer compensation, restrictions on the ability to change elections as to timing and form of distributions or elections to defer, and prohibitions on acceleration or deferral of distributions or payments, as well as certain other requirements. Violations of Section 409A’s requirements can result in additional income, additional taxes, and penalties being imposed on the employee, director, or other service provider who receives an equity award. If the affected individual is our employee, we would be required to withhold federal income taxes on this amount.

We intend that the awards we issue under the plan will either be exempt from or comply with Section 409A’s requirements. Options and stock appreciation rights granted under the plan are intended to be exempt from Section 409A because they are required to be granted with an exercise or base price that is equal to fair market value on the date of grant and they are denominated in our common stock. If, however, an option, or stock appreciation right is granted in connection with a distribution equivalent right or other equity-based award, it may lose its exemption and become subject to Section 409A. Distribution equivalent rights and other equity-based awards will generally be subject to Section 409A, unless they are structured to fit within a specific exemption from Section 409A.

Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents

We are permitted to limit the liability of our directors, officers and other agents, and to indemnify them, only to the extent permitted by Maryland law and the NASAA REIT Guidelines.

Maryland law permits us to include in our charter a provision limiting the liability of our directors and officers to our stockholders and us for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services, or (2) active and deliberate dishonesty established by a final judgment and that is material to the cause of action.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL allows directors and officers to be indemnified against judgments, penalties, fines, settlements and expenses actually incurred in a proceeding unless the following can be established:

•	an act or omission of the director or officer was material to the cause of action adjudicated in the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services;

•	with respect to any criminal proceeding, the director or officer had reasonable cause to believe his act or omission was unlawful; or

•

in a proceeding by us or on our behalf, the director or officer was adjudged to be liable to us (although a court may also order indemnification for expenses relating to an adverse judgment in a suit by or in the right of the corporation or a judgment of liability on the basis that a personal benefit was improperly received).

Our charter provides that we will indemnify and hold harmless a director, an officer, an employee, an agent, our advisor or an affiliate against any and all losses or liabilities reasonably incurred by such party in connection with or by reason of any act or omission performed or omitted to be performed on our behalf in such capacity. This provision does not reduce the exposure of directors and officers to liability under federal or state securities laws, nor does it limit our stockholders’ ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us, although the equitable remedies may not be an effective remedy in some circumstances. We obtained director and officer liability insurance that covers all or a portion of the losses and liabilities, if any, which may arise from such events.

In addition to the above provisions of the MGCL, and as set forth in the NASAA REIT Guidelines, our charter further limits our ability to indemnify and hold harmless our directors, our officers, our employees, our agents, our advisor and our affiliates for losses arising from our operation by requiring that the following additional conditions be met:

•	our directors, officers, employees, agents, advisor or affiliates have determined, in good faith, that the course of conduct that caused the loss or liability was in our best interests;

•	our directors, officers, employees, agents, advisor or affiliates were acting on our behalf or performing services for us;

•	in the case of our non-independent directors, or our advisor or affiliates, the liability or loss was not the result of negligence or misconduct by the party seeking indemnification;

•	in the case of our independent directors, the liability or loss was not the result of gross negligence or willful misconduct by the party seeking indemnification; and

•	the indemnification or agreement to hold harmless is recoverable only out of our net assets and not from our stockholders.

We have agreed to indemnify and hold harmless our advisor and its affiliates performing services for us from specific claims and liabilities arising out of the performance of their obligations under the advisory agreement. As a result, our stockholders and we may be entitled to a more limited right of action than they and we would otherwise have if these indemnification rights were not included in the advisory agreement.

The general effect to investors of any arrangement under which any of our controlling persons, directors or officers are insured or indemnified against liability is a potential reduction in distributions resulting from our payment of premiums associated with insurance. In addition, indemnification could reduce the legal remedies available to our stockholders and us against the officers and directors.

The Securities and Exchange Commission (SEC) takes the position that indemnification against liabilities arising under the Securities Act of 1933, as amended (Securities Act), is against public policy and unenforceable. Indemnification of our directors, officers, employees, agents, advisor or affiliates and any persons acting as a broker-dealer will not be allowed for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged securities law violations;

•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

•

a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which our securities were offered as to indemnification for violations of securities laws.

Our charter provides that the advancement of our funds to our directors, officers, employees, agents, advisor or affiliates for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if all of the following conditions are satisfied: (1) the legal action relates to acts or omissions with respect to the performance of duties or services on our behalf; (2) our directors, officers, employees, agents, advisor or affiliates provide us with written affirmation of their good faith belief that they have met the standard of conduct necessary for indemnification; (3) the legal action is initiated by a third party who is not a stockholder or, if the legal action is initiated by a stockholder acting in his or her capacity as such, a court of competent jurisdiction specifically approves such advancement; and (4) our directors, officers, employees, agents, advisor or affiliates agree in writing to repay the advanced funds to us together with the applicable legal rate of interest thereon, in cases in which such persons are found not to be entitled to indemnification.

Indemnification will be allowed for settlements and related expenses of lawsuits alleging securities laws violations and for expenses incurred in successfully defending any lawsuits, provided that a court either:

•	approves the settlement and finds that indemnification of the settlement and related costs should be made; or

•

dismisses the lawsuit with prejudice or there is a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee and a court approves the indemnification.

Our Advisor

Our advisor is Strategic Storage Advisor, LLC. Some of our officers and directors are also officers of our advisor. Our advisor has contractual responsibility to us and our stockholders pursuant to the advisory agreement.

The officers and key personnel of our advisor are as follows:

Name	Age	Position(s)
H. Michael Schwartz	44	President
Paula Mathews	60	Executive Vice President
Michael S. McClure	48	Chief Financial Officer
Wayne Johnson	54	Senior Vice President – Acquisitions
Robert Cerrone	52	Senior Vice President – Self Storage Operations

The backgrounds of Messrs. Schwartz, McClure, Johnson and Cerrone and Ms. Mathews are described in the “Management — Executive Officers and Directors” section of this prospectus.

In addition to the directors and executive officers listed above, our advisor and its affiliates employ personnel who have extensive experience in selecting and managing commercial properties similar to the properties sought to be acquired by us.

The Amended and Restated Advisory Agreement

Many of the services to be performed by our advisor in managing our day-to-day activities are summarized below. This summary is provided to illustrate the material functions that we expect our advisor will perform for us as our advisor, and it is not intended to include all of the services that may be provided to us by third parties. Under the terms of the advisory agreement, as amended and restated, our advisor will undertake to use its commercially reasonable best efforts to present to us investment opportunities consistent with our investment policies and objectives as adopted by our board of directors. In its performance of this undertaking, our advisor, either directly or indirectly by engaging an affiliate, shall, among other duties and subject to the authority of our board of directors:

•	find, evaluate, present and recommend to us investment opportunities consistent with our investment policies and objectives;

•	serve as our investment and financial advisor and provide research and economic and statistical data in connection with our assets and our investment policies;

•	acquire properties and make investments on our behalf in compliance with our investment objectives and policies;

•	structure and negotiate the terms and conditions of our real estate acquisitions, sales or joint ventures;

•	review and analyze each property’s operating and capital budget;

•	arrange, structure and negotiate financing and refinancing of properties;

•	perform all operational functions for the maintenance and administration of our assets, including the servicing of mortgages;

•	consult with our officers and board of directors and assist the board of directors in formulating and implementing our financial policies;

•

prepare and review on our behalf, with the participation of one designated principal executive officer and principal financial officer, all reports and returns required by the SEC, IRS and other state or federal governmental agencies;

•	provide the daily management and perform and supervise the various administrative functions reasonably necessary for our management and operations; and

•	investigate, select, and, on our behalf, engage and conduct business with such third parties as our advisor deems necessary to the proper performance of its obligations under the advisory agreement.

The term of the advisory agreement is one year and may be renewed for an unlimited number of successive one-year periods. However, a majority of our independent directors must approve the advisory agreement annually prior to any renewal, and the criteria for such renewal shall be set forth in the applicable meeting minutes. The independent directors will determine at least annually that our total fees and expenses are reasonable in light of our investment performance, our net income, and the fees and expenses of other comparable unaffiliated REITs. Each such determination shall be reflected in the applicable meeting minutes. Additionally, either party may terminate the advisory agreement without cause or penalty upon 60 days’ written notice, or upon 30 days’ written notice in the event that the other party materially breaches the advisory agreement. Upon such a termination of the advisory agreement, unless such termination is made by us because of a material breach of the advisory agreement by our advisor as a result of willful or intentional misconduct or bad faith on behalf of our advisor, we will be required to pay our advisor substantial fees in the form of a performance fee due upon termination. See the “Management Compensation” section of this prospectus for a detailed discussion of the performance fee due upon termination of the advisory agreement. Further, we may terminate the advisory agreement immediately upon the occurrence of various bankruptcy-related events involving the advisor. If we elect to terminate the advisory agreement, we will be required to obtain the approval of a majority of our independent directors. In the event of the termination of our advisory agreement, our advisor will be required to cooperate with us and take all reasonable steps requested by us to assist our board in making an orderly transition of the advisory function.

Our advisor and its officers, employees and affiliates expect to engage in other business ventures and, as a result, their resources will not be dedicated exclusively to our business. However, pursuant to the advisory agreement, our advisor will be required to devote sufficient resources to our administration to discharge its obligations. Our advisor has the right to assign the advisory agreement to an affiliate subject to approval by our independent directors. We have the right to assign the advisory agreement to any successor to all of our assets, rights and obligations. Our board of directors shall determine whether any successor advisor possesses sufficient qualifications to perform the advisory function for us and whether the compensation provided for in its advisory agreement with us is justified. Our independent directors will base their determination on the general facts and circumstances that they deem applicable, including the overall experience and specific industry experience of the successor advisor and its management. Other factors that will be considered are the compensation to be paid to the successor advisor and any potential conflicts of interest that may occur.

Under the advisory agreement, our advisor has granted us a non-transferable, non-sublicenseable, non-exclusive, royalty-free right and license to use the trade name “Strategic Storage Trust” as well as certain registered trademarks and trademark applications for registration (collectively, the “Marks”) solely in connection with our business until the latter of (i) the listing of shares of our common stock on a national securities exchange or (ii) eighteen (18) months after the termination of our current offering in a manner substantially consistent with the use of the Marks prior to the date of the advisory agreement. Our advisor may, at its option, upon 30 days’ written notice to us, terminate the license granted if we or our subsidiaries fail to comply with the requirements relating to the Marks under the advisory agreement. The result of this temporary license is that upon the expiration of our temporary license, including any potential renewals or extensions of such license to use the trade names “Strategic Storage Trust” and “SmartStopTM Self Storage,” we will be required to change our name and re-brand our properties and would lose any value, or perceived value, associated with the use of the trade names “Strategic Storage Trust” and “SmartStopTM Self Storage.”

For a detailed discussion of the fees payable to our advisor under the advisory agreement, see the “Management Compensation” section of this prospectus. We also describe in that section our obligation to reimburse our advisor for organization and offering expenses, administrative and management services and payments made by our advisor to third parties in connection with potential acquisitions. Some of the expenses we may reimburse our advisor for include, but are not limited to:

•	acquisition fees and expenses incurred by our advisor or its affiliates or those payable to unaffiliated persons incurred in connection with the selection and acquisition of properties;

•	actual out-of-pocket cost of goods and services we use and obtain from entities not affiliated with our advisor in connection with the purchase, operation and sale of assets;

•	interest and other costs for borrowed money, including discounts, points and other similar fees;

•	taxes and assessments on income or property and taxes as an expense of doing business;

•

costs associated with insurance required in connection with our business (such as title insurance, property and general liability coverage, including customer goods legal liability coverage, or insurance covering losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters) or by our board (such as director and officer liability coverage);

•	expenses of managing and operating properties we own;

•	all expenses in connection with payments to our directors and meetings of our directors and our stockholders;

•	expenses connected with payments of distributions;

•	expenses of organizing, converting, modifying, merging, liquidating or dissolving us or of amending our charter or our bylaws;

•	expenses of maintaining communications with our stockholders;

•

administrative service expenses, including all direct and indirect costs and expenses incurred by our advisor in fulfilling its duties to us including certain personnel costs (including reasonable wages and salaries and other employee-related expenses of all employees of our advisor who are directly engaged in our operation, management, administration and marketing); provided, however, no reimbursement shall be made to the extent such personnel perform services in transactions for which the advisor receives the acquisition fee or disposition fee;

•

audit, accounting and legal fees, and other fees for professional services relating to our operations and all such fees incurred at the request, or on behalf of, our independent directors or any committee of our board;

•	out-of-pocket costs for us to comply with all applicable laws, regulations and ordinances; and

•	all other out-of-pocket costs necessary for our operation and our assets incurred by our advisor in performing its duties on our behalf.

Affiliated Companies

Our Sponsor

Strategic Capital Holdings, LLC, a Virginia limited liability company, is the sponsor of this offering. Our sponsor was formed in 2004 to engage in private structured offerings of limited partnerships, limited liability companies, and other entities with respect to the acquisition, management and disposition of commercial real estate assets. The privately-offered programs sponsored or co-sponsored by our sponsor include 11 single-asset commercial real estate tenant-in-common offerings, two privately-offered REITs, four multi-asset Delaware Statutory Trust offerings, one single-asset Delaware Statutory Trust offering and one single-asset real estate limited liability company. Since its formation, our sponsor has sponsored offerings of interests in 88 self storage facilities representing approximately 7.1 million rentable square feet, and 11 commercial properties representing approximately 2.9 million square feet of office and retail space. See “Prior Performance Summary.”

Our sponsor owns a majority of Strategic Storage Holdings, LLC, a Delaware limited liability company, which is the sole member of our advisor and our property manager. In addition, the officers of our advisor are also officers of our sponsor.

Our Property Manager

Strategic Storage Property Management, LLC, a Delaware limited liability company, is our property manager and manages our properties. See “Conflicts of Interest.” Our property manager was organized in August 2007 to manage our properties. See “Management Compensation” for a discussion of the fees and expense reimbursements payable to our property manager. Our property manager will derive substantially all of its income from the property management services it performs for us. Our property manager may enter into sub-property management agreements with third party management companies and pay part of its management fee to such sub-property manager.

As of August 31, 2011, our property manager and its affiliates managed 86 self storage facilities with approximately 7.0 million rentable square feet located in 18 states. The officers and employees of our property manager have significant experience managing self storage facilities throughout the United States. Many of our senior property management personnel previously worked for large self storage operators, including publicly-traded self storage REITs. As of August 31, 2011, our property manager employed approximately 190 property management personnel, including two regional managers, seven district managers and one area manager.

In the event that the property manager assists with development or redevelopment of a property, we may pay a separate market-based fee for such services. The property manager will only provide these services if it does not cause any of our income from the applicable property to be treated as other than rents from real property for purposes of the applicable REIT requirements described under “Federal Income Tax Considerations” below.

The property manager (or sub-property manager) will hire, direct and establish policies for employees who will have direct responsibility for the operations of each property we acquire, which may include but not be limited to on-site managers and building and maintenance personnel. Certain employees of the property manager may be employed on a part-time basis and also may be employed by our advisor or certain companies affiliated with it. The property manager also will direct the purchase of equipment and supplies and will supervise all maintenance activity.

Our Dealer Manager

Select Capital Corporation, a California corporation serves as our dealer manager. Select Capital Corporation was formed in November 2007 and became approved as a member of FINRA in February 2008. Our president, H. Michael Schwartz, owns a 15% beneficial non-voting equity interest in Select Capital Corporation.

We entered into a dealer manager agreement with our dealer manager whereby our dealer manager provides us wholesaling, sales promotional and marketing services in connection with this offering. Specifically, our dealer manager will ensure compliance with SEC rules and regulations and FINRA rules relating to the sale process and participating broker-dealer relationships, assist in the assembling of prospectus kits, assist in the due diligence process and ensure proper handling of investment proceeds. See “Management Compensation” and “Plan of Distribution.”

Fees Paid to Our Affiliates

We have executed an advisory agreement with our advisor, a property management agreement with our property manager and a dealer manager agreement with our dealer manager, which entitle our advisor, our property manager and our dealer manager to specified fees upon the provision of certain services with regard to this offering and investment of funds in real estate properties, among other services. Our advisor is also entitled to reimbursements for organizational and offering costs incurred on our behalf and reimbursement of certain costs and expenses incurred in providing services to us.

Pursuant to the terms of those agreements, the following related party costs were incurred for the six months ended June 30, 2011 and the years ended December 31, 2010, 2009 and 2008:

	Six Months Ended June 30, 2011	Year Ended December 31, 2010		Year Ended December 31, 2009	Year Ended December 31, 2008
Expensed
Reimbursement of operating expenses(1)	$303,319	$850,691		$761,117	$1,206,272
Asset management fees	1,246,927	1,400,962		474,010	32,067
Property management fees	1,137,614	1,266,395		383,854	22,418
Acquisition fees and acquisition expenses	2,343,881	3,206,832		1,564,792	—
Capitalized
Acquisition fees	—	69,016	(2)	—	419,700
Prepaid expenses and other assets	—	—		—	184,282
Additional Paid-in Capital
Selling commissions	3,081,698	6,681,016		5,699,761	1,443,133
Dealer manager fee	1,320,728	2,863,292		2,442,755	618,486
Reimbursements of offering costs	264,127	435,712		328,917	2,614,110

Total	$9,698,294	$16,773,916		$11,655,206	$6,540,468

(1)

For the six months ended June 30, 2011, the Advisor permanently waived certain reimbursable indirect costs, primarily payroll and related overhead costs, related to administrative and management services, totaling approximately $250,000. Such amounts were waived permanently and accordingly, will not be paid to the Advisor.

(2)	Acquisition fees paid to our advisor in connection with the additional investments in unconsolidated joint ventures.

As of June 30, 2011 and December 31, 2010, 2009 and 2008, we had amounts due to affiliates totaling $840,041, $746,108, $610,110 and $1,172,014, respectively.

Investment Decisions

The primary responsibility for the investment decisions of our advisor and its affiliates, the negotiation of our investments, and the property management of our properties will reside with H. Michael Schwartz, Paula Mathews, Michael S. McClure, Wayne Johnson and Robert Cerrone. Our advisor will seek to invest in commercial properties that satisfy our investment objectives. Our board of directors, including a majority of our independent directors, must approve all acquisitions of real estate properties.

MANAGEMENT COMPENSATION

We have no paid employees. Our advisor and its affiliates will manage our day-to-day affairs. Our executive officers also are officers of our advisor and its affiliates and are compensated by such entities for their services to us. We pay these entities fees and reimburse expenses pursuant to our advisory agreement. For the year ended December 31, 2010, the reimbursements to our advisor discussed above include reimbursements of a portion of the salaries of our executive officers for time they spent on matters connected to our initial public offering totaling approximately $140,000. At the present time, we intend to continue to reimburse a portion of the salaries of our executive officers for time they spend on matters connected to our public offering at a similar level. The following table summarizes all of the compensation and fees we will pay to our advisor and its affiliates, including amounts to reimburse their costs in providing services. The sales commissions may vary for different categories of purchasers. See “Plan of Distribution.” This table assumes the shares are sold through distribution channels associated with the highest possible sales commissions and dealer manager fee.

Type of Compensation (Recipient)	Determination of Amount	Estimated Amount for Maximum Offering (1)
Offering Stage (2)

Sales Commissions (3) (Participating Dealers)	We will pay to our dealer manager, Select Capital Corporation, 7% of the gross offering proceeds before reallowance of commissions earned by participating broker-dealers, except that no sales commission is payable on shares sold under our distribution reinvestment plan. Our dealer manager will reallow 100% of commissions earned to participating broker-dealers.	$70,000,000

Dealer Manager Fee (3) (Dealer Manager)	We will pay to our dealer manager up to 3% of the gross offering proceeds before reallowance to participating broker-dealers, except that no dealer manager fee is payable on shares sold under our distribution reinvestment plan. Our dealer manager will reallow a portion of the dealer manager fee to participating broker-dealers. See “Plan of Distribution.”	$30,000,000

Reimbursement of Other Offering Expenses (4) (Advisor)	We will reimburse our advisor up to 3.5% of our gross offering proceeds. Our advisor may incur or pay some of our offering expenses (excluding sales commissions and the dealer manager fee). We may then reimburse our advisor for these amounts. In the event that we raise the maximum offering from our primary offering, we estimate that our offering expenses will be approximately 1.75% of aggregate gross offering proceeds from our primary offering.	$17,500,000

Acquisition and Operational Stage

Acquisition Fees (5) (Advisor)	We will pay to our advisor 2.5% of the contract purchase price of each property or other real estate investment we acquire.	$21,350,000 – (estimate without leverage) $41,800,000 – (estimate assuming 49% leverage)

Acquisition Expenses (5) (Advisor)	We will reimburse our advisor for acquisition expenses incurred in the process of acquiring our properties. We expect these expenses to be approximately 1% of the purchase price of each property.	$8,500,000 – (estimate without leverage) $16,725,000 – (estimate assuming 49% leverage)

Type of Compensation (Recipient)	Determination of Amount	Estimated Amount for Maximum Offering (1)
Asset Management Fee (6) (Advisor)	We will pay to our advisor a monthly fee equal to 0.0833%, which is one-twelfth of 1%, of our aggregate asset value. For the aggregate asset value exceeding $500 million (excluding certain assets), we will reduce the monthly fee paid to only 0.0625%, which is one-twelfth of 0.75%, on the aggregate asset value that exceeds $500 million unless our modified funds from operations (MFFO) including payment of the fee is greater than 100% of our distributions in any month.	Actual amounts are dependent upon the aggregate asset value of our properties and, therefore, cannot be determined at this time.

Operating Expenses (7) (Advisor and Property Manager)	We will reimburse the expenses incurred by our advisor in connection with its provision of administrative services, including related personnel costs.	Actual amounts are dependent upon the expenses incurred and, therefore, cannot be determined at the present time.

Property Management Fees (8) (Property Manager)	For supervising the management of our properties, we will pay aggregate property management fees of 6% of the gross revenues received from the properties plus reimbursement of the property manager’s costs of managing the properties. Reimbursable costs and expenses include wages and salaries and other expenses of employees engaged in operating, managing and maintaining our properties. Our property manager may enter into sub-property management agreements with third-party property managers to manage certain of our properties and our property manager may pay some or all of its property management fees to such third-party property manager.	Actual amounts are dependent upon the gross revenues from properties and, therefore, cannot be determined at the present time.

Incentive Plan Compensation (employees and affiliates of Advisor)	We may issue stock-based awards to our independent directors and to employees and affiliates of our advisor. The total number of shares of common stock we have reserved for issuance under our Employee and Director Long-Term Incentive Plan may not exceed 10% of our outstanding shares at any time. See “Management — Employee and Director Long-Term Incentive Plan.”	Not determinable at this time.

Liquidation/Listing Stage

Subordinated Disposition Fee (9) (Advisor)	We will pay up to one-half of the total real estate commission paid but in no event to exceed an amount equal to 3% of the contract sale price for each property sold, for substantial assistance in connection with the sale. The total disposition fees paid (including fees paid to third parties) may not exceed the lesser of a competitive real estate commission or an amount equal to 6% of the contract sale price of the property. Payment of such fee shall be subordinated to receipt by stockholders of cumulative distributions equal to their invested capital plus a 6% cumulative, non-compounded return. If, at the time of a sale, payment of the disposition fee is deferred because the subordination conditions have not been satisfied, then the disposition fee shall be paid at such later time as the subordination conditions are satisfied.	Not determinable at this time.

Type of Compensation (Recipient)	Determination of Amount	Estimated Amount for Maximum Offering (1)
Subordinated Share of Net Sale Proceeds (payable only if we are not listed on an exchange) (10)(11) (Advisor)

After we pay stockholders cumulative distributions equal to their invested capital plus a 6% cumulative, non-compounded return, we will pay our advisor a subordinated share of net sale proceeds equal to a percentage of net sale proceeds, which is cumulative and set-up in a three-tier format as set forth below:

•    5% of net sale proceeds remaining after we have paid our stockholders distributions equal to invested capital and an investor return of 6% or more but less than 8%;

•    10% of net sale proceeds remaining after we have paid our stockholders distributions equal to invested capital and an investor return of 8% or more but less than 10%; or

•    15% of net sale proceeds remaining after we have paid our stockholders distributions equal to invested capital and an investor return of 10%.

Not determinable at this time.

Subordinated Performance Fee Due Upon Termination of the Advisory Agreement (payable only if we are not listed on an exchange) (10) (Advisor)

If we terminate the advisory agreement for any reason other than a material breach by our advisor as a result of willful or intentional misconduct or bad faith on behalf of our advisor, or we fail to offer a renewal to our advisor on substantially similar terms as the year prior, or our advisor terminates the advisory agreement because of a material breach by us, the advisor will be entitled to an incentive fee in accordance with the schedule below. The subordinated performance fee is based on the excess of the appraised value of our assets less liabilities secured by our assets plus the amount of all prior distributions we have paid through the termination date over the sum of stockholders’ invested capital plus total distributions required to be made to the stockholders in order to pay the stockholders a certain percentage (as defined below) cumulative, non-compounded annual return from inception through the termination date.

We will pay our advisor an amount equal to the following:

•    5% of the amount, if any, by which (a) the appraised value of our properties, less all debt secured by our assets, plus total distributions through the termination date exceeds (b) the sum of capital invested by our stockholders plus total distributions required to be made to our stockholders in order to pay our stockholders an investor return of 6% or more but less than 8%;

•    10% of the amount, if any, by which (a) the appraised value of our properties, less all debt secured by our assets, plus total distributions through the termination date exceeds (b) the sum of capital invested by our stockholders plus total distributions required to be made to our stockholders in order to pay an investor return of 8% or more but less than 10%; or

•    15% of the amount, if any, by which (a) the appraised value of our properties, less all debt secured by our assets, plus total distributions through the termination date exceeds (b) the sum of capital invested by our stockholders plus total

Not determinable at this time.

Type of Compensation (Recipient)	Determination of Amount	Estimated Amount for Maximum Offering (1)

distributions required to be made to our stockholders in order to pay an investor return of 10%.

Such fee is reduced by any prior payment to our advisor of a subordinated share of net sale proceeds.

This subordinated performance fee will be paid in the form of a non-interest bearing promissory note. Payment of this note will be deferred until we receive net proceeds from the sale or refinancing of properties held at the termination date. If the promissory note has not been paid in full within three years from the termination date, then our advisor may elect to convert the balance of the fee into shares of our common stock.

Subordinated Incentive Listing Fee (payable only if we are listed on an exchange) (10)(11)(12) (Advisor)

In the event we list our stock for trading, we are required to pay our advisor a subordinated incentive listing fee. This fee equals a percentage of the amount by which the average “market value” of the shares issued and outstanding at listing over the 30 trading days beginning 180 days after the shares are first listed on a national securities exchange plus all distributions we made before listing exceeds the sum of the total amount of capital raised from investors and the amount of distributions necessary to generate a specified percentage cumulative, non-compounded annual return to investors. We will pay our advisor an amount equal to the following:

•    5% of the amount, if any, by which (a) our market value plus total distributions through the listing date exceeds (b) the sum of capital invested by our stockholders plus total distributions required to be made to our stockholders in order to pay an investor return of 6% or more but less than 8%;

•    10% of the amount, if any, by which (a) our market value plus total distributions through the listing date exceeds (b) the sum of capital invested by our stockholders plus total distributions required to be made to our stockholders in order to pay an investor return of 8% or more but less than 10%; or

•    15% of the amount, if any, by which (a) our market value plus total distributions through the listing date exceeds (b) the sum of capital invested by our stockholders plus total distributions required to be made to our stockholders in order to pay an investor return of 10%.

This subordinated incentive listing fee will be paid in the form of a non-interest bearing promissory note. Payment of this note will be deferred until we receive net proceeds from the sale or refinancing of properties held after the listing date. If the promissory note has not been paid in full within three years from the listing date, then our advisor may elect to convert the balance of the fee into shares of our common stock.

Not determinable at this time.

(1)	The estimated maximum dollar amounts are based on the sale of the maximum of 100,000,000 shares to the public in our primary offering.
(2)

In no event may the total offering expenses (including sales commissions and dealer manager fees) exceed 15% of the aggregate gross proceeds raised in this offering. We will pay a dealer manager fee in the amount of up to 3% of the gross proceeds of the shares sold to the public.

(3)	The sales commissions and, in some cases, the dealer manager fee will not be charged with regard to stock sold to or for the account of certain categories of purchasers. See “Plan of Distribution.”
(4)

Includes all expenses (other than sales commissions and the dealer manager fee) to be paid by us in connection with the offering, including our legal, accounting, printing, mailing, filing and registration fees, and other accountable offering expenses including, but not limited to: (a) costs and expenses of conducting educational conferences and seminars; (b) costs and expenses of attending broker-dealer sponsored conferences; (c) amounts to reimburse our advisor for all marketing-related costs and expenses such as salaries and direct expenses of employees of our advisor and its affiliates in connection with registering and marketing of our shares, including, but not limited to, the senior management team and various other accounting and finance employees and administrative overhead allocated to these employees; (d) facilities and technology costs, insurance expenses and other costs and expenses associated with the offering and to facilitate the marketing of our shares; and (e) payment or reimbursement of bona fide due diligence expenses. Our advisor has agreed to pay or reimburse us to the extent our offering expenses exceed 3.5% of gross offering proceeds from our primary offering at the completion of the offering. In the event we raise the maximum offering, we estimate that our offering expenses will be 1.75% of gross offering proceeds raised in our primary offering.

(5)

We will pay our advisor an acquisition fee equal to 2.5% of the contract purchase price of each property or real estate-related investment we acquire. Actual amounts are dependent upon the purchase price we pay for our properties, and therefore, cannot be definitively determined at this time. In addition, we will reimburse our advisor for direct costs our advisor incurs and amounts it pays to third parties in connection with the selection and acquisition of a property, whether or not ultimately acquired. For purposes of this table, we have assumed acquisition expenses of 1% of the purchase price of our properties, which we have assumed is our estimated amount invested in properties. Actual amounts are dependent upon the expenses incurred in acquiring a property or asset, and therefore, cannot be definitively determined at this time. Because we intend to primarily invest in self storage facilities which by their nature are smaller in size than a typical commercial property, our acquisition expenses as a percentage of the purchase price will be higher than those for REITs that invest in other commercial properties that are larger in size. Our charter provides that the total of all acquisition fees and acquisition expenses payable with respect to a particular investment shall be reasonable and shall not exceed 6% of the contract purchase price, unless such excess fees and expenses are approved by a majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction, if they determine the transaction is commercially competitive, fair and reasonable to us. Our board of directors is responsible for determining whether our acquisition fees and acquisition expenses are reasonable. These maximum estimates assume all acquisitions are made either (a) only with net offering proceeds from this offering, or (b) assuming a 49% leverage to acquire our properties. Since the acquisition fees we pay our advisor are a percentage of the purchase price of an investment, the acquisition fees will be greater than that shown to the extent we also fund acquisitions through (i) the incurrence of debt, (ii) retained cash flow from operations, (iii) issuances of equity in exchange for properties and (iv) proceeds from the sale of shares under our distribution reinvestment plan, to the extent such proceeds are not used to fund stock repurchases under our share redemption program.

(6)

The asset management fee we pay to our advisor is one-twelfth of 1% per month of the sum of the aggregate GAAP basis book carrying values of our assets invested (excluding assets acquired from REIT I and REIT II), directly or indirectly, in equity interests in and loans secured, directly or indirectly, by real estate before reserves for depreciation or bad debts or other similar non-cash reserves. For the purposes of this calculation, MFFO is defined as the NAREIT definition of funds from operations with adjustments which include, but are not limited to, (i) acquisition fees and expenses; (ii) non-cash amounts related to straight line rent and the amortization of above or below market intangible lease assets and liabilities; (iii) accretion of discounts and amortization of premiums on debt investments; (iv) amortization of mark-to-market adjustments of above/below market debt assumed in connection with property acquisitions; (v) amortization of deferred financing costs; (vi) impairments of real-estate related investments (including properties, loans receivable, and equity and debt securities investments); (vii) gains (losses) from the early extinguishment of debt; (viii) gains (losses) on the extinguishment or sales of hedges, foreign exchange, securities and other derivatives holdings except where the trading of such instruments is a fundamental attribute of our business plan; (ix) unrealized gains (losses) from mark-to-market adjustments on (a) interest rate swaps and derivatives not deemed hedges; (b) foreign exchange holdings; (c) other securities; and (d) consolidation from, or deconsolidation to, equity accounting; and (x) elimination of adjustments relating to contingent purchase price obligations where such adjustments have been included in the derivation of GAAP net income. The asset management fee is payable for asset management services, including, but not limited to, the following: negotiating and servicing our debt facilities and other financings; monitoring applicable markets and obtaining reports where appropriate concerning the value of our investments; monitoring and evaluating the performance of our investments; providing daily management services to us and performing and supervising the various management and operational functions related to our investments; coordinating with the property manager on its duties under any property management agreement and assisting in obtaining all necessary approvals of major property transactions as governed by the applicable property management agreement; coordinating and managing relationships between us and any joint venture partners; consulting with our officers and directors and providing assistance with the evaluation and approval of potential property dispositions, sales or refinancings; and providing our officers and directors periodic reports regarding prospective investments in properties. The use of leverage would have the effect of increasing the asset management fee as a percentage of the amount of equity contributed by investors because the asset management fee is calculated as a percentage of average invested assets, which includes amounts invested in real estate using borrowed funds. With respect to the properties acquired from REIT I and REIT II, the asset management fee is 2% of the gross revenues on the REIT I and REIT II properties and is paid to affiliates of our sponsor.
(7)

Commencing four fiscal quarters after the acquisition of our first real estate asset, our operating expenses shall (in the absence of a satisfactory showing to the contrary) be deemed to be excessive, and our advisor must reimburse us in the event our total operating expenses for the 12 months then ended exceed the greater of 2% of our average invested assets or 25% of our net income, unless a majority of our independent directors has determined that such excess expenses were justified based on unusual and non-recurring factors that they deem sufficient. For any fiscal quarter for which total operating expenses for the 12 months then ended exceed the limitation, we will disclose this fact in our next quarterly report or within 60 days of the end of that quarter and send a written disclosure of this fact to our stockholders. In each case the disclosure will include an explanation of the factors that the independent directors considered in arriving at the conclusion that the excess expenses were justified. “Average invested assets” means, for a specified period, the average of the aggregate book value of our assets invested, directly or indirectly, in equity interests in and loans secured by real estate before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during such period. “Total operating expenses” means all costs and expenses incurred by us, as determined under generally accepted accounting principles, which in any way are related to our operation of our business, including advisory fees, but excluding (i) the expenses of raising capital such as organization and offering expenses, legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and listing of our stock, (ii) interest payments, (iii) taxes, (iv) non-cash expenditures such as depreciation, amortization and bad debt reserves, (v) reasonable incentive fees based on the gain in the sale of our assets, (vi) acquisition fees and acquisition expenses (including expenses relating to potential acquisitions that we do not close) and (vii) real estate commissions on the sale of property, and other expenses connected with the acquisition, disposition, ownership of real estate interests, mortgage loans, or other property (such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property).

(8)

Our charter does not impose a specific cap on property management fees. However, if we retain our advisor or an affiliate to manage some of our properties, our charter requires that the management fee be a market-based fee which is what other management companies generally charge for the management or leasing of similar properties, which may include reimbursement for some or all the costs and expenses the advisor or its affiliates incur in managing the properties. With respect to the properties acquired from REIT II, we will not pay property management fees on such properties until a $0.70 FFO per share metric relating to such properties is met.

(9)

Although we are most likely to pay disposition fees to our advisor or an affiliate in the event of our liquidation, these fees may also be earned during our operational stage. We will only pay disposition fees to our advisor or its affiliate in connection with the disposition of a property if our advisor or its affiliate provides a substantial amount of the services (as determined by a majority of our directors, including a majority of our independent directors). Disposition fees for a property will be paid to our advisor or its affiliate at the time the property is sold, but in no event will the amount we pay to our advisor or its affiliate, when added to the sums paid to unaffiliated parties for real estate commissions in connection with the sale of a property, exceed the lesser of a competitive real estate commission or an amount equal to 6% of the contract sale price of such property or properties.
(10)

The annual return on invested capital is calculated on an aggregate weighted-average daily basis. In calculating the subordinated share of net sale proceeds, the subordinated performance fee due upon termination of the advisory agreement and the subordinated incentive listing fee, we ignore distributions made to redeem shares under any share redemption program and distributions on such redeemed shares. “Net sale proceeds” generally means the net proceeds of any sale transaction less the amount of all real estate commissions, selling expenses, legal fees and other closing costs paid by us or our operating partnership. In the case of a sale transaction involving a property we owned in a joint venture, “net sale proceeds” means the net proceeds of any sale transaction actually distributed to our operating partnership from the joint venture less any expenses incurred by the operating partnership in connection with such transaction. Net sale proceeds shall not include any amounts used to repay outstanding indebtedness secured by the asset disposed of in the sale.

(11)	Our advisor cannot earn both the subordinated share of net sale proceeds and the subordinated incentive listing fee.
(12)

The market value of our outstanding stock for purposes of calculating the incentive fee due upon listing is measured by taking the average closing price or average of bid and asked price, as the case may be, during the consecutive 30-day period commencing 180 days following listing. This fee will be reduced by any prior payment to the advisor of a subordinated share of net sale proceeds. If we pay this subordinated incentive listing fee to our advisor following a listing of our common stock, we will have no obligation to pay any other performance fee to our advisor.

If at any time our stock becomes listed on a national securities exchange, we will negotiate in good faith with our advisor a fee structure appropriate for an entity with a perpetual life. A majority of our independent directors must approve the new fee structure negotiated with our advisor. In negotiating a new fee structure, our independent directors must consider all of the factors they deem relevant, including, but not limited to:

•	the size of the advisory fee in relation to the size, composition and profitability of our portfolio;

•	the success of our advisor in generating opportunities that meet our investment objectives;

•	the rates charged to other REITs and to investors other than REITs by advisors performing similar services;

•	additional revenues realized by our advisor through its relationship with us;

•	the quality and extent of service and advice furnished by our advisor;

•	the performance of our investment portfolio, including income, conservation or appreciation of capital;

•	frequency of problem investments and competence in dealing with distress situations; and

•	the quality of our portfolio in relationship to the investments generated by our advisor for the account of other clients.

Since our advisor and its affiliates are entitled to differing levels of compensation for undertaking different transactions on our behalf, such as the subordinated share of net sale proceeds, our advisor has the ability to affect the nature of the compensation it receives by recommending different transactions. However, as our fiduciary, our advisor is obligated to exercise good faith in all its dealings with respect to our affairs. Our board of directors also has a responsibility to monitor the recommendations of our advisor and review the fairness of those recommendations. See “Management — The Advisory Agreement.”

STOCK OWNERSHIP

The following table shows, as of August 31, 2011, the amount of our common stock beneficially owned by (1) any person who is known by us to be the beneficial owner of more than 5% of our outstanding shares, (2) members of our board of directors and proposed directors, (3) our executive officers, and (4) all of our directors and executive officers as a group.

	Common Stock Beneficially Owned(2)
Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock		Percentage of Class
H. Michael Schwartz, Chairman of the Board of Directors, President and Chief Executive Officer	114	(3)	*
Paula Mathews, Executive Vice President and Assistant Secretary	—		*
Michael S. McClure, Chief Financial Officer and Treasurer	—		*
Wayne Johnson, Senior Vice President — Acquisitions	—		*
Robert Cerrone, Senior Vice President — Self Storage Operations	—		*
James L. Berg, Secretary	—		*
Harold “Skip” Perry, Independent Director	3,197	(4)	*
Timothy S. Morris, Independent Director	3,152	(4)	*

All directors and executive officers as a group	6,463		*

*	Represents less than 1% of our outstanding common stock as of August 31, 2011.
(1)	The address of each beneficial owner listed is 111 Corporate Drive, Suite 120, Ladera Ranch, California 92694.
(2)

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities and shares issuable pursuant to options, warrants and similar rights held by the respective person or group that may be exercised within 60 days following August 31, 2011. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock show as beneficially owned by them.

(3)	Includes 100 shares owned by Strategic Storage Advisor, LLC, which is indirectly owned and controlled by Mr. Schwartz.
(4)

Each independent director was awarded 2,500 shares of restricted stock on January 27, 2009, which vest ratably over a period of four years from the date such independent director was appointed to our board of directors, and was awarded 1,250 shares of restricted stock upon each of his reelections to our board of directors, which vest ratably over a period of four years from the date of reelection. The amounts listed include all shares of restricted stock that have vested as of August 31, 2011 or will vest within 60 days of such date plus shares purchased by the independent directors pursuant to our distribution reinvestment plan.

CONFLICTS OF INTEREST

We are subject to various conflicts of interest arising out of our relationship with our advisor and its affiliates, including conflicts related to the arrangements pursuant to which our advisor and its affiliates will be compensated by us. The agreements and compensation arrangements between us and our advisor and its affiliates were not determined by arm’s-length negotiations. See the “Management Compensation” section of this prospectus. Some of the conflicts of interest in our transactions with our advisor and its affiliates, and the limitations on our advisor adopted to address these conflicts, are described below.

Our advisor and its affiliates will try to balance our interests with their duties to other programs sponsored by our advisor and its affiliates. However, to the extent that our advisor or its affiliates take actions that are more favorable to other entities than to us, these actions could have a negative impact on our financial performance and, consequently, on distributions to our stockholders and the value of our stock. In addition, our directors, officers and certain of our stockholders may engage for their own account in business activities of the types conducted or to be conducted by us and our subsidiaries. For a description of some of the risks related to these conflicts of interest, see the section of this prospectus captioned “Risk Factors — Risks Related to Conflicts of Interest.”

Our independent directors have an obligation to serve on our behalf in all situations in which a conflict of interest may arise, and all of our directors have a fiduciary obligation to act on behalf of our stockholders.

Interests in Other Real Estate Programs

Affiliates of our advisor have sponsored or are sponsoring numerous private real estate programs with similar investment objectives to us, including REIT I and REIT II, two privately-offered REITs we acquired in merger transactions. Affiliates of our officers and entities owned or managed by such affiliates also may acquire or develop real estate for their own accounts, and have done so in the past. Furthermore, affiliates of our officers and entities owned or managed by such affiliates intend to form additional real estate investment entities in the future, whether public or private, which can be expected to have the same investment objectives and policies as we do and which may be involved in the same geographic area, and such persons may be engaged in sponsoring one or more of such entities at approximately the same time as our shares of common stock are being offered. Our advisor, its affiliates and affiliates of our officers are not obligated to present to us any particular investment opportunity that comes to their attention, even if such opportunity is of a character that might be suitable for investment by us. Our advisor and its affiliates likely will experience conflicts of interest as they simultaneously perform services for us and other affiliated real estate programs.

Any affiliated entity, whether or not currently existing, could compete with us in the sale or operation of our properties. We will seek to achieve any operating efficiency or similar savings that may result from affiliated management of competitive properties. However, to the extent that affiliates own or acquire a property that is adjacent, or in close proximity, to a property we own, our property may compete with the affiliate’s property for tenants or purchasers.

Every transaction that we enter into with our advisor or its affiliates is subject to an inherent conflict of interest. Our board of directors may encounter conflicts of interest in enforcing our rights against any affiliate in the event of a default by or disagreement with an affiliate or in invoking powers, rights or options pursuant to any agreement between us and our advisor or any of its affiliates.

Other Activities of Our Advisor and its Affiliates

We will rely on our advisor for the day-to-day operation of our business pursuant to an advisory agreement. As a result of the interests of members of our advisor’s management in other programs and the fact that they have also engaged and will continue to engage in other business activities, our advisor and its affiliates will have conflicts of interest in allocating their time between us and other programs and other activities in which they are involved. However, our advisor believes that it and its affiliates have sufficient personnel to discharge fully their responsibilities to all of such programs and other ventures in which they are involved.

In addition, each of our executive officers also serves as an officer of our advisor, our property manager or other affiliated entities. As a result, these individuals owe fiduciary duties to these other entities, which may conflict with the fiduciary duties that they owe to us and our stockholders.

We may purchase properties or interests in properties from affiliates of our advisor. The prices we pay to affiliates of our advisor for these properties will not be the subject of arm’s-length negotiations, which could mean that the acquisitions may be on terms less favorable to us than those negotiated with unaffiliated parties. However, our charter provides that the purchase price of any property acquired from an affiliate may not exceed its fair market value as determined by a competent independent appraiser. In addition, the price must be approved by a majority of our directors, including a majority of our independent directors, who have no financial interest in the transaction. If the price to us exceeds the cost paid by our affiliate, our board of directors must determine that there is substantial justification for the excess cost. Additionally, we may sell properties or interests in properties to affiliates of our advisor. The prices we receive from affiliates of our advisor for these properties will not be the subject of arm’s-length negotiations, which could mean that the dispositions may be on terms less favorable to us than those negotiated with unaffiliated parties.

The negotiations involving the mergers with REIT I and REIT II were conducted on our behalf by the nominating and corporate governance committee of our board of directors, which is composed entirely of independent directors. In connection with the mergers, we obtained a fairness opinion from Robert A. Stanger & Co., which supported the total consideration we paid as being fair and reasonable to us. Further, the nominating and corporate governance committee determined that substantial justification existed for the total consideration paid in connection with the mergers to exceed the original cost of the properties acquired in connection therewith to REIT I and REIT II. In connection with the merger with REIT I, our advisor was reimbursed $250,000 for its actual costs associated with the transaction. We paid no other fees in connection with the merger transactions.

The acquisition of Self Storage I DST was approved by the nominating and corporate governance committee of our board of directors. The nominating and corporate governance committee determined that the acquisition of Self Storage I DST was fair and reasonable to us; consistent with our investment objectives and strategy; substantial justification existed for us to acquire Self Storage I DST for a purchase price in excess of the cost to the sellers; and the purchase price did not exceed the sum of the current appraised values of the underlying real estate, as determined by an independent expert. In connection with the acquisition of Self Storage I DST, our advisor received approximately $446,000 in acquisition fees in connection with the transaction.

Tenant Reinsurance Program

Affiliates of our sponsor, including our President, H. Michael Schwartz, are participating in a tenant reinsurance program whereby tenants of our self storage facilities can purchase insurance to cover damage or destruction to their property while stored at our facilities. Such affiliates have invested in a Cayman Islands company (the “Reinsurance Company”) that will reinsure a portion of the insurance required by the program insurer to cover the risks of loss at participating facilities in the program. The program insurer provides fees (approximately 50% of the tenant premium paid) to us as owner of the facilities. The Reinsurance Company may be required to fund additional capital or entitled to receive distributions of profits depending on actual losses incurred under the program.

Competition in Acquiring, Leasing and Operating Properties

Conflicts of interest will exist to the extent that we may acquire properties in the same geographic areas where properties owned by other programs sponsored by our sponsor are located. In such a case, a conflict could arise in the leasing of properties in the event that we and another program sponsored by our sponsor were to compete for the same tenants, or a conflict could arise in connection with the resale of properties in the event that we and another program sponsored by our sponsor were to attempt to sell similar properties at the same time. Conflicts of interest may also exist at such time as we or our affiliates managing a property on our behalf seek to employ developers, contractors or building managers, as well as under other circumstances. Our sponsor and our advisor will seek to reduce conflicts relating to the employment of developers, contractors or building managers by making prospective employees aware of all such properties seeking to employ such persons. In addition, our sponsor and our advisor will seek to reduce conflicts that may arise with respect to properties available for sale or rent by making prospective purchasers or tenants aware of all such properties. However, these conflicts cannot be fully avoided in that there may be established differing compensation arrangements for employees at different properties or differing terms for resales or leasing of the various properties.

Affiliated Dealer Manager

Since our president, H. Michael Schwartz, owns a 15% beneficial non-voting equity interest in Select Capital Corporation, our dealer manager, we may not have the benefit of an independent due diligence review and investigation of the type normally performed by an unaffiliated, independent underwriter in connection with the offering of securities. See the “Plan of Distribution” section of this prospectus.

Affiliated Property Manager

We anticipate that properties we acquire will be managed by our affiliated property manager, Strategic Storage Property Management, LLC, pursuant to property management agreements for each property we acquire. It is the duty of our board to evaluate the performance of our property manager. We expect affiliates of our property manager will serve as property manager for properties owned by affiliated real estate programs, some of which may be in competition with our properties. Management fees to be paid to our property manager are based on a percentage of the rental income received by the managed properties. For a more detailed discussion of the anticipated fees to be paid for property management services, see the “Management Compensation” section of this prospectus.

Lack of Separate Representation

Baker Donelson acts, and may in the future act, as counsel to us, our advisor, our sponsor, our property manager, our dealer manager and their affiliates in connection with this offering or otherwise. There is a possibility that in the future the interests of the various parties may become adverse, and under the Code of Professional Responsibility of the legal profession, Baker Donelson may be precluded from representing any one or all of such parties. In the event that a dispute were to arise between us, our advisor, our sponsor, our property manager, our dealer manager or any of their affiliates, separate counsel for such matters will be retained as and when appropriate.

Joint Ventures with Affiliates of Our Advisor

We expect to enter into joint ventures with other programs sponsored by affiliates of our advisor (as well as other parties) for the acquisition, development or improvement of properties. See “Investment Objectives, Strategy and Related Policies — Joint Venture Investments.” Our advisor and its affiliates may have conflicts of interest in determining which program sponsored by affiliates of our advisor should enter into any particular joint venture agreement. The co-venturer may have economic or business interests or goals which are or which may become inconsistent with our business interests or goals. In addition, should any such joint venture be consummated, our advisor may face a conflict in structuring the terms of the relationship between our interests and the interest of the co-venturer and in managing the joint venture. Since our advisor and its affiliates will control both us and any affiliated co-venturer, agreements and transactions between the co-venturers with respect to any such joint venture will not have the benefit of arm’s-length negotiation of the type normally conducted between unrelated co-venturers.

Receipt of Fees and Other Compensation by Our Advisor and its Affiliates

Our advisor and its affiliates will receive substantial fees from us. See “Management Compensation.” Some of these fees will be paid to our advisor and its affiliates regardless of the success or profitability of the property. Specifically, our advisor and its affiliates will receive:

•	acquisition fees upon any acquisition, regardless of whether the property will be profitable in the future; and

•	asset management fees based on the aggregate GAAP basis book carrying values of our assets invested, directly or indirectly, in equity interests in and loans secured, directly or indirectly, by real estate before reserves for depreciation or bad debts or other similar non-cash reserves, and not based on performance of our properties.

Although these fees will be paid regardless of success or profitability of a property, our independent directors must approve all acquisitions as being in the best interests of us and our stockholders. Further, if our independent directors determine that the performance of our advisor is unsatisfactory or that the compensation to be paid to our advisor is unreasonable, the independent directors may take such actions as they deem to be in the best interests of us and our stockholders under the circumstances, including potentially terminating the advisory agreement and retaining a new advisor.

The compensation arrangements between us and our advisor and its affiliates could influence our advisor’s advice to us, as well as the judgment of the affiliates of our advisor who may serve as our officers or directors. Among other matters, the compensation arrangements could affect their judgment with respect to:

•	the continuation, renewal or enforcement of our agreements with our advisor and its affiliates, including the advisory agreement and the dealer manager agreement;

•

subsequent offerings of equity securities by us, which may entitle our dealer manager to earn sales commissions and dealer manager fees and may entitle our advisor to additional acquisition and asset management fees;

•	property sales, which may entitle our advisor to disposition fees and possible success-based share of net sale proceeds;

•

property acquisitions from other programs sponsored by affiliates of our advisor which may entitle such affiliates to disposition fees and possible success-based sale fees in connection with its services for the seller, as well as acquisition fees for our advisor;

•

property sales to other programs sponsored by affiliates of our advisor which may entitle such affiliates to acquisition fees and expenses for its services to the buyer, as well as disposition fees and subordinated share of net sale proceeds to our advisor;

•

whether and when we seek to list our stock on a national securities exchange, which listing could entitle our advisor to a success-based listing fee or a fee as a result of a merger with our advisor prior to any listing but could also adversely affect its sales efforts for other programs depending on the price at which our stock trades; and

•

whether and when we seek to sell our assets and liquidate, which sale may entitle our advisor to a success-based fee but could also adversely affect its sales efforts for other programs depending upon the sales price.

Certain Conflict Resolution Procedures

Every transaction that we enter into with our advisor or its affiliates will be subject to an inherent conflict of interest. Our board of directors may encounter conflicts of interest in enforcing our rights against any affiliate in the event of a default by or disagreement with an affiliate or in invoking powers, rights or options pursuant to any agreement between us and our advisor or any of its affiliates. In order to reduce or eliminate certain potential conflicts of interest, we will address any conflicts of interest in two distinct ways.

First, the nominating and corporate governance committee will consider and act on any conflicts-related matter required by our charter or otherwise permitted by the MGCL where the exercise of independent judgment by any of our directors (who is not an independent director) could reasonably be compromised, including approval of any transaction involving our advisor and its affiliates.

Second, our charter contains a number of restrictions relating to (1) transactions we enter into with our advisor and its affiliates, (2) certain future offerings, and (3) allocation of investment opportunities among affiliated entities. These restrictions include, among others, the following:

•

We will not purchase or lease properties in which our advisor, any of our directors or any of their respective affiliates has an interest without a determination by a majority of the directors, including a majority of the independent directors, not otherwise interested in such transaction that such transaction is fair and reasonable to us and at a price to us no greater than the cost of the property to the seller or lessor, unless there is substantial justification for any amount that exceeds such cost and such excess amount is determined to be reasonable. In no event will we acquire any such property at an amount in excess of its appraised value. We will not sell or lease properties to our advisor, any of our directors or any of their respective affiliates unless a majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction determines that the transaction is fair and reasonable to us.

•

We will not make any loans to our advisor, any of our directors or any of their respective affiliates, except that we may make or invest in mortgage loans involving our advisor, our directors or their respective affiliates, provided that an appraisal of the underlying property is obtained from an independent appraiser and the transaction is approved as fair and reasonable to us and on terms no less favorable to us than those available from third parties. In addition, our advisor, any of our directors and any of their respective affiliates will not make loans to us or to joint ventures in which we are a joint venture partner unless approved by a majority of the directors, including a majority of the independent directors, not otherwise interested in the transaction as fair, competitive and commercially reasonable, and no less favorable to us than comparable loans between unaffiliated parties.

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Our advisor and its affiliates will be entitled to reimbursement, at cost, for actual expenses incurred by them on behalf of us or joint ventures in which we are a joint venture partner; provided, however, our advisor must reimburse us for the amount, if any, by which our total operating expenses, including advisory fees, paid during the previous 12 months then ended exceeded the greater of: (i) 2% of our average invested assets for that 12 months then ended; or (ii) 25% of our net income, before any additions to reserves for depreciation, bad debts or other similar non-cash reserves and before any gain from the sale of our assets, for that fiscal year.

•

In the event that an investment opportunity becomes available that is suitable, under all of the factors considered by our advisor, for both us and one or more other entities affiliated with our advisor, and for which more than one of such entities has sufficient uninvested funds, then the entity that has had the longest period of time elapse since it was offered an investment opportunity will first be offered such investment opportunity. It will be the duty of our board of directors, including the independent directors, to ensure that this method is applied fairly to us. In determining whether or not an investment opportunity is suitable for more than one program, our advisor, subject to approval by our board of directors, shall examine, among others, the following factors:

•	anticipated cash flow of the property to be acquired and the cash requirements of each program;

•	effect of the acquisition on diversification of each program’s investments;

•	policy of each program relating to leverage of properties;

•	income tax effects of the purchase to each program;

•	size of the investment; and

•	amount of funds available to each program and the length of time such funds have been available for investment.

•	If a subsequent development, such as a delay in the closing of a property or a delay in the construction of a property, causes any such investment, in the opinion of our advisor, to be more appropriate for a program other than the program that committed to make the investment, our advisor may determine that another program affiliated with our advisor or its affiliates will make the investment. Our directors, including our independent directors, have a duty to ensure that the method used by our advisor for the allocation of the acquisition of properties by two or more affiliated programs seeking to acquire similar types of properties is applied fairly to us.

•

We will not accept goods or services from our sponsor, advisor or any affiliate thereof or enter into any other transaction with our sponsor, advisor or any affiliate thereof unless a majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction approve such transaction as fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

The following chart shows our ownership structure and entities that are affiliated with our advisor, as of August 31, 2011.

* The address of all of these entities, except for Select Capital Corporation, is 111 Corporate Drive, Suite 120, Ladera Ranch, California 92694. The address for Select Capital Corporation is 31351 Rancho Viejo Road, Suite 205, San Juan Capistrano, California 92675.

** H. Michael Schwartz, our President and President of our advisor, owns (1) a 51% beneficial interest in Strategic Capital Holdings, LLC, (2) a minority beneficial interest in Strategic Storage Holdings, LLC and (3) a 15% beneficial non-voting equity interest in Select Capital Corporation.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS

Our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 31, 2011, and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, filed with the SEC on August 11, 2011, are incorporated herein by reference. This discussion and analysis should be read in conjunction with our audited consolidated financial statements and the notes thereto contained in our Annual Report on Form 10-K for the year ended December 31, 2010 and our unaudited consolidated financial statements and the notes thereto contained in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, which are incorporated herein by reference.

FEDERAL INCOME TAX CONSIDERATIONS

General

The following summary describes all of the material federal income tax considerations associated with an investment in shares of our common stock. This summary does not constitute tax advice. Moreover, this summary does not deal with all tax aspects that might be relevant to you, as a prospective stockholder, in light of your personal circumstances, nor does it deal with particular types of stockholders that are subject to special treatment under the Code, such as insurance companies, tax-exempt organizations or financial institutions or broker-dealers.

The Code provisions governing the federal income tax treatment of REITs are highly technical and complex, and this summary is qualified in its entirety by the express language of applicable Code provisions, treasury regulations promulgated thereunder (Treasury Regulations) and administrative and judicial interpretations thereof.

We urge you, as a prospective investor, to consult your own tax advisor regarding the specific tax consequences to you of a purchase of shares, ownership and sale of the shares and of our election to be taxed as a REIT. These consequences include the federal, state, local, foreign and other tax consequences of such purchase, ownership, sale and election.

Opinion of Counsel

Baker Donelson has acted as our counsel, has reviewed this summary and is of the opinion that it fairly summarizes the federal income tax considerations addressed that are material to our stockholders. It is also the opinion of our counsel that we have been organized in conformity with the requirements for qualification and taxation as a REIT pursuant to Sections 856 through 860 of the Code beginning with our taxable year ended December 31, 2008, and that our organization and proposed method of operation will enable us to meet the qualifications and requirements for taxation as a REIT under the Code, provided that we have operated and will continue to operate in accordance with various assumptions and the factual representations we made to counsel concerning our business, properties and operations. We must emphasize that all opinions issued by Baker Donelson are based on various assumptions and are conditioned upon the assumptions and representations we made concerning certain factual matters related to our business and properties. Moreover, our qualification for taxation as a REIT depends on our ability to meet the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Baker Donelson. Accordingly, we cannot assure you that the actual results of our operations for any one taxable year will satisfy these requirements. See “Risk Factors — Federal Income Tax Risks.” The statements made in this section of the prospectus and in the opinion of Baker Donelson are based upon existing law and Treasury Regulations, as currently applicable, currently published administrative positions of the IRS and judicial decisions, all of which are subject to change, either prospectively or retroactively. We cannot assure you that any changes will not modify the conclusions expressed in counsel’s opinion. Moreover, an opinion of counsel is not binding on the IRS, and we cannot assure you that the IRS will not successfully challenge our status as a REIT.

Taxation as a REIT

We made an election to be taxed as a REIT under Sections 856 through 860 of the Code, effective for our taxable year ended December 31, 2008. We believe that, commencing with such taxable year, we will be organized and will operate in such a manner as to qualify for taxation as a REIT under the Code. We intend to continue to operate in such a manner, but no assurance can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. Pursuant to our charter, our board of directors has the authority to make any tax elections on our behalf that, in their sole judgment, are in our best interest. This authority includes the ability to revoke or otherwise terminate our status as a REIT. Our board of directors has the authority under our charter to make these elections without the necessity of obtaining the approval of our stockholders. In addition, our board of directors has the authority to waive any restrictions and limitations contained in our charter that are intended to preserve our status as a REIT during any period in which our board of directors has determined not to preserve our status as a REIT.

Although we currently intend to continue to operate so as to be taxed as a REIT, changes in the law could affect that decision. For example, in 2003, Congress passed major federal tax legislation that illustrates the changes in tax law that could affect that decision. One of the changes reduced the tax rate on recipients of dividends paid by corporations to individuals prior to 2013 to a maximum of 15%. REIT distributions generally do not qualify for this reduced rate. The tax changes did not, however, reduce the corporate tax rates. Therefore, the maximum corporate tax rate of 35% has not been affected. Even with the reduction of the rate of tax on dividends received by individuals, the combined maximum corporate and individual federal income tax rate is 44.75%, and with the effect of state income taxes, the combined tax rate can exceed 50%. If we continue to qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on that portion of our ordinary income or capital gain that we distribute currently to our stockholders. Thus, REIT status generally continues to result in substantially reduced tax rates when compared to the taxation of corporations.

Although REITs continue to receive substantially better tax treatment than entities taxed as corporations, it is possible that future legislation would cause a REIT to be a less advantageous tax status for companies that invest in real estate, and it could become more advantageous for such companies to elect to be taxed for federal income tax purposes as a corporation. As a result, our charter provides our board of directors with the ability, under certain circumstances, to revoke or otherwise terminate our REIT election and cause us to be taxed as a corporation, without the vote of our stockholders. Our board of directors has fiduciary duties to us and to all investors and could only cause such changes in our tax treatment if it determines in good faith that such changes are in the best interest of our stockholders.

As long as we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on that portion of our ordinary income or capital gain that we distribute currently to our stockholders, because the REIT provisions of the Code generally allow a REIT to deduct distributions paid to its stockholders. This substantially eliminates the federal “double taxation” on earnings (taxation at both the corporate level and stockholder level) that usually results from an investment in a corporation.

Even if we qualify for taxation as a REIT, however, we will be subject to federal income taxation as follows:

•	we will be taxed at regular corporate rates on our undistributed REIT taxable income, including undistributed net capital gains;

•	under some circumstances, we will be subject to alternative minimum tax;

•

if we have net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on that income;

•

if we have net income from prohibited transactions (which are, in general, sales or other dispositions of property other than foreclosure property held primarily for sale to customers in the ordinary course of business), that net income will be subject to a 100% tax;

•

if we fail to satisfy either of the 75% or 95% gross income tests (discussed below) but have nonetheless maintained our qualification as a REIT because applicable conditions have been met, we will be subject to a 100% tax on an amount equal to the greater of the amount by which we fail the 75% or 95% test multiplied by a fraction calculated to reflect our profitability;

•

if we fail to distribute during each year at least the sum of (i) 85% of our REIT ordinary income for the year, (ii) 95% of our REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed;

•

if we acquire any asset from a C corporation (i.e., a corporation generally subject to corporate-level tax) in a carryover-basis transaction and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then a portion of the gains may be subject to tax at the highest regular corporate rate, pursuant to guidelines issued by the IRS;

•	if we receive non arm’s-length income from one of our taxable REIT subsidiaries, we will be subject to a 100% tax on the amount of our non arm’s-length income;

•

if we should fail to satisfy the asset test (as discussed below) but nonetheless maintain our qualification as a REIT because certain other requirements have been met, we may be subject to a tax that would be the greater of (a) $50,000, or (b) an amount determined by multiplying the highest rate of tax for corporations by the net income generated by the assets for the period beginning on the first date of the failure and ending on the day we dispose of the assets (or otherwise satisfy the requirements for maintaining REIT qualification);

•

if we should fail to satisfy one or more requirements for REIT qualification, other than the 95% and 75% gross income tests and other than the asset test, but nonetheless maintain our qualification as a REIT because certain other requirements have been met, we may be subject to a $50,000 penalty for each failure; and

•

if we should fail to comply with the recordkeeping requirements in ascertaining the actual ownership of the outstanding shares of our stock, we may be subject to a $25,000 or a $50,000 penalty for each failure.

Requirements for Qualification as a REIT

In order for us to qualify, and continue to qualify, as a REIT, we must have met, and we must continue to meet, the requirements discussed below relating to our organization, sources of income, nature of assets, distributions of income to our stockholders and recordkeeping.

Organizational Requirements

In order to qualify for taxation as a REIT under the Code, we are required to:

•	be a taxable domestic corporation but for Sections 856 through 860 of the Code;

•	be managed by one or more trustees or directors;

•	have transferable shares;

•	not be a financial institution or an insurance company;

•	have at least 100 stockholders for at least 335 days of each taxable year of 12 months;

•	not be closely held;

•

elect to be a REIT, or make such election for a previous taxable year, and satisfy all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

•	use a calendar year for federal income tax purposes and comply with the recordkeeping requirements of the federal tax laws; and

•	meet certain other tests, described below, regarding the nature of our income and assets.

As a Maryland corporation, we satisfy the first requirement, and we filed an election to be taxed as a REIT with the IRS for our taxable year ended December 31, 2008. In addition, we are managed by a board of directors, we have transferable shares and we do not intend to operate as a financial institution or insurance company. We utilize the calendar year for federal income tax purposes. We would be treated as closely held only if five or fewer individuals or certain tax-exempt entities own, directly or indirectly, more than 50% (by value) of our shares at any time during the last half of our taxable year. For purposes of the closely held test, the Code generally permits a look-through for pension funds and certain other tax-exempt entities to the beneficiaries of the entity to determine if the REIT is closely held. We currently meet the requirement of having more than 100 stockholders. In addition, our charter provides for restrictions regarding transfer of shares that are intended to assist us in continuing to satisfy these share ownership requirements. Such transfer restrictions are described in “Description of Shares — Restrictions on Ownership and Transfer.” These provisions permit us to refuse to recognize certain transfers of shares that would tend to violate these REIT provisions. We can offer no assurance that our refusal to recognize a transfer will be effective. However, based on the foregoing, we satisfied the organizational requirements, including the share ownership requirements, required for qualifying as a REIT under the Code. Notwithstanding compliance with the share ownership requirements outlined above, tax-exempt stockholders may be required to treat all or a portion of their distributions from us as UBTI if tax-exempt stockholders, in the aggregate, exceed certain ownership thresholds set forth in the Code. See “ — Treatment of Tax-Exempt Stockholders” below.

Ownership of Interests in Partnerships and Qualified REIT Subsidiaries

In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share, based on its interest in partnership capital, of the assets of the partnership and is deemed to have earned its allocable share of partnership income. Also, if a REIT owns a qualified REIT subsidiary, which is defined as a corporation wholly-owned by a REIT that does not elect to be taxed as a taxable REIT subsidiary under the Code, the REIT will be deemed to own all of the subsidiary’s assets and liabilities and it will be deemed to be entitled to treat the income of that subsidiary as its own. In addition, the character of the assets and gross income of the partnership or qualified REIT subsidiary shall retain the same character in the hands of the REIT for purposes of satisfying the gross income tests and asset tests set forth in the Code.

Operational Requirements — Gross Income Tests

To maintain our qualification as a REIT, we must, on an annual basis, satisfy the following gross income requirements:

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At least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property. Gross income includes “rents from real property” and, in some circumstances, interest, but excludes gross income from dispositions of property held primarily for sale to customers in the ordinary course of a trade or business. Such dispositions are referred to as “prohibited transactions.” This is known as the 75% Income Test.

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At least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from the real property investments described above and from dividends, interest and gains from the sale or disposition of stock or securities that do not constitute dealer property, or from any combination of the foregoing. This is known as the 95% Income Test.

For purposes of the 75% Income Test and 95% Income Test, the following special rules apply with respect to “hedging transactions”:

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For taxable years beginning on or after January 1, 2005, income from “hedging transactions” (as defined in (ii) and (iii) of Section 1221(b)(2)(A) of the Code) that are clearly identified pursuant to Section 1221(a)(7) of the Code, and that hedge indebtedness incurred or to be incurred to acquire or carry real estate assets, will not constitute gross income, rather than being treated as qualifying or nonqualifying income, for purposes of the 95% Income Test.

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Income from “hedging transactions” (as defined above) that are entered into on or after July 31, 2008, clearly identified pursuant to Section 1221(a)(7) of the Code, and that hedge indebtedness incurred or to be incurred to acquire or carry real estate assets will not constitute gross income, rather than being treated as qualifying or nonqualifying income, for purposes of the 75% Income Test.

The rents we receive, or that we are deemed to receive, qualify as “rents from real property” for purposes of satisfying the gross income requirements for a REIT only if the following conditions are met:

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the amount of rent received from a tenant generally must not be based in whole or in part on the income or profits of any person; however, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of gross receipts or sales;

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rents received from a tenant will not qualify as “rents from real property” if we or a direct or indirect owner of 10% or more of the REIT directly or constructively owns 10% or more of the tenant or a subtenant of the tenant (in which case only rent attributable to the subtenant is disqualified) except that rents received from a taxable REIT subsidiary under certain circumstances qualify as rents from real property even if the REIT owns more than a 10% interest in the subsidiary;

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if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as “rents from real property”; and

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the REIT must not operate or manage the property or furnish or render services to tenants, other than through an “independent contractor” who is adequately compensated and from whom the REIT does not derive any income. However, a REIT may provide services with respect to its properties, and the income derived therefrom will qualify as “rents from real property,” if the services are “usually or customarily rendered” in connection with the rental of space only and are not otherwise considered “rendered to the occupant.” Even if the services with respect to a property are impermissible tenant services, the income derived therefrom will qualify as “rents from real property” if such income does not exceed 1% of all amounts received or accrued with respect to that property. Services (or management or operation) generally are deemed not to be provided by the REIT if they are provided through (i) an “independent contractor” who is adequately compensated and from whom the REIT does not derive revenue or (ii) a taxable REIT subsidiary.

A “taxable REIT subsidiary” is a subsidiary of a REIT that makes a joint election with the REIT to be treated as a taxable REIT subsidiary. The separate existence of a taxable REIT subsidiary or other taxable corporation, unlike a “qualified REIT subsidiary” as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, a taxable REIT subsidiary is generally subject to corporate income tax on its earnings, which may reduce the cash flow generated by such entity. Because a parent REIT does not include the assets and income of a taxable REIT subsidiary in determining the parent’s compliance with the REIT qualification requirements, a taxable REIT subsidiary may be used by the parent REIT to undertake activities indirectly that the REIT might otherwise be precluded from doing directly or through pass-through subsidiaries. Certain restrictions imposed on taxable REIT subsidiaries are intended to ensure that such entities and their parent REITs will be subject to appropriate levels of U.S. federal income taxation. Strategic Storage TRS, Inc., a wholly-owned subsidiary of our operating partnership, is a taxable REIT subsidiary. In addition, we formed a Canadian taxable REIT subsidiary in 2010. We may make similar elections with respect to other corporate subsidiaries that we, or our operating partnership, may acquire in the future.

Prior to the making of investments in properties, we may satisfy the 75% Income Test and the 95% Income Test by investing in liquid assets such as government securities or certificates of deposit, but earnings from those types of assets are qualifying income under the 75% Income Test only for one year from the receipt of proceeds. Accordingly, to the extent that offering proceeds have not been invested in properties prior to the expiration of this one-year period, in order to satisfy the 75% Income Test, we may invest the offering proceeds in less liquid investments such as mortgage-backed securities, maturing mortgage loans purchased from mortgage lenders or shares in other REITs. We expect to receive proceeds from the offering in a series of closings and to trace those proceeds for purposes of determining the one-year period for “new capital investments.” No rulings or regulations have been issued under the provisions of the Code governing “new capital investments,” however, so there can be no assurance that the IRS will agree with this method of calculation.

Any gain that we realize on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Our gain would include any gain realized by our qualified REIT subsidiaries and our share of any gain realized by any of the partnerships or limited liability companies in which we own an interest. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. We do not intend to enter into any sales that are prohibited transactions. The IRS may contend, however, that one or more of these sales is subject to the 100% penalty tax.

We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% Income Test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% Income Test and the 95% Income Test. “Foreclosure property” is defined as any real property (including interests in real property), and any personal property incident to such real property, acquired by a REIT as a result of the REIT (a) having bid in such property at foreclosure, or (b) having otherwise reduced such property to ownership or possession by agreement or process of law, after there was default (or default was imminent) on a lease of such property or on an indebtedness secured by such property. Property acquired by a repossession action will not be considered foreclosure property if (a) the REIT held or acquired the property subject to a lease or securing indebtedness for sale to customers in the ordinary course of business or (b) the lease or loan was acquired or entered into with intent to take repossession action or in circumstances where the REIT had reason to know a default would occur. The determination of such intent or reason to know must be based on all relevant facts and circumstances. In no case will property be considered foreclosure property unless the REIT makes a proper election to treat the property as such.

A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee in possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property (or longer if an extension is granted by the Secretary of the Treasury). This period (as extended, if applicable) terminates, and foreclosure property ceases to be foreclosure property on the first day:

•

on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% Income Test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% Income Test;

•

on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•

which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Except for amounts received with respect to certain investments of cash reserves, we anticipate that substantially all of our gross income will be derived from sources that will allow us to satisfy the income tests described above. We can give no assurance in this regard, however. Notwithstanding our failure to satisfy one or both of the 75% Income Test and the 95% Income Test for any taxable year, we may still qualify as a REIT for that year if we are eligible for relief under specific provisions of the Code. These relief provisions generally will be available if:

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect;

•	we attach a schedule of our income sources to our federal income tax return; and

•	any incorrect information on the schedule is not due to fraud with intent to evade tax.

It is not possible, however, to state whether, in all circumstances, we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally earn exceeds the limits on this income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. As discussed above in “— General — Taxation as a REIT,” even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

Operational Requirements — Asset Tests

At the close of each quarter of our taxable year, we also must satisfy the following tests relating to the nature and diversification of our assets:

•

First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. The term “real estate assets” includes real property, mortgages on real property, shares in other qualified REITs and a proportionate share of any real estate assets owned by a partnership in which we are a partner or of any qualified REIT subsidiary of ours.

•	Second, no more than 25% of our total assets may be represented by securities other than those in the 75% asset class.

•

Third, of the investments included in the 25% asset class (other than stock of a taxable REIT subsidiary), the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets. Additionally, we may not own more than 10% of any one issuer’s outstanding securities (based on either voting rights or value) except in the case of our taxable REIT subsidiaries.

•	Finally, the value of all of the securities of our taxable REIT subsidiaries may not exceed 25% of the value of our total assets.

The 5% test and the 10% test (vote or value) must generally be met at the end of each quarter. Further, if we meet the asset tests at the close of any quarter, we will not lose our REIT status for a failure to satisfy the asset tests at the end of a later quarter if such failure occurs solely because of changes in asset values. If our failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, we can cure the failure by disposing of a sufficient amount of nonqualifying assets within 30 days after the close of that quarter. We maintain, and will continue to maintain, adequate records of the value of our assets to ensure compliance with the asset tests and will take other action within 30 days after the close of any quarter as may be required to cure any noncompliance.

There are special rules with respect to foreign currency transactions which may arise from investing in property outside of the United States or from investing in foreign currency. As of March 31, 2011, we had debt in Canadian currency on one of our Canadian properties, and we intend to comply with the applicable foreign currency rules for purposes of the income and asset tests.

Operational Requirements — Annual Distribution Requirement

In order to be taxed as a REIT, we are required to make distributions, other than capital gain distributions, to our stockholders each year in the amount of at least 90% of our REIT taxable income, which is computed without regard to the dividends paid deduction and our capital net gain, and is subject to certain other potential adjustments.

While we must generally make distributions in the taxable year to which they relate, we may also pay distributions in the following taxable year if (1) they are declared before we timely file our federal income tax return for the taxable year in question, and if (2) they are made on or before the first regular distribution payment date after the declaration.

Even if we satisfy the foregoing distribution requirement and, accordingly, continue to qualify as a REIT for tax purposes, we will still be subject to tax on the excess of our net capital gain and our REIT taxable income, as adjusted, over the amount of distributions made to stockholders.

In addition, if we fail to distribute during each calendar year at least the sum of:

•	85% of our ordinary income for that year,

•	95% of our capital gain net income, and

•	any undistributed taxable income from prior periods,

we will be subject to a 4% excise tax on the excess of the amount of such required distributions over amounts actually distributed during such year.

We intend to make timely distributions sufficient to satisfy this requirement; however, it is possible that we may experience timing differences between (1) the actual receipt of income and payment of deductible expenses, and (2) the inclusion of that income. It is also possible that we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale.

In such circumstances, we may have less cash than is necessary to meet our annual distribution requirement or to avoid income or excise taxation on certain undistributed income. We may find it necessary in such circumstances to arrange for financing or raise funds through the issuance of additional shares in order to meet our distribution requirements, or we may pay taxable stock distributions to meet the distribution requirement.

If we fail to satisfy the distribution requirement for any taxable year by reason of a later adjustment to our taxable income made by the IRS, we may be able to pay “deficiency distributions” in a later year and include such distributions in our deductions for distributions paid for the earlier year. In such event, we may be able to avoid being taxed on amounts distributed as deficiency distributions, but we would be required in such circumstances to pay penalties and interest to the IRS based upon the amount of any deduction taken for deficiency distributions for the earlier year.

As noted above, we may also elect to retain, rather than distribute, our net long-term capital gains. The effect of such an election would be as follows:

•	we would be required to pay the tax on these gains;

•

our stockholders, while required to include their proportionate share of the undistributed long-term capital gains in income, would receive a credit or refund for their share of the tax paid by us; and

•

the basis of a stockholder’s shares would be increased by the difference between the designated amount included in the stockholder’s long-term capital gains and the tax deemed paid with respect to such shares.

In computing our REIT taxable income, we will use the accrual method of accounting and compute depreciation under the alternative depreciation system. We are required to file an annual federal income tax return, which, like other corporate returns, is subject to examination by the IRS. Because the tax laws require us to make many judgments regarding the proper treatment of a transaction or an item of income or deduction, it is possible that the IRS will challenge positions we take in computing our REIT taxable income and our distributions. Issues could arise, for example, with respect to the allocation of the purchase price of properties between depreciable or amortizable assets and non-depreciable or non-amortizable assets such as land and the current deductibility of fees paid to our advisor and its affiliates. Should the IRS successfully challenge our characterization of a transaction or determination of our REIT taxable income, we could be found to have failed to satisfy a requirement for qualification as a REIT. If, as a result of a challenge, we are determined to have failed to satisfy the distribution requirements for a taxable year, we would be disqualified as a REIT unless we were permitted to pay a deficiency distribution to our stockholders and pay penalties and interest thereon to the IRS, as provided by the Code. A deficiency distribution cannot be used to satisfy the distribution requirement, however, if the failure to meet the requirement is not due to a later adjustment to our income by the IRS.

Operational Requirements — Recordkeeping

To continue to qualify as a REIT, we must maintain records as specified in applicable Treasury Regulations. Further, we must request, on an annual basis, information designed to disclose the ownership of our outstanding shares. We intend to comply with such requirements.

Failure to Qualify as a REIT

If we fail to qualify as a REIT for any reason in a taxable year and applicable relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We will not be able to deduct distributions paid to our stockholders in any year in which we fail to qualify as a REIT. We also will be disqualified for the four taxable years following the year during which qualification was lost unless we are entitled to relief under specific statutory provisions. See “Risk Factors — Federal Income Tax Risks.”

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if the failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests.

Taxation of U.S. Stockholders

Definition

In this section, the phrase “U.S. stockholder” means a holder of shares that for federal income tax purposes:

•	is a citizen or resident of the United States;

•	is a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof;

•	is an estate or trust, the income of which is subject to U.S. federal income taxation regardless of its source;

•

is a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

•	is a person or entity otherwise subject to federal income taxation on a net income basis.

For any taxable year for which we qualify for taxation as a REIT, amounts distributed to taxable U.S. stockholders will be taxed as described below.

Distributions Generally

Distributions to U.S. stockholders, other than capital gain distributions discussed below, will constitute dividends up to the amount of our current or accumulated earnings and profits and will be taxable to the stockholders as ordinary income, which in the case of an individual will be taxed currently at graduated rates of up to 35%. Individuals receiving “qualified dividends,” which are dividends from domestic and certain qualifying foreign subchapter C corporations, may be entitled to a lower rate on such dividends (at rates applicable to long-term capital gains, currently at a maximum rate of 15% for dividends paid prior to 2013) provided certain holding period requirements are met. However, individuals receiving distributions from us, a REIT, will generally not be eligible for the lower rates on distributions except with respect to the portion of any distribution which (a) represents distributions being passed through to us from a regular “C” corporation (such as our taxable REIT subsidiary) in which we own shares (but only if such distributions would be eligible for the new lower rates on distributions if paid by the corporation to its individual stockholders), (b) is equal to our REIT taxable income (taking into account the dividends paid deduction available to us) less any taxes paid by us on these items during our previous taxable year, or (c) is attributable to built-in gains realized and recognized by us from disposition of properties acquired by us in non-recognition transactions, less any taxes paid by us on these items during our previous taxable year. These distributions are not eligible for the dividends received deduction generally available to corporations. To the extent that we make a distribution in excess of our current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of investors’ capital, reducing the tax basis in each U.S. stockholder’s shares, and the amount of each distribution in excess of a U.S. stockholder’s tax basis in its shares will be taxable as gain realized from the sale of its shares. Distributions that we declare in October, November or December of any year payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of the year, provided that we actually pay the distribution during January of the following calendar year. U.S. stockholders may not include any of our losses on their own federal income tax returns.

We will be treated as having sufficient earnings and profits to treat as a dividend any distribution by us up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed above. Moreover, any “deficiency dividend” will be treated as an ordinary or capital gain dividend, as the case may be, regardless of our earnings and profits. As a result, stockholders may be required to treat as taxable some distributions that would otherwise result in a tax-free return of investors’ capital.

Capital Gain Distributions

Distributions to U.S. stockholders that we properly designate as capital gain dividends will be treated as long-term capital gains for the taxable year, to the extent they do not exceed our actual net capital gain, without regard to the period for which the U.S. stockholder has held his or her shares. With certain limitations, capital gain dividends received by an individual U.S. stockholder may be eligible for preferential rates of taxation. U.S. stockholders that are corporations, may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. In addition, net capital gains attributable to depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate to the extent of previously claimed real property depreciation.

Passive Activity Loss and Investment Interest Limitations

Our distributions and any gain you realize from a disposition of shares will not be treated as passive activity income, and stockholders may not be able to utilize any of their “passive losses” to offset this income on their personal tax returns. Our distributions (to the extent they do not constitute a return of investors’ capital) will generally be treated as investment income for purposes of the limitations on the deduction of investment interest. Net capital gain from a disposition of shares and capital gain distributions generally will be included in investment income for purposes of the investment interest deduction limitations only if, and to the extent, you so elect, in which case any such capital gains will be taxed as ordinary income.

Certain Dispositions of the Shares

In general, any gain or loss realized upon a taxable disposition of shares by a U.S. stockholder who is not a dealer in securities, including any disposition pursuant to our share redemption program, will be treated as long-term capital gain or loss if the shares have been held for more than one year and as short-term capital gain or loss if the shares have been held for one year or less. If, however, a U.S. stockholder has received any capital gains distributions with respect to his shares, any loss realized upon a taxable disposition of shares held for six months or less will be treated as long-term capital loss, to the extent of the capital gains distributions received with respect to his shares. Also, the IRS is authorized to issue Treasury Regulations that would subject a portion of the capital gain a U.S. stockholder recognizes from selling his shares or from a capital gain distribution to a tax at a 25% rate, to the extent the capital gain is attributable to depreciation previously deducted.

Information Reporting Requirements and Backup Withholding for U.S. Stockholders

Under some circumstances, U.S. stockholders may be subject to backup withholding at a rate of 28% on payments made with respect to, or cash proceeds of a sale or exchange of, our shares. Backup withholding will apply only if the stockholder:

•	fails to furnish his or her taxpayer identification number, which, for an individual, would be his or her Social Security Number;

•	furnishes an incorrect tax identification number;

•	is notified by the IRS that he or she has failed properly to report payments of interest and distributions or is otherwise subject to backup withholding; or

•

under some circumstances, fails to certify, under penalties of perjury, that he or she has furnished a correct tax identification number and that (a) he or she has not been notified by the IRS that he or she is subject to backup withholding for failure to report interest and distribution payments or (b) he or she has been notified by the IRS that he or she is no longer subject to backup withholding.

Backup withholding will not apply with respect to payments made to some stockholders, such as corporations and tax-exempt organizations. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. stockholder will be allowed as a credit against the U.S. stockholder’s U.S. federal income tax liability and may entitle the U.S. stockholder to a refund, provided that the required information is furnished to the IRS.

U.S. stockholders should consult their own tax advisors regarding their qualifications for exemption from backup withholding and the procedure for obtaining an exemption.

Treatment of Tax-Exempt Stockholders

Tax-exempt entities such as employee pension benefit trusts, individual retirement accounts and charitable remainder trusts generally are exempt from federal income taxation. Such entities are subject to taxation, however, on any UBTI, as defined in the Code. The IRS has ruled that amounts distributed as dividends by a REIT generally do not constitute UBTI when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt stockholder (i) is not an entity described in the next paragraph, (ii) has not held its stock as “debt financed property” within the meaning of the Code and (iii) does not hold its stock in a trade or business, the dividend income received by such tax-exempt stockholder with respect to the stock will not be UBTI to a tax-exempt stockholder. Similarly, income from the sale of our stock will not constitute UBTI unless the tax-exempt stockholder has held the stock as “debt financed property” within the meaning of the Code or has used the stock in an unrelated trade or business.

For social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, income from an investment in our shares will constitute UBTI unless the stockholder in question is able to deduct amounts “set aside” or placed in reserve for certain purposes so as to offset the UBTI generated. Any such organization that is a prospective stockholder should consult its own tax advisor concerning these “set aside” and reserve requirements.

In the event that we were deemed to be “predominately held” by qualified employee pension benefit trusts that each hold more than 10% (in value) of our shares, such trusts would be required to treat a certain percentage of the distributions paid to them as UBTI. We would be deemed to be “predominately held” by such trusts if either (i) one employee pension benefit trust owns more than 25% in value of our shares, or (ii) any group of such trusts, each owning more than 10% in value of our shares, holds in the aggregate more than 50% in value of our shares. If either of these ownership thresholds were ever exceeded, any qualified employee pension benefit trust holding more than 10% in value of our shares would be subject to tax on that portion of our distributions made to it which is equal to the percentage of our income that would be UBTI if we were a qualified trust, rather than a REIT (unless such percentage of UBTI income is less than five percent). We will attempt to monitor the concentration of ownership of employee pension benefit trusts in our shares, and we do not expect our shares to be deemed to be “predominately held” by qualified employee pension benefit trusts, as defined in the Code, to the extent required to trigger the treatment of our income as to such trusts.

Special Tax Considerations for Non-U.S. Stockholders

The rules governing U.S. income taxation of non-resident alien individuals, foreign corporations, foreign partnerships and foreign trusts and estates (non-U.S. stockholders) are complex. The following discussion is intended only as a summary of these rules. Non-U.S. stockholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws on an investment in our shares, including any reporting requirements.

Income Effectively Connected with a U.S. Trade or Business

In general, non-U.S. stockholders will be subject to regular U.S. federal income taxation with respect to their investment in our shares if the income derived therefrom is “effectively connected” with the non-U.S. stockholder’s conduct of a trade or business in the United States. A corporate non-U.S. stockholder that receives income that is (or is treated as) effectively connected with a U.S. trade or business also may be subject to a branch profits tax under Section 884 of the Code, which is payable in addition to the regular U.S. federal corporate income tax.

The following discussion will apply to non-U.S. stockholders whose income derived from ownership of our shares is deemed to be not “effectively connected” with a U.S. trade or business.

Distributions Not Attributable to Gain from the Sale or Exchange of a United States Real Property Interest

A distribution to a non-U.S. stockholder that is not attributable to gain realized by us from the sale or exchange of a “United States real property interest” within the meaning of the Foreign Investment in Real Property Tax Act of 1980, as amended (FIRPTA), and that we do not designate as a capital gain dividend will be treated as an ordinary income dividend to the extent that it is made out of current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution will ordinarily apply to ordinary income dividends to non-U.S. stockholders unless this tax is reduced by the provisions of an applicable tax treaty. Any such distribution in excess of our earnings and profits will be treated first as a return of investors’ capital that will reduce each non-U.S. stockholder’s basis in its shares (but not below zero) and then as gain from the disposition of those shares, the tax treatment of which is described under the rules discussed below with respect to dispositions of shares.

Distributions Attributable to Gain from the Sale or Exchange of a United States Real Property Interest

Distributions to a non-U.S. stockholder that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to a non-U.S. stockholder under Code provisions enacted by FIRPTA. Under FIRPTA, such distributions are taxed to a non-U.S. stockholder as if the distributions were gains “effectively connected” with a U.S. trade or business. Accordingly, a non-U.S. stockholder will be taxed at the normal capital gain rates applicable to a U.S. stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). Distributions subject to FIRPTA also may be subject to a 30% branch profits tax when made to a corporate non-U.S. stockholder that is not entitled to a treaty exemption.

Withholding Obligations With Respect to Distributions to Non-U.S. Stockholders

Although tax treaties may reduce our withholding obligations, based on current law, we will generally be required to withhold from distributions to non-U.S. stockholders, and remit to the IRS:

•	35% of designated capital gain dividends or, if greater, 35% of the amount of any dividends that could be designated as capital gain dividends; and

•	30% of ordinary income dividends (i.e., dividends paid out of our earnings and profits).

In addition, if we designate prior distributions as capital gain dividends, subsequent distributions, up to the amount of the prior distributions, will be treated as capital gain dividends for purposes of withholding. A distribution in excess of our earnings and profits will be subject to 30% withholding if at the time of the distribution it cannot be determined whether the distribution will be in an amount in excess of our current or accumulated earnings and profits. If the amount of tax we withhold with respect to a distribution to a non-U.S. stockholder exceeds the stockholder’s U.S. tax liability with respect to that distribution, the non-U.S. stockholder may file a claim with the IRS for a refund of the excess.

Sale of Our Shares by a Non-U.S. Stockholder

A sale of our shares by a non-U.S. stockholder will generally not be subject to U.S. federal income taxation unless our shares constitute a United States real property interest. Our shares will not constitute a United States real property interest if we are a “domestically controlled REIT.” A “domestically controlled REIT” is a REIT that at all times during a specified testing period has less than 50% in value of its shares held directly or indirectly by non-U.S. stockholders. We currently anticipate that we will be a domestically controlled REIT. Therefore, sales of our shares should not be subject to taxation under FIRPTA. However, we do expect to sell our shares to non-U.S. stockholders and we cannot assure you that we will continue to be a domestically controlled REIT. If we were not a domestically controlled REIT, whether a non-U.S. stockholder’s sale of our shares would be subject to tax under FIRPTA as a sale of a United States real property interest would depend on whether our shares were “regularly traded” on an established securities market and on the size of the selling stockholder’s interest in us. Our shares currently are not “regularly traded” on an established securities market.

If the gain on the sale of shares were subject to taxation under FIRPTA, a non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to the gain, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals. In addition, distributions that are treated as gain from the disposition of shares and are subject to tax under FIRPTA also may be subject to a 30% branch profits tax when made to a corporate non-U.S. stockholder that is not entitled to a treaty exemption. Under FIRPTA, the purchaser of our shares may be required to withhold 10% of the purchase price and remit this amount to the IRS.

Even if not subject to FIRPTA, capital gains will be taxable to a non-U.S. stockholder if the non-U.S. stockholder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and some other conditions apply, in which case the non-resident alien individual will be subject to a 30% tax on his or her U.S. source capital gains.

Furthermore, recently enacted legislation will require, after December 31, 2012, withholding at a rate of 30 percent on dividends in respect of, and gross proceeds from the sale of, our common stock held by certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to shares in the institution held by certain United States persons and by certain non-U.S. entities that are wholly or partially owned by United States persons. Similarly, dividends in respect of, and gross proceeds from the sale of, our common stock held by an investor that is a non-financial non-U.S. entity will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any “substantial United States owners,” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the Secretary of the Treasury. Non-U.S. Stockholders are encouraged to consult with their tax advisors regarding the possible implications of the legislation on their investment in our common stock.

Our non-U.S. stockholders should consult their tax advisors concerning the effect, if any, of these Treasury Regulations on an investment in our shares.

Information Reporting Requirements and Backup Withholding for Non-U.S. Stockholders

Additional issues may arise for information reporting and backup withholding for non-U.S. stockholders. Non-U.S. stockholders should consult their tax advisors with regard to U.S. information reporting and backup withholding requirements under the Code.

Statement of Stock Ownership

We are required to demand annual written statements from the record holders of designated percentages of our shares disclosing the actual owners of the shares. Any record stockholder who, upon our request, does not provide us with required information concerning actual ownership of the shares is required to include specified information relating to his or her shares in his or her federal income tax return. We also must maintain, within the Internal Revenue District in which we are required to file our federal income tax return, permanent records showing the information we have received about the actual ownership of shares and a list of those persons failing or refusing to comply with our demand.

State and Local Taxation

We and any operating subsidiaries that we may form may be subject to state and local tax in states and localities in which we or they do business or own property. The tax treatment of us, our operating partnership, any operating subsidiaries we may form and the holders of our shares in local jurisdictions may differ from the federal income tax treatment described above.

Tax Aspects of Our Partnerships

The following discussion summarizes certain federal income tax considerations applicable to our investment in partnerships. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as a Partnership

We will be entitled to include in our income a distributive share of each of our partnerships’ income and to deduct our distributive share of each of our partnerships’ losses only if such partnership is classified for federal income tax purposes as a partnership, rather than as an association taxable as a corporation. Under applicable Treasury Regulations known as Check-the-Box-Regulations, an unincorporated entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. Our operating partnership intends to be classified as a partnership for federal income tax purposes and will not elect to be treated as an association taxable as a corporation under the Check-the-Box-Regulations.

Even though our operating partnership will be treated as a partnership for federal income tax purposes, it may be taxed as a corporation if it is deemed to be a “publicly traded partnership.” A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market, or the substantial equivalent thereof. However, even if the foregoing requirements are met, a publicly traded partnership will not be treated as a corporation for federal income tax purposes if at least 90% of such partnership’s gross income for a taxable year consists of “qualifying income” under Section 7704(d) of the Code. Qualifying income generally includes any income that is qualifying income for purposes of the 95% Income Test applicable to REITs (90% Passive-Type Income Exception). See “— Requirements for Qualification as a REIT — Operational Requirements — Gross Income Tests” above.

Under applicable Treasury Regulations known as the PTP Regulations, limited safe harbors from the definition of a publicly traded partnership are provided. Pursuant to one of those safe harbors (the Private Placement Exclusion), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act, and (ii) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a flow-through entity, such as a partnership, grantor trust or S corporation, that owns an interest in the partnership is treated as a partner in such partnership only if (a) substantially all of the value of the owner’s interest in the flow-through is attributable to the flow-through entity’s interest, direct or indirect, in the partnership and (b) a principal purpose of the use of the flow-through entity is to permit the partnership to satisfy the 100 partner limitation. Our operating partnership should qualify for the Private Placement Exclusion. There can be no assurance, however, that we will not (i) issue partnership interests in a transaction required to be registered under the Securities Act, or (ii) issue partnership interests to more than 100 partners. However, even if our operating partnership were considered a publicly traded partnership under the PTP Regulations, we believe our operating partnership should not be treated as a corporation because it is eligible for the 90% Passive-Type Income Exception referred to above.

We have not requested, and do not intend to request, a ruling from the IRS that our operating partnership will be classified as a partnership for federal income tax purposes. If for any reason any of our partnerships were taxable for federal income tax purposes as a corporation, rather than a partnership, we would not be able to qualify as a REIT. See “— Requirements for Qualification as a REIT — Operational Requirements — Gross Income Tests” and “— Operational Requirements — Asset Tests” above. In addition, any change in any of our partnerships’ status for tax purposes might be treated as a taxable event, in which case we might incur a tax liability without any related cash distribution. Further, items of income and deduction of any of our partnerships would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, such partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would not be deductible in computing our operating partnership’s taxable income.

Income Taxation of our Operating Partnership and Its Partners

Partners, Not a Partnership, Subject to Tax

A partnership is not a taxable entity for federal income tax purposes. As a partner in our operating partnership, we will be required to take into account our allocable share of our operating partnership’s income, gains, losses, deductions and credits for any taxable year of our operating partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from our operating partnership.

Partnership Allocations

Although a partnership agreement generally determines the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under Section 704(b) of the Code if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partner’s interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our operating partnership’s allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

Tax Allocations With Respect to Contributed Properties

Pursuant to Section 704(c) of the Code, income, gain, loss and deductions attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. Under applicable Treasury Regulations, partnerships are required to use a “reasonable method” for allocating items subject to Section 704(c) of the Code, and several reasonable allocation methods are described therein.

Under the partnership agreement for our operating partnership, depreciation or amortization deductions of our operating partnership generally will be allocated among the partners in accordance with their respective interests in our operating partnership, except to the extent that our operating partnership is required under Section 704(c) of the Code to use a method for allocating depreciation deductions attributable to contributed properties that results in the contributing partner receiving a disproportionately large share of such deductions when compared to the tax basis of such property. In this case, the contributing partner may be allocated (1) lower amounts of depreciation deductions for tax purposes with respect to contributed properties than would be allocated to such contributing partner if each such property were to have a tax basis equal to its fair market value at the time of contribution, and/or (2) taxable gain in the event of a sale of such contributed properties in excess of the economic profit allocated to such contributing partner as a result of such sale. These allocations may cause the contributing partner to recognize taxable income in excess of cash proceeds received by the contributing partner, which might require such partner to utilize cash from other sources to satisfy his or her tax liability or, if the REIT happens to be the contributing partner, adversely affect our ability to comply with the REIT distribution requirements.

The foregoing principles also could affect the calculation of our earnings and profits for purposes of determining which portion of our distributions is taxable as a dividend. If we acquire properties in exchange for units of our operating partnership, the allocations described in the above paragraphs may result in a higher portion of our distributions being taxed as a dividend than would have occurred had we purchased such properties for cash.

Basis in Operating Partnership Interest

The adjusted tax basis of our partnership interest in our operating partnership generally is equal to (1) the amount of cash and the basis of any other property contributed to our operating partnership by us, (2) increased by (a) our allocable share of our operating partnership’s income and (b) our allocable share of indebtedness of our operating partnership, and (3) reduced, but not below zero, by (x) our allocable share of our operating partnership’s loss and (y) the amount of cash distributed to us, including constructive cash distributions resulting from a reduction in our share of indebtedness of our operating partnership.

If the allocation of our distributive share of our operating partnership’s loss would reduce the adjusted tax basis of our partnership interest in our operating partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. If a distribution from our operating partnership or a reduction in our share of our operating partnership’s liabilities (which is treated as a constructive distribution for tax purposes) would reduce our adjusted tax basis below zero, any such distribution, including a constructive distribution, would constitute taxable income to us. The gain realized by us upon the receipt of any such distribution or constructive distribution would normally be characterized as capital gain, and if our partnership interest in our operating partnership has been held for longer than the long-term capital gain holding period (currently one year), the distribution would constitute long-term capital gain.

Depreciation Deductions Available to Our Operating Partnership

Our operating partnership will use a portion of contributions made by us from offering proceeds to acquire interests in properties. To the extent that our operating partnership acquires properties for cash, our operating partnership’s initial basis in such properties for federal income tax purposes generally will be equal to the purchase price paid by our operating partnership. Our operating partnership plans to depreciate each such depreciable property for federal income tax purposes under the alternative depreciation system of depreciation. Under this system, our operating partnership generally will depreciate such buildings and improvements over a 40-year recovery period using a straight-line method and a mid-month convention and will depreciate furnishings and equipment over a 9-year recovery period. To the extent that our operating partnership acquires properties in exchange for units of our operating partnership, our operating partnership’s initial basis in each such property for federal income tax purposes should be the same as the transferor’s basis in that property on the date of acquisition by our operating partnership. Although the law is not entirely clear, our operating partnership generally intends to depreciate such depreciable property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors.

Sale of Our Operating Partnership’s Property

Generally, any gain realized by our operating partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain recognized by our operating partnership upon the disposition of a property acquired by our operating partnership for cash will be allocated among the partners in accordance with their respective percentage interests in our operating partnership.

Our share of any gain realized by our operating partnership on the sale of any property held by our operating partnership as inventory or other property held primarily for sale to customers in the ordinary course of our operating partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for maintaining our REIT status. See “— Requirements for Qualification as a REIT — Operational Requirements — Gross Income Tests” above. However, we do not currently intend to acquire or hold, or allow our operating partnership to acquire or hold, any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our, or our operating partnership’s, trade or business.

INVESTMENT BY TAX-EXEMPT ENTITIES AND ERISA CONSIDERATIONS

General

The following is a summary of some additional considerations associated with an investment in our shares by certain Plans or Accounts. “Plans” include tax-qualified pension, stock bonus or profit-sharing plans, employee benefit plans described in Section 3(3) of ERISA, and annuities described in Section 403(a) or (b) of the Code. “Accounts” include an individual retirement account or annuity described in Sections 408 or 408A of the Code (also known as IRAs), an Archer MSA described in Section 220(d) of the Code, a health savings account described in Section 223(d) of the Code, and a Coverdell education savings account described in Section 530 of the Code. This discussion may also be relevant for any other plan or arrangement subject to Title 1 of ERISA or Code Section 4975. THE FOLLOWING IS MERELY A SUMMARY, HOWEVER, AND SHOULD NOT BE CONSTRUED AS LEGAL ADVICE OR AS COMPLETE IN ALL RELEVANT RESPECTS. ALL INVESTORS ARE URGED TO CONSULT THEIR LEGAL ADVISORS BEFORE INVESTING ASSETS OF A PLAN OR ACCOUNT IN US AND TO MAKE THEIR OWN INDEPENDENT DECISIONS. This summary is based on provisions of ERISA and the Code, including amendments thereto through the date of this prospectus, and relevant regulations and opinions issued by the Department of Labor (DOL) and the IRS through the date of this prospectus. We cannot assure you that adverse tax decisions or legislative, regulatory or administrative changes that would significantly modify the statements expressed herein will not occur. Any such changes may or may not apply to transactions entered into prior to the date of their enactment.

Our management has attempted to structure us in such a manner that we will be an attractive investment vehicle for Plans and Accounts. However, in considering an investment in our shares, those involved with making such an investment decision should consider applicable provisions of the Code, ERISA or other law applicable to such Plan or Account. While each of the ERISA and Code issues discussed below may not apply to all Plans and Accounts, individuals involved with making investment decisions with respect to Plans and Accounts should carefully review the rules and exceptions described below, and determine their applicability to their situation.

In general, individuals making investment decisions with respect to Plans and Accounts should, at a minimum, consider:

•	whether their investment is consistent with their fiduciary obligations under ERISA, the Code, or other applicable law;

•	whether their investment is in accordance with the documents and instruments governing their Plan or Account, including any applicable investment policy;

•	whether their investment satisfies the diversification requirements of ERISA Section 404(a)(1)(C) or other applicable law;

•

whether under Section 404(a)(1)(B) of ERISA or other applicable law, the investment is prudent or permissible, considering the nature of an investment in us and our compensation structure and the fact that there is not expected to be a market created in which the fiduciary can sell or otherwise dispose of the shares;

•	whether their investment will impair the liquidity of the Plan or Account;

•	whether their investment will produce UBTI under the Code for the Plan or Account;

•	whether they will be able to value the assets of the Plan annually in accordance with the requirements of ERISA or other applicable law;

•	whether our assets are considered Plan Assets (as defined below) under ERISA and the Code;

•	whether we or any affiliate is a fiduciary or a party in interest or disqualified person with respect to the Plan or Account; and

•

whether the investment in or holding of the shares may result in a prohibited transaction under ERISA or the Code or constitute a violation of analogous provisions under other applicable law, to the extent applicable.

Additionally, individuals making investment decisions with respect to Plans and Accounts must remember that ERISA requires that the assets of an employee benefit plan must generally be held in trust, and that the trustee, or a duly authorized named fiduciary or investment manager, must have authority and discretion to manage and control the assets of an employee benefit plan.

Minimum Distribution Requirements — Plan Liquidity

Potential Plan or Account investors who intend to purchase our shares should consider the limited liquidity of an investment in our shares as it relates to the Plan’s or Account’s ability to make distributions when they are due, including pursuant to the minimum distribution requirements under the Code, if applicable. If the shares are held in an Account or Plan and, before we sell our properties, distributions are required to be made to the participant or beneficiary of such Account or Plan, then this distribution requirement may require that a distribution of the shares be made in kind to such participant or beneficiary, which may not be permissible under the terms and provisions of such Account or Plan. Even if permissible, a distribution of shares in kind must be included in the taxable income of the recipient for the year in which the shares are received at the then-current fair market value of the shares, even though there would be no corresponding cash distribution with which to pay the income tax liability arising because of the distribution of shares. See “Risk Factors — Federal Income Tax Risks.” The fair market value of any such distribution-in-kind can be only an estimated value per share because no public market for our shares exists or is likely to develop. See “Annual Valuation Requirement” below. Further, there can be no assurance that such estimated value could actually be realized by a stockholder because estimates do not necessarily indicate the price at which our shares could be sold. Also, for distributions subject to mandatory income tax withholding under Section 3405 or other tax withholding provisions of the Code, the trustee of a Plan may have an obligation, even in situations involving in-kind distributions of shares, to liquidate a portion of the in-kind shares distributed in order to satisfy such withholding obligations, although there may not be a market for such shares. There may also be similar state and/or local tax withholding or other tax obligations that should be considered.

Annual Valuation Requirement

Fiduciaries of Plans are required to determine the fair market value of the assets of such Plans on at least an annual basis. If the fair market value of any particular asset is not readily available, the fiduciary is required to make a good faith determination of that asset’s value. Also, a trustee or custodian of an Account must provide an Account participant and the IRS with a statement of the value of the Account each year. However, currently, neither the IRS nor the DOL has promulgated regulations specifying how “fair market value” should be determined.

Unless and until our shares are listed on a national securities exchange, it is not expected that a public market for our shares will develop. To assist fiduciaries of Plans subject to the annual reporting requirements of ERISA and Account trustees or custodians to prepare reports relating to an investment in our shares, we intend to provide reports of our quarterly and annual determinations of the current value of our net assets per outstanding share to those fiduciaries (including Account trustees and custodians) who identify themselves to us and request the reports. Until 18 months after the completion of any subsequent offerings of our shares (excluding offerings under our distribution reinvestment plan), we intend to use the offering price of shares in our most recent offering as the per share net asset value (unless we have made a special distribution to stockholders of net sales proceeds from the sale of one or more properties prior to the date of determination of net asset value, in which case we will use the offering price less the per share amount of the special distribution). Beginning 18 months after the completion of the last offering of our shares, our board of directors will determine the value of the properties and our other assets based on such information as our board determines appropriate, which may or may not include independent valuations of our properties or of our enterprise as a whole.

We anticipate that we will provide annual reports of our determination of value (1) to Account trustees and custodians not later than January 15 of each year, and (2) to other Plan fiduciaries within 75 days after the end of each calendar year. Each determination may be based upon valuation information available as of October 31 of the preceding year, updated, however, for any material changes occurring between October 31 and December 31.

There can be no assurance, however, with respect to any estimate of value that we prepare, that:

•	the estimated value per share would actually be realized by our stockholders upon liquidation, because these estimates do not necessarily indicate the price at which properties can be sold;

•	our stockholders would be able to realize estimated net asset values if they were to attempt to sell their shares, because no public market for our shares exists or is likely to develop; or

•	that the value, or method used to establish value, would comply with ERISA or Code requirements described above.

Fiduciary Obligations — Prohibited Transactions

Any person identified as a “fiduciary” with respect to a Plan incurs duties and obligations under ERISA as discussed herein. For purposes of ERISA, any person who exercises any authority or control with respect to the management or disposition of the assets of a Plan is considered to be a fiduciary of such Plan. Further, many transactions between Plans or Accounts and “parties-in-interest” or “disqualified persons” are prohibited by ERISA and/or the Code. Generally, ERISA also requires that the assets of Plans be held in trust and that the trustee, or a duly authorized investment manager, have exclusive authority and discretion to manage and control the assets of the Plan.

In the event that our properties and other assets were deemed to be assets of a Plan or Account, referred to herein as “Plan Assets,” our directors would, and employees of our affiliates might, be deemed fiduciaries of any Plans or Accounts investing as stockholders. If this were to occur, certain contemplated transactions between us and our directors and employees of our affiliates could be deemed to be “prohibited transactions” by ERISA or the Code. Additionally, ERISA’s fiduciary standards applicable to investments by Plans would extend to our directors and possibly employees of our affiliates as Plan fiduciaries with respect to investments made by us, and the requirement that Plan Assets be held in trust could be deemed to be violated.

Plan Assets — Definition

The Code does not define Plan Assets. The DOL has issued regulations (29 C.F.R. §2510.3-101) concerning the definition of what constitutes the assets of a Plan or Account, or the “Plan Asset Regulation.” The Plan Asset Regulation was modified in 2006 by the enactment of Section 3(42) of ERISA. This regulation provides that, as a general rule, the underlying assets and properties of corporations, partnerships, trusts and certain other entities in which a Plan or Account purchases an “equity interest” will be deemed, for purposes of ERISA, to be assets of the investing Plan or Account unless certain exceptions apply. The Plan Asset Regulation defines an “equity interest” as any interest in an entity other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features. Generally, the exceptions to the Plan Asset Regulation require that the investment in the entity be an investment:

•	in securities issued by an investment company registered under the 1940 Act;

•	in “publicly offered securities,” defined generally as interests that are “freely transferable,” “widely held” and registered with the SEC;

•	in an “operating company,” which includes “venture capital operating companies” and “real estate operating companies;” or

•	in which equity participation by “benefit plan investors” is not significant.

Plan Assets — Registered Investment Company Exception

The shares we are offering will not be issued by a registered investment company. Therefore we do not anticipate that we will qualify for the exception for investments issued by a registered investment company.

Plan Assets — Publicly Offered Securities Exception

As noted above, if a Plan acquires “publicly offered securities,” the assets of the issuer of the securities will not be deemed to be Plan Assets under the Plan Asset Regulation. The definition of publicly offered securities requires that such securities be “widely held,” “freely transferable” and satisfy registration requirements under federal securities laws.

Under the Plan Asset Regulation, a class of securities will meet the registration requirements under federal securities laws if they are (i) part of a class of securities registered under section 12(b) or 12(g) of the Exchange Act or (ii) sold to the Plan or Account as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities of which such security is a part is registered under the Exchange Act within 120 days (or such later time as may be allowed by the SEC) after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred. We anticipate that we will meet the registration requirements under the Plan Asset Regulation. Also under the Plan Asset Regulation, a class of securities will be “widely held” if it is held by 100 or more persons independent of the issuer and of one another. Although our shares are intended to satisfy the registration requirements under this definition, and we expect that our securities will be “widely-held,” the “freely transferable” requirement must also be satisfied in order for us to qualify for the “publicly offered securities” exception.

The Plan Asset Regulation provides that “whether a security is ‘freely transferable’ is a factual question to be determined on the basis of all relevant facts and circumstances.” Our shares are subject to certain restrictions on transferability typically found in REITs, and are intended to ensure that we continue to qualify for federal income tax treatment as a REIT. The Plan Asset Regulation provides, however, that where the minimum investment in a public offering of securities is $10,000 or less, the presence of a restriction on transferability intended to prohibit transfers that would result in a termination or reclassification of the entity for state or federal tax purposes will not ordinarily affect a determination that such securities are “freely transferable.” The minimum investment in our shares is less than $10,000. Thus, the restrictions imposed in order to maintain our status as a REIT should not prevent the shares from being deemed “freely transferable.” Therefore, we anticipate that we will meet the “publicly offered securities” exception, although there are no assurances that we will qualify for this exception.

Plan Assets — Operating Company Exception

If we are deemed not to qualify for the “publicly offered securities” exemption, the Plan Asset Regulation also provides an exception with respect to securities issued by an “operating company,” which includes “venture capital operating companies” and “real estate operating companies.” To constitute a venture capital operating company, 50% of more of the assets of the entity must be invested in “venture capital investments.” A venture capital investment is an investment in an operating company (other than a venture capital operating company) as to which the entity has or obtains direct management rights. To constitute a real estate operating company, 50% or more of the assets of an entity must be invested in real estate which is managed or developed and with respect to which such entity has the right to substantially participate directly in the management or development activities.

While the Plan Asset Regulation and relevant opinions issued by the DOL regarding real estate operating companies are not entirely clear as to whether an investment in real estate must be “direct,” it is common practice to ensure that an investment is made either (i) “directly” into real estate, (ii) through wholly-owned subsidiaries, or (iii) through entities in which all but a de minimis interest is separately held by an affiliate solely to comply with the minimum safe harbor requirements established by the IRS for classification as a partnership for federal tax purposes. We have structured ourselves and our operating partnership in this manner in order to enable us to meet the real estate operating company exception. To the extent interests in our operating partnership are obtained by third-party investors, it is possible that the real estate operating company exception will cease to apply to us. However, in such an event we believe that we are structured in a manner which would allow us to meet the venture capital operating company exception because our investment in our operating partnership, an entity investing directly in real estate over which we maintain substantially all of the control over the management and development activities, would constitute a venture capital investment.

Notwithstanding the foregoing, 50% of our or our operating partnership’s investment, as applicable, must be in real estate over which we maintain the right to substantially participate in the management and development activities. An example in the Plan Asset Regulation indicates that if 50% or more of an entity’s properties are subject to long-term leases under which substantially all management and maintenance activities with respect to the properties are the responsibility of the lessee, such that the entity merely assumes the risk of ownership of income-producing real property, then the entity may not be eligible for the “real estate operating company” exception. By contrast, a second example in the Plan Asset Regulation indicates that if 50% or more of an entity’s investments are in shopping centers in which individual stores are leased for relatively short periods to various merchants, as opposed to long-term leases where substantially all management and maintenance activities are the responsibility of the lessee, then the entity will likely qualify as a real estate operating company. The second example further provides that the entity may retain contractors, including affiliates, to conduct the management of the properties so long as the entity has the responsibility to supervise and the authority to terminate the contractors. We intend to use contractors over which we have the right to supervise and the authority to terminate. Due to the uncertainty of the application of the standards set forth in the Plan Asset Regulation, there can be no assurance as to our ability to structure our operations, or the operations of our operating partnership, as applicable, to qualify for the “real estate operating company” exception.

Plan Assets — Not Significant Investment Exception

The Plan Asset Regulation provides that equity participation in an entity by benefit plan investors is “significant” if at any time 25% or more of the value of any class of equity interests is held by benefit plan investors. “Benefit plan investors” are defined to include (i) employee benefit plans (as defined in Section 3(3) of ERISA, subject to Title I, Part 4 of ERISA), (ii) plans described in Code Section 4975(e)(1), (iii) entities whose assets include Plan Assets by reason of a Plan’s or Account’s investment in the entity (including, but not limited to, an insurance company’s general account), and (iv) an entity that otherwise constitutes a benefit plan investor (for example, a fund, and the assets of that fund, are deemed to be Plan Assets under the Plan Asset Regulation by application of the “look through” rule under the Plan Asset Regulation). However, the following are not “benefit plan investors”: (i) governmental plans (as defined in Section 3(32) of ERISA), (ii) church plans (defined in Section 3(33) of ERISA) that have not made an election under Section 410(d) of the Code, (iii) plans maintained solely for the purpose of complying with applicable workmen’s compensation laws or unemployment compensation or disability insurance laws, (iv) plans maintained outside the United States primarily for the benefit of persons substantially all of whom are nonresident aliens, and (v) excess benefit plans (defined in Section 3(36) of ERISA) that are unfunded.

For purposes of determining if benefit plan investors hold 25% of each class of equity interests, (i) equity interests held by a person who has discretionary authority or control over the entity’s assets or who provides investment advice for a fee (direct or indirect) with respect to the entity’s assets, and affiliates of such persons, are disregarded, and (ii) only the proportion of an insurance company’s general account’s equity investment in the entity that represents Plan Assets is taken into account.

Our board of directors intends to take such steps as may be necessary to qualify for one or more of the exceptions available under the Plan Asset Regulation and thereby prevent our assets from being treated as assets of any investing Plan or Account.

Whether the 25% limit is violated is determined without regard to the value of any such interests held by our advisor, property manager, affiliates of our advisor or property manager, or other persons with discretionary authority or control with respect to our assets or who provide investment advice for a fee with respect to our assets, or their affiliates (other than benefit plan investors).

In the event we determine that we fail to meet the “publicly offered securities” exception, as a result of a failure to sell an adequate number of shares or otherwise, and we cannot ultimately establish that we are an operating company, we may be required to restrict the sale of our shares to benefit plan investors so that less than 25% of our shares are owned by benefit plan investors at any time (determined without regard to our shares which are held by our advisor, property manager, affiliates of our advisor or property manager, or other persons with discretionary authority or control over our assets or who provide investment advice for a fee with respect to our assets, or their affiliates). In such event, and unless and until such time as we comply with another exception under the Plan Asset Regulation, the sale, transfer or disposition of our shares may only be made if, immediately after such transaction, less than 25% of the value of such shares is held by benefit plan investors (determined without regard to the value of our shares which are held by our advisor, property manager, affiliates of our advisor or property manager, or other persons with discretionary authority or control over our assets or who provide investment advice for a fee with respect to our assets, or their affiliates).

Consequences of Holding Plan Assets

In the event that our underlying assets were treated by the DOL as Plan Assets, the assets of any Plan or Account investing in our equity interests would include an interest in a portion of the assets held by us. In such event, (i) such assets, transactions involving such assets and the persons with authority or control over and otherwise providing services with respect to such assets would be subject to the fiduciary responsibility provisions of Title I of ERISA and the prohibited transaction provisions of ERISA and Code Section 4975, and we cannot assure you that any statutory or administrative exemption from the application of such rules would be available, (ii) our assets could be subject to ERISA’s reporting and disclosure requirements, (iii) the fiduciary causing the Plan or Account to make an investment in our shares could be deemed to have delegated his, her, or its responsibility to manage the assets of such Plan or Account, (iv) an investment in our shares might expose the fiduciaries of the Plan or Account to co-fiduciary liability under ERISA for any breach by our management of the fiduciary duties mandated under ERISA, and (v) an investment by a Plan or Account in our shares might be deemed to result in an impermissible commingling of Plan Assets with other property.

If our management or affiliates were treated as fiduciaries with respect to Plan or Account stockholders, the prohibited transaction restrictions of ERISA and the Code would apply to any transaction involving our assets. These restrictions could, for example, require that we avoid transactions with entities that are affiliated with our affiliates or us or restructure our activities in order to obtain an administrative exemption from the prohibited transaction restrictions. Alternatively, we might have to provide Plan or Account stockholders with the opportunity to sell their shares to us or we might dissolve or terminate.

Prohibited Transactions Involving Assets of Plans or Accounts

Generally, both ERISA and the Code prohibit Plans and Accounts from engaging in certain transactions involving Plan Assets with specified parties, such as sales or exchanges or leases of property, loans or other extensions of credit, furnishing goods or services, or transfers to, or use of, Plan Assets. The specified parties are referred to as “parties-in-interest” under ERISA and as “disqualified persons” under the Code. These definitions generally include both parties owning threshold percentage interests in an investment entity and “persons providing services” to the Plan or Account, as well as employer sponsors of the Plan or Account, fiduciaries and other individuals or entities affiliated with the foregoing.

A person generally is a fiduciary with respect to a Plan or Account for these purposes if, among other things, the person has discretionary authority or control with respect to Plan Assets or provides investment advice for a fee with respect to Plan Assets. Under DOL regulations, a person will be deemed to be providing investment advice if that person renders advice as to the advisability of investing in our shares, and that person regularly provides investment advice to the Plan or Account pursuant to a mutual agreement or understanding that such advice will serve as the primary basis for investment decisions, and that the advice will be individualized for the Plan or Account based on its particular needs. Thus, if we are deemed to hold Plan Assets, our management could be characterized as fiduciaries with respect to such assets, and each would be deemed to be a party-in-interest under ERISA and a disqualified person under the Code with respect to investing Plans and Accounts. Whether or not we are deemed to hold Plan Assets, if we or our affiliates are affiliated with a Plan or Account investor, we might be considered a disqualified person or party-in-interest with respect to such Plan or Account investor, resulting in a prohibited transaction merely upon investment by such Plan or Account in our shares.

Any Plan fiduciary or Account trustee or custodian that proposes to cause a Plan or Account to purchase shares should consult with its counsel with respect to the potential applicability of ERISA and the Code to such investment and determine on its own whether any exceptions or exemptions are applicable and whether all conditions of any such exceptions or exemptions have been satisfied. Moreover, each Plan fiduciary should determine whether, under the general fiduciary standards of investment prudence and diversification, an investment in the shares is appropriate for the Plan, taking into account the overall investment policy of the Plan and the composition of the Plan’s investment portfolio. The sale of our shares is in no respect a representation by our sponsor, us or any other person that such an investment meets all relevant legal requirements with respect to investments by Plans or Accounts generally or that such an investment is appropriate for any particular Plan or Account.

In addition, certain Plans not subject to ERISA, such as governmental plans (as defined in Section 3(32) of ERISA) and church plans (defined in Section 3(33) of ERISA) that have not made an election under Section 410(d) of the Code, may be subject to state, local, or other applicable law or regulatory requirement that imposes restrictions similar to those imposed on Plans subject to ERISA. Any person investing the assets of such a Plan in our stock should satisfy himself, herself, or itself that the investment of such assets in our stock will not violate any provision of applicable law or regulatory requirement.

Prohibited Transactions Involving Assets of Plans or Accounts — Consequences

ERISA and the Code forbid Plans and Accounts from engaging in prohibited transactions with respect to such Plan or Account. Fiduciaries of a Plan that allow such a prohibited transaction to occur will breach their fiduciary responsibilities under ERISA and may be liable for any damage sustained by the Plan, as well as civil (and criminal, if the violation was willful) penalties. If it is determined by the DOL or the IRS that such a prohibited transaction has occurred, any disqualified person or party-in-interest involved with the prohibited transaction would be required to reverse or unwind the transaction and, for a Plan, compensate the Plan for any loss resulting therefrom. For Accounts, if an Account engages in a prohibited transaction, the tax-exempt status of the Account may be lost. The same may be true for Plans depending upon the provisions of such Plans. Additionally, the Code requires that a disqualified person involved with a prohibited transaction with a Plan or Account must pay an excise tax equal to a percentage of the “amount involved” in such transaction for each year in which the transaction remains uncorrected. The percentage is generally 15%, but is increased to 100% if the prohibited transaction is not corrected promptly.

DESCRIPTION OF SHARES

We were formed under the laws of the State of Maryland. The rights of our stockholders are governed by Maryland law as well as our charter and bylaws. The following summary of the terms of our common stock is only a summary, and you should refer to the MGCL and our charter and bylaws for a full description. The following summary is qualified in its entirety by the more detailed information contained in our charter and bylaws. Copies of our charter and bylaws are available upon request. See “Where You Can Find More Information.”

Our charter authorizes us to issue up to 900,000,000 shares of stock, of which 700,000,000 shares are designated as common stock at $0.001 par value per share and 200,000,000 shares are designated as preferred stock at $0.001 par value per share. As of August 31, 2011, approximately 32.7 million shares of our common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. Our board of directors, with the approval of a majority of the entire board of directors and without any action by our stockholders, may amend our charter to increase or decrease the aggregate number of our authorized shares or the number of shares of any class or series that we have authority to issue.

Our charter also contains a provision permitting our board of directors, with the approval of a majority of the board of directors and without any action by our stockholders, to classify or reclassify any unissued common stock or preferred stock into one or more classes or series by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions or other distributions, qualifications, or terms or conditions of redemption of any new class or series of stock, subject to certain restrictions, including the express terms of any class or series of stock outstanding at the time. We believe that the power to classify or reclassify unissued shares of stock and thereafter issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise.

Our charter and bylaws contain certain provisions that could make it more difficult to acquire control of our company by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to negotiate first with our board of directors. We believe that these provisions increase the likelihood that proposals initially will be on more attractive terms than would be the case in their absence and facilitate negotiations that may result in improvement of the terms of an initial offer that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders. See “Risk Factors — Risks Related to this Offering and Our Corporate Structure.”

Common Stock

Subject to any preferential rights of any other class or series of stock and to the provisions of our charter regarding the restriction on the transfer of common stock, the holders of common stock are entitled to such distributions as may be authorized from time to time by our board of directors out of legally available funds and declared by us and, upon our liquidation, are entitled to receive all assets available for distribution to our stockholders. Upon issuance for full payment in accordance with the terms of this offering, all common stock issued in the offering will be fully paid and non-assessable. Holders of common stock will not have preemptive rights, which means that they will not have an automatic option to purchase any new shares that we issue, or preference, conversion, exchange, cumulative, sinking fund, redemption or appraisal rights. Shares of our common stock have equal distribution, liquidation and other rights. The voting rights per share of any of our shares sold in a private offering shall not exceed voting rights that bear the same relationship to the voting rights of shares issued pursuant to a public offering as the consideration paid to us for each privately-offered share bears to the book value of each outstanding share sold pursuant to a public offering.

Preferred Stock

Our charter authorizes our board of directors to designate and issue one or more classes or series of preferred stock without stockholder approval and to fix the voting rights, liquidation preferences, distribution rates, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences with respect to such preferred stock. The issuance of one or more series or classes of preferred stock must be approved by a majority of our board of directors. A majority of our independent directors that do not have an interest in the transaction will approve any offering of preferred stock and will have access, at our expense, to our legal counsel or independent legal counsel in connection with such issuance. Because our board of directors has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the holders of any series or class of preferred stock preferences, powers, and rights senior to the rights of holders of common stock. If we ever created and issued preferred stock with a distribution preference over common stock, payment of any distribution preferences of outstanding preferred stock would reduce the amount of funds available for the payment of distributions on the common stock. Further, holders of preferred stock are normally entitled to receive a preference payment in the event we liquidate, dissolve, or wind up before any payment is made to the common stockholders, likely reducing the amount common stockholders would otherwise receive upon such an occurrence.

We currently have no preferred stock issued or outstanding. Our board has no present plans to issue shares of preferred stock.

Meetings and Special Voting Requirements

Subject to our charter restrictions on transfer of our stock, and subject to the express terms of any series of preferred stock, each holder of common stock is entitled at each meeting of stockholders to one vote per share owned by such stockholder on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of our board of directors, which means that the holders of a majority of shares of our outstanding common stock can elect all of the directors then standing for election and the holders of the remaining shares of common stock will not be able to elect any directors.

Under Maryland law, a Maryland corporation generally cannot dissolve or liquidate, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides for approval of these matters by the affirmative vote of a majority of the votes entitled to be cast.

However, under the MGCL and our charter, the following events do not require stockholder approval:

•	stock exchanges in which we are the successor;

•

mergers with or into a 90% or more owned subsidiary, provided that the charter of the successor is not amended and that the contract rights of any stock issued in the merger are identical to those of the stock that was exchanged;

•	mergers in which we do not:

•	reclassify or change the terms of any of shares that are outstanding immediately before the effective time of the merger;

•	amend our charter; and

•	result in the issuance of more than 20% of the number of shares of any class or series of shares outstanding immediately before the merger; and

•	transfers of less than substantially all of our assets.

Also, because our operating assets are held by our subsidiaries, these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of our stockholders; provided, however, the merger or sale of all or substantially all of the operating assets held by our operating partnership will require the approval of our stockholders.

An annual meeting of our stockholders will be held each year, at least 30 days after delivery of our annual report to our stockholders. Special meetings of stockholders may be called only upon the request of a majority of our directors, a majority of our independent directors, our president, our chief executive officer or upon the written request of stockholders holding at least 10% of our outstanding shares. Upon receipt of a written request of stockholders holding at least 10% of our outstanding shares stating the purpose of the special meeting, our secretary will provide all of our stockholders written notice of the meeting and the purpose of such meeting within ten days of such request. The meeting must be held not less than 15 nor more than 60 days after the distribution of the notice of meeting. The presence of stockholders, either in person or by proxy, entitled to cast fifty percent (50%) of all the votes entitled to be cast at a meeting constitutes a quorum.

Our stockholders or their designated representatives are entitled to receive a copy of our stockholder list upon request. The list provided by us will include each stockholder’s name, address and telephone number and the number of shares owned by each stockholder and will be sent within ten days of the receipt by us of the request. A stockholder requesting a list will be required to pay reasonable costs of postage and duplication. Stockholders and their representatives will also be given access to our corporate records at reasonable times. We have the right to request that a requesting stockholder represent to us that the list and records will not be used to pursue commercial interests.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Code, we were required to meet the following criteria regarding our stockholders’ ownership of our shares:

•

five or fewer individuals (as defined in the Code to include certain tax exempt organizations and trusts) may not own, directly or indirectly, more than 50% in value of our outstanding shares during the last half of a taxable year; and

•	100 or more persons must beneficially own our shares during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.

See “Federal Income Tax Considerations” for further discussion of this topic. We may prohibit certain acquisitions and transfers of shares so as to ensure our initial and continued qualification as a REIT under the Code. However, we cannot assure you that this prohibition will be effective. Because we believe it is essential for us to continue to qualify as a REIT, our charter provides (subject to certain exceptions) that no stockholder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% in value of our outstanding shares of stock or more than 9.8% of the number or value (in either case as determined in good faith by our board of directors) of any class or series of our outstanding shares of common stock. The 9.8% ownership limit must be measured in terms of the more restrictive of value or number of shares.

Our board of directors, in its sole discretion, may waive this ownership limit if evidence satisfactory to our board is presented that such ownership will not then or in the future jeopardize our status as a REIT. Also, these restrictions on transferability and ownership will not apply if our directors determine that it is no longer in our best interests to continue to qualify as a REIT.

Additionally, our charter further prohibits the transfer or issuance of our stock if such transfer or issuance:

•	with respect to transfers only, results in our common stock being owned by fewer than 100 persons;

•	results in our being “closely held” within the meaning of Section 856(h) of the Code;

•	results in our owning, directly or indirectly, more than 9.9% of the ownership interests in any tenant or subtenant; or

•	otherwise results in our disqualification as a REIT.

Any attempted transfer of our stock which, if effective, would result in our stock being owned by fewer than 100 persons will be null and void. In the event of any attempted transfer of our stock which, if effective, would result in (1) violation of the ownership limit discussed above, (2) in our being “closely held” under Section 856(h) of the Code, (3) our owning (directly or indirectly) more than 9.9% of the ownership interests in any tenant or subtenant, or (4) our otherwise failing to qualify as a REIT, then the number of shares causing the violation (rounded to the nearest whole share) will be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. Such shares held in trust will remain issued and outstanding shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The trustee of the beneficial trust, as holder of the shares, will be entitled to receive all distributions authorized by the board of directors on such securities for the benefit of the charitable beneficiary. Our charter further entitles the trustee of the beneficial trust to vote all shares held in trust.

The trustee of the beneficial trust may select a transferee to whom the shares may be sold as long as such sale does not violate the 9.8% ownership limit or the other restrictions on transfer. Upon sale of the shares held in trust, the intended transferee (the transferee of the shares held in trust whose ownership would violate the 9.8% ownership limit or the other restrictions on transfer) will receive from the trustee of the beneficial trust the lesser of such sale proceeds or the price per share the intended transferee paid for the shares (or, in the case of a gift or devise to the intended transferee, the price per share equal to the market value per share on the date of the transfer to the intended transferee). The trustee of the beneficial trust will distribute to the charitable beneficiary any amount the trustee receives in excess of the amount to be paid to the intended transferee.

In addition, we have the right to purchase any shares held in trust at the lesser of (1) the price per share paid in the transfer that created the shares held in trust, or (2) the current market price, until the shares held in trust are sold by the trustee of the beneficial trust. An intended transferee must pay, upon demand, to the trustee of the beneficial trust (for the benefit of the beneficial trust) the amount of any distribution we pay to an intended transferee on shares held in trust prior to our discovery that such shares have been transferred in violation of the provisions of our charter. If any legal decision, statute, rule, or regulation deems or declares the transfer restrictions included in our charter to be void or invalid, then we may, at our option, deem the intended transferee of any shares held in trust to have acted as an agent on our behalf in acquiring such shares and to hold such shares on our behalf.

Any person who (1) acquires or attempts to acquire shares in violation of the foregoing ownership restriction, transfers or receives shares subject to such limitations, or would have owned shares that resulted in a transfer to a charitable trust, or (2) proposes or attempts any of the transactions in clause (1), is required to give us 15 days’ written notice prior to such transaction. In both cases, such persons must provide to us such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT. The foregoing restrictions will continue to apply until our board of directors determines it is no longer in our best interest to continue to qualify as a REIT.

The ownership restriction does not apply to the underwriter in a public offering of shares or to a person or persons so exempted from the ownership limit by our board of directors based upon appropriate assurances that our qualification as a REIT is not jeopardized. Any person who owns 5% or more of the outstanding shares during any taxable year will be asked to deliver a statement or affidavit setting forth the number of shares beneficially owned, directly or indirectly.

Distribution Policy

We commenced paying distributions to our stockholders on June 16, 2008 for the period from May 22, 2008 through May 31, 2008, and we intend to continue to pay regular distributions to our stockholders. We currently calculate our monthly distributions on a daily record and declaration date. Therefore, new investors will be entitled to distributions immediately upon the purchase of their shares. Because substantially all of our operations will be performed indirectly through our operating partnership, our ability to pay distributions depends in large part on our operating partnership’s ability to pay distributions to its partners, including to us. In the event we do not have enough cash from operations to fund the distribution, we may borrow, issue additional securities or sell assets in order to fund the distributions or make the distributions out of net proceeds from this offering. Though we presently intend to pay only cash distributions, we are authorized by our charter to pay in-kind distributions of readily marketable securities, distributions of beneficial interests in a liquidating trust established for our dissolution and the liquidation of our assets in accordance with the terms of the charter or distributions that meet all of the following conditions: (a) our board of directors advises each stockholder of the risks associated with direct ownership of the property; (b) our board of directors offers each stockholder the election of receiving such in-kind distributions; and (c) in-kind distributions are only made to those stockholders who accept such offer.

During our offering, when we may raise capital more quickly than we acquire income-producing assets, and for some period after our offering, we may not be able to pay distributions from our cash flows from operations, in which case distributions may be paid in part from debt financing or from proceeds from the issuance of common stock.

Over the long-term, we expect that a greater percentage of our distributions will be paid from cash flows from operations. However, our operating performance cannot be accurately predicted and may deteriorate in the future due to numerous factors, including our ability to raise and invest capital at favorable yields, the financial performance of our investments in the current real estate and financial environment and the types and mix of investment in our portfolio. As a result, future distributions declared and paid may exceed cash flow from operations.

Distributions will be paid to our stockholders as of the record date selected by our board of directors. We declare and pay distributions monthly based on daily declaration and record dates so that investors may be entitled to distributions immediately upon purchasing our shares. We expect to continue to regularly pay distributions unless our results of operations, our general financial condition, general economic conditions, or other factors inhibit us from doing so. Distributions will be authorized at the discretion of our board of directors, which will be directed, in substantial part, by its obligation to cause us to comply with the REIT requirements of the Code. Our board of directors may increase, decrease or eliminate the distribution rate that is currently being paid. The funds we receive from operations that are available for distribution may be affected by a number of factors, including the following:

•	the amount of time required for us to invest the funds received in the offering;

•	our operating and interest expenses;

•	the amount of distributions or dividends received by us from our indirect real estate investments;

•	our ability to keep our properties occupied;

•	our ability to maintain or increase rental rates;

•	capital expenditures and reserves for such expenditures;

•	the issuance of additional shares; and

•	financings and refinancings.

We must distribute to our stockholders at least 90% of our taxable income each year in order to meet the requirements for being treated as a REIT under the Code. This requirement is described in greater detail in the “Federal Income Tax Considerations — Requirements For Qualification as a REIT — Operational Requirements — Annual Distribution Requirement” section of this prospectus. Our directors may authorize distributions in excess of this percentage as they deem appropriate. Because we may receive income from interest or rents at various times during our fiscal year, distributions may not reflect our income earned in that particular distribution period, but may be made in anticipation of cash flow that we expect to receive during a later period and may be made in advance of actual receipt of funds in an attempt to make distributions relatively uniform. To allow for such differences in timing between the receipt of income and the payment of expenses, and the effect of required debt payments, among other things, we could be required to borrow funds from third parties on a short-term basis, issue new securities, or sell assets to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT. We are not prohibited from undertaking such activities by our charter, bylaws or investment policies, and we may use an unlimited amount from any source to pay our distributions. These methods of obtaining funding could affect future distributions by increasing operating costs and decreasing available cash, which could reduce the value of your investment in our shares. In addition, such distributions may constitute a return of investors’ capital. See “Federal Income Tax Considerations — Requirements for Qualification as a REIT.”

Third Quarter of 2011 Distribution Declaration

On June 16, 2011, our board of directors declared distributions for the third quarter of 2011 in the amount of $0.00191781 per day per share on the outstanding shares of common stock (equivalent to an annual distribution rate of 7% assuming the share was purchased for $10) payable to stockholders of record of such shares as shown on our books at the close of business on each day during the period, commencing on July 1, 2011 and continuing on each day thereafter through and including September 30, 2011. Such distributions payable to each stockholder of record during a month will be paid on such date of the following month as our President may determine. At this time, we intend to fund all of our distributions for the third quarter of 2011 from proceeds raised in this offering and operating revenues generated from our acquisitions, as well as any future investments made during the third quarter of 2011.

Distribution Declaration History

The following table shows the distributions we have declared and paid through August 31, 2011:

Quarter	Total Distributions Declared and Paid (1)		Distributions Declared per Common Share		Annualized Percentage Return
2nd Quarter 2008	$2,249		$.070	(2)	7.00%
3rd Quarter 2008	$78,260		$.175		7.00%
4th Quarter 2008	$225,356		$.175		7.00%
1st Quarter 2009	$379,674		$.175		7.00%
2nd Quarter 2009	$638,944		$.175		7.00%
3rd Quarter 2009	$1,005,791		$.175		7.00%
4th Quarter 2009	$2,234,958		$.175		7.00%
1st Quarter 2010	$2,930,892		$.175		7.00%
2nd Quarter 2010	$3,466,545		$.175		7.00%
3rd Quarter 2010	$3,927,846		$.175		7.00%
4th Quarter 2010	$4,286,896		$.175		7.00%
1st Quarter 2011	$4,656,227		$.175		7.00%
2nd Quarter 2011	$5,188,650		$.175		7.00%
3rd Quarter 2011	$3,647,025	(3)	$.175		7.00%

(1)	Declared distributions are paid monthly in arrears.
(2)	We commenced paying distributions to our stockholders on June 16, 2008 for the period from May 22, 2008 through May 31, 2008. May 22, 2008 is the date we satisfied the minimum offering requirements.
(3)	Includes distributions for the month ended August 31, 2011, which were paid on September 15, 2011.

For 2008 and 2009 all of our distributions constituted non-taxable returns of capital, which were paid from our initial public offering. For 2010, we paid a total of approximately $14.6 million in distributions, of which $12.7 million we estimate constitutes a non-taxable return of investors’ capital. In addition, $5.6 million of distributions in 2010 were reinvested pursuant to our distribution reinvestment plan. From our inception through June 30, 2011, we paid cumulative distributions of approximately $30.8 million, as compared to cumulative funds from operations (FFO) of approximately ($5.3) million. The payment of distributions from sources other than FFO may reduce the amount of proceeds available for investment and operations or cause us to incur additional interest expense as a result of borrowed funds.

Our distributions paid over the last four quarters and the sources of such distributions are detailed below.

	Three Months Ended
	June 30, 2011		March 31, 2011		December 31, 2010		September 30, 2010		June 30, 2010
Distributions paid in cash	$3,015,369		$2,692,434		$2,463,666		$2,266,448		$2,003,364
Distributions reinvested	2,173,281		1,963,793		1,823,230		1,661,398		1,463,181

Total distributions	$5,188,650		$4,656,227		$4,286,896		$3,927,846		$3,466,545

Source of distributions
Cash flows provided by (used in) operations	$554,599	10.7%	$(373,906)	(8.1%)	$(1,263,697)	(29.5%)	$1,386,895	35.3%	$940,956	27.1%
Proceeds from issuance of common stock	2,460,770	47.4%	3,066,340	65.9%	3,727,363	86.9%	879,553	22.4%	1,062,408	30.7%
Distributions reinvested	2,173,281	41.9%	1,963,793	42.2%	1,823,230	42.5%	1,661,398	42.3%	1,463,181	42.2%

Total sources	$5,188,650	100.0%	$4,656,227	100.0%	$4,286,896	100.0%	$3,927,846	100.0%	$3,466,545	100.0%

(1)

Percentages listed in the table above were calculated by dividing the total sources of distributions by the source indicated. Where negative percentages exist, we used, rather than generated, cash flows from operations. At these times, the percentage of cash flows provided by operations used as a source of distributions appears as a negative number.

Cash flows provided by (used in) operations for the three months ended June 30, 2011, March 31, 2011, December 31, 2010, September 30, 2010 and June 30, 2010 include approximately $1.9 million, $1.8 million, $2.8 million, $0.5 million and $0.8 million, respectively, of real estate acquisition related expenses expensed in accordance with GAAP. We consider the real estate acquisition related expenses to have been funded by proceeds from our ongoing public offering of shares of our common stock because the expenses were incurred to acquire our real estate investments.

Stockholder Liability

The MGCL provides that our stockholders:

•	are not liable personally or individually in any manner whatsoever for any debt, act, omission or obligation incurred by us or our board of directors; and

•	are under no obligation to us or our creditors with respect to their shares other than the obligation to pay to us the full amount of the consideration for which their shares were issued.

Business Combinations

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or

•

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which such person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares voting stock of the corporation; and

•

two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority voting requirements do not apply if the corporation’s stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. As permitted by the MGCL, our charter contains a provision opting out of the business combination statute.

Control Share Acquisitions

With some exceptions, Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of stockholders holding two-thirds of the votes entitled to be cast on the matter, excluding “control shares”:

•	owned by the acquiring person;

•	owned by our officers; and

•	owned by our employees who are also directors.

“Control shares” mean voting shares which, if aggregated with all other voting shares owned by an acquiring person or shares for which the acquiring person can exercise or direct the exercise of voting power, would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition occurs when, subject to some exceptions, a person directly or indirectly acquires ownership or the power to direct the exercise of voting power (except solely by virtue of a revocable proxy) of issued and outstanding control shares. A person who has made or proposes to make a control share acquisition, upon satisfaction of some specific conditions, including an undertaking to pay expenses, may compel our board of directors to call a special meeting of our stockholders to be held within 50 days of a demand to consider the voting rights of the control shares. If no request for a meeting is made, we may present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to some restrictions and limitations, we may redeem any or all of the control shares (except those for which voting rights have been previously approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation, or share exchange if we are a party to the transaction or to acquisitions approved or exempted by our charter or bylaws.

As permitted by the MGCL, our charter contains a provision exempting from the control share acquisition statute any and all acquisitions by any person of our common stock.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

Our bylaws currently provide that vacancies on our board of directors may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. In addition, our charter and bylaws also vest in the board the exclusive power to fix the number of directorships.

Our charter provides that, so long as we are subject to the NASAA REIT Guidelines, we may not take advantage of the following permissive provisions of Subtitle 8: (1) we may not elect to be subject to a two-thirds voting requirement for removing a director; (2) we may not elect to be subject to a majority voting requirement for the calling of a special meeting of stockholders; and (3) we may not elect to adopt a classified board.

Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by the board of directors, or (3) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the board of directors at a special meeting may be made only (A) pursuant to our notice of the meeting, (B) by the board of directors, or (C) provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

Distribution Reinvestment Plan

Our distribution reinvestment plan allows you to have distributions otherwise distributable to you invested in additional shares of our common stock. We are offering 10,000,000 shares of stock under our distribution reinvestment plan. The sale of these shares has been registered on the registration statement for this offering and are in addition to the 100,000,000 shares being sold in our primary offering. The following discussion summarizes the principal terms of our distribution reinvestment plan. The full text of our distribution reinvestment plan is included as Appendix B to this prospectus.

Eligibility

Participation in our distribution reinvestment plan is limited to investors who have purchased stock in a previous offering, this offering or a future offering and stockholders who acquired shares in the September 2009 mergers. See “Plan of Distribution — Compensation of Dealer Manager and Participating Broker-Dealers” below for other restrictions on eligibility to purchase stock under our distribution reinvestment plan. We may elect to deny your participation in our distribution reinvestment plan if you reside in a jurisdiction or foreign country where, in our judgment, the burden or expense of compliance with applicable securities laws makes your participation impracticable or inadvisable.

Election to Participate

Assuming you are eligible, you may elect to participate in our distribution reinvestment plan by completing the subscription agreement or other approved enrollment form available from our dealer manager or a participating broker-dealer. Your participation in our distribution reinvestment plan will begin with the next distribution made after receipt of your enrollment form. Once enrolled, you may continue to purchase stock under our distribution reinvestment plan until we have sold all of the shares of stock registered in this offering, have terminated this offering or have terminated our distribution reinvestment plan. You can choose to have all or a portion of your distributions reinvested through our distribution reinvestment plan. You may also change the percentage of your distributions that will be reinvested at any time if you complete a new enrollment form or other form provided for that purpose. Any election to increase your level of participation must be made through your participating broker-dealer or, if you purchased your stock in this offering other than through a participating broker-dealer, through our dealer manager.

Stock Purchases

Stock will be purchased under our distribution reinvestment plan on our distribution payment dates. The purchase of fractional shares is a permissible and likely result of the reinvestment of distributions under our distribution reinvestment plan.

During our primary offering, the purchase price per share will be $9.50 per share of our common stock. The offering price for shares purchased under our distribution reinvestment plan may increase after the closing of our primary offering. Fees are included in the price. We will not charge you any other fees in connection with your purchase of shares under our distribution reinvestment plan. The price for shares purchased under our distribution reinvestment plan bears little relationship to, and will likely exceed, what you might receive for your shares if you tried to sell them or if we liquidated our portfolio. Purchase of our stock under our distribution reinvestment plan may effectively lower the total return on your investment with us. Our board reserves the right to designate that certain cash or other distributions attributable to net sale proceeds will be excluded from distributions that may be reinvested in shares under our distribution reinvestment plan.

Account Statements

Our dealer manager or a participating broker-dealer will provide a confirmation of your periodic purchases under our distribution reinvestment plan. Within 90 days after the end of each calendar year, we will provide you with an individualized report on your investment, including the purchase dates, purchase price, number of shares owned, and the amount of distributions made in the prior year. We will send to all participants in the plan, without charge, all supplements to and updated versions of this prospectus which we are required to provide under applicable securities laws.

Fees and Commissions

We will not pay a commission in connection with your purchase of stock in our distribution reinvestment plan. No dealer manager fees or due diligence expense allowance will be paid on stock sold under the plan. We will not receive a fee for selling stock under our distribution reinvestment plan. See “Plan of Distribution.”

Voting

You may vote all shares of stock acquired through our distribution reinvestment plan.

Tax Consequences of Participation

If you elect to participate in our distribution reinvestment plan and are subject to federal income taxation, you will incur a tax liability for distributions allocated to you even though you have elected not to receive the distributions in cash but rather to have the distributions withheld and reinvested pursuant to our distribution reinvestment plan.

Specifically, you will be treated as if you have received the distribution in cash and then applied such distribution to the purchase of additional stock. You will be taxed on the amount of such distribution as a dividend to the extent such distribution is from current or accumulated earnings and profits, unless we have designated all or a portion of the distribution as a capital gain dividend. See “Federal Income Tax Considerations — Taxation of U.S. Stockholders — Distributions Generally.” We will withhold 28% of the amount of distributions paid if you fail to furnish a valid taxpayer identification number, fail to properly report interest or dividends or fail to certify that you are not subject to withholding. See “Federal Income Tax Considerations — Taxation of U.S. Stockholders — Information Reporting Requirements and Backup Withholding for U.S. Stockholders.”

Termination of Participation

We will provide our stockholders with all material information regarding distributions and the effect of reinvesting distributions, including the tax consequences thereof, at least annually. You may terminate your participation in our distribution reinvestment plan at any time by providing us with written notice. Any transfer of your stock will effect a termination of the participation of those shares of stock in our distribution reinvestment plan. You must promptly notify us should you no longer meet the minimum income and net worth standards described in the “Suitability Standards” section immediately following the cover page of this prospectus or cannot make the other representations or warranties set forth in the subscription agreement at any time prior to the listing of the stock on a national securities exchange. We will terminate your participation to the extent that a reinvestment of your distributions in our stock would cause you to exceed the ownership limitation contained in our charter.

Amendment or Termination of Plan

We may amend or terminate our distribution reinvestment plan for any reason at any time upon ten days’ prior written notice to participants; provided, however, no such amendment shall add compensation to the plan or remove the opportunity for you to terminate your participation in the plan, as specified above.

Share Redemption Program

Our board of directors has adopted a share redemption program that enables our stockholders to sell their shares to us in limited circumstances. Our share redemption program permits you to submit your shares for redemption after you have held them for at least one year, subject to the significant restrictions and limitations described below.

Our common stock is currently not listed on a national securities exchange, and we will not seek to list our stock until such time as our independent directors believe that the listing of our stock would be in the best interest of our stockholders. In order to provide stockholders with the benefit of interim liquidity, stockholders who have held their shares for at least one year may present all or a portion consisting of at least 25% of the holder’s shares to us for redemption at any time in accordance with the procedures outlined below. At that time, we may, subject to the restrictions and limitations described below, redeem the shares presented for redemption for cash to the extent that we have sufficient funds available to us to fund such redemption. We will not pay to our board of directors, our advisor or their affiliates any fees to complete any transactions under our share redemption program.

We will not redeem shares that are subject to liens or other encumbrances until the stockholder presents evidence that the liens or encumbrances have been removed. If any shares subject to a lien are inadvertently redeemed or we are otherwise required to pay to any other party all or any amount in respect of the value of redeemed shares, then the recipient of amounts in respect of redemption shall repay to us the amount paid for such redemption up to the amount we are required to pay to such other party. We have no obligation to redeem shares if the redemption would violate the restrictions on distributions under Maryland law, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency.

Effective October 1, 2011, the redemption price per share will depend on the length of time you have held such shares as follows (in each case, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock):

•	after one year from the purchase date — 90.0% of the Redemption Amount (as defined below);

•	after two years from the purchase date — 92.5% of the Redemption Amount;

•	after three years from the purchase date — 95.0% of the Redemption Amount; and

•	after four years from the purchase date — 100% of the Redemption Amount.

At any time we are engaged in an offering of shares, the Redemption Amount for shares purchased under our share redemption program will always be equal to or lower than the applicable per share offering price. As long as we are engaged in an offering at $10 per share, the Redemption Amount shall be the lesser of the amount you paid for your shares or $10 per share. If at any time we are engaged in an offering of shares at a different amount than $10 per share, the Redemption Amount shall be the per share price of the current offering of shares. We do not intend to calculate the net asset value per share for our shares until 18 months after the completion of our last offering of shares (excluding offerings under our distribution reinvestment plan), and during such time the Redemption Amount shall be the per share price of such offering. Thereafter the per share Redemption Amount will be based on the then-current net asset value of the shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock). See “Investment by Tax-Exempt Entities and ERISA Considerations — Annual Valuation Requirement.” Our board will announce any redemption price adjustment and the time period of its effectiveness as a part of its regular communications with our stockholders. At any time the redemption price is determined by any method other than the net asset value of the shares, if we have sold property and have made one or more special distributions to our stockholders of all or a portion of the net proceeds from such sales, the per share redemption price will be reduced by the net sale proceeds per share distributed to investors prior to the redemption date as a result of the sale of such property in the special distribution. Our board will, in its sole discretion, determine which distributions, if any, constitute a special distribution. While our board does not have specific criteria for determining a special distribution, we expect that a special distribution will only occur upon the sale of a property and the subsequent distribution of the net sale proceeds.

You generally have to hold your shares for one year before submitting your shares for redemption under the program; however, we may waive the one-year holding period in the event of the death, commitment to a long-term care facility, qualifying disability or bankruptcy of a stockholder. If spouses are joint registered holders of shares, the request to redeem the shares may be made if either of the registered holders dies. Only those shares redeemed in connection with the death or a qualifying disability of a stockholder (but not due to bankruptcy or commitment to a long-term care facility) may be repurchased at a purchase price equal to the price actually paid for the shares, and only if we are notified of the redemption request within one year of the death or qualifying disability.

In order for a disability to be considered a “qualifying disability,” (1) the stockholder must receive a determination of disability based upon a physical or mental condition or impairment arising after the date the stockholder acquired the shares to be redeemed, and (2) such determination of disability must be made by the governmental agency responsible for reviewing the disability retirement benefits that the stockholder could be eligible to receive. The “applicable governmental agencies” are limited to the following: (1) the Social Security Administration; (2) the U.S. Office of Personnel Management; or (3) the Veteran’s Benefits Administration.

Redemption requests following an award by the applicable governmental agency of disability benefits must be accompanied by: (1) the investor’s initial application for disability benefits and (2) a Social Security Administration Notice of Award, a U.S. Office of Personnel Management determination of disability, a Veteran’s Benefits Administration record of disability-related discharge or such other documentation issued by the applicable governmental agency that we deem acceptable and demonstrates an award of the disability benefits.

If a stockholder seeks redemption of his or her shares due to confinement to a long-term care facility, the stockholder must submit a written statement from a licensed physician certifying that the licensed physician has determined that the stockholder will be indefinitely confined to a long-term care facility. A long-term care facility means an institution that: (1) either (a) is approved by Medicare as a provider of skilled nursing care or (b) is licensed as a skilled nursing home by the state in which it is located; and (2) meets all of the following requirements: (a) its main function is to provide skilled, intermediate or custodial nursing care; (b) it provides continuous room and board to three or more persons; (c) it is supervised by a registered nurse or licensed practical nurse; (d) it keeps daily medical records of all medication dispensed; and (e) its primary service is other than to provide housing for residents.

During any calendar year, we will not redeem in excess of 5% of the weighted average number of shares outstanding during the prior calendar year. The cash available for redemption will be limited to the proceeds from the sale of shares pursuant to our distribution reinvestment plan.

We will redeem our shares on the last business day of the month following the end of each quarter. Requests for redemption would have to be received on or prior to the end of the quarter in order for us to repurchase the shares as of the end of the next month. You may withdraw your request to have your shares redeemed at any time prior to the last day of the applicable quarter.

If we could not purchase all shares presented for redemption in any quarter, based upon insufficient cash available and the limit on the number of shares we may redeem during any calendar year, we would attempt to honor redemption requests on a pro rata basis. We would treat the unsatisfied portion of the redemption request as a request for redemption the following quarter. At such time, you may then (1) withdraw your request for redemption at any time prior to the last day of the new quarter or (2) ask that we honor your request at such time, if, any, when sufficient funds become available. Such pending requests will generally be honored on a pro rata basis. We will determine whether we have sufficient funds available as soon as practicable after the end of each quarter, but in any event prior to the applicable payment date. The redemption price per share will be determined on the date of redemption, as will the Redemption Amount.

Our board of directors may choose to amend, suspend or terminate our share redemption program upon 30 days’ notice at any time. Additionally, we will be required to discontinue sales of shares under our distribution reinvestment plan on the earlier of September 22, 2013, which is two years from the effective date of this offering (unless extended for one additional year), or the date we sell $95,000,000 in shares under the plan, unless we file a new registration statement with the SEC and applicable states. Because the redemption of shares will be funded with the net proceeds we receive from the sale of shares under our distribution reinvestment plan, the discontinuance or termination of our distribution reinvestment plan will adversely affect our ability to redeem shares under our share redemption program. We would notify you of such developments (1) in the annual or quarterly reports mentioned above or (2) by means of a separate mailing to you, accompanied by disclosure in a current or periodic report under the Exchange Act. During this offering, we would also include this information in a prospectus supplement or post-effective amendment to the registration statement, as then-required under federal securities laws.

Our share redemption program is only intended to provide interim liquidity for stockholders until a liquidity event occurs, such as the listing of our shares on a national securities exchange or our merger with a listed company. Our share redemption program will be terminated if our shares become listed on a national securities exchange. We cannot guarantee that a liquidity event will occur.

The shares we redeem under our share redemption program will be cancelled and returned to the status of authorized but unissued shares. We do not intend to resell such shares to the public unless they are first registered with the SEC under the Securities Act and under appropriate state securities laws or otherwise sold in compliance with such laws.

During the six month period ended June 30, 2011, we redeemed approximately 439,000 shares for approximately $4.2 million ($9.68 per share). As of June 30, 2011, there were approximately 316,000 shares related to redemption requests to be processed subsequent to June 30, 2011. On July 29, 2011, we satisfied all of the eligible redemption requests. During the year ended December 31, 2010, we redeemed 381,834 shares of common stock for approximately $3.7 million ($9.57 per share). During the year ended December 31, 2009, we redeemed 11,916 shares of common stock for approximately $0.1 million ($9.59 per share). We redeemed no shares of common stock in the year ended December 31, 2008. We have funded all redemptions using proceeds from the sale of shares pursuant to our distribution reinvestment plan.

Restrictions on Roll-up Transactions

A roll-up transaction is a transaction involving the acquisition, merger, conversion or consolidation, directly or indirectly, of us and the issuance of securities of an entity (roll-up entity) that is created or would survive after the successful completion of a roll-up transaction. This term does not include:

•	a transaction involving our securities that have been listed on a national securities exchange for at least 12 months; or

•

a transaction involving our conversion to trust or association form if, as a consequence of the transaction, there will be no significant adverse change in stockholder voting rights, the term of our existence, compensation to our advisor or our investment objectives.

In connection with any roll-up transaction involving the issuance of securities of a roll-up entity, an appraisal of all of our assets shall be obtained from a competent independent appraiser. The assets shall be appraised on a consistent basis, and the appraisal will be based on the evaluation of all relevant information and will indicate the value of the assets as of a date immediately prior to the announcement of the proposed roll-up transaction. The appraisal shall assume an orderly liquidation of assets over a 12-month period. The terms of the engagement of the independent appraiser shall clearly state that the engagement is for the benefit of us and our stockholders. A summary of the appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to stockholders in connection with any proposed roll-up transaction. If the appraisal will be included in a prospectus used to offer the securities of the roll-up entity, the appraisal shall be filed with the SEC and the states as an exhibit to the registration statement for the offering.

In connection with a proposed roll-up transaction, the sponsor of the roll-up transaction must offer to stockholders who vote “no” on the proposal the choice of:

(1)	accepting the securities of the roll-up entity offered in the proposed roll-up transaction; or

(2)	one of the following:

(a) remaining as holders of our common stock and preserving their interests therein on the same terms and conditions as existed previously, or

(b) receiving cash in an amount equal to the stockholder’s pro rata share of the appraised value of our net assets.

We are prohibited from participating in any roll-up transaction that would result in the stockholders having voting rights in a roll-up entity that are less than those provided in our charter and described elsewhere in this prospectus, including rights with respect to the election and removal of directors, annual reports, annual and special meetings, amendment of our charter, and our dissolution:

•

that includes provisions that would materially impede or frustrate the accumulation of shares by any purchaser of the securities of the roll-up entity, except to the minimum extent necessary to preserve the tax status of the roll-up entity, or which would limit the ability of an investor to exercise the voting rights of its securities of the roll-up entity on the basis of the number of shares held by that investor;

•

in which our investor’s rights to access of records of the roll-up entity will be less than those provided in the section of this prospectus entitled “— Meetings and Special Voting Requirements” above; or

•	in which any of the costs of the roll-up transaction would be borne by us if the roll-up transaction is not approved by the stockholders.

OUR OPERATING PARTNERSHIP AGREEMENT

General

Strategic Storage Operating Partnership, L.P., our operating partnership, was formed in August 2007 to acquire, own and operate properties on our behalf. It is an Umbrella Partnership Real Estate Investment Trust, or UPREIT, which structure is utilized generally to provide for the acquisition of real property from owners who desire to defer taxable gain that would otherwise be recognized by them upon the disposition of their property. These owners may also desire to achieve diversity in their investment and other benefits afforded to owners of stock in a REIT. For purposes of satisfying the asset and income tests for qualification as a REIT for tax purposes, the REIT’s proportionate share of the assets and income of an UPREIT, such as the operating partnership, will be deemed to be assets and income of the REIT.

A property owner may contribute property to an UPREIT in exchange for limited partnership units on a tax-free basis. In addition, our operating partnership is structured to make distributions with respect to limited partnership units that will be equivalent to the distributions made to holders of our common stock. Finally, a limited partner in our operating partnership may later exchange his or her limited partnership units in our operating partnership for shares of our common stock in a taxable transaction.

The First Amended and Restated Limited Partnership Agreement of our operating partnership, or our operating partnership agreement, contains provisions that would allow, under certain circumstances, other persons, including other programs sponsored by our sponsor, to merge into or cause the exchange or conversion of their interests for interests of our operating partnership. In the event of such a merger, exchange or conversion, our operating partnership would issue additional limited partnership interests, which would be entitled to the same exchange rights as other limited partnership interests of our operating partnership. As a result, any such merger, exchange or conversion ultimately could result in the issuance of a substantial number of shares of our common stock, thereby diluting the percentage ownership interest of other stockholders.

We intend to hold substantially all of our assets through our operating partnership or in single purpose entity subsidiaries of our operating partnership. We are the sole general partner of our operating partnership. Our advisor has contributed $200,000 to our operating partnership. Pursuant to our operating partnership agreement, our advisor is prohibited from exchanging or otherwise transferring its units representing this initial investment so long as our sponsor is acting as our sponsor. As of August 31, 2011, we owned 99.36% of the limited partnership interests of our operating partnership. The remaining limited partnership interests are owned by our advisor (0.06%) and unaffiliated third parties (0.58%). As the sole general partner of our operating partnership, we have the exclusive power to manage and conduct the business of our operating partnership.

The following is a summary of certain provisions of our operating partnership agreement. This summary is not complete and is qualified by the specific language in our operating partnership agreement. You should refer to our operating partnership agreement itself, which we have filed as an exhibit to the registration statement, for more detail.

Capital Contributions

As we accept subscriptions for shares, we will transfer the net proceeds of the offering to our operating partnership as a capital contribution. However, we will be deemed to have made capital contributions in the amount of the gross offering proceeds received from investors. Our operating partnership will be deemed to have simultaneously paid the sales commissions and other costs associated with the offering. If our operating partnership requires additional funds at any time in excess of capital contributions made by our advisor and us (which are minimal in amount), or from borrowings, we may borrow funds from a financial institution or other lender and lend such funds to our operating partnership on the same terms and conditions as are applicable to our borrowing of such funds. In addition, we are authorized to cause our operating partnership to issue partnership interests for less than fair market value if we conclude in good faith that such issuance is in the best interests of our operating partnership and us.

Operations

Our operating partnership agreement requires that our operating partnership be operated in a manner that will enable us to (1) satisfy the requirements for being classified as a REIT for tax purposes, (2) avoid any federal income or excise tax liability, and (3) ensure that our operating partnership will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Code, which classification could result in our operating partnership being taxed as a corporation, rather than as a partnership. See “Federal Income Tax Considerations — Tax Aspects of Our Operating Partnership — Classification as a Partnership.”

Distributions and Allocations of Profits and Losses

Our operating partnership agreement provides that our operating partnership will distribute cash flow from operations to its partners in accordance with their relative percentage interests on at least a quarterly basis in amounts we, as general partner, determine. The effect of these distributions will be that a holder of one unit of limited partnership interest in our operating partnership will receive the same amount of annual cash flow distributions as the amount of annual distributions made to the holder of one of our shares.

Similarly, our operating partnership agreement provides that profits and taxable income are allocated to the partners of our operating partnership in accordance with their relative percentage interests. Subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and corresponding Treasury Regulations, the effect of these allocations will be that a holder of one unit of limited partnership interest in our operating partnership will be allocated, to the extent possible, taxable income for each taxable year in an amount equal to the amount of taxable income to be recognized by a holder of one of our shares. Losses, if any, will generally be allocated among the partners in accordance with their respective percentage interests in our operating partnership.

If our operating partnership liquidates, debts and other obligations must be satisfied before the partners may receive any distributions. Any distributions to partners then will be made to partners in accordance with their respective positive capital account balances. If we were to have a negative balance in our capital account following a liquidation, we would be obligated to contribute cash to our operating partnership equal to such negative balance for distribution to other partners, if any, having positive balances in such capital accounts.

Rights, Obligations and Powers of the General Partner

As our operating partnership’s general partner, we generally have complete and exclusive discretion to manage and control our operating partnership’s business and to make all decisions affecting its assets. This authority generally includes, among other things, the authority to:

•	acquire, purchase, own, operate, lease and dispose of any real property and any other property;

•	construct buildings and make other improvements on owned or leased properties;

•	authorize, issue, sell, redeem or otherwise purchase any debt or other securities;

•	borrow money;

•	make or revoke any tax election;

•	maintain insurance coverage in amounts and types as we determine is necessary;

•	retain employees or other service providers;

•	form or acquire interests in joint ventures; and

•	merge, consolidate or combine our operating partnership with another entity.

In addition to the administrative and operating costs and expenses incurred by our operating partnership in acquiring and operating real properties, our operating partnership will pay or cause our advisor or property manager to be reimbursed for all of our administrative and operating costs and expenses, and such expenses will be treated as expenses of our operating partnership. Such expenses will include:

•	all expenses relating to the formation and continuity of our existence;

•	all expenses relating to the public offering and registration of securities by us;

•	all expenses associated with the preparation and filing of any periodic reports by us under federal, state or local laws or regulations;

•	all expenses associated with compliance by us with applicable laws, rules and regulations;

•	all costs and expenses relating to any issuance or redemption of partnership interests; and

•

all of our other operating or administrative costs incurred in the ordinary course of our business on behalf of the operating partnership (including reimbursements to our advisor and property manager for personnel costs; provided, however, no reimbursement shall be made to the extent such personnel perform services in transactions for which the advisor receives the acquisition fee or disposition fee).

Exchange Rights

The limited partners of our operating partnership, including our advisor, have the right to cause their limited partnership units to be redeemed by our operating partnership or purchased by us for cash. In either event, the cash amount to be paid will be equal to the cash value of the number of our shares that would be issuable if the limited partnership units were exchanged for our shares based on the conversion ratio set forth in our operating partnership agreement. Alternatively, we may elect to purchase the limited partnership units by issuing shares of our common stock for limited partnership units exchanged based on the conversion ratio set forth in our operating partnership agreement. The conversion ratio is initially one to one, but is adjusted based on certain events including: (i) if we declare or pay a distribution in shares on our outstanding shares, (ii) if we subdivide our outstanding shares, or (iii) if we combine our outstanding shares into a smaller number of shares. These exchange rights may not be exercised, however, if and to the extent that the delivery of shares upon exercise would (1) result in any person owning shares in excess of our ownership limits, (2) result in shares being owned by fewer than 100 persons, (3) cause us to be “closely held” within the meaning of Section 856(h) of the Code, or (4) cause us to own 9.9% or more of the ownership interests in a tenant within the meaning of Section 856(d)(2)(B) of the Code.

Subject to the foregoing, limited partners of our operating partnership may exercise their exchange rights at any time after one year following the date of issuance of their limited partnership units. However, a limited partner may not deliver more than two exchange notices each calendar year and may not exercise an exchange right for less than 1,000 limited partnership units, unless such limited partner holds less than 1,000 units, in which case, it must exercise his exchange right for all of its units. We do not expect to issue any of the shares of common stock offered hereby to limited partners of the operating partnership in exchange for their limited partnership units. Rather, in the event a limited partner of our operating partnership exercises its exchange rights, and we elect to purchase the limited partnership units with shares of our common stock, we expect to issue unregistered shares of common stock, or subsequently registered shares of common stock, in connection with such transaction.

Amendments to Our Operating Partnership Agreement

Our consent, as the general partner of our operating partnership, is required for any amendment to our operating partnership agreement. We, as the general partner of our operating partnership, and without the consent of any limited partner, may amend our operating partnership agreement in any manner, provided, however, that the consent of partners holding more than 50% of the partnership interests (other than partnership interests held by us, our advisor and other affiliates of our sponsor) is required for the following:

•	any amendment affecting the conversion factor or the exchange right in a manner adverse to the limited partners;

•

any amendment that would adversely affect the rights of the limited partners to receive the distributions payable to them pursuant to our operating partnership agreement (other than the issuance of additional limited partnership interests);

•	any amendment that would alter the allocations of our operating partnership’s profit and loss to the limited partners (other than the issuance of additional limited partnership interests);

•	any amendment that would impose on the limited partners any obligation to make additional capital contributions to our operating partnership; and

•	any amendment pursuant to a plan of merger, plan of exchange or plan of conversion.

On March 25, 2011, we adopted Amendment No. 1 to our operating partnership agreement which established Class D limited partnership units (the “Class D Units”). The Class D Units have all of the rights, powers, duties and preferences of our other limited partnership units, except that the Class D Units are subject to an annual distribution limit that sets the amount of annual cash distributions paid with respect to the Class D Units initially at zero percent (0%) and the holders of the Class D Units have agreed to modified exchange rights that prevent them from exercising their exchange rights (1) until the earlier of (a) a listing of our shares or (b) our merger into another entity whereby our stockholders receive securities listed on a national securities exchange; or (2) until FFO of the properties contributed by the holders of the Class D Units reaches $0.70 per share, based on our fully-loaded cost of equity. Commencing twenty-four (24) months after the applicable contribution of a property or properties to our operating partnership in exchange for Class D Units, we shall determine the annual distribution limit for such Class D Units. As of August 31, 2011, we had issued approximately 120,000 Class D Units to unaffiliated third parties.

Termination of Our Operating Partnership

Our operating partnership will have perpetual duration, unless it is dissolved earlier upon the first to occur of the following:

•	we file a petition for bankruptcy or withdraw from the partnership, provided, however, that the remaining partners may decide to continue the business;

•	90 days after the sale or other disposition of all or substantially all of the assets of the partnership;

•	the exchange of all limited partnership interests (other than such interests we, or our affiliates, hold); or

•	we elect, as the general partner, to dissolve our operating partnership.

Transferability of Interests

We may not (1) voluntarily withdraw as the general partner of our operating partnership, (2) engage in any merger, consolidation or other business combination, or (3) transfer our general partnership interest in our operating partnership (except to a wholly-owned subsidiary), unless the transaction in which such withdrawal, business combination or transfer occurs results in the limited partners receiving or having the right to receive an amount of cash, securities or other property equal in value to the amount they would have received if they had exercised their exchange rights immediately prior to such transaction or unless, in the case of a merger or other business combination, the successor entity contributes substantially all of its assets to our operating partnership in return for an interest in our operating partnership and agrees to assume all obligations of the general partner of our operating partnership. We may also enter into in any merger, consolidation or other business combination upon the receipt of the consent of partners holding more than 50% of the partnership interests, including partnership interests held by us, our advisor and other affiliates of our sponsor. If we voluntarily seek protection under bankruptcy or state insolvency laws, or if we are involuntarily placed under such protection for more than 90 days, we would be deemed to be automatically removed as the general partner. Otherwise, the limited partners have no right to remove us as general partner. With certain exceptions, a limited partner may not transfer its interests in our operating partnership, in whole or in part, without our written consent as general partner. In addition, our advisor may not transfer its interest in our operating partnership as long as it is acting as our advisor.

PLAN OF DISTRIBUTION

General

We are publicly offering a maximum of 110,000,000 shares through Select Capital Corporation, our dealer manager, which is a registered broker-dealer. H. Michael Schwartz, our Chief Executive Officer and President, beneficially owns a 15% minority interest in our dealer manager through a wholly-owned entity. Of this amount, we are offering 100,000,000 shares in our primary offering at a price of $10.00 per share (except as noted below) on a “best efforts” basis, which means that our dealer manager must use only its best efforts to sell the stock and has no firm commitment or obligation to purchase any of the stock. We are also offering 10,000,000 shares through our distribution reinvestment plan at a purchase price of $9.50 per share. Our primary offering of 100,000,000 shares will terminate on or before September 22, 2013 (unless extended for one additional year). We reserve the right to terminate the primary offering or the distribution reinvestment plan offering at any time.

Compensation of Dealer Manager and Participating Broker-Dealers

Except as provided below, our dealer manager will receive sales commissions of up to 7% of the gross offering proceeds for shares sold in our primary offering. Except for shares sold under our distribution reinvestment plan, for which there will be no dealer manager fee, and in other instances described below, our dealer manager will receive up to 3% of the gross offering proceeds from our primary offering as compensation for managing and coordinating the offering, working with participating broker-dealers and providing sales and marketing assistance. Our dealer manager will pay all wholesaling costs, including, but not limited to, the salaries and commissions of its wholesalers, out of the dealer manager fee. We will not pay referral or similar fees to any accountants, attorneys or other persons in connection with the distribution of the stock.

Our dealer manager will enter into participating dealer agreements with certain other broker-dealers which are members of FINRA, referred to as participating broker-dealers, to authorize such broker-dealers to sell our shares. Upon sale of our shares by such participating broker-dealers, our dealer manager will re-allow all of the sales commissions paid in connection with sales made by these participating broker-dealers.

Our dealer manager may re-allow to participating broker-dealers a portion of the dealer manager fee earned on the proceeds raised by the participating broker-dealers as marketing fees, reimbursement of the costs and expenses of attending training and education meetings sponsored by our dealer manager, payment of attendance fees required for employees of our dealer manager or other affiliates to attend retail seminars and public seminars sponsored by participating broker-dealers, or to defray other distribution-related expenses. The marketing fees portion of the re-allowance will be paid to any particular participating broker-dealer based upon sales of our shares in the prior offering, the projected volume of sales in this offering, and the amount of marketing assistance and level of marketing support we expect such participating broker-dealer to provide in this offering.

We expect to pay an additional amount of gross offering proceeds as reimbursements to participating broker-dealers (either directly or through our dealer manager) for bona fide due diligence expenses incurred by our dealer manager and such participating broker-dealers in discharging their responsibility to ensure that all material facts pertaining to this offering are adequately and accurately disclosed in the prospectus. Such reimbursement of due diligence expenses may include travel, lodging, meals and other reasonable out-of-pocket expenses incurred by participating broker-dealers and their personnel when visiting our office to verify information relating to us and this offering and, in some cases, reimbursement of actual costs of third-party professionals retained to provide due diligence services to our dealer manager and participating broker-dealers. If such due diligence expenses are not included on a detailed and itemized invoice presented to us or our dealer manager by a participating broker-dealer, any such expenses will be considered by FINRA to be a non-

accountable expense and underwriting compensation, and will be included within the 10% compensation guideline under FINRA Rule 2310 and reflected on the participating broker-dealer’s books and records. Such amounts, when aggregated with all other non-accountable expenses, may not exceed 3% of gross offering proceeds.

Our shares will also be distributed through registered investment advisors who are generally compensated on a fee-for-service basis by the investor. In the event of the sale of shares in our primary offering through an investment advisor compensated on a fee-for-service basis by the investor, our dealer manager will waive its right to a commission and our dealer manager may waive in its discretion a portion of the dealer manager fee.

Our directors and officers, as well as directors, officers and employees of our advisor or its affiliates, including sponsors and consultants, may purchase shares in our primary offering at a reduced price. The purchase price for such shares shall be $9.00 per share reflecting the fact that sales commissions and dealer manager fees in the aggregate amount of $1.00 per share will not be payable in connection with such sales. The net proceeds to us from such sales made net of commissions will be substantially the same as the net proceeds we receive from other sales of shares. Our advisor and its affiliates are expected to hold their shares purchased as stockholders for investment and not with a view towards distribution.

Any reduction in commissions in instances where lesser or no commissions or dealer manager fees are paid by us in connection with the sale of our shares will reduce the effective purchase price per share of shares to the investor involved but will not alter the net proceeds payable to us as a result of such sale. Distributions will be the same with respect to all shares whether or not the purchaser received a discount. Investors for whom we pay reduced commissions or dealer manager fees will receive higher returns on their investments in our shares as compared to investors for whom we do not pay reduced commissions and dealer manager fees.

Underwriting Compensation and Offering Expenses

The following table shows the estimated maximum compensation payable to our dealer manager and participating broker-dealers, and estimated offering expenses in connection with this offering, including amounts deemed to be underwriting compensation under applicable FINRA Rules.

Type of Compensation and Expenses	Maximum Amount (1)	Percentage of Maximum (excluding DRP Shares)
Sales Commissions (2)	$70,000,000	7.00%
Dealer Manager Fee (3)	$30,000,000	3.00%
Offering Expenses (4)	$17,500,000	1.75%

Total	$117,500,000	11.75%

(1)	Assumes the sale of the maximum offering in our primary offering of 100,000,000 shares of common stock, excluding shares sold under our distribution reinvestment plan.
(2)

For purposes of this table, we have assumed no volume discounts or waived commissions as discussed elsewhere in this “Plan of Distribution” section. We will not pay commissions for sales of shares pursuant to our distribution reinvestment plan.

(3)

For purposes of this table, we have assumed no waived dealer manager fees as discussed elsewhere in this “Plan of Distribution” section. We will not pay a dealer manager fee for sales of shares pursuant to our distribution reinvestment plan. We will pay a dealer manager fee in the amount of 3% of the gross proceeds of the shares sold to the public. We expect our marketing fees to be approximately 1%, which is included in the 3% dealer manager fee.

(4)

Offering expenses consist of all expenses (other than sales commissions and the dealer manager fee) to be paid by us in connection with the offering, including our legal, accounting, printing, mailing, filing and registration fees, and other accountable offering expenses including, but not limited to: (a) costs and expenses of conducting educational conferences and seminars; (b) costs and expenses of attending broker-dealer sponsored conferences; (c) amounts to reimburse our advisor for all marketing-related costs and expenses such as salaries and direct expenses of employees of our advisor and its affiliates in connection with registering and marketing of our shares, including, but not limited to, the senior management team and various other accounting and finance employees and administrative overhead allocated to these employees; (d) facilities and technology costs, insurance expenses and other costs and expenses associated with the offering and to facilitate the marketing of our shares; and (e) payment or reimbursement of bona fide due diligence expenses. If the due diligence expenses described in clause (e) above are not included on a detailed and itemized invoice, such expenses will not be bona fide due diligence expenses classified as issuer costs, rather they will be considered underwriting compensation and included in the 10% compensation limits.

(5)

Of the total estimated offering expenses of $117,500,000, it is estimated that approximately $100,000,000 of this amount (i.e., the $70,000,000 in sales commissions and the $30,000,000 of dealer manager fees) would be considered underwriting compensation under applicable FINRA rules, and that approximately $17,500,000 of this amount would be treated as issuer or sponsor costs or bona fide due diligence expenses and, accordingly, would not be treated as underwriting compensation under applicable FINRA rules.

Our dealer manager employs wholesalers who attend local, regional and national conferences of the participating broker-dealers and who contact participating broker-dealers and their registered representatives to make presentations concerning us and this offering and to encourage them to sell our shares. The wholesalers receive base salaries and bonuses as compensation for their efforts. Our dealer manager sponsors training and education meetings for broker-dealers and their representatives. Our dealer manager will pay the travel, lodging and meal costs of invitees. The other costs of the training and education meetings will be borne by programs sponsored by our advisor, including us. Our estimated costs associated with these training and education meetings are included in our estimates of our offering expenses.

In accordance with FINRA rules, in no event will our total underwriting compensation, including, but not limited to, sales commissions, the dealer manager fee and expense reimbursements to our dealer manager and participating broker-dealers, exceed 10% of our gross offering proceeds, in the aggregate. We expect to pay an additional amount of gross offering proceeds for bona fide accountable due diligence expenses; however, to the extent these due diligence expenses cannot be justified, any excess over actual due diligence expenses will be considered underwriting compensation subject to the above 10% limitation and, when aggregated with all other non-accountable expenses may not exceed 3% of gross offering proceeds. We may also reimburse our advisor for all expenses incurred by our advisor, our dealer manager and their affiliates in connection with this offering and our organization. FINRA and many states also limit our total organization and offering expenses to 15% of gross offering proceeds.

We will indemnify the participating broker-dealers and our dealer manager against some civil liabilities, including certain liabilities under the Securities Act and liabilities arising from breaches of our representations and warranties contained in the participating dealer agreement. If we are unable to provide this indemnification, we may contribute to payments the indemnified parties may be required to make in respect of those liabilities.

Volume Discounts

We are offering, and participating broker-dealers and their registered representatives will be responsible for implementing, volume discounts to investors who purchase $500,000 or more in shares from the same participating broker-dealer, whether in a single purchase or as the result of multiple purchases. Any reduction in the amount of the sales commissions as a result of volume discounts received may be credited to the investor in the form of the issuance of additional shares.

The volume discounts operate as follows:

Amount of Shares Purchased	Commission Percentage	Price Per Share to the Investor	Amount of Commission Paid Per Share	Net Offering Proceeds Per Share
Up to $499,999	7%	$10.00	$0.70	$9.30
$500,000 to $999,999	6%	$9.90	$0.60	$9.30
$1,000,000 to $1,999,999	5%	$9.80	$0.50	$9.30
$2,000,000 to $4,999,999	4%	$9.70	$0.40	$9.30
$5,000,000 to $7,499,999	3%	$9.60	$0.30	$9.30
$7,500,000 to $9,999,999	2%	$9.50	$0.20	$9.30
$10,000,000 and over	1%	$9.40	$0.10	$9.30

For example, if you purchase $600,000 in shares, the sales commissions on such shares will be reduced to 6%, in which event you will receive 60,606 shares instead of 60,000 shares, the number of shares you would have received if you had paid $10.00 per share. The net offering proceeds we receive from the sale of shares are not affected by volume discounts.

If you qualify for a particular volume discount as the result of multiple purchases of our shares, you will receive the benefit of the applicable volume discount for the individual purchase which qualified you for the volume discount, but you will not be entitled to the benefit for prior purchases. Additionally, once you qualify for a volume discount, you will receive the benefit for subsequent purchases. For this purpose, if you purchased shares issued and sold in our initial public offering, you will receive the benefit of such share purchases in connection with qualifying for volume discounts in future offerings.

As set forth below, a “single purchaser” may combine purchases by other persons for the purpose of qualifying for a volume discount, and for determining commissions payable to participating broker-dealers. You must request that your share purchases be combined for this purpose by designating such on your subscription agreement. For the purposes of such volume discounts, the term “single purchaser” includes:

•	an individual, his or her spouse and their parents or children under the age of 21 who purchase the common shares for his, her or their own accounts;

•	a corporation, partnership, association, joint-stock company, trust fund or any organized group of persons, whether incorporated or not;

•	an employees’ trust, pension, profit-sharing or other employee benefit plan qualified under Section 401(a) of the Code; and

•	all commingled trust funds maintained by a given bank.

Any request to combine purchases of our shares will be subject to our verification that such purchases were made by a “single purchaser.”

Requests to combine subscriptions as part of a combined order for the purpose of qualifying for volume discounts must be made in writing by the participating broker-dealer, and any resulting reduction in commissions will be pro rated among the separate subscribers. As with volume discounts provided to qualifying single purchasers, the net proceeds we receive from the sale of shares will not be affected by volume discounts provided as a result of a combined order.

Regardless of any reduction in any commissions for any reason, any other fees based upon gross proceeds of the offering will be calculated as though the purchaser paid $10.00 per share. An investor qualifying for a volume discount will receive a higher percentage return on his or her investment than investors who do not qualify for such discount. Notwithstanding the foregoing, after you have acquired our common shares and if you are a participant in our dividend reinvestment plan, you may not receive a discount greater than 5% on any subsequent purchase of our shares. This restriction may limit the amount of the volume discounts available to you after your initial investment.

California and Minnesota residents should be aware that volume discounts will not be available in connection with the sale of shares made to such investors to the extent such discounts do not comply with the laws of California and Minnesota. Pursuant to this rule, volume discounts can be made available to California or Minnesota residents only in accordance with the following conditions:

•	there can be no variance in the net proceeds to us from the sale of the shares to different purchasers of the same offering;

•	all purchasers of the shares must be informed of the availability of volume discounts;

•	the minimum amount of shares as to which volume discounts are allowed cannot be less than $10,000;

•	the variance in the price of the shares must result solely from a different range of commissions, and all discounts allowed must be based on a uniform scale of commissions; and

•	no discounts are allowed to any group of purchasers.

Accordingly, volume discounts for California and Minnesota residents will be available in accordance with the foregoing table of uniform discount levels based on dollar amount of shares purchased for single purchasers. However, no discounts will be allowed to any group of purchasers, and no subscriptions may be aggregated as part of a combined order for purposes of determining the dollar amount of shares purchased.

For sales of $10,000,000 or more, our dealer manager may agree to waive all or a portion of the dealer manager fee such that shares purchased in any such transaction may be at a discount of up to 9% or $9.10 per share, reflecting a reduction in selling commissions from 7% to 1% as the result of volume discounts and an additional reduction of 3% due to the dealer manager’s waiver of its fee. The net offering proceeds we receive will not be affected by any such waiver of the dealer manager fee.

You should ask your financial advisor and broker-dealer about the ability to receive volume discounts through any of the circumstances described above.

Subscription Procedures

General

To purchase shares in this offering, you must complete the subscription agreement, a sample of which is contained in this prospectus as Appendix A. You should pay for your shares by check payable to “Strategic Storage Trust, Inc.” or as otherwise instructed by your participating broker-dealer. Subscriptions will be effective only upon our acceptance, and we reserve the right to reject any subscription in whole or in part. Subscription payments will be deposited into a special account in our name under the joint authorization of our dealer manager and us until such time as we have accepted or rejected the subscription. Subscriptions will be accepted or rejected within 30 days of receipt by us and, if rejected, all funds shall be returned to the rejected subscribers within ten business days thereafter. If accepted, the funds will be transferred into our general account. We may not accept a subscription for shares until at least five business days after the date you receive a final prospectus. You will receive a confirmation of your subscription. We generally accept investments from stockholders on a daily basis.

Automatic Investment Plan

Investors who desire to purchase shares during the offering period at regular intervals may be able to do so through their participating broker-dealer or, if they are investing in this offering other than through a participating broker-dealer, through our dealer manager by completing the appropriate section in the subscription agreement or by completing an automatic investment plan enrollment form. Participation in the automatic investment plan is limited to investors who have already met the minimum purchase requirement in this offering of $1,000. The minimum periodic investment is $100 per month. The opportunity to make periodic investments under the automatic investment plan is available only during the offering period. The automatic investment plan is not available to residents of Alabama or Ohio.

We will provide a confirmation of your monthly purchases under the automatic investment plan within five business days after the end of each month. The confirmation will disclose the following information:

•	the amount of the investment;

•	the date of the investment;

•	the number and price of the shares purchased by you; and

•	the total number of shares in your account.

We will pay the same commissions, dealer manager fees and other offering expenses in connection with sales made under the automatic investment plan that we pay in connection with all other sales made in our primary offering, of which shares issued under the automatic investment plan are included. For this reason, at the time you complete your enrollment in the automatic investment plan, you must still be associated with a participating broker-dealer and identify your registered representative and participating broker-dealer as part of your enrollment. For purchases made after you enroll, unless we are notified in writing that you have changed your broker-dealer firm, we will continue to pay sales commissions and dealer manager fees to the broker-dealer you identified through your initial enrollment.

You may terminate your participation in the automatic investment plan at any time by providing us with written notice. Your participation in the plan will also terminate should you no longer meet the suitability standards described above in the “Suitability Standards” section immediately following the cover page of this prospectus.

Subscription Agreement

The general form of subscription agreement that investors will use to subscribe for the purchase of shares in this offering is included as Appendix A to this prospectus. The subscription agreement requires all investors subscribing for shares to make the following certifications or representations:

•	your tax identification number set forth in the subscription agreement is accurate and you are not subject to backup withholding;

•	you received a copy of this prospectus;

•	you meet the minimum income, net worth and any other applicable suitability standards established for you, as described in the “Suitability Standards” section of this prospectus;

•	you are purchasing the shares for your own account; and

•	you acknowledge that there is no public market for the shares and, thus, your investment in shares is not liquid.

The above certifications and representations are included in the subscription agreement in order to help satisfy the responsibility of participating broker-dealers and our dealer manager to make every reasonable effort to determine that the purchase of our shares is a suitable and appropriate investment for you and that appropriate income tax reporting information is obtained. We will not sell any shares to you unless you are able to make the above certifications and representations by executing the subscription agreement. By executing the subscription agreement, you will not, however, be waiving any rights you may have under the federal securities laws.

Determination of Suitability

Our sponsor and participating broker-dealers and others selling shares on our behalf have the responsibility to make every reasonable effort to determine that the purchase of shares in this offering is a suitable and appropriate investment based on information provided by the stockholder regarding the stockholder’s financial situation and investment objectives. In making this determination, our sponsor or those selling shares on our behalf have a responsibility to ascertain that the prospective stockholder:

•	meets the applicable minimum income and net worth standards set forth in the “Suitability Standards” section immediately following the cover page of this prospectus;

•	can reasonably benefit from an investment in our common stock based on the prospective stockholder’s overall investment objectives and portfolio structure;

•	is able to bear the economic risk of the investment based on the prospective stockholder’s overall financial situation; and

•	has apparent understanding of:

•	the fundamental risks of an investment in our common stock;

•	the risk that the stockholder may lose their entire investment;

•	the lack of liquidity of our common stock;

•	the restrictions on transferability of our common stock;

•	the background and qualifications of our advisor and its affiliates; and

•	the tax consequences of an investment in our common stock.

Relevant information for this purpose will include at least the age, investment objectives, investment experience, income, net worth, financial situation and other investments of the prospective stockholder, as well as any other pertinent factors. Our sponsor or those selling shares on our behalf must maintain, for a six-year period, records of the information used to determine that an investment in stock is suitable and appropriate for each stockholder.

Minimum Purchase Requirements

For your initial purchase, you must invest at least $1,000 (except for Minnesota, New Jersey, New York and North Carolina), which is the same minimum requirement for IRAs, Keoghs and tax-qualified retirement plans. If you are an investor who resides in the states of Minnesota, New Jersey, New York or North Carolina, you must invest at least $2,500, except for IRAs which only require a minimum of $1,000. For residents of all states, after you have purchased the minimum investment, any additional purchases must be investments of at least $100, except for purchases of shares pursuant to our distribution reinvestment plan, which may be in lesser amounts. In order to satisfy the minimum purchase requirement for retirement plans, unless otherwise prohibited by state law, a husband and wife may jointly contribute funds from their separate IRAs, provided that each such contribution is made in increments of $100. You should note that an investment in our shares will not, in itself, create a retirement plan and that, in order to create a retirement plan, you must comply with all applicable provisions of the Code.

Until our shares are listed on a national securities exchange, you may not transfer your shares in a manner that causes you or your transferee to own fewer than the number of shares of stock required for the minimum purchase described above, except in the following circumstances: transfers by gift; transfers by inheritance; intrafamily transfers; family dissolutions; transfers to affiliates; and transfers by operation of law.

HOW TO SUBSCRIBE

Investors who meet the applicable suitability standards and minimum purchase requirements described in the “Suitability Standards” section of this prospectus may purchase shares of common stock. If you want to purchase shares, you must proceed as follows:

(1) Receive a copy of the prospectus and the current supplement(s), if any, accompanying this prospectus.

(2) Complete the execution copy of the subscription agreement. A specimen copy of the subscription agreement, including instructions for completing it, is included in this prospectus as Appendix A.

(3) Deliver a completed subscription agreement and a check to Select Capital Corporation or its designated agent for the full purchase price of the shares being subscribed for, payable to “Strategic Storage Trust, Inc.” or as otherwise instructed by your participating broker-dealer. Certain participating broker-dealers who have “net capital,” as defined in the applicable federal securities regulations, of $250,000 or more may instruct their customers to make their checks payable directly to the dealer. In such case, the dealer will issue a check made payable as described herein for the purchase price of your subscription. The name of the participating dealer appears on the subscription agreement.

(4) Execute the subscription agreement and pay the full purchase price for the shares subscribed for, attest that you meet the minimum income and net worth standards as provided in the “Suitability Standards” section of this prospectus and as stated in the subscription agreement and accept the terms of the subscription agreement.

An approved trustee must process through us and forward us subscriptions made through IRAs, Keogh plans, 401(k) plans and other tax-deferred plans. If you want to purchase shares through an IRA, SEP or other tax-deferred account, State Street Bank and Trust Company has agreed to serve as IRA custodian for such purpose. State Street Bank and Trust Company has agreed to provide this service to our stockholders with annual maintenance fees charged at a discounted rate. We will pay the fees related to the establishment of investor accounts with State Street Bank and Trust Company for $5,000 or more, and we will also pay the fees related to the maintenance of any such account for the first year following its establishment.

SUPPLEMENTAL SALES MATERIAL

In addition to this prospectus, we may utilize certain sales material in connection with the offering of the shares, although only when accompanied by or preceded by the delivery of this prospectus. The sales materials may include information relating to this offering, the past performance of our advisor and its affiliates, property brochures and articles and publications concerning the self storage industry or real estate in general. In certain jurisdictions, some or all of our sales material may not be permitted and if so, will not be used in those jurisdictions.

The offering of shares is made only by means of this prospectus. Although the information contained in our supplemental sales material will not conflict with any of the information contained in this prospectus, the supplemental materials do not purport to be complete, and should not be considered a part of this prospectus or the registration statement of which this prospectus is a part.

LEGAL MATTERS

Baker Donelson will pass upon the legality of the common stock and legal matters in connection with our status as a REIT for federal income tax purposes. Baker Donelson does not purport to represent our stockholders or potential investors, who should consult their own counsel. Baker Donelson also provides legal services to our advisor as well as certain of our affiliates and may continue to do so in the future.

EXPERTS

The financial statements incorporated herein by reference from our Annual Report on Form 10-K, which include the audited consolidated balance sheets of Strategic Storage Trust, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss and cash flows for each of the years in the three year period ended December 31, 2010, have been audited by Reznick Group, P.C., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The statements of revenue and certain operating expenses for the Babcock Portfolio, the Oakland Park Property, the Riverdale Property, the Davie Property, the Toronto – Ontario, Canada property (Toronto property), and the Los Angeles – La Cienega property and the Long Beach property (Los Angeles properties) for the year ended December 31, 2009, and the statements of revenue and certain operating expenses for Self Storage I, DST and the combined statements of revenue and certain operating expenses for the B&B Portfolio for the year ended December 31, 2010, incorporated herein by reference, have been audited by Reznick Group, P.C., an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We previously filed a registration statement on Form S-11 with the SEC with respect to the shares of our common stock issued in this offering. The prospectus is a part of that registration statement as amended and, as allowed by SEC rules, does not include all of the information you can find in the registration statement or the exhibits to the registration statement. For additional information relating to us, we refer you to the registration statement and the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or document referred to are necessarily summaries of such contract or document and in each instance, if the contract or document is filed as an exhibit to the registration statement, we refer you to the copy of the contract or document filed as an exhibit to the registration statement.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. We furnish our stockholders by mail (or, where permitted, by electronic delivery and notification) with annual reports containing consolidated financial statements certified by an independent registered public accounting firm. The registration statement is, and all of these filings with the SEC are, available to the public over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any filed document at the SEC’s public reference room at 100 F. Street, N.E., Room 1580, Washington, D.C. Please call the SEC at (800) SEC-0330 for further information about the public reference room. You can also access documents that will be incorporated by reference into this prospectus at the web site we maintain at www.strategicstoragetrust.com. There is additional information about us and our affiliates at our web site, but unless specifically incorporated by reference herein as described in the paragraphs below, the contents of that site are not incorporated by reference in or otherwise a part of this prospectus.

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. The following documents filed with the SEC are incorporated by reference into our prospectus, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

•	Amendment to Current Report on Form 8-K/A filed with the SEC on May 12, 2010;

•	Amendment to Current Report on Form 8-K/A filed with the SEC on August 9, 2010;

•	Amendment to Current Report on Form 8-K/A filed with the SEC on December 30, 2010;

•	Amendment to Current Report on Form 8-K/A filed with the SEC on December 30, 2010;

•	Amendment to Current Report on Form 8-K/A filed with the SEC on March 29, 2011;

•	Amendment to Current Report on Form 8-K/A filed with the SEC on March 29, 2011;

•	Annual Report on Form 10-K for the Year Ended December 31, 2010 filed with the SEC on March 31, 2011;

•	Amendment to Current Report on Form 8-K/A filed with the SEC on April 19, 2011;

•	Quarterly Report on Form 10-Q for the Quarter Ended June 30, 2011 filed with the SEC on August 11, 2011; and

•	Amendment to Current Report on Form 8-K/A filed with the SEC on August 25, 2011.

Subsequent to the date of this prospectus, we are electing to “incorporate by reference” certain information into the prospectus. By incorporating by reference, we will be disclosing important information to you by referring you to documents we have filed separately with the SEC. The information incorporated by reference is deemed to be part of the prospectus, except for information incorporated by reference that is superseded by information contained in the prospectus.

We will provide to each person to whom the prospectus is delivered, upon request, a copy of any or all of the information that we have incorporated by reference into the prospectus but not delivered with the prospectus. To receive a free copy of any of the documents incorporated by reference in the prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call us at 1-877-327-3485 or write us at Strategic Storage Trust, Inc., 111 Corporate Drive, Suite 120, Ladera Ranch, California 92694. The information relating to us contained in the prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in the prospectus.

We maintain an Internet site at www.strategicstoragetrust.com, at which there is additional information about us. The contents of that site are not incorporated by reference in, or otherwise a part of, this prospectus.

ELECTRONIC DELIVERY OF DOCUMENTS

Subject to availability, you may authorize us to provide prospectuses, prospectus supplements, annual reports and other information (documents) electronically by so indicating on the subscription agreement, or by sending us instructions in writing in a form acceptable to us to receive such documents electronically. Unless you elect in writing to receive documents electronically, all documents will be provided in paper form by mail. You must have Internet access to use electronic delivery. While we impose no additional charge for this service, there may be potential costs associated with electronic delivery, such as online charges. Documents will be available through our Internet web site or by a CD that we will provide with links to our documents. You may access and print all documents provided through these services. As documents become available, we will notify you of this by sending you an e-mail message that will include instructions on how to retrieve the document. If our e-mail notification is returned to us as “undeliverable,” we will contact you to obtain your updated e-mail address. If we are unable to obtain a valid e-mail address for you, we will resume sending a paper copy by regular U.S. mail to your address of record. You may revoke your consent for electronic delivery at any time and we will resume sending you a paper copy of all required documents. However, in order for us to be properly notified, your revocation must be given to us a reasonable time before electronic delivery has commenced. We will provide you with paper copies at any time upon request. Such request will not constitute revocation of your consent to receive required documents electronically.

APPENDIX A

SUBSCRIPTION AGREEMENT

(SECOND OFFERING)

1 YOUR INITIAL INVESTMENT Make all checks* payable to: “STRATEGIC STORAGE TRUST, INC.”

*Cash, cashier’s checks/official bank checks under $10,000, foreign checks, money orders, third party checks, temporary/starter checks, or traveler’s checks are not accepted.

The minimum initial investment is $1,000**. All additional investments must be at least $100. Investment Amount: $

** The minimum purchase for Minnesota, New Jersey, New York and North Carolina residents is 250 shares ($2,500), except for IRAs which must purchase a minimum of 100 shares ($1,000).

☐ By Mail – Attach a check made payable to Strategic Storage Trust, Inc.

☐ By Wire – UMB Bank, N.A., 1010 Grand, 4th Floor, Kansas City, MO 64106, ABA# 101000695 Strategic Storage Trust, Inc. Account # 9871879437. When sending a wire, please request that the wire references the subscriber’s name in order to assure the wire is credited to the proper account.

☐ Asset Transfer – Attach a copy of the asset transfer form. Original to be sent to the transferring institution.

☐ Waiver of Commission - Please check this box if you are eligible for a waiver of commission. Waivers of commissions are available for purchases through an affiliated investment advisor, participating Broker-Dealer or its retirement plan, or for a representative of a participating Broker-Dealer or his or her retirement plan or family member(s).

☐ Registered Investment Advisor (RIA): If this box is checked, commission will be waived. All sales of securities must be made through a Broker-Dealer. If an RIA has introduced a sale, the sale must be conducted through (1) the RIA in his or her capacity as a Registered Representative of a Broker-Dealer, if applicable; (2) a Registered Representative of a Broker-Dealer which is affiliated with the RIA, if applicable; or (3) if neither (1) nor (2) is applicable, an unaffiliated Broker-Dealer. (Section 6 must be filled in)

2 FORM OF OWNERSHIP (Select only one)

Non-Custodial Ownership		Custodial Ownership (Send completed forms to custodian)
☐	Individual Ownership	☐	Traditional / Simple IRA – Custodian signature required in Section 7.
☐	Transfer on Death – Complete Transfer on Death Beneficiary Information below.	☐	Roth IRA – Custodian signature required in Section 7.
☐	Joint Tenants with Rights of Survivorship – All parties must sign.	☐	KEOGH Plan – Custodian signature required in Section 7.
☐	Community Property – All parties must sign.	☐	Simplified Employee Pension / Trust (SEP)
☐	Tenant In Common – All parties must sign.	☐	Pension / Profit-Sharing Plan / 401k – Custodian signature required in Section 7.
☐	Corporate Ownership – Authorized signature required. Include copy of corporate resolution.	☐	Uniform Gift to Minors Act / Uniform Transfers to Minors Act – Custodian signature required in Section 7.
☐S-Corp. ☐C-Corp.		State of	Custodian for
☐	Partnership Ownership – Authorized signature required. Include copy of partnership agreement.	Required for custodial ownership accounts
☐	Estate – Authorized representative(s) signature required.		Name of Custodian, Trustee, or Other Administrator
Name of Authorized Representative(s)

	Include a copy of the court appointment dated within 90 days.		Mailing Address
☐	Trust – Include a copy of the first and last page of the trust.
	Name of Trustee(s)		City, State & Zip Code
Custodian Information – To be completed by Custodian listed above.
☐	Pension Plan and Profit Sharing Plan (Non-Custodian) – Include a copy of the first and last pages of the plan.	Custodian Tax ID#
☐	Other – Include a copy of any pertinent documents.
Transfer on Death Beneficiary Information (Individual or Joint Tenant Accounts only)		Custodian Account #
Name of Beneficiary Social Security Number Date of Birth
☐ Primary %		Custodian Telephone #
Special Instructions

Name of Beneficiary Social Security Number Date of Birth
☐ Primary % ☐Contingent %

Regular Mail: Strategic Storage Trust, Inc. c/o DST Systems, Inc., Po Box 219406, Kansas City, MO 64121-9406

Overnight Mail: Strategic Storage Trust, Inc. c/o DST Systems, Inc., 430 W. 7th Street, Kansas City, MO 64105

Wire Information: UMB Bank, N.A., 1010 Grand, 4th Floor, Kansas City, MO 64106 ABA# 101000695 Account # 9871879437

Investor Services Toll Free Phone Line: 866-418-5144

3	ADDRESS INFORMATION

        Subscriber Information (All fields must be completed)

Investor	Co-Investor

Investor Social Security Number / Tax ID Number	Co-Investor Social Security Number / Tax ID Number

Birth Date / Articles of Incorporation (MM/DD/YY)	Co-Investor Birth Date (MM/DD/YY)

Please indicate Citizenship Status	☐ U.S. Citizen ☐ Resident Alien – Country of Origin
☐ Non-resident Alien – Country of Origin

        Residence Address (No P.O. Box allowed)

Street Address	City	State	Zip Code

Home Telephone	Business Telephone	Email Address

        Mailing Address* (if different from above – P.O. Box allowed)

Street Address	City	State	Zip Code

        *If the co-investor resides at another address, please attach that address to the subscription agreement

4	DISTRIBUTIONS

Complete this section to enroll in the Distribution Reinvestment Plan or to elect to receive distributions by check mailed to you, by check mailed to a third-party or alternate address, or by direct deposit.

Custodial held accounts may only select option 1 or option 5 without the custodian’s approval.

I elect the distribution option(s) indicated below: (Total must equal 100%)

1.	☐ Participate in the Distribution Reinvestment Plan (see Prospectus for details)%
2.	☐ Check mailed to the residence address set forth in Section 3 above	%
3.	☐ Check mailed to the mailing address set forth in Section 3 above	%
4.	☐ Check Mailed to Third-Party / Alternate Address	%
To direct distributions to a party other than the registered owner, please provide applicable information below.

Name / Entity Name / Financial Institution	Account No.	Mailing Address

City	State	Zip Code

5.	☐ Sent to Custodian (Custodian held accounts only)%
6.	☐ Direct Deposit	%

Please attach a pre-printed voided check or a deposit slip. (Non-Custodian Investors Only)

I authorize Strategic Storage Trust, Inc., or its agent, to deposit my distribution to my checking or savings account. This authority will remain in force until I notify Strategic Storage Trust, Inc., or its agent, in writing to cancel it. In the event that Strategic Storage Trust, Inc., or its agent, deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

Please Attach a Pre-printed Voided Check or Deposit Slip Here (The above services cannot be established without a pre-printed voided check or deposit slip.)
For Electronic Funds Transfers, signatures of bank account owners are required exactly as they appear on bank records. If the registration at the bank differs from that on this Subscription Agreement, all parties must sign below.
Signature

Signature
Your Bank’s ABA Routing Number	Your Bank Account Number	☐	Checking Account	☐ Savings Account

Regular Mail: Strategic Storage Trust, Inc. c/o DST Systems, Inc., Po Box 219406, Kansas City, MO 64121-9406

Overnight Mail: Strategic Storage Trust, Inc. c/o DST Systems, Inc., 430 W. 7th Street, Kansas City, MO 64105

Wire Information: UMB Bank, N.A., 1010 Grand, 4th Floor, Kansas City, MO 64106 ABA# 101000695 Account # 9871879437

Investor Services Toll Free Phone Line: 866-418-5144

5 ACCOUNT OPTIONS (You may select more than one option)

A. ☐ Automatic Investment Plan. (Custodian held accounts are not eligible) Electronic Funds Transfer from your bank account directly to your Strategic Storage Trust, Inc. investment account ($100 Minimum). I authorize Strategic Storage Trust, Inc., or its agent, to draft from my checking or savings account. This authority will remain in force until I notify Strategic Storage Trust, Inc., or its agent, in writing to cancel it. In the event that Strategic Storage Trust, Inc., or its agent, drafts funds erroneously from my account, they are authorized to credit my account for an amount not to exceed the amount of the erroneous draft. (Automatic Investment Plan is not available to residents of Alabama or Ohio.)

Name of Financial Institution	Mailing Address

City	State	Zip Code

Please Attach a Pre-printed Voided Check or Deposit Slip Here (The above services cannot be established without a pre-printed voided check or deposit slip.)
For Electronic Funds Transfers, signatures of bank account owners are required exactly as they appear on bank records. If the registration at the bank differs from that on this Subscription Agreement, all parties must sign below.
Signature

Signature
Your Bank’s ABA Routing Number	Your Bank Account Number	☐	Checking Account	☐ Savings Account

I Authorize Strategic Storage Trust, Inc. or its agent to draft from my checking or savings account $ ($100 Minimum) each month on the 1st of the month, beginning the first month after my initial investment.

B. ☐ Electronic Delivery of Reports and Updates. I authorize Strategic Storage Trust, Inc. to make available on its website at www.strategicstoragetrust.com and through a CD with links to a website its quarterly reports, annual reports, proxy statements, prospectus supplements or other reports required to be delivered to me, as well as any property or marketing updates, and to notify me via e-mail when such reports or updates are available in lieu of receiving paper documents. (You must provide an e-mail address if you choose this option.)

E-mail address:

6	BROKER-DEALER/FINANCIAL ADVISOR INFORMATION (All fields must be completed)

The Financial Advisor must sign below to complete order. The Financial Advisor hereby warrants that he/she is duly licensed and may lawfully sell shares in the state designated as the investor’s legal residence.

Broker-Dealer Name	Broker-Dealer Mailing Address

City	State	Zip Code

Broker-Dealer CRD Number	Telephone Number	Fax Number

Financial Advisor Firm Name & Branch Number	Financial Advisor Name

Advisor Mailing Address

City	State	Zip Code

Rep ID	Branch Number	Telephone Number

E-mail Address	Fax Number

Regular Mail: Strategic Storage Trust, Inc. c/o DST Systems, Inc., Po Box 219406, Kansas City, MO 64121-9406

Overnight Mail: Strategic Storage Trust, Inc. c/o DST Systems, Inc., 430 W. 7th Street, Kansas City, MO 64105

Wire Information: UMB Bank, N.A., 1010 Grand, 4th Floor, Kansas City, MO 64106 ABA# 101000695 Account # 9871879437

Investor Services Toll Free Phone Line: 866-418-5144

The undersigned confirm on behalf of the Broker-Dealer that they (1) have reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (2) have discussed such investor’s prospective purchase of shares with such investor; (3) have advised such investor of all pertinent facts with regard to the lack of liquidity and marketability of the shares; (4) have delivered a current Prospectus and related supplements, if any, to such investor; (5) have reasonable grounds to believe that the investor is purchasing these shares for his or her own account; and (6) have reasonable grounds to believe that the purchase of shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto.

X				X
	Financial Advisor Signature	Date	State of Sale		Branch Manager Signature (If required by Broker-Dealer)	Date

7	SUBSCRIBER SIGNATURES

Strategic Storage Trust, Inc. is required by law to obtain, verify and record certain personal information from you or persons on your behalf in order to establish the account. Required information includes name, date of birth, permanent residential address and social security/taxpayer identification number. We may also ask to see other identifying documents. If you do not provide the information, Strategic Storage Trust, Inc. may not be able to open your account. By signing the Subscription Agreement, you agree to provide this information and confirm that this information is true and correct. If we are unable to verify your identity, or that of another person(s) authorized to act on your behalf, or if we believe we have identified potentially criminal activity, we reserve the right to take action as we deem appropriate which may include closing your account.

Please separately initial each of the representations below. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf. In order to induce Strategic Storage Trust, Inc. to accept this subscription, I hereby represent and warrant to you as follows:

[ALL ITEMS MUST BE READ AND INITIALED.]		Owner	Joint Owner/ Custodian
(1)	I have received the final Prospectus of Strategic Storage Trust, Inc.

(2)

I have (i) a net worth (exclusive of home, home furnishings and automobiles) of $250,000 or more, or (ii) a net worth (as described above) of at least $70,000 and had during the last tax year or estimate that I will have during the current tax year a minimum of $70,000 gross annual income, or that I meet the higher suitability requirements imposed by my state of primary residence as set forth in the Prospectus under “SUITABILITY STANDARDS.” I will not purchase additional shares unless I meet those suitability requirements at the time of purchase.

(3)	I acknowledge that there is no public market for the shares and, thus, my investment in shares is not liquid.

(4)	I am purchasing the shares for my own account.

(5)

If I am a Kansas resident, I acknowledge that it is recommended by the office of the Kansas Securities Commissioner that Kansas investors not invest, in the aggregate, more than 10% of their liquid net worth in this and similar direct participation investments. Liquid net worth is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

If I am an Alabama resident, I acknowledge that Alabama investors must have a liquid net worth of at least ten times their investment in SSTI and its affiliates and that Alabama investors must meet one of SSTI’s suitability standards in order to purchase shares in the offering.

Your sale is not final for five (5) business days after your receipt of the final Prospectus. We will deliver a confirmation of sale to you after your purchase is completed.

If you participate in the Distribution Reinvestment Plan or make subsequent purchases of shares of Strategic Storage Trust, Inc., including purchases made pursuant to our Automatic Investment Program, you agree that, if you fail to meet the suitability requirements for making an investment in shares or can no longer make the other representations or warranties set forth in this Section 7, you are required to promptly notify Strategic Storage Trust, Inc. and your Broker-Dealer in writing.

TAXPAYER IDENTIFICATION NUMBER OR SOCIAL SECURITY NUMBER CERTIFICATION (required): The investor signing below, under penalties of perjury, certifies that (1) the number shown on this Subscription Agreement is my correct taxpayer identification number (or I am waiting for a number to be issued to me), (2) I am not subject to backup withholding because I am exempt from backup withholding, I have not been notified by the Internal Revenue Service (“IRS”) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or the IRS has notified me that I am no longer subject to backup withholding, and (3) I am a U.S. person (including a U.S. resident alien), unless I have otherwise indicated in Section 3 above.

Certification instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.

I understand that I will not be admitted as a stockholder until my investment has been accepted. Depositing of my check alone does not constitute acceptance. The acceptance process includes, but is not limited to, reviewing the Subscription Agreement for completeness and signatures, conducting an Anti-Money Laundering check as required by the USA PATRIOT Act and depositing funds.

The IRS does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

X			X
	Signature of Owner or Custodian	Date		Signature of Joint Owner or Beneficial Owner (If applicable)	Date

(MUST BE SIGNED BY CUSTODIAN OR TRUSTEE IF IRA OR QUALIFIED PLAN IS ADMINISTERED BY A THIRD PARTY)

All items on the Subscription Agreement must be completed in order for your subscription to be processed. Subscribers are encouraged to read the Prospectus in its entirety for a complete explanation of an investment in Strategic Storage Trust, Inc.

Regular Mail: Strategic Storage Trust, Inc. c/o DST Systems, Inc., PO Box 219406, Kansas City, MO 64121-9406

Overnight Mail: Strategic Storage Trust, Inc. c/o DST Systems, Inc., 430 W. 7th Street, Kansas City, MO 64105

Wire Information: UMB Bank, N.A., 1010 Grand, 4th Floor, Kansas City, MO 64106 ABA# 101000695 Account # 9871879437

Investor Services Toll Free Phone Line: 866-418-5144

APPENDIX B

STRATEGIC STORAGE TRUST, INC.

DISTRIBUTION REINVESTMENT PLAN

Amended As of September 24, 2009

Strategic Storage Trust, Inc., a Maryland corporation (the “Company”), has adopted a distribution reinvestment plan (the “DRP”), the terms and conditions of which are set forth below.

1. Distribution Reinvestment. As agent for the stockholders of the Company (“Stockholders”) who (A) purchase shares of the Company’s common stock (the “Shares”) pursuant to the Company’s initial public offering (“Initial Public Offering”), or (B) purchase Shares pursuant to any future offering of the Company (a “Future Offering”) and who elect to participate in the DRP (the “Participants”), the Company will apply all distributions declared and paid in respect of the Shares held by each participating Stockholder (the “Distributions”), including Distributions paid with respect to any full or fractional Shares acquired under the DRP, to the purchase of the Shares for such participating Stockholders directly, if permitted under state securities laws and, if not, through the dealer manager or participating dealers registered in the participating Stockholder’s state of residence (“Participating Dealers”).

2. Effective Date. The DRP will become effective on the effective date of the Company’s initial public offering. Any amendment to the DRP shall be effective as provided in Section 12.

3. Eligibility and Procedure for Participation. Any Stockholder who purchases Shares pursuant to the Initial Public Offering or any Future Offering, and who has received either (1) a prospectus, as contained in the Company’s registration statement filed with the Securities and Exchange Commission (the “SEC”), or (2) a confidential private placement memorandum with similar disclosure, may elect to become a Participant by completing and executing the Subscription Agreement, an enrollment form or any other appropriate authorization form as may be available from the Company, the dealer manager or Participating Dealer. The Company may elect to deny a Stockholder participation in the DRP if the Stockholder resides in a jurisdiction or foreign country where, in the Company’s judgment, the burden or expense of compliance with applicable securities laws makes the Stockholder’s participation impracticable or inadvisable. Participation in the DRP will begin with the next Distribution payable after receipt of a Participant’s accepted subscription, enrollment or authorization.

Once enrolled, a Participant may continue to purchase stock under the DRP until all of the shares of stock registered have been sold, the Company has terminated a current offering, or the Company has terminated the DRP. A Participant can choose to have all or a portion of distributions reinvested through the DRP. A Participant may also change the percentage of distributions that will be reinvested at any time by completing a new enrollment form or other form provided for that purpose. Any election to increase a Participant’s level of participation must be made through a Participating Dealer or, if purchased other than through a Participating Dealer, through the Company’s dealer manager. Shares will be purchased under the DRP on the date that Distributions are paid by the Company.

Each Participant agrees that if, at any time prior to the listing of the Shares on a national securities exchange, he or she fails to meet the suitability requirements for making an investment in the Company or cannot make the other representations or warranties set forth in the Subscription Agreement, he or she will promptly so notify the Company in writing.

4. Purchase of Shares. Participants may acquire DRP Shares from the Company at a price equal to the higher of $9.50 per share or 95% of the fair market value of a share of the Company’s common stock as estimated by the Company’s board of directors or a firm chosen by the Company’s board of directors, until the earliest of (i) the date that all of the DRP Shares registered have been issued or (ii) all offerings terminate and the Company elects to deregister with the SEC the unsold DRP Shares. The DRP Share price was determined by the Company’s board of directors in its business judgment. The Company’s board of directors may set or change the DRP Share price for the purchase of DRP Shares at any time in its sole and absolute discretion based upon such factors as it deems appropriate. Participants in the DRP may also purchase fractional Shares so that 100% of the Distributions will be used to acquire Shares; however, a Participant will not be able to acquire DRP Shares to the extent that any such purchase would cause such Participant to exceed the ownership limit as set forth in the Company’s charter or otherwise would cause a violation of the share ownership restrictions set forth in the Company’s charter.

Shares to be distributed by the Company in connection with the DRP may (but are not required to) be supplied from: (a) the DRP Shares registered with the SEC in connection with the Company’s Initial Public Offering, (b) Shares to be registered with the SEC in a Future Offering for use in the DRP (a “Future Registration”), or (c) Shares of the Company’s common stock purchased by the Company for the DRP in a secondary market (if available) or on a national securities exchange (collectively, the “Secondary Market”).

Shares purchased in any Secondary Market will be purchased at the then-prevailing market price, which price will be used for purposes of issuing Shares in the DRP. Shares acquired by the Company in any Secondary Market or registered in a Future Registration for use in the DRP may be at prices lower or higher than the Share price which will be paid for the DRP Shares pursuant to the Initial Public Offering.

If the Company acquires Shares in any Secondary Market for use in the DRP, the Company shall use its reasonable efforts to acquire Shares at the lowest price then reasonably available. However, the Company does not in any respect guarantee or warrant that the Shares so acquired and purchased by the Participant in the DRP will be at the lowest possible price. Further, irrespective of the Company’s ability to acquire Shares in any Secondary Market or to make a Future Offering for Shares to be used in the DRP, the Company is in no way obligated to do either, in its sole discretion.

5. No Commissions or Other Charges. No dealer manager fee and no commissions will be paid with respect to the DRP Shares.

6. Exclusion of Certain Distributions. The board of directors of the Company reserves the right to designate that certain cash or other distributions attributable to net sale proceeds will be excluded from Distributions that may be reinvested in shares under the DRP.

7. Taxation of Distributions. The reinvestment of Distributions in the DRP does not relieve Participants of any taxes which may be payable as a result of those Distributions and their reinvestment pursuant to the terms of this Plan.

8. Stock Certificates. The ownership of the Shares purchased through the DRP will be in book-entry form unless and until the Company issues certificates for its outstanding common stock.

9. Voting. A Participant may vote all shares acquired through the DRP.

10. Reports. Within 90 days after the end of the Company’s fiscal year, the Company shall provide each Stockholder with an individualized report on his or her investment, including the purchase date(s), purchase price and number of Shares owned, as well as the dates of Distribution payments and amounts of Distributions paid during the prior fiscal year.

11. Termination by Participant. A Participant may terminate participation in the DRP at any time, without penalty by delivering to the Company a written notice. Prior to listing of the Shares on a national securities exchange, any transfer of Shares by a Participant to a non-Participant will terminate participation in the DRP with respect to the transferred Shares. Upon termination of DRP participation for any reason, Distributions paid subsequent to termination will be distributed to the Stockholder in cash.

12. Amendment or Termination of DRP by the Company. The board of directors of the Company may by majority vote (including a majority of the Independent Directors) amend, modify, suspend or terminate the DRP for any reason upon ten days’ written notice to the Participants; provided, however, no such amendment shall add compensation to the DRP or remove the opportunity for a Participant to terminate participation in the plan, as specified above.

13. Liability of the Company. The Company shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability (a) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to receipt of notice in writing of such death, or (b) with respect to the time and the prices at which Shares are purchased or sold for a Participant’s account. Any limitation of the Company’s liability under this Section 13 may be further limited by Section II.G. of the Statement of Policy Regarding Real Estate Investment Trusts published by the North American Securities Administrators Association, as applicable. To the extent that indemnification may apply to liabilities arising under the Securities Act of 1933, as amended, or the securities laws of a particular state, the Company has been advised that, in the opinion of the SEC and certain state securities commissioners, such indemnification is contrary to public policy and, therefore, unenforceable.

We have not authorized any dealer, salesperson or other individual to give any information or to make any representations that are not contained in this prospectus. If any such information or statements are given or made, you should not rely upon such information or representation. This prospectus does not constitute an offer to sell any securities other than those to which this prospectus relates, or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. This prospectus speaks as of the date set forth below. You should not assume that the delivery of this prospectus or that any sale made pursuant to this prospectus implies that the information contained in this prospectus will remain fully accurate and correct as of any time subsequent to the date of this prospectus.

Strategic Storage

Trust, Inc.

Maximum Offering of

110,000,000 Shares

of Common Stock

PROSPECTUS

Select Capital Corporation

September 22, 2011

STRATEGIC STORAGE TRUST, INC.

SUPPLEMENT NO. 5 DATED APRIL 5, 2012

TO THE PROSPECTUS DATED SEPTEMBER 22, 2011

This document supplements, and should be read in conjunction with, the prospectus of Strategic Storage Trust, Inc. dated September 22, 2011. This Supplement No. 5 amends and supersedes all prior supplements. Unless otherwise defined in this supplement, capitalized terms used in this supplement shall have the same meanings as set forth in the prospectus.

The purpose of this supplement is to disclose:

•	an update on the status of our follow-on public offering;

•	the calculation of our net asset value per share;

•	an increase in the offering price for shares of our common stock and revisions to the “Plan of Distribution” section of the prospectus;

•	changes to our Distribution Reinvestment Plan;

•	changes and an update to our Share Redemption Program;

•	changes to our state specific suitability standards in the “Suitability Standards” section of the prospectus;

•	revisions to the “Questions and Answers About This Offering” section of the prospectus;

•	a revision to the “Borrowing Strategy and Policies” subsections of the prospectus;

•	revisions to the “Risk Factors” section of the prospectus;

•	revisions to the “Our Self Storage Properties” section of the prospectus;

•	an update to the “Debt Summary” section of the prospectus;

•	a revision to the “Management” section of the prospectus;

•	a revision to the “Investment by Tax-Exempt Entities and ERISA Considerations” section of the prospectus;

•	selected financial data;

•	fees paid to our affiliates;

•	the replacement of the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the prospectus to include information for the year ended December 31, 2011;

•	our second quarter of 2012 distribution declaration and distribution history;

•	a revision to the “Experts” section of the prospectus;

•	revisions to the “Where You Can Find More Information” section of the prospectus;

•	our audited consolidated financial statements for the year ended December 31, 2011;

•	financial statements and unaudited pro forma financial information relating to the acquisition of the Homeland Portfolio; and

•	our amended and restated distribution reinvestment plan.

Status of Our Offering

We commenced our initial public offering of shares of our common stock on March 17, 2008. On September 16, 2011, we terminated our initial public offering, having sold approximately 29 million shares and received aggregate gross offering proceeds of approximately $289 million. We commenced the follow-on offering of shares of our common stock (our “Follow-on Offering”) on September 22, 2011.

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As of March 31, 2012, we have received aggregate gross offering proceeds of approximately $27 million from the sale of approximately 2.8 million shares in our Follow-on Offering, and aggregate gross offering proceeds from our initial public offering and our Follow-on Offering of approximately $316 million from the sale of approximately 31.8 million shares. As of March 31, 2012, approximately 107 million shares remained available for sale to the public under our Follow-on Offering, including shares available under our distribution reinvestment plan. Our Follow-on Offering will not last beyond September 22, 2013, unless extended by our board of directors as permitted under applicable law. We also reserve the right to terminate our Follow-on Offering at any time.

Calculation of Net Asset Value Per Share

On April 2, 2012, our board of directors approved an estimated value per share of our common stock of $10.79 based on the estimated value of our assets less the estimated value of our liabilities, or net asset value, divided by the number of shares outstanding on an adjusted fully diluted basis, calculated as of December 31, 2011. We are providing this estimated value per share to assist broker-dealers in connection with their obligations under applicable Financial Industry Regulatory Authority (“FINRA”) rules with respect to customer account statements and to assist fiduciaries in discharging their obligations under Employee Retirement Income Security Act (“ERISA”) reporting requirements.

The estimated value per share was based upon the recommendation and valuation of Strategic Storage Advisor, LLC, our external advisor, based on the methodologies and assumptions described further below. With regard to the valuation of our real estate properties, we engaged Cushman & Wakefield Western, Inc. (“Cushman & Wakefield”) to provide an appraisal of our portfolio of 91 wholly-owned self storage properties. The effective date of value was December 31, 2011 and the results of the valuation were communicated in a report dated February 1, 2012. Cushman & Wakefield conducted its valuation in conformity with the requirements of the Code of Professional Ethics & Standards of Professional Practice of the Appraisal Institute, which include the Uniform Standards of Professional Appraisal Practice.

Cushman & Wakefield is a third-party real estate valuation and advisory firm that does not have any direct or indirect material interest in any transaction with us or our advisor. Cushman & Wakefield has previously, from time to time, conducted third-party appraisals on certain of our self storage properties pursuant to engagements by us or our sponsor, or on behalf of lenders who have loaned money to us secured by our properties. We do not believe that there are any material conflicts of interest between Cushman & Wakefield, on the one hand, and us, our advisor and its affiliates, on the other hand. However, we have agreed to indemnify and hold harmless Cushman & Wakefield, its subsidiaries and affiliates and their respective directors, officers, employees, agents, contractors and controlling persons from and against any and all losses, claims, damages and liabilities relating to or arising out of the reference to or inclusion of Cushman & Wakefield in this supplement.

After considering all information provided, and based on our board of directors’ extensive knowledge of our assets, our board of directors unanimously agreed upon the estimated value per share of $10.79, which determination is ultimately and solely the responsibility of our board of directors.

As of December 31, 2011, our estimated value per share was calculated as follows:

Real estate properties	$18.87
Land/Properties under development	0.53
Investments in unconsolidated joint ventures	0.35
Cash and restricted cash	0.52
Other assets	0.08
Mortgage debt	(9.22)
Other liabilities	(0.34)
Estimated enterprise value premium	None Assumed

Total estimated value per share	$10.79

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Methodology and Key Assumptions

In determining an estimated value per share, our board of directors considered information and analyses, including the appraisal report of Cushman & Wakefield and information provided by our advisor. Our goal in calculating an estimated value per share is to arrive at a value that is reasonable and supportable using what our board of directors deems to be appropriate valuation methodologies and assumptions. The following is a summary of the valuation methodologies and assumptions used by our board of directors to value our assets and liabilities:

Real Estate Properties: As described above, we engaged Cushman & Wakefield to provide an appraisal of our portfolio of 91 wholly-owned self storage properties as of December 31, 2011. Cushman & Wakefield’s opinion of value assumes the individual properties would be sold as part of a large multi-property self storage portfolio. The appraisal was not intended to estimate or calculate our enterprise value. In preparing its appraisal, Cushman & Wakefield, among other things:

1.	Analyzed and reviewed financial statements, annualized where necessary.

2.	Researched the national trends in the self storage market.

3.	Utilized the Income Capitalization Approach, described in more detail below, to develop a portfolio market value “as-is”.

4.	Presented its findings in a Summary Appraisal Report.

5.	Implemented its internal Quality Control Oversight Program, described in more detail below.

Cushman & Wakefield has an internal Quality Control Oversight Program. This Program mandates a “second read” of all appraisals. Assignments prepared and signed solely by designated members (MAIs) are read by another MAI who is not participating in the assignment. Assignments prepared, in whole or in part, by non-designated appraisers require MAI participation, Quality Control Oversight, and signature. For this assignment, Quality Control Oversight was provided.

As described above, Cushman & Wakefield utilized the Income Capitalization Approach, which is a method of converting the anticipated economic benefits of owning property into a value through the capitalization process. The two most common methods of converting net income into value are direct capitalization and discounted cash flow. In the direct capitalization method, net operating income is divided by an overall capitalization rate to indicate an opinion of market value. In the discounted cash flow method, anticipated future cash flows and a reversionary value are discounted to an opinion of net present value at a chosen yield rate (internal rate of return). Cushman & Wakefield utilized the discounted cash flow method to determine the “as-is” value.

Cushman & Wakefield estimated the value of our real estate portfolio by using a 10-year discounted cash flow analysis. Cushman & Wakefield calculated the value of our real estate portfolio using cash flow estimates provided by our advisor, terminal capitalization rates and discount rates that fall within ranges Cushman & Wakefield believes would be used by similar investors to value the properties we own. The capitalization rates and discount rates were calculated utilizing methodologies that adjust for market specific information and national trends in self storage. The resulting capitalization rates were compared to historical average capitalization rate ranges that were obtained from third-party service providers. As a test of reasonableness, Cushman & Wakefield compared the metrics of the valuation of our portfolio to current market activity of self storage portfolios. Finally, due to the impact of financing in the current market, Cushman & Wakefield performed a leveraged analysis that is typical of the viewpoint of a portfolio buyer.

From inception through December 31, 2011, we had acquired 91 wholly-owned self storage properties for approximately $522 million, exclusive of acquisition fees and expenses. As of December 31, 2011, the estimated “as-is” value of our real estate portfolio using the valuation method described

3

above was approximately $663 million. This represents a 27% increase in the value of the portfolio. The following summarizes the key assumptions that were used by Cushman & Wakefield in the discounted cash flow models to estimate the value of our real estate portfolio:

Terminal capitalization rate	7.0%
Discount rate	10.0%
Annual market rent growth rate	3.25%
Annual expense growth rate	3.0%
Holding Period	10 years

Cushman & Wakefield utilized the above terminal capitalization rate of 7.0% and discount rate of 10.0% in calculating the “as-is” value of our real estate portfolio and did not use a range or weighted average for these rates in the calculation. While we believe that Cushman & Wakefield’s assumptions and inputs are reasonable, a change in these assumptions and inputs would change the estimated value of our real estate. Assuming all other factors remain unchanged, a decrease in the terminal capitalization rate of 25 basis points would increase our real estate value to approximately $674 million and an increase in the terminal capitalization rate of 25 basis points would decrease our real estate value to approximately $652 million. Similarly, a decrease in the discount rate of 25 basis points would increase our real estate value to approximately $677 million and an increase in the discount rate of 25 basis points would decrease our real estate value to approximately $649 million.

Land/Properties Under Development: The above “as-is” appraisal of our portfolio of 91 wholly-owned self storage properties was based on income-generating properties we owned and, accordingly, did not assign any value to the following real estate properties we owned:

•	a 3.6 acre tract of vacant land located in Ladera Ranch, California, which was acquired in connection with the Ladera Ranch property for a purchase price of approximately $3.9 million;

•

an industrial building located in Mississauga, Ontario, Canada that is being converted into an 800-unit, 101,000 square foot self storage facility, which was purchased in March 2011 for approximately $5.7 million and for which an additional approximately $3.8 million in construction costs were capitalized as of December 31, 2011;

•

a 6.6 acre tract of land located in Brampton, Ontario, Canada that is being developed into a 930-unit, 108,800 square foot self storage facility, which was purchased in September 2011 for approximately $5.1 million and for which an additional approximately $0.4 million in construction costs were capitalized as of December 31, 2011.

The estimated values of these real estate assets are equal to the purchase price of such assets plus additional invested funds through December 31, 2011 at year end conversion rates.

Investments in Unconsolidated Joint Ventures: The estimated values of our investments in our unconsolidated joint ventures were calculated utilizing the direct capitalization approach or book value (estimated to equate to market value). For those investments calculated using the direct capitalization method, our advisor used forecasted 2012 net operating income for each investment and divided each such figure by a 7.0% capitalization rate for self storage investments and 6.5% for the one single tenant net lease investment.

Mortgage Debt: The estimated value of our aggregate mortgage debt was equal to the U.S. generally accepted accounting principles (“GAAP”) fair value as of December 31, 2011. The value of our aggregate mortgage debt was determined using a discounted cash flow analysis. The cash flows were based on the remaining loan terms, and on our advisor’s estimates of current market interest rates for instruments with similar characteristics, including remaining loan term, loan-to-value ratio and type of

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collateral. Market interest rates applied in our advisor’s analysis of the mortgage debt were based on data provided by Holliday Fenoglio Fowler, L.P., an independent third party.

As of December 31, 2011, the fair value and carrying value of our mortgage debt (excluding consolidated minority interest investments) were approximately $324 million and $320 million, respectively. We used discount rates ranging from 3.25% to 7.28% in determining the fair value of our mortgage debt. Assuming all factors remain unchanged, a decrease in each of the discount rates of 25 basis points would increase the fair value of our mortgage debt to approximately $326 million and an increase in each of the discount rates of 25 basis points would decrease the fair value of our mortgage debt to approximately $322 million.

Other Assets and Liabilities: The carrying values of the majority of our other assets and liabilities were considered to equal their book value.

Limitations of Estimated Value Per Share

FINRA rules provide no guidance on the methodology an issuer must use to determine its estimated value per share. As with any valuation methodology, the methodology considered by our board of directors is based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated value per share, and these differences could be significant. Markets for real estate and real estate-related investments can fluctuate and values are expected to change in the future. The estimated value per share does not represent the fair value of our assets less our liabilities according to GAAP nor does it represent a liquidation value of our assets and liabilities or the amount at which our shares of common stock would trade on a national securities exchange.

Accordingly, with respect to the estimated value per share, we can give no assurance that:

•	a stockholder would be able to resell his or her shares at this estimated value;

•	a stockholder would ultimately realize distributions per share equal to our estimated value per share upon liquidation of our assets and settlement of our liabilities or a sale of our company;

•	our shares of common stock would trade at the estimated value per share on a national securities exchange;

•	an independent third-party appraiser or other third-party valuation firm would agree with our estimated value per share; or

•	the methodology used to estimate our value per share will be in compliance with any future FINRA rules or ERISA reporting requirements.

Further, the estimated value per share is based on the estimated value of our assets less the estimated value of our liabilities divided by the number of shares outstanding on an adjusted fully diluted basis, calculated as of December 31, 2011. The estimated net asset value per share was based upon 35,147,104 shares of equity interests outstanding as of December 31, 2011, which was comprised of (i) 35,020,561 outstanding shares of our common stock, plus (ii) 209,795 outstanding limited partnership units issued by our operating partnership, Strategic Storage Operating Partnership, L.P., which units are exchangeable on a one-for-one basis into shares of common stock, plus (iii) 8,750 shares of unvested restricted common stock issued to our independent directors which shares vest ratably over time, and less (iv) 92,002 shares of common stock related to redemption requests reflected as a liability on the balance sheet as of December 31, 2011 and redeemed subsequent thereto.

The value of our shares will fluctuate over time in response to developments related to individual assets in the portfolio and the management of those assets, and in response to the real estate and finance markets. We currently expect to update the estimated value per share within the next two years.

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Increase in Offering Price and Revisions to “Plan of Distribution”

The following paragraphs should be added as a new subsection immediately following the “Plan of Distribution – General” section on page 148 of the prospectus:

Determination of Offering Price

Effective June 1, 2012, the offering price of our shares of common stock will increase from the current $10.00 per share to $10.79 per share. In light of the net asset value calculation described above, our board of directors determined that it was appropriate to increase the per share offering price for any new purchases of our shares. This determination by our board of directors is subjective and was primarily based on (i) our estimated net asset value per share, (ii) the commissions and dealer manager fees payable in connection with the offering of our shares, (iii) our historical and anticipated results of operations and financial condition, (iv) our current and anticipated distribution payments, (v) our current and anticipated capital and debt structure, and (vi) our advisor’s recommendations and assessment of our prospects and continued execution of our investment and operating strategies.

The $10.79 offering price per share may not be indicative of the price stockholders would receive if they sold the shares, the shares were actively traded on a national securities exchange or we liquidated our assets and distributed the net proceeds. Our board of directors may, in its discretion from time to time, further change the offering price per share and, accordingly, the number of shares being offered in our current offering. In such event, we expect that our board of directors would consider, among others, the factors described above. Any future change in the offering price may be higher or lower than the current offering price.

Any such change in the offering price will be made through a prospectus supplement and a post-effective amendment to the registration statement of which the prospectus is a part. We do not expect our board of directors to change the offering price more than once during each 12-month period following the commencement of this offering. We cannot assure you that our offering price will increase or that it will not decrease during this offering or in connection with any future offering of shares.

Distribution Reinvestment Plan

On February 23, 2012, our board of directors approved an amendment and restatement of our distribution reinvestment plan to state that the purchase price for shares pursuant to the distribution reinvestment plan shall be equal to 95% of the per share offering price of our common stock and to make certain revisions reflecting the termination of our initial public offering and recent commencement of our follow-on offering. Accordingly, effective June 1, 2012, our per share offering price under our distribution reinvestment plan will be approximately $10.25 (95% of the per share offering price of $10.79). The amended and restated distribution reinvestment plan was effective as of March 28, 2012. A copy of the amended and restated distribution reinvestment plan is attached as Appendix A to this supplement.

The second paragraph in the “Description of Shares – Distribution Reinvestment Plan – Stock Purchases” section on page 138 of the prospectus is deleted and replaced with the following:

During our primary offering, the purchase price per share will be 95% of the offering price of our shares. The offering price for shares purchased under our distribution reinvestment plan may increase after the closing of our primary offering. Fees are included in the price. We will not charge you any other fees in connection with your purchase of shares under our distribution reinvestment plan. The price for shares purchased under our distribution reinvestment plan bears little relationship to, and will likely exceed, what you might receive for your shares if you tried to sell them or if we liquidated our portfolio. Purchase of our stock under our distribution reinvestment plan may effectively lower the total return on your investment with us. Our board reserves the right to designate that certain cash or other distributions

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attributable to net sale proceeds will be excluded from distributions that may be reinvested in shares under our distribution reinvestment plan.

Share Redemption Program

On February 23, 2012, our board of directors approved amendments to our share redemption program to revise the per share Redemption Amount for shares purchased under the share redemption program and provide a preference for redemptions related to the death or disability of a stockholder in the event that we receive requests for redemption in excess of the limits of the share redemption program. The amendments to the share redemption program were effective as of March 28, 2012.

The “Description of Shares – Share Redemption Program” section beginning on page 139 of the prospectus is deleted and replaced with the following:

Our board of directors has adopted a share redemption program that enables our stockholders to sell their shares to us in limited circumstances. Our share redemption program permits you to submit your shares for redemption after you have held them for at least one year, subject to the significant restrictions and limitations described below.

Our common stock is currently not listed on a national securities exchange, and we will not seek to list our stock until such time as our independent directors believe that the listing of our stock would be in the best interest of our stockholders. In order to provide stockholders with the benefit of interim liquidity, stockholders who have held their shares for at least one year may present all or a portion consisting of at least 25% of the holder’s shares to us for redemption at any time in accordance with the procedures outlined below. At that time, we may, subject to the restrictions and limitations described below, redeem the shares presented for redemption for cash to the extent that we have sufficient funds available to us to fund such redemption. We will not pay to our board of directors, our advisor or their affiliates any fees to complete any transactions under our share redemption program.

We will not redeem shares that are subject to liens or other encumbrances until the stockholder presents evidence that the liens or encumbrances have been removed. If any shares subject to a lien are inadvertently redeemed or we are otherwise required to pay to any other party all or any amount in respect of the value of redeemed shares, then the recipient of amounts in respect of redemption shall repay to us the amount paid for such redemption up to the amount we are required to pay to such other party. We have no obligation to redeem shares if the redemption would violate the restrictions on distributions under Maryland law, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency.

The redemption price per share will depend on the length of time you have held such shares as follows (in each case, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock):

•	after one year from the purchase date — 90.0% of the Redemption Amount (as defined below);

•	after two years from the purchase date — 92.5% of the Redemption Amount;

•	after three years from the purchase date — 95.0% of the Redemption Amount; and

•	after four years from the purchase date — 100% of the Redemption Amount.

At any time we are engaged in an offering of shares, the Redemption Amount for shares purchased under our share redemption program will always be equal to or lower than the applicable per share offering price. As long as we are engaged in an offering, the Redemption Amount shall be the lesser of the amount you paid for your shares or the price per share in the current offering. If we are no longer engaged in an offering, the per share Redemption Amount will be determined by our board of directors.

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Our board will announce any redemption price adjustment and the time period of its effectiveness as a part of its regular communications with our stockholders. At any time the redemption price during an offering is determined by any method other than the offering price, if we have sold property and have made one or more special distributions to our stockholders of all or a portion of the net proceeds from such sales, the per share redemption price will be reduced by the net sale proceeds per share distributed to investors prior to the redemption date as a result of the sale of such property in the special distribution. Our board will, in its sole discretion, determine which distributions, if any, constitute a special distribution. While our board does not have specific criteria for determining a special distribution, we expect that a special distribution will only occur upon the sale of a property and the subsequent distribution of the net sale proceeds.

You generally have to hold your shares for one year before submitting your shares for redemption under the program; however, we may waive the one-year holding period in the event of the death, commitment to a long-term care facility, qualifying disability or bankruptcy of a stockholder. If spouses are joint registered holders of shares, the request to redeem the shares may be made if either of the registered holders dies. Only those shares redeemed in connection with the death or a qualifying disability of a stockholder (but not due to bankruptcy or commitment to a long-term care facility) may be repurchased at a purchase price equal to the price actually paid for the shares, and only if we are notified of the redemption request within one year of the death or qualifying disability.

In order for a disability to be considered a “qualifying disability,” (1) the stockholder must receive a determination of disability based upon a physical or mental condition or impairment arising after the date the stockholder acquired the shares to be redeemed, and (2) such determination of disability must be made by the governmental agency responsible for reviewing the disability retirement benefits that the stockholder could be eligible to receive. The “applicable governmental agencies” are limited to the following: (1) the Social Security Administration; (2) the U.S. Office of Personnel Management; or (3) the Veteran’s Benefits Administration.

Redemption requests following an award by the applicable governmental agency of disability benefits must be accompanied by: (1) the investor’s initial application for disability benefits and (2) a Social Security Administration Notice of Award, a U.S. Office of Personnel Management determination of disability, a Veteran’s Benefits Administration record of disability-related discharge or such other documentation issued by the applicable governmental agency that we deem acceptable and demonstrates an award of the disability benefits.

If a stockholder seeks redemption of his or her shares due to confinement to a long-term care facility, the stockholder must submit a written statement from a licensed physician certifying that the licensed physician has determined that the stockholder will be indefinitely confined to a long-term care facility. A long-term care facility means an institution that: (1) either (a) is approved by Medicare as a provider of skilled nursing care or (b) is licensed as a skilled nursing home by the state in which it is located; and (2) meets all of the following requirements: (a) its main function is to provide skilled, intermediate or custodial nursing care; (b) it provides continuous room and board to three or more persons; (c) it is supervised by a registered nurse or licensed practical nurse; (d) it keeps daily medical records of all medication dispensed; and (e) its primary service is other than to provide housing for residents.

During any calendar year, we will not redeem in excess of 5% of the weighted average number of shares outstanding during the prior calendar year. The cash available for redemption will be limited to the proceeds from the sale of shares pursuant to our distribution reinvestment plan.

We will redeem our shares on the last business day of the month following the end of each quarter. Requests for redemption would have to be received on or prior to the end of the quarter in order for us to repurchase the shares as of the end of the next month. You may withdraw your request to have your shares redeemed at any time prior to the last day of the applicable quarter.

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If we could not purchase all shares presented for redemption in any quarter, based upon insufficient cash available as described above and the limit on the number of shares we may redeem during any calendar year, we would attempt to honor redemption requests as follows (and in the following order of priority): (1) redemptions upon the death or disability of a stockholder (or pro rata if less than all of such death or disability redemption requests can be satisfied); and (2) pro rata as to all other redemption requests. We would treat the unsatisfied portion of the redemption request as a request for redemption the following quarter. At such time, you may then (1) withdraw your request for redemption at any time prior to the last day of the new quarter or (2) ask that we honor your request at such time, if, any, when sufficient funds become available. Such pending requests will generally be honored on a pro rata basis. We will determine whether we have sufficient funds available as soon as practicable after the end of each quarter, but in any event prior to the applicable payment date. The redemption price per share will be determined on the date of redemption, as will the Redemption Amount.

Our board of directors may choose to amend, suspend or terminate our share redemption program upon 30 days’ notice at any time. Additionally, we will be required to discontinue sales of shares under our distribution reinvestment plan on the earlier of September 22, 2013, which is two years from the effective date of this offering (unless extended for one additional year), or the date we sell $95,000,000 in shares under the plan, unless we file a new registration statement with the SEC and applicable states. Because the redemption of shares will be funded with the net proceeds we receive from the sale of shares under our distribution reinvestment plan, the discontinuance or termination of our distribution reinvestment plan will adversely affect our ability to redeem shares under our share redemption program. We would notify you of such developments (1) in the annual or quarterly reports mentioned above or (2) by means of a separate mailing to you, accompanied by disclosure in a current or periodic report under the Exchange Act. During this offering, we would also include this information in a prospectus supplement or post-effective amendment to the registration statement, as then-required under federal securities laws.

Our share redemption program is only intended to provide interim limited liquidity for stockholders until a liquidity event occurs, such as the listing of our shares on a national securities exchange or our merger with a listed company. Our share redemption program will be terminated if our shares become listed on a national securities exchange. We cannot guarantee that a liquidity event will occur.

The shares we redeem under our share redemption program will be cancelled and returned to the status of authorized but unissued shares. We do not intend to resell such shares to the public unless they are first registered with the SEC under the Securities Act and under appropriate state securities laws or otherwise sold in compliance with such laws.

In 2008, we did not have any redemption requests. In 2009, we received redemption requests for approximately 30,100 shares of common stock, all of which were redeemed for approximately $283,000 ($9.38 per share). In 2010, we received redemption requests for approximately 560,300 shares of common stock, of which approximately 363,600 shares were redeemed in 2010 for approximately $3.5 million ($9.59 per share). We exceeded our share redemption limits in the third quarter of 2010, and redeemed such requests on a pro rata basis, pursuant to the terms of the share redemption program. The remaining 196,700 shares were redeemed as part of the first quarter 2011 redemption requests for approximately $1.9 million ($9.62 per share). In 2011, we received redemption requests for approximately 1,169,400 shares of common stock, of which approximately 888,600 shares were redeemed for approximately $8.7 million ($9.76 per share). We exceeded our share redemption limits in the fourth quarter of 2011, and redeemed such requests on a pro rata basis, pursuant to the terms of the share redemption program. The remaining approximately 280,800 shares were treated as first quarter 2012 redemption requests. We have funded all redemptions using proceeds from the sale of shares pursuant to our distribution reinvestment plan.

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As of March 31, 2012, we had approximately 268,100 shares of common stock for approximately $2.6 million ($9.63 per share) still in our redemption pool that carried forward from the 2011 redemption requests (approximately 280,800, less approximately 12,700 shares which were withdrawn from redemption by stockholders) and an additional approximately 426,000 shares of common stock for approximately $4.0 million ($9.47 per share) requested during the first quarter of 2012, for a total of approximately 694,000 shares of common stock (approximately $6.6 million) requested to be redeemed. For the first quarter of 2012, the maximum amount that could be redeemed under one of our program limitations was approximately $5.4 million; therefore at this time we expect to be able to redeem all death and disability redemption requests and approximately 75% - 80% of the other outstanding redemption requests on April 30, 2012, in accordance with our share redemption program terms. These estimates are subject to change and are based on our initial preliminary review of recent redemption requests. We will honor the redemption requests on a pro rata basis, pursuant to the terms of the share redemption program. We will treat the remainder of each redemption request as a request for redemption in the second quarter of 2012 and will honor such remainder of the redemption request at such time, in accordance with the terms of our share redemption program. Our board of directors may choose to amend, suspend or terminate our share redemption program upon 30 days’ written notice at any time.

Suitability Standards

The state specific special suitability standards on page i of the “Suitability Standards” section of our prospectus are hereby amended and restated as follows:

“In all states, net worth is to be determined excluding the value of a purchaser’s home, furnishings and automobiles. Several states have established suitability requirements that are more stringent than our standards described above. Shares will be sold only to investors in these states who meet our suitability standards set forth above along with the special suitability standards set forth below:

•

For Kansas Residents – It is recommended by the office of the Kansas Securities Commissioner that Kansas investors not invest, in the aggregate, more than 10% of their liquid net worth in this and other direct participation investments. Liquid net worth is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

•

For Kentucky Residents – Shares will only be sold to residents of the State of Kentucky representing that they have a liquid net worth of at least ten times their investment in us and other similar direct participation programs and that they meet one of our suitability standards.

•

For Missouri Residents – Shares will only be sold to residents of the State of Missouri representing that they will not invest, in the aggregate, more than 10% of their liquid net worth in us and that they meet one of our suitability standards.

•

For Alabama, Iowa, Massachusetts, Michigan, Ohio and Tennessee Residents – Shares will only be sold to residents of the States of Alabama, Iowa, Massachusetts, Michigan, Ohio and Tennessee representing that they have a liquid net worth of at least ten times their investment in us and our affiliates and that they meet one of our suitability standards.

•

For North Dakota, Oregon and Pennsylvania Residents – Shares will only be sold to residents of the States of North Dakota, Oregon and Pennsylvania representing that they have a net worth of at least ten times their investment us and our affiliates and that they meet one of our suitability standards.”

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Revisions to “Questions and Answers About this Offering”

The response to “What is your strategy for use of debt?” in the “Questions and Answers About this Offering” section on page 3 of our prospectus is hereby deleted and replaced with the following:

A:	Although we intend to use low leverage (50% or less) to make our investments during this offering, at certain times during this offering, including the present, our debt leverage levels may be temporarily higher as we acquire properties in advance of funds being raised in this offering. At the current time, the debt markets are extremely attractive, and our board believes that a higher debt leverage in these markets is beneficial to our long-term interests. Our board of directors will regularly monitor our investment pipeline in relation to our projected fundraising efforts and otherwise evaluate market conditions related to our debt leverage ratios throughout this offering. As of December 31, 2011, our debt leverage was approximately 60%.

The response to “Will I be notified of how my investment is doing?” in the “Questions and Answers About this Offering” section on page 8 of our prospectus is hereby deleted and replaced with the following:

A:	Yes. We will provide you with periodic updates on the performance of your investment with us, including:

•	supplements to the prospectus during the offering period;

•	quarterly distribution reports;

•	an annual report; and

•	an annual IRS Form 1099.

We intend to provide the estimated value of our shares in our annual report each year. On April 2, 2012, our board of directors approved a net asset valuation of $10.79 per share. We intend to use this net asset valuation as the estimated per share value of our shares until the next net asset valuation approved by our board of directors, which we expect to occur within the next two years. The estimated value per share does not represent the fair value of our assets less our liabilities according to GAAP nor does it represent a liquidation value of our assets and liabilities or the amount at which our shares of common stock would trade on a national securities exchange. Please see “Calculation of Net Asset Value Per Share,” and the “Risk Factors — Risks Related to this Offering and Our Corporate Structure” and “Investment By Tax-Exempt Entities and ERISA Considerations — Annual Valuation Requirement” sections of our prospectus.

Revision to “Our Borrowing Strategy and Policies”

The first paragraph in the “Prospectus Summary – Our Borrowing Strategy and Policies” section on page 15 of the prospectus and the “Investment Objectives, Strategy and Related Policies – Our Borrowing Strategy and Policies” section on page 57 of the prospectus are hereby deleted and replaced with the following:

We intend to continue to use low leverage (50% or less) to make our investments during this offering. However, at certain times during this offering, including the present, our debt leverage levels may be temporarily higher as we acquire properties in advance of funds being raised in this offering. At the current time, the debt markets are extremely attractive, and our board believes that a higher debt leverage in these markets is beneficial to our long-term interests. Our board of directors will regularly monitor our investment pipeline in relation to our projected fundraising efforts and otherwise evaluate market conditions related to our debt leverage ratios throughout this offering. As of December 31, 2011 our debt leverage was approximately 60%. See “Our Self Storage Properties — Debt Summary” for a summary of our outstanding loans.

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Revisions to “Risk Factors”

The risk factor in the “Risk Factors – Risks Related to this Offering and Our Corporate Structure” section on page 27 of the prospectus titled “We will not calculate the net asset value per share for our shares until 18 months after completion of our last offering, therefore, you will not be able to determine the net asset value of your shares on an ongoing basis during this offering” is hereby deleted and replaced with the following risk factor:

We may not calculate the net asset value per share for our shares annually, therefore, you may not be able to determine the net asset value of your shares on an ongoing basis during this offering.

On April 2, 2012, our board of directors approved a net asset valuation of $10.79 per share. We intend to use this net asset valuation as the estimated per share value of our shares until the next net asset valuation approved by our board of directors, which we expect to occur within the next two years. We will disclose this net asset value to stockholders in our filings with the SEC. We may not calculate the net asset value per share for our shares annually. Therefore, you may not be able to determine the net asset value of your shares on an ongoing basis during this offering. See “Investment by Tax-Exempt Entities and ERISA Considerations — Annual Valuation Requirement.”

The risk factor in the “Risk Factors – Risks Related to this Offering and Our Corporate Structure” section on page 28 of the prospectus titled “Your interest in us will be diluted as we issue additional shares, and upon purchasing shares your investment may immediately be diluted based on the net book value per share of our common stock” is hereby deleted and replaced with the following risk factor:

Your interest in us will be diluted as we issue additional shares, and upon purchasing shares your investment may immediately be diluted based on the net book value per share of our common stock.

Our stockholders will not have preemptive rights to any shares issued by us in the future. Subject to any limitations set forth under Maryland law, our board of directors may increase the number of authorized shares of stock (currently 900,000,000 shares), increase or decrease the number of shares of any class or series of stock designated, or reclassify any unissued shares without the necessity of obtaining stockholder approval. All such shares may be issued in the discretion of our board of directors. Therefore, as we (1) sell shares in this offering or sell additional shares in the future, including those issued pursuant to our distribution reinvestment plan, (2) sell securities that are convertible into shares of our common stock, (3) issue shares of our common stock in a private offering of securities to institutional investors, (4) issue shares of our common stock upon the exercise of the options granted to our independent directors, (5) issue shares to our advisor, its successors or assigns, in payment of an outstanding fee obligation as set forth under our advisory agreement, or (6) issue shares of our common stock in a merger or to sellers of properties acquired by us in connection with an exchange of limited partnership interests of our operating partnership, existing stockholders and investors purchasing shares in this offering will experience dilution of their equity investment in us. Because the limited partnership interests of our operating partnership may, in the discretion of our board of directors, be exchanged for shares of our common stock, any merger, exchange or conversion between our operating partnership and another entity ultimately could result in the issuance of a substantial number of shares of our common stock, thereby diluting the percentage ownership interest of other stockholders. Because of these and other reasons described in this “Risk Factors” section, you should not expect to be able to own a significant percentage of our shares.

In addition, the net book value per share of our common stock was approximately $5.76 as of December 31, 2011 as compared to our offering price per share of $10.00 as of December 31, 2011. Therefore, upon a purchase of our shares, you will be immediately diluted based on the net book value. Net book value takes into account a deduction of selling commissions, the dealer manager fee and estimated offering expenses paid by us, and is calculated to include depreciated tangible assets, amortized deferred financing costs, and amortized identified intangible assets, which include in-place market leases. Net book value is not an estimate of net asset value, or of the market value or other value of our common stock.

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The following risk factor is hereby added at the beginning of the “Risk Factors – Risks Associated with Debt Financing” section beginning on page 38 of the prospectus:

If we breach covenants under our credit facility or our bridge loan with KeyBank National Association, we could be held in default under such loans, which could accelerate our repayment date and materially adversely affect the value of your investment in us.

On December 27, 2011, we entered into a secured credit facility with KeyBank National Association (“KeyBank”) with total commitments of $82 million. We may, subject to the discretion of KeyBank and any other lender who may ultimately participate in the secured credit facility, request commitments of an additional $68 million. In addition, we obtained a bridge loan from KeyBank for $28 million. These KeyBank loans are secured by cross-collateralized first mortgage liens or first lien deeds of trust on all properties in the Homeland Portfolio, 12 of our other self storage properties and a parcel of unimproved land in Ladera Ranch, California, and a pledge of the net equity proceeds of our public offering, and are cross-defaulted to each other and any other recourse debt of $25 million or greater in the aggregate or non-recourse debt of $75 million or greater in the aggregate. The loans also impose a number of financial covenant requirements on us. If we should breach certain of those financial covenant requirements or otherwise default on these KeyBank loans, Key Bank could accelerate our repayment dates. If we do not have sufficient cash to repay these loans at that time, KeyBank could foreclose on the properties securing the loans. Such foreclosure could result in a material loss for us and would adversely affect the value of your investment in us.

Furthermore, the secured credit facility provides that if KeyBank is unable to syndicate the loan to other lenders such that their aggregate lending commitment is not reduced from $82 million to $36 million by March 31, 2012, then, on or before June 30, 2012, our Operating Partnership shall use its best efforts to refinance all or a portion of the mortgaged properties, other than those in the Homeland Portfolio, and use the net refinance proceeds to reduce the principal balance of the secured credit facility to an amount no greater than $45 million. Upon repayment of the bridge loan, if KeyBank is unable to syndicate the loan and the remaining amount otherwise outstanding has not been reduced to $45 million, our Operating Partnership shall pay monthly the greater of $5 million or 100% of the net offering proceeds from our ongoing public offering to reduce the principal balance of the secured credit facility to an amount no greater than $45 million; provided that, in any event, the secured credit facility must be repaid such that the principal balance is no greater than $45 million by December 31, 2012. If KeyBank determines that successful syndication cannot be achieved such that its aggregate lending commitment is reduced to $36 million, KeyBank reserves the right, after consultation with us, to change the terms of the secured credit facility if KeyBank reasonably and in good faith determines that such changes are advisable in order to ensure successful syndication. As of March 31, 2012, KeyBank had not successfully syndicated the loan.

If such successful syndication is not realized, we will be required to refinance approximately $37 million related to the secured credit facility related to the non-Homeland Portfolio and would intend to do so on a long-term basis at favorable terms, the proceeds from which, along with proceeds from our Offering, will be used to reduce the outstanding balance of the secured credit facility in accordance with the terms of the agreement. We cannot assure you that we will be able to successfully refinance $37 million of the secured credit facility within the required timeframe, if at all. If we are able to refinance a portion of the secured credit facility, we may not be able to do so on favorable terms.

Our Self Storage Properties

The “Our Self Storage Properties – Portfolio Summary” section on pages 47-52 of our prospectus is hereby replaced with the following:

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Portfolio Summary

Our self storage facilities offer inexpensive, easily accessible, enclosed storage space to residential and commercial users on a month-to-month basis. Most of our facilities are fenced with computerized gates and are well lighted. Many of our properties are single-story, thereby providing customers with the convenience of direct vehicle access to their storage spaces. Our facilities range in size from approximately 21,000 to approximately 252,000 net rentable square feet, with an average of approximately 82,000 net rentable square feet. Our facilities generally are constructed of masonry or steel walls resting on concrete slabs and have standing seam metal, shingle, or tar and gravel roofs. Customers have access to their storage areas during business hours, and some of our facilities provide 24-hour access. Individual storage spaces are secured by a lock furnished by the customer to provide the customer with control of access to the space.

As of December 31, 2011, our wholly-owned self storage portfolio was comprised as follows:

State	No. of Properties	Units		Sq. Ft. (net)		% of Total Rentable Sq. Ft.	Physical Occupancy %(1)	Climate Controlled %(2)	Revenue %(3)
Alabama (4)	2	1,075		144,500		1.9%	67.1%	49.1%	1.3%
Arizona	4	1,970		242,850		3.3%	74.7%	21.8%	2.6%
California (4)	8	6,480		831,700		11.1%	80.4%	19.3%	18.2%
Florida	8	7,070		756,350		10.1%	69.4%	60.9%	10.7%
Georgia	19	11,530		1,481,200		19.8%	58.3%	58.1%	8.7%
Illinois	4	2,475		370,400	(5)	5.0%	69.1%	7.0%	5.2%
Kentucky	5	2,800		401,000		5.4%	83.4%	9.6%	5.4%
Mississippi	1	600		66,600		0.9%	57.8%	12.2%	0.6%
Nevada	8	4,710		563,700		7.6%	74.0%	70.0%	7.4%
New Jersey	5	4,190		395,100		5.3%	78.9%	59.7%	11.3%
New York	1	690		82,800		1.1%	90.9%	20.2%	1.4%
North Carolina	3	1,580		178,900		2.4%	81.6%	20.7%	2.2%
Ontario, Canada	3	2,790	(6)	319,800	(6)	4.3%	66.6%	96.7%	2.4%
Pennsylvania	4	2,220		269,900		3.6%	68.7%	17.1%	3.6%
South Carolina	1	460		65,200		0.9%	92.5%	66.0%	1.1%
Tennessee	1	800		100,400		1.3%	86.4%	0.0%	1.1%
Texas (4)	10	6,250		933,300		12.5%	84.1%	19.2%	12.2%
Virginia	4	2,450		257,800		3.5%	74.4%	59.9%	4.6%
Total	91	60,140		7,461,500		100%	73.0%	39.9%	100%

(1)	Represents the occupied square feet of all facilities we own in a state divided by total rentable square feet of all the facilities we owned in such state as of December 31, 2011.

(2)	Represents the percentage of rentable square feet in climate controlled units as of December 31, 2011 for each state.

(3)

Represents rental income (excludes administrative fees, late fees, and other ancillary income) for all facilities we owned in a state divided by our total rental income for the month of December 2011. The 12 properties we acquired on December 27, 2011 only have five days of revenue included in this computation.

(4)

Does not include properties in which we own a minority interest, including the interests owned in the Montgomery County Self Storage, DST properties, the San Francisco Self Storage DST property, the Hawthorne property, the WP Baltimore Self Storage property and the Southwest Colonial, DST properties.

(5)	Includes approximately 85,000 rentable square feet of industrial warehouse/office space at the Chicago – Ogden Ave. property.

(6)	Includes the Mississauga and Brampton properties, which are under development, and thus the related occupancy statistics exclude these properties.

14

The map below shows the geographic location of our self storage portfolio as of December 31, 2011.

A summary of the wholly-owned facilities that we have acquired in 2008, 2009, 2010 and 2011 is as follows:

Our Facilities by Year Acquired – Rental Income

Year Acquired	Number of Facilities	Current Rentable Square Feet	Rental Income by Year of Acquisition (1)
			For the Year Ended December 31,
			2009	2010	2011

2008	3	196,500	$1,694,939	$1,702,807	$1,723,617
2009	23	2,147,050	$5,563,439	$15,811,047	$16,064,529
2010	19	1,605,950	N/A	$6,468,368	$16,240,460
2011	46	3,512,000	N/A	N/A	$12,433,835

All Facilities Owned	91	7,461,500	$7,258,378	$23,982,222	$46,462,441

(1)	The rental income attributable to our consolidated joint venture is excluded from the above table.

Our Facilities by Year Acquired – Annual Rent Per Occupied Square Foot

Year Acquired	Number of Facilities	Current Rentable Square Feet	Annual Rent Per Occupied Square Foot (1)
			For the Year Ended December 31,
			2009	2010	2011

2008	3	196,500	$0.82	$0.83	$0.87
2009	23	2,147,050	$0.72	$0.74	$0.75
2010	19	1,605,950	N/A	$1.22	$1.11
2011(2)	46	3,512,000	N/A	N/A	$0.75

All Facilities Owned	91	7,461,500	$0.75	$0.83	$0.85

(1)

Determined by dividing the aggregate rental revenue for each applicable period by the aggregate of the month-end occupied square feet for the period. Properties are included in the calculation in their first full month of operations. Rental revenue includes rental income, but excludes ancillary income.

(2)	The rent per occupied square foot data excludes the Mississauga and Brampton properties. All other related data is based on estimates of when the construction on such properties are complete.

15

Our Facilities by Year Acquired-Average Physical Occupancy

Year Acquired	Number of Facilities	Current Rentable Square Feet	Average Physical Occupancy % (1)
			For the Year Ended December 31,
			2009	2010	2011

2008	3	196,500	84%	85%	81%
2009	23	2,147,050	81%	79%	80%
2010	19	1,605,950	N/A	75%	73%
2011(2)	46	3,512,000	N/A	N/A	81%

All Facilities Owned	91	7,461,500	82%	79%	78%

(1)

Determined by dividing the sum of the month-end occupied square feet for the applicable group of facilities for each applicable period by the sum of their month-end rentable square feet for the period.

(2)	The average physical occupancy data excludes the Mississauga and Brampton properties. All other related data is based on estimates of when the construction on such properties are complete.

As of December 31, 2011, we wholly-owned the following 91 self storage facilities:

Property	Acquisition Date	Acquisition Price	Year Built	Approx. Units	Approx. Sq. Ft. (net)	% Physical Occupancy(1)	% Climate Controlled(2)
Biloxi – MS	9/25/2008	$2,960,000	1980/1984/1992	600	66,600	57.8%	12.2%
Gulf Breeze – FL	9/25/2008	$7,800,000	1978/1982/2004	700	80,000	83.8%	61.0%
Manassas – VA	12/19/2008	$4,700,000	1996/2000	500	49,900	75.3%	51.0%
Walton – KY	2/12/2009	$3,400,000	1991	430	72,000	85.6%	0.5%
Crescent Springs – KY	2/12/2009	$2,300,000	1999/2003	350	57,200	89.3%	0.6%
Florence – KY	2/12/2009	$4,200,000	1996	520	81,800	87.2%	6.8%
Alpharetta – GA	6/1/2009	$5,100,000	2003	670	76,500	75.9%	59.0%
Marietta – GA	6/1/2009	$4,500,000	2006	500	52,000	78.0%	100.0%
Erlanger – KY	7/17/2009	$3,750,000	1987	610	63,700	88.4%	2.3%
Florence II – KY	7/17/2009	$5,950,000	1982/1995	890	126,300	74.4%	0.3%
Jersey City – NJ	8/21/2009	$11,625,000	1985	1,090	91,500	83.3%	0.0%
Montgomery – AL	9/3/2009	$3,800,000	1995/2004	600	94,600	69.1%	22.2%
Phoenix – AZ	9/4/2009	$2,000,000	1974	520	38,750	65.0%	83.2%
Seabrook – TX	9/24/2009	$6,150,000	2001-2003	680	78,000	86.9%	51.6%
Greenville – SC	9/24/2009	$3,720,000	1948/1995	460	65,200	92.5%	66.0%
Kemah – TX	9/24/2009	$13,370,000	1985/2005/ 1999/2002	1,300	239,000	84.8%	19.4%
Tallahassee – FL	9/24/2009	$8,450,000	1979-1987	1,550	203,700	68.1%	2.9%
Memphis – TN	9/24/2009	$3,880,000	1987/1994	800	100,400	86.4%	0.0%
Houston – TX	9/24/2009	$2,500,000	1984/2005	480	73,300	76.3%	38.6%
Las Vegas – NV	9/24/2009	$6,100,000	2006	520	66,000	78.9%	78.5%
Las Vegas II – NV	9/24/2009	$2,200,000	1998	190	21,100	72.9%	33.2%
Pearland – TX	9/24/2009	$6,400,000	2004/2005	640	89,200	89.3%	60.6%
Daphne – AL	9/24/2009	$4,280,000	2000	475	49,900	63.4%	100.0%
Lake Forest – CA	9/24/2009	$26,650,000	2003	1,300	251,700	81.7%	0.0%
Pittsburgh – PA	12/11/2009	$2,550,000	1990	470	55,200	67.5%	15.2%
West Mifflin – PA	12/11/2009	$3,150,000	1983	820	100,000	68.6%	20.2%
Fort Lee – NJ	2/24/2010	$16,750,000	2000	990	98,000	84.9%	100.0%
Weston – FL	2/24/2010	$6,300,000	2005	650	52,000	89.3%	100.0%
Gulf Breeze II – FL	3/10/2010	$1,225,000	2004/2005	290	39,750	49.1%	72.9%

16

Property	Acquisition Date	Acquisition Price	Year Built	Approx. Units	Approx. Sq. Ft. (net)	% Physical Occupancy(1)	% Climate Controlled(2)
Mesa – AZ	4/9/2010	$3,675,000	2002	570	75,600	74.3%	27.4%
Oakland Park – FL	4/16/2010	$14,350,000	1987	1,620	104,000	84.5%	100.0%
Phoenix II – AZ	5/6/2010	$1,700,000	1974	440	73,000	78.5%	0.0%
Tempe – AZ	5/6/2010	$1,800,000	1973	440	55,500	76.9%	0.0%
Riverdale – NJ	5/14/2010	$6,375,000	2007	820	61,400	62.8%	100.0%
Davie – FL	7/14/2010	$5,470,000	1988	1,040	122,700	75.1%	100.0%
Chicago – 95th St. – IL	10/22/2010	$6,300,000	2002	690	72,000	80.6%	20.3%
Chicago – Western Ave. – IL	10/22/2010	$1,400,000	2004	590	59,000	68.6%	3.4%
Chicago – Ogden Ave. – IL	10/26/2010	$4,000,000	2002	750	194,400(3)	63.6%	3.0%
Las Vegas III – NV	10/29/2010	$4,275,000	2005	700	94,000	66.0%	69.0%
Chicago – Roosevelt Rd. – IL	11/16/2010	$1,800,000	2004	445	45,000	75.1%	8.0%
Dufferin – Toronto – Ontario, Canada	11/23/2010	$14,150,000	1965/2008	1,060	110,000	66.6%	100.0%
Los Angeles – La Cienega – CA	12/16/2010	$13,100,000	2004	770	87,000	81.1%	25.0%
Long Beach – CA	12/16/2010	$12,900,000	1999	830	87,000	82.5%	80.0%
Las Vegas IV – NV	12/21/2010	$6,875,000	1996	540	81,600	87.0%	95.2%
Las Vegas VI – NV	12/29/2010	$4,000,000	2006	740	94,000	70.1%	65.2%
Concord – NC	2/15/2011	$3,100,000	1996/2001	530	56,200	84.9%	13.9%
Hickory – NC	2/15/2011	$3,370,000	1997	600	70,600	82.1%	14.6%
Morganton – NC	2/15/2011	$2,900,000	2001	450	52,100	77.3%	36.3%
El Paso II – TX	2/15/2011	$4,590,000	2001/2003	520	72,900	84.9%	2.0%
El Paso III – TX	2/15/2011	$6,090,000	1985/2000	750	81,200	86.8%	4.1%
El Paso IV – TX	2/15/2011	$3,690,000	1999/2004	510	67,400	75.4%	2.1%
El Paso V – TX	2/15/2011	$3,960,000	2004	420	60,500	89.6%	6.0%
Dallas – TX	2/15/2011	$4,560,000	1986/1999-2000	660	131,000	81.3%	0.0%
Lawrenceville I – GA	2/15/2011	$1,680,000	1996	500	73,500	69.8%	4.8%
Lawrenceville II – GA	2/15/2011	$3,090,000	1999	500	60,600	72.4%	17.9%
Mississauga – Mississauga – Ontario, Canada(9)	3/11/2011	$5,660,000(4)	1963/2011	800	101,000	n/a	n/a
El Paso – TX	3/17/2011	$1,600,000(6)	2010	290	40,800	84.8%	0.0%
Las Vegas VII – NV	3/25/2011	$5,050,000	1996	720	58,400	80.3%	75.8%
Las Vegas VIII – NV	3/25/2011	$5,310,000	1997	510	60,600	71.9%	56.1%
SF Bay Area – Morgan Hill – CA	3/30/2011	$6,330,000	1997	490	61,000	85.6%	32.5%
SF Bay Area – Vallejo – CA	3/30/2011	$7,940,000	2001	860	75,000	76.1%	0.0%
Peachtree City – GA	6/10/2011	$5,410,000	1988/1992	670	123,400	77.6%	9.0%
Buford – GA	6/10/2011	$2,557,000	2002	520	68,900	76.2%	47.3%
Jonesboro – GA	6/10/2011	$2,495,000	2002	730	106,400	63.5%	20.3%
Ellenwood – GA	6/10/2011	$2,311,000	1998	300	40,700	84.1%	17.3%
Marietta II – GA	6/10/2011	$2,680,000	1998/2008	480	61,200	69.1%	19.2%
Collegeville – PA	6/10/2011	$3,099,000	1996	540	58,400	69.9%	7.6%
Skippack – PA	6/10/2011	$2,393,000	2004	390	56,300	69.0%	23.4%
Ballston Spa – NY	6/10/2011	$5,144,000	2002	690	82,800	90.9%	20.2%
Trenton – NJ	6/10/2011	$7,793,000	2003	660	85,100	82.6%	30.4%
Fredericksburg – VA	6/10/2011	$4,275,000	2000	630	59,600	66.5%	58.1%
Sandston – VA	6/10/2011	$6,873,000	2005/2006	680	78,100	81.7%	43.0%
Ladera Ranch – CA	7/6/2011	$20,900,000(7)	2003	980	114,000	81.5%	29.3%
SF Bay Area – San Lorenzo – CA	7/15/2011	$2,850,000	2000	640	62,000	70.3%	0.0%
Hampton – VA	7/20/2011	$4,900,000	2007	640	70,200	72.5%	86.7%
Las Vegas V – NV	7/21/2011	$4,470,000	1997	790	88,000	68.7%	60.9%
SF Bay Area – Gilroy – CA	8/12/2011	$6,560,000	1999	610	94,000	79.4%	17.1%
Brewster – Brampton – Ontario, Canada	9/13/2011	$5,100,000(4)	n/a	930(5)	108,800(5)	n/a	n/a
Toms River – NJ	10/21/2011	$ 5,700,000	2006	630	59,100	73.4%	85.3%
Kennesaw – GA	12/27/2011	$6,149,000(8)	2006	660	78,200	45.1%	93.5%

17

Property	Acquisition Date	Acquisition Price	Year Built	Approx. Units	Approx. Sq. Ft. (net)	% Physical Occupancy(1)	% Climate Controlled(2)
Sharpsburg – GA	12/27/2011	$6,252,000(8)	2006	700	92,000	58.2%	51.0%
Duluth – GA	12/27/2011	$6,711,000(8)	2007	640	81,600	48.7%	48.7%
Duluth II – GA	12/27/2011	$6,883,000(8)	2007	700	83,300	59.9%	93.5%
Duluth III – GA	12/27/2011	$6,941,000(8)	2007	630	82,600	44.3%	90.6%
Marietta III – GA	12/27/2011	$6,654,000(8)	2007	640	73,400	52.9%	100.0%
Austell – GA	12/27/2011	$4,589,000(8)	2007	590	77,700	33.4%	77.9%
Sandy Springs – GA	12/27/2011	$9,522,000(8)	2009	890	93,800	37.1%	100.0%
Smyrna – GA	12/27/2011	$6,768,000(8)	2007	530	65,700	49.6%	85.8%
Lawrenceville III – GA	12/27/2011	$6,568,000(8)	2009	680	89,700	34.2%	74.2%
Jacksonville – FL	12/27/2011	$8,260,000(8)	2008	690	82,800	52.3%	92.1%
Jacksonville II – FL	12/27/2011	$4,703,000(8)	2009	530	71,400	42.1%	30.3%
Total		$522,360,000		60,140	7,461,500	73.0%	39.9%

(1)	Represents occupied square feet divided by total rentable square feet as of December 31, 2011.

(2)	Represents the percentage of rentable square feet in climate controlled units as of December 31, 2011.

(3)	Includes approximately 85,000 rentable square feet of industrial warehouse/office space.

(4)	Approximate price (excludes estimated conversion costs) based on Canadian/U.S. conversion rate.

(5)	Amount of units and square footage when construction is completed (estimated to be January 2013).

(6)	Acquisition is subject to an “earn out” provision that could increase the acquisition price up to an additional $100,000.

(7)	Includes an adjoining parcel of vacant land, which had an acquisition price of approximately $3.9 million.

(8)

The acquisition prices noted above are based on a preliminary determination of the fair value of the total consideration provided. Additionally, the allocation amongst the individual properties acquired is preliminary. Such valuations may change as we complete our purchase price accounting.

(9)

The construction on this property consists of two phases. In December 2011, we received a partial certificate of occupancy on the first phase, which represents approximately 50% of the total square feet planned. We commenced leasing activity in December 2011. We currently estimate that the second phase will be completed during the Summer of 2012.

The above physical occupancy includes acquisitions of lease-up properties, defined as properties that as of the acquisition dates and continuing through December 31, 2011, had physical occupancy of less than 60%. As of December 31, 2011, we had 13 lease-up properties, including 12 of the properties we acquired on December 27, 2011. Excluding these lease-up properties, the physical occupancy for the portfolio was 77.3% as of December 31, 2011.

On September 24, 2009, through mergers with REIT I and REIT II, two private real estate investment trusts sponsored by our sponsor, we acquired 11 of our wholly-owned facilities listed above and certain preferred equity and/or minority interests listed below. As of December 31, 2011, we owned the following preferred equity and/or minority interests:

Property	% Owned	Acquisition Date (1)	Year Built	Approx. Units	Approx. Sq. Ft. (net)	% Physical Occupancy (2)	% Climate Controlled (3)
WP Baltimore Self Storage – MD	11.5%	9/24/2009	2004	500	70,900	81.3%	0.0%
San Francisco Self Storage DST – CA	12.26%	9/24/2009 and 1/07/2010	1909/2000	1,100	77,900	74.2%	0.0%
Hawthorne Property (4) – CA	12.0%	9/24/2009	1943-1966	n/a	356,000	100.0%	n/a
Southwest Colonial, DST –TX	0.28%	9/24/2009	1981-2007	2,850	369,600	82.4%	12.1%
Montgomery County Self Storage, DST – AL	1.49%	9/24/2009	1997-2005	1,600	152,900	78.6%	100.0%
Total				6,050	1,027,300	80.5%	18.9%

18

(1)	Represents the date(s) we acquired the interest in such investment.

(2)	Represents occupied square feet divided by total rentable square feet as of December 31, 2011.

(3)	Represents the percentage of rentable square feet in climate controlled units as of December 31, 2011.

(4)

Not a self storage facility. We have a 12% direct investment in Westport LAX, the entity owning the property, and an indirect interest in Westport LAX through a preferred equity investment in USA Hawthorne, LLC, which has a direct investment in Westport LAX.

For the year ended December 31, 2011, the average monthly rent per occupied square foot for the 91 self storage facilities we wholly-owned was $0.85. The weighted average capitalization rate at acquisition for these 91 self storage facilities we owned as of December 31, 2011 was approximately 7.34% (7.71% for our 71 stabilized properties and 4.53% for our 18 lease-up properties at acquisition, and we had two properties under development). Upon stabilization of the lease-up properties, we expect the weighted average capitalization rate to increase. The weighted average capitalization rate is calculated as the estimated first year annual net operating income at the respective property divided by the property purchase price, exclusive of offering costs, closing costs and fees paid to our Advisor. Estimated first year net operating income on our real estate investments is total estimated revenues generally derived from the terms of in-place leases at the time we acquire the property, less property operating expenses generally based on the operating history of the property. In instances where management determines that historical amounts will not be representative of first year revenues or property operating expenses, management uses its best faith estimate of such amounts based on anticipated property operations. Estimated first year net operating income excludes interest expense, asset management fees, depreciation and amortization and our company-level general and administrative expenses. Historical operating income for these properties is not necessarily indicative of future operating results.

Debt Summary

The “Our Self Storage Properties – Debt Summary” section on pages 53-54 of our prospectus is hereby replaced with the following:

As of December 31, 2011, our secured debt is summarized as follows:

	Carrying value as of:
Encumbered Property	December 31, 2011	December 31, 2010	Stated Interest Rate	Maturity Date
Crescent Springs(15)	$800,000	$800,000	5.00%	2/11/2014
Florence, Walton(15)	3,700,000	3,700,000	5.00%	2/11/2014
Biloxi, Gulf Breeze(1)	—	4,939,555	6.50%	4/1/2012
Montgomery	2,838,810	2,905,005	6.42%	7/1/2016
Seabrook	4,584,013	4,648,475	5.73%	1/1/2016
Greenville	2,297,069	2,329,399	5.65%	3/1/2016
Kemah	8,975,529	9,086,648	6.20%	6/1/2016
Memphis	2,538,295	2,572,089	5.67%	12/1/2016
Tallahassee	7,622,854	7,650,000	6.16%	8/1/2016
Houston	2,053,995	2,087,590	5.67%	2/1/2017
San Francisco (consolidated VIE)	10,500,000	10,500,000	5.84%	12/1/2016
Lake Forest	18,000,000	18,000,000	6.47%	10/1/2017
Las Vegas I	1,540,000	1,540,000	5.72%	6/1/2017
Pearland	3,500,000	3,500,000	5.93%	7/1/2017
Daphne	1,698,407	1,844,445	5.47%	8/1/2020

19

	Carrying value as of:
Encumbered Property	December 31, 2011	December 31, 2010	Stated Interest Rate		Maturity Date
Mesa	3,100,077	3,161,123	5.38%		4/1/2015
Riverdale	4,800,000	4,800,000	4.00%		5/14/2014
Prudential Portfolio Loan(2)	32,024,379	32,475,887	5.42	%(3)	9/5/2019
Long Beach(1)	—	5,000,000	10.00%		1/31/2011
Dufferin – Toronto – Ontario, Canada	6,862,800	—	5.20	%(4)	12/15/2013
Citi Loan(5)	28,829,407	—	5.77%		2/6/2021
Bank of America Loan – 1(6)	4,474,310	—	5.18%		11/1/2015
Bank of America Loan – 2(7)	6,779,778	—	5.18%		11/1/2015
Bank of America Loan – 3(8)	12,185,955	—	5.18%		11/1/2015
Prudential – Long Beach(9)	6,736,892	—	5.27%		9/5/2019
SF Bay Area – Morgan Hill – CA	2,997,061	—	5.75%		4/1/2013
SF Bay Area – Vallejo – CA	4,478,882	—	6.04%		6/1/2014
Citi Las Vegas Loan(10)	7,649,929	—	5.26%		6/6/2021
ING Loan(11)	21,892,726	—	5.47%		7/1/2021
Ladera Ranch	6,942,734	—	5.84%		6/1/2016
SF Bay Area – San Lorenzo—CA	2,170,037	—	6.07%		1/1/2014
Las Vegas V	1,704,037	—	5.02%		7/1/2015
Second Restated KeyBank Credit Facility(12)	76,635,000	—	4.79%		12/24/2014
Key Bank Bridge Loan(13)	28,000,000	—	6.79%		8/31/2012
Mississauga– Ontario, Canada(14)	2,194,874	—	5.00%		10/31/2014
Net fair value adjustment	(1,064,643)	(1,728,268)

Total secured debt	$330,043,207	$119,811,948

(1)	These loans were repaid in their entirety in January 2011.

(2)

This portfolio loan is comprised of 11 discrete mortgage loans on 11 respective properties (Manassas, Marietta, Erlanger, Pittsburgh, Weston, Fort Lee, Oakland Park, Tempe, Phoenix II, Davie and Las Vegas II). Each of the individual loans is cross-collateralized by the other ten.

(3)	Ten of the loans in this portfolio loan bear an interest rate of 5.43% and the remaining loan bears an interest rate of 5.31%. The weighted average interest rate of this portfolio is 5.42%.

(4)

On January 12, 2011, we encumbered the Dufferin property with a Canadian dollar denominated loan of $7 million which bears interest at the bank’s floating rate plus 3.5% (subject to a reduction in certain circumstances). The rate in effect at December 31, 2011 was 5.2%.

(5)

This portfolio loan encumbers 11 properties (Biloxi, Gulf Breeze I, Alpharetta, Florence II, Jersey City, West Mifflin, Chicago – 95th St. Chicago – Western Ave., Chicago – Ogden Ave., Chicago – Roosevelt Rd. and Las Vegas IV).

(6)	This loan encumbers the Lawrenceville I and II properties.

(7)	This loan encumbers the Concord, Hickory and Morganton properties.

(8)	This loan encumbers the El Paso II, III, IV & V properties as well as the Dallas property.

(9)	This loan is cross-collateralized by the 11 properties discussed in (2).

(10)	This loan encumbers the Las Vegas VII and Las Vegas VIII properties.

(11)

This portfolio loan is comprised of 11 discrete mortgage loans on 11 respective properties (Peachtree City, Buford, Jonesboro, Ellenwood, Marietta II, Collegeville, Skippack, Ballston Spa, Trenton, Fredericksburg and Sandston). Each of the individual loans has a term of 30 years and matures on July 1, 2041. ING has the option to require payment of the loan in full every five years beginning on July 1, 2021.

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(12)

This credit facility is collateralized by 21 properties (Phoenix I, Gulf Breeze II, Los Angeles – La Cienega, Las Vegas III, Las Vegas VI, El Paso I, Hampton, SF Bay Area – Gilroy, Toms River, and the Homeland Portfolio) and a parcel of unimproved land.

(13)	This loan is collateralized by the same properties as the Second Restated KeyBank Credit Facility. The credit facility has a variable interest rate, which as of December 31, 2011 was 6.79%.

(14)

In December 2011, we entered into a Canadian dollar denominated construction loan with an aggregate commitment amount of approximately $9.2 million. Such loan bears interest at the bank’s floating rate, plus 2.0% (totaling 5.0% as of December 31, 2011). This loan matures on October 31, 2014.

(15)	These loans were refinanced in January 2012 through the Second Restated KeyBank Credit Facility.

The following table presents the future principal payment requirements on outstanding secured debt as of December 31, 2011:

2012	$65,286,402	(1)(2)
2013	12,655,577
2014	63,389,845
2015	29,368,657
2016	45,389,514
2017 and thereafter	115,017,855

Total payments	331,107,850
Unamortized fair value adjustment	(1,064,643)

Total	$330,043,207

(1)	Included in the 2012 principal payment requirements above is the $28 million Bridge Loan which matures on August 31, 2012, as described above. Subsequent to December 31, 2011, we have made scheduled monthly principal payments totaling $9 million which has reduced the amount outstanding on the Bridge Loan to $19 million as of March 28, 2012. We intend to continue to fund the required monthly principal payments on the Bridge Loan using proceeds from our Offering, cash on hand and cash flow from operations.

Also included in the 2012 principal payment requirements above is approximately $37 million related to the Second Restated KeyBank Credit Facility. The $37 million represents that portion of the Second Restated KeyBank Credit Facility which could be required to be repaid in 2012 if KeyBank is unable to successfully syndicate the loan to other lenders as described below. If such successful syndication is not realized, we plan to refinance the portion of the Second Restated KeyBank Credit Facility related to the non-Homeland Portfolio on a long-term basis at favorable terms, the proceeds from which, along with proceeds from our Offering, will be used to reduce the outstanding balance of the Second Restated KeyBank Credit Facility in accordance with the terms of the agreement.

(2)	In January 2012, $4.5 million of debt that was scheduled to mature in 2012 was refinanced under the Second Restated KeyBank Credit Facility, increasing the outstanding amount to $82 million. As discussed in (1) above, such amount was included in the 2012 principal payment requirements.

We record the amortization of debt discounts related to fair value adjustments to interest expense. The weighted average interest rate of our fixed rate debt as of December 31, 2011 was approximately 5.6%.

Second Restated KeyBank Credit Facility

On December 27, 2011, in connection with our acquisition of the Homeland Portfolio, our Operating Partnership and various property owning special purpose entities entered into a secured credit facility (the “Second Restated KeyBank Credit Facility”) with KeyBank with total commitments of $82 million (such facility replaced our then existing $30 million Restated KeyBank Credit

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Facility, which had approximately $20 million outstanding before the purchase of the Homeland Portfolio) and drew down an additional approximately $56.6 million thereunder. At any time prior to June 15, 2013, our Operating Partnership may request funding up to an additional $68 million (for a total loan amount of up to $150 million). Any such additional funding will be subject to the sole discretion of KeyBank and any other lender who may ultimately participate in the Second Restated KeyBank Credit Facility.

The Second Restated KeyBank Credit Facility has a term of three years, maturing on December 24, 2014, subject to two, one-year extension options (subject to the fulfillment of certain conditions), and requires monthly interest-only payments.

We were required to purchase an interest rate swap with a notional amount of $45 million, which requires us to pay an effective fixed interest rate of approximately 5.41% on the hedged portion of the debt. For the remaining amount outstanding, under the terms of the Second Restated KeyBank Credit Facility, our Operating Partnership has the option of selecting one of three variable interest rates, which have applicable spreads. Initially, our Operating Partnership elected to have a 30-day LIBOR rate apply, which, including the applicable spread, equaled an initial interest rate of approximately 4.79%. Our Operating Partnership may change this election from time to time for the non-hedged portion of the debt, as provided in the agreement.

The Second Restated KeyBank Credit Facility is secured by cross-collateralized first mortgage liens or first lien deeds of trust on all properties in the Homeland Portfolio, the Las Vegas III, Las Vegas VI, Los Angeles – La Cienega, Hampton, SF Bay Area – Gilroy, Phoenix I, Gulf Breeze II, El Paso I and Toms River properties, and a parcel of unimproved land in Ladera Ranch, California, as well as a pledge of the net equity proceeds of our ongoing public offering, and is cross-defaulted to the KeyBank Bridge Loan (described below) and any other recourse debt of $25 million or greater in the aggregate or non-recourse debt of $75 million or greater in the aggregate. Our Operating Partnership may prepay the Second Restated KeyBank Credit Facility, in whole or in part, at any time without penalty. Pursuant to that certain guaranty dated December 27, 2011 in favor of KeyBank, we serve as a guarantor of all obligations due under the Second Restated KeyBank Credit Facility.

The Second Restated KeyBank Credit Facility provides that if KeyBank is unable to syndicate the loan to other lenders such that their aggregate lending commitment is not reduced from $82 million to $36 million by March 31, 2012, then, on or before June 30, 2012, our Operating Partnership shall use its best efforts to refinance all or a portion of the mortgaged properties, other than those in the Homeland Portfolio, and use the net refinance proceeds to reduce the principal balance of the Second Restated KeyBank Credit Facility to an amount no greater than $45 million. As of March 31, 2012, KeyBank had not successfully syndicated the Second Restated KeyBank Credit Facility. Upon repayment of the KeyBank Bridge Loan, if KeyBank is unable to syndicate the loan and the remaining amount otherwise outstanding has not been reduced to $45 million, our Operating Partnership shall pay monthly the greater of $5 million or 100% of the net offering proceeds from our ongoing public offering to reduce the principal balance of the Second Restated KeyBank Credit Facility to an amount no greater than $45 million; provided that, in any event, the Second Restated KeyBank Credit Facility must be repaid such that the principal balance is no greater than $45 million by December 31, 2012. If KeyBank determines that successful syndication cannot be achieved such that its aggregate lending commitment is reduced to $36 million, KeyBank reserves the right, after consultation with us, to change the terms of the Second Restated KeyBank Credit Facility, if KeyBank reasonably and in good faith determines that such changes are advisable in order to ensure successful syndication.

In connection with the Second Restated KeyBank Credit Facility, our Operating Partnership paid customary lender fees, legal fees and other expenses. Our Operating Partnership will be required to pay additional lender fees on any unused commitments and upon the exercise of each extension option. Per the terms of the Second Restated KeyBank Credit Facility, we were required to fund a $1.55 million interest reserve account at closing, which KeyBank may draw upon on a monthly basis in an amount equal to the shortfall between the net operating income of the mortgaged properties and the interest on the Second Restated KeyBank Credit Facility.

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We are required to replenish the interest reserve account if it falls below a certain threshold, but will be refunded the entire balance upon achieving (as defined therein) a debt service coverage ratio (“DSCR”) of 1.30 to 1 for two consecutive quarters provided no event of default then exists.

The Second Restated KeyBank Credit Facility contains a number of customary representations, warranties, indemnities and covenants, including, but not limited to, the following (as defined therein and tested as of the close of each fiscal quarter):

•	a maximum total leverage ratio (beginning at 65% and decreasing to 60% on July 1, 2012, 57.5% on October 1, 2012, 55% on October 1, 2013 and 50% on October 1, 2014);

•	a minimum interest service coverage ratio (beginning at 1.50 to 1 and increasing to 1.60 to 1 on July 1, 2012 and 1.75 to 1 on January 1, 2014);

•	a minimum fixed charge ratio (beginning at 1.30 to 1 and increasing to 1.35 to 1 on July 1, 2012 and 1.50 to 1 on January 1, 2014);

•	a minimum DSCR (beginning on March 31, 2014 at 1.10 to 1 and increasing to 1.30 to 1 on March 31, 2015 and 1.40 to 1 on March 31, 2016);

•	a minimum liquidity (unencumbered cash and cash equivalents plus marketable securities) of $2 million; and

•

a minimum tangible net worth of at least $175 million plus 75% of the net proceeds of our ongoing public offering (less funded share redemptions, but in no event may our net worth be less than $175 million)

We have ten business days from the date on which any violation of the above covenants occurs in which to cure the violation, to the extent our violation can be cured with a cash payment. The terms of the Second Restated KeyBank Credit Facility also restrict us and our Operating Partnership in our ability to incur debt in the future without the consent of KeyBank and limit availability thereunder to the lesser of certain loan-to-value and debt yield calculations set forth in the agreement.

KeyBank Bridge Loan

On December 27, 2011, in connection with our acquisition of the Homeland Portfolio, our Operating Partnership and the related property owning SPEs also obtained a bridge loan with total commitments of $28 million (the “KeyBank Bridge Loan”) from KeyBank ($10 million of which was previously committed with nothing outstanding under our previously-existing KeyBank Working Capital Line, which was terminated) and drew down the entire committed amount.

The KeyBank Bridge Loan matures on August 31, 2012 and requires monthly principal and interest payments, with the monthly principal portion of the payment increasing from $3 million in January, February and March 2012 to $4 million in April, May and June 2012 and $5 million July 2012. Under the terms of the KeyBank Bridge Loan, our Operating Partnership has the option of selecting one of three variable interest rates, which have applicable spreads. Initially, our Operating Partnership elected to have a 30-day LIBOR rate apply, which, including the applicable spread, equaled an initial interest rate of approximately 6.79%. Our Operating Partnership may change this election from time to time, as provided in the agreement.

The KeyBank Bridge Loan is secured similarly to the Second Restated KeyBank Credit Facility, but, in addition, is secured by our Operating Partnership’s economic interest in each of the related property owning SPEs, and is cross-defaulted to the Second Restated KeyBank Credit Facility and any other recourse debt of us or our Operating Partnership of $25 million or greater in the aggregate or non-recourse debt of $75 million or greater in the aggregate.

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Our Operating Partnership may prepay the KeyBank Bridge Loan, in whole or in part, at any time without penalty. Pursuant to that certain guaranty dated December 27, 2011 in favor of KeyBank, we serve as a guarantor of all obligations due under the KeyBank Bridge Loan.

In connection with the KeyBank Bridge Loan, the Operating Partnership paid customary lender fees, legal fees and other expenses. The KeyBank Bridge Loan is subject to similar representations, warranties, indemnities and covenants as those described above for the Second Restated KeyBank Credit Facility.

Revision to “Management”

As of October 18, 2011, Robert Cerrone no longer serves as Senior Vice President – Self Storage Operations for us or our advisor. All references to Mr. Cerrone, including biographical information, are hereby removed from the prospectus. On December 1, 2011, our property manager, Strategic Storage Property Management, LLC, hired Ken Morrison as its new president. Mr. Morrison assumed all responsibilities previously belonging to Mr. Cerrone. Prior to December 1, 2011, Mr. Morrison held various positions with Public Storage for 14 years, including, most recently, senior vice president of northeast operations. As senior vice president, he was responsible for overseeing 300 properties and approximately 37 district managers.

Revision to “Investment by Tax-Exempt Entities and ERISA Considerations”

The second paragraph in the “Investment by Tax-Exempt Entities and ERISA Considerations – Annual Valuation Requirement” section on page 122 of the prospectus is hereby deleted and replaced with the following:

Unless and until our shares are listed on a national securities exchange, it is not expected that a public market for our shares will develop. To assist fiduciaries of Plans subject to the annual reporting requirements of ERISA and Account trustees or custodians to prepare reports relating to an investment in our shares, we intend to provide reports of our quarterly and annual determinations of the current value of our net assets per outstanding share to those fiduciaries (including Account trustees and custodians) who identify themselves to us and request the reports. On April 2, 2012, our board of directors approved a net asset valuation of $10.79 per share. We intend to use this net asset valuation as the current estimated per share value of our shares (unless we have made a special distribution to stockholders of net sales proceeds from the sale of one or more properties prior to the date of determination of net asset value, in which case we will use the offering price less the per share amount of the special distribution) until our next valuation. We expect our board of directors to approve our next net asset valuation within the next two years. See “Calculation of Net Asset Value Per Share.”

Selected Financial Data

The following replaces the “Selected Financial Data” section on page 46 of the prospectus:

The following selected financial and operating information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the financial statements and related notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference into this supplement:

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	For the Year Ended December 31, 2011	For the Year Ended December 31, 2010	For the Year Ended December 31, 2009	For the Year Ended December 31, 2008	For the Period from August 14, 2007 through December 31, 2007
Operating Data
Total revenues	$49,396,078	$26,161,182	$7,875,143	$365,651	$—
Loss from continuing operations	(21,834,237)	(13,247,015)	(7,404,519)	(1,595,043)	—
Net loss attributable to Strategic Storage Trust, Inc.	(21,357,429)	(12,790,815)	(7,302,896)	(1,504,293)	—
Loss from continuing operations per common share-basic and diluted	(0.68)	(0.59)	(1.00)	(2.50)	—
Dividends declared per common share (annualized)	0.70	0.70	0.70	0.70	—
Balance Sheet Data
Real estate facilities	$510,395,576	$274,568,200	$155,058,360	$15,166,724	$—
Total assets	550,434,267	307,361,213	203,701,303	19,819,983	201,000
Total debt	330,043,207	119,811,948	78,256,583	4,000,000	—
Total liabilities	342,035,731	126,805,993	82,997,383	5,532,519	—
Stockholders’ equity	205,590,699	176,224,923	119,068,866	14,287,464	201,000
Other Data
Net cash provided by (used in) operating activities	$2,838,807	$944,256	$(2,595,891)	$(1,106,248)	$—
Net cash used in investing activities	(206,361,756)	(124,477,551)	(44,300,463)	(16,311,595)	—
Net cash provided by financing activities	210,297,834	106,192,928	68,060,180	19,831,475	201,000

Fees Paid to Affiliates

The following replaces the chart related to fees paid to our affiliates and the preceding paragraph in the “Management – Fees Paid to Our Affiliates” section on page 87 of the prospectus:

Pursuant to the terms of our advisory, property management and dealer manager agreements, the following related party costs were incurred for the years ended December 31, 2011, 2010 and 2009:

	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009
Expensed
Reimbursement of operating expenses (including organizational costs)(1)	$330,993	$850,691	$761,117
Asset management fees	3,019,429	1,400,962	474,010
Property management fees	2,683,492	1,266,395	383,854
Acquisition expenses	5,706,838	3,206,832	1,564,792
Capitalized
Acquisition expenses(2)	—	69,016	—
Additional Paid-in Capital
Selling commissions	5,798,197	6,681,016	5,699,761
Dealer Manager fee	2,484,942	2,863,292	2,422,755
Reimbursement of offering costs	555,839	435,712	328,917

Total	$20,579,730	$16,773,916	$11,635,206

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(1)

During the year ended December 31, 2011, our advisor permanently waived certain reimbursable indirect costs, primarily payroll and related overhead costs, related to administrative and management services, totaling approximately $740,000. Such amounts were waived permanently and accordingly, will not be paid to our advisor.

(2)	Acquisition fees paid to our advisor in connection with the additional investments in unconsolidated joint ventures.

As of December 31, 2011, 2010 and 2009, we had amounts due to affiliates totaling $2,065,615, $746,108, and $610,110, respectively.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the prospectus is hereby replaced with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated herein by reference. This discussion and analysis should be read in conjunction with our consolidated financial statements and the notes thereto as of and for the year ended December 31, 2011 contained in our Annual Report on Form 10-K, which is incorporated herein by reference.

Distribution Declaration

On March 21, 2012, our board of directors declared distributions for the second quarter of 2012 in the amount of $0.00191257 per day per share on the outstanding shares of common stock (equivalent to an annual distribution rate of 7% assuming the share was purchased for $10) payable to stockholders of record of such shares as shown on our books at the close of business on each day during the period commencing on April 1, 2012 and continuing on each day thereafter through and including June 30, 2012. Such distributions payable to each stockholder of record during a month will be paid on such date of the following month as our President may determine. At this time, we intend to fund all of our distributions for the second quarter of 2012 from proceeds raised in this offering and operating revenues generated from our acquisitions.

Distribution Declaration History

The “Description of Shares – Distribution Declaration History” section on pages 134 and 135 of the prospectus is hereby replaced with the following:

The following table shows the distributions we have declared and paid during the years ended December 31, 2010 and 2011 and through March 31, 2012:

Quarter	Total Distributions Declared and Paid (1)	Distributions Declared per Common Share
1st Quarter 2010	$2,930,892	$.175
2nd Quarter 2010	$3,466,545	$.175
3rd Quarter 2010	$3,927,846	$.175
4th Quarter 2010	$4,286,896	$.175
1st Quarter 2011	$4,656,227	$.175
2nd Quarter 2011	$5,188,650	$.175
3rd Quarter 2011	$5,566,844	$.175
4th Quarter 2011	$5,945,668	$.175
1st Quarter 2012	$6,131,223(2)	$.175
2nd Quarter 2012	n/a (3)	$.175

(1)	Declared distributions are paid monthly in arrears.

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(2)	Does not include distributions for the month of March 2012, which will be paid on or around April 15, 2012.

(3)	No distributions for the second quarter of 2012 were paid as of March 31, 2012.

For 2008 and 2009 all of our distributions constituted non-taxable returns of capital, which were paid from our initial public offering. For the year ended December 31, 2010, we paid a total of approximately $14.6 million in distributions, $12.7 million of which constituted a non-taxable return of investors’ capital. For the year ended December 31, 2011, we paid a total of approximately $21.4 million in distributions, $19.5 million of which constituted a non-taxable return of investors’ capital. In addition, approximately $6.2 million and $9 million, respectively, of distributions in the years ended December 31, 2010 and 2011 were reinvested pursuant to our distribution reinvestment plan.

Our distributions paid over the last four quarters and the sources of such distributions are detailed below.

	Three Months Ended
	December 31, 2011		September 30, 2011		June 30, 2011		March 31, 2011
Distributions paid in cash	$3,398,255		$3,205,887		$3,015,369		$2,692,434
Distributions reinvested	2,547,413		2,360,957		2,173,281		1,963,793

Total distributions	$5,945,668		$5,566,844		$5,188,650		$4,656,227

Source of distributions
Cash flows provided by (used in) operations	$1,701,147	28.6%	$956,967	17.2%	$554,599	10.7%	($373,906)	(8.1	%)(1)
Proceeds from issuance of common stock	1,697,108	28.6%	2,248,920	40.4%	2,460,770	47.4%	3,066,340	65.9%
Distributions reinvested	2,547,413	42.8%	2,360,957	42.4%	2,173,281	41.9%	1,963,793	42.2%

Total sources	$5,945,668	100.0%	$5,566,844	100.0%	$5,188,650	100.0%	$4,656,227	100.0%

(1)	Percentages listed in the table above were calculated by dividing the total sources of distributions by the source indicated. Where negative percentages exist, we used, rather than generated, cash flows from operations. At these times, the percentage of cash flows provided by operations used as a source of distributions appears as a negative number.

Cash flows provided by (used in) operations for the three months ended December 31, 2011, September 30, 2011, June 30, 2011 and March 31, 2011 include approximately $2.4 million, $1.6 million, $1.9 million and $1.8 million, respectively, of real estate acquisition related expenses expensed in accordance with GAAP. We consider the real estate acquisition related expenses to have been funded by proceeds from our public offering of shares of our common stock because the expenses were incurred to acquire our real estate investments.

From our inception through December 31, 2011, we paid cumulative distributions of approximately $43 million, as compared to cumulative funds from operations (“FFO”) of approximately $(3.8) million. The payment of distributions from sources other than FFO may reduce the amount of proceeds available for investment and operations or cause us to incur additional interest expense as a result of borrowed funds.

Revision to “Experts”

The “Experts” section on page 156 of the prospectus is hereby deleted and replaced with the following:

The financial statements incorporated herein by reference from our Annual Report on Form 10-K, which include the audited consolidated balance sheets of Strategic Storage Trust, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’

27

equity and comprehensive loss and cash flows for each of the years in the three year period ended December 31, 2011, have been audited by Reznick Group, P.C., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated statements of revenue and certain operating expenses for USA Self Storage I, DST for the years ended December 31, 2010, 2009 and 2008, and the combined statements of revenue and certain operating expenses for the B&B Portfolio and the combined statement of revenue and certain operating expenses for the Homeland Portfolio for the year ended December 31, 2010, incorporated herein by reference, have been audited by Reznick Group, P.C., an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Revisions to “Where You Can Find More Information”

The following replaces the list of documents filed with the SEC that are incorporated by reference into the prospectus contained in the “Where You Can Find More Information” section on page 157 of the prospectus:

•	Amendment to Current Report on Form 8-K/A filed with the SEC on April 19, 2011;

•	Amendment to Current Report on Form 8-K/A filed with the SEC on August 25, 2011;

•	Amendment to Current Report on Form 8-K/A filed with the SEC on March 13, 2012;

•	Annual Report on Form 10-K for the Year Ended December 31, 2011 filed with the SEC on March 29, 2012; and

•	Definitive Proxy Statement on Schedule 14A filed with the SEC on April 5, 2012.

Financial Statements

The financial statements listed below are incorporated into this supplement by reference:

•	Financial Statements and Unaudited Pro Forma Financial Information Related to the Homeland Portfolio (Contained in Amendment to Current Report on Form 8-K/A filed with the SEC on March 13, 2012).

•	Audited Financial Statements of Strategic Storage Trust, Inc. (Contained in Annual Report on Form 10-K for the Year Ended December 31, 2011 filed with the SEC on March 29, 2012).

Amended and Restated Distribution Reinvestment Plan

Our distribution reinvestment plan included as Appendix B to the prospectus is hereby deleted in its entirety and replaced by Appendix A to this supplement.

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APPENDIX A

STRATEGIC STORAGE TRUST, INC.

DISTRIBUTION REINVESTMENT PLAN

Amended and Restated as of March 28, 2012

Strategic Storage Trust, Inc., a Maryland corporation (the “Company”), has adopted a distribution reinvestment plan (the “DRP”), the terms and conditions of which are set forth below.

1.        Distribution Reinvestment. As agent for the stockholders of the Company (“Stockholders”) who (A) purchased shares of the Company’s common stock (the “Shares”) pursuant to the Company’s initial public offering (“Initial Public Offering”), or (B) purchase Shares pursuant to any the current offering or any subsequent offering of the Company (“Offering”) and who elect to participate in the DRP (the “Participants”), the Company will apply all distributions declared and paid in respect of the Shares held by each participating Stockholder (the “Distributions”), including Distributions paid with respect to any full or fractional Shares acquired under the DRP, to the purchase of the Shares for such participating Stockholders directly, if permitted under state securities laws and, if not, through the dealer manager or participating dealers registered in the participating Stockholder’s state of residence (“Participating Dealers”).

2.        Effective Date. The DRP became effective on the effective date of the Company’s initial public offering. The board of directors of the Company initially amended the DRP on September 24, 2009. The board of directors of the Company amended and restated the DRP on February 23, 2012 effective March 28, 2012. Any amendment or amendment and restatement to the DRP shall be effective as provided in Section 12.

3.        Eligibility and Procedure for Participation. Any Stockholder who purchased Shares pursuant to the Initial Public Offering or purchases shares in any Offering, and who has received either (1) a prospectus, as contained in the Company’s registration statement filed with the Securities and Exchange Commission (the “SEC”), or (2) a confidential private placement memorandum with similar disclosure, may elect to become a Participant by completing and executing the Subscription Agreement, an enrollment form or any other appropriate authorization form as may be available from the Company, the dealer manager or Participating Dealer. The Company may elect to deny a Stockholder participation in the DRP if the Stockholder resides in a jurisdiction or foreign country where, in the Company’s judgment, the burden or expense of compliance with applicable securities laws makes the Stockholder’s participation impracticable or inadvisable. Participation in the DRP will begin with the next Distribution payable after receipt of a Participant’s accepted subscription, enrollment or authorization.

Once enrolled, a Participant may continue to purchase stock under the DRP until all of the shares of stock registered have been sold, the Company has terminated a current offering, or the Company has terminated the DRP. A Participant can choose to have all or a portion of distributions reinvested through the DRP. A Participant may also change the percentage of distributions that will be reinvested at any time by completing a new enrollment form or other form provided for that purpose. Any election to increase a Participant’s level of participation must be made through a Participating Dealer or, if purchased other than through a Participating Dealer, through the Company’s dealer manager. Shares will be purchased under the DRP on the date that Distributions are paid by the Company.

Each Participant agrees that if, at any time prior to the listing of the Shares on a national securities exchange, he or she fails to meet the suitability requirements for making an investment in the Company or cannot make the other representations or warranties set forth in the Subscription Agreement, he or she will promptly so notify the Company in writing.

A-1

4.        Purchase of Shares. Participants may acquire DRP Shares from the Company at a price equal to 95% of the per share offering price of our common stock, until the earliest of (i) the date that all of the DRP Shares registered have been issued or (ii) all offerings terminate and the Company elects to deregister with the SEC the unsold DRP Shares. The DRP Share price was determined by the Company’s board of directors in its business judgment. The Company’s board of directors may set or change the DRP Share price for the purchase of DRP Shares at any time in its sole and absolute discretion based upon such factors as it deems appropriate. Participants in the DRP may also purchase fractional Shares so that 100% of the Distributions will be used to acquire Shares; however, a Participant will not be able to acquire DRP Shares to the extent that any such purchase would cause such Participant to exceed the ownership limit as set forth in the Company’s charter or otherwise would cause a violation of the share ownership restrictions set forth in the Company’s charter.

Shares to be distributed by the Company in connection with the DRP may (but are not required to) be supplied from: (a) Shares registered, or to be registered, with the SEC in an Offering for use in the DRP (a “Registration”), or (b) Shares of the Company’s common stock purchased by the Company for the DRP in a secondary market (if available) or on a national securities exchange (collectively, the “Secondary Market”).

Shares purchased in any Secondary Market will be purchased at the then-prevailing market price, which price will be used for purposes of issuing Shares in the DRP. Shares acquired by the Company in any Secondary Market or registered in a Registration for use in the DRP may be at prices lower or higher than the Share price which will be paid for the DRP Shares pursuant to the Initial Public Offering.

If the Company acquires Shares in any Secondary Market for use in the DRP, the Company shall use its reasonable efforts to acquire Shares at the lowest price then reasonably available. However, the Company does not in any respect guarantee or warrant that the Shares so acquired and purchased by the Participant in the DRP will be at the lowest possible price. Further, irrespective of the Company’s ability to acquire Shares in any Secondary Market or to make an Offering for Shares to be used in the DRP, the Company is in no way obligated to do either, in its sole discretion.

5.        No Commissions or Other Charges. No dealer manager fee and no commissions will be paid with respect to the DRP Shares.

6.        Exclusion of Certain Distributions. The board of directors of the Company reserves the right to designate that certain cash or other distributions attributable to net sale proceeds will be excluded from Distributions that may be reinvested in shares under the DRP.

7.        Taxation of Distributions. The reinvestment of Distributions in the DRP does not relieve Participants of any taxes which may be payable as a result of those Distributions and their reinvestment pursuant to the terms of this Plan.

8.        Stock Certificates. The ownership of the Shares purchased through the DRP will be in book-entry form unless and until the Company issues certificates for its outstanding common stock.

9.        Voting. A Participant may vote all shares acquired through the DRP.

10.        Reports. Within 90 days after the end of the Company’s fiscal year, the Company shall provide each Stockholder with an individualized report on his or her investment, including the purchase date(s), purchase price and number of Shares owned, as well as the dates of Distribution payments and amounts of Distributions paid during the prior fiscal year.

11.        Termination by Participant. A Participant may terminate participation in the DRP at any time, without penalty by delivering to the Company a written notice. Prior to listing of the Shares on a

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national securities exchange, any transfer of Shares by a Participant to a non-Participant will terminate participation in the DRP with respect to the transferred Shares. Upon termination of DRP participation for any reason, Distributions paid subsequent to termination will be distributed to the Stockholder in cash.

12.         Amendment or Termination of DRP by the Company. The board of directors of the Company may by majority vote (including a majority of the Independent Directors) amend, modify, suspend or terminate the DRP for any reason upon ten days’ written notice to the Participants; provided, however, no such amendment shall add compensation to the DRP or remove the opportunity for a Participant to terminate participation in the plan, as specified above.

13.        Liability of the Company. The Company shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability (a) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to receipt of notice in writing of such death, or (b) with respect to the time and the prices at which Shares are purchased or sold for a Participant’s account. Any limitation of the Company’s liability under this Section 13 may be further limited by Section II.G. of the Statement of Policy Regarding Real Estate Investment Trusts published by the North American Securities Administrators Association, as applicable. To the extent that indemnification may apply to liabilities arising under the Securities Act of 1933, as amended, or the securities laws of a particular state, the Company has been advised that, in the opinion of the SEC and certain state securities commissioners, such indemnification is contrary to public policy and, therefore, unenforceable.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 30.	Quantitative and Qualitative Disclosures about Market Risk

Market risk includes risks that arise from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices and other market changes that affect market sensitive instruments. In pursuing our business plan, we expect that the primary market risk to which we will be exposed is interest rate risk.

As of December 31, 2011, our debt consisted of approximately $217.4 million in fixed rate debt and approximately $113.7 million in variable rate debt. These instruments were entered into for other than trading purposes. Changes in interest rates have different impacts on the fixed and variable portions of our debt portfolio. A change in interest rates on the fixed portion of our debt portfolio impacts its fair value but has no impact on interest incurred or cash flows. A change in interest rates on the variable portion of our debt portfolio could impact the interest incurred and cash flows and its fair value. If the underlying rate of the related index on our variable rate debt were to increase or decrease by 100 basis points, the increase or decrease in interest expense (excluding variable rate debt that was effectively fixed through an interest rate swap) would increase or decrease future earnings and cash flows by approximately $0.5 million annually.

Interest rate risk amounts were determined by considering the impact of hypothetical interest rates on our financial instruments. These analyses do not consider the effect of any change in overall economic activity that could occur. Further, in the event of a change of that magnitude, we may take actions to further mitigate our exposure to the change. However, due to the uncertainty of the specific actions that would be taken and their possible effects, these analyses assume no changes in our financial structure.

The following table summarizes annual debt maturities, average interest rates and estimated fair values on our outstanding debt as of December 31, 2011:

	Year Ending December 31,
	2012	2013	2014	2015	2016	Thereafter	Total	Fair Value
Fixed rate debt	$5,437,310	$6,006,869	$16,194,971	$29,368,657	$45,389,514	$115,017,855	$217,415,176	$221,182,111
Average interest rate	5.68%	5.61%	5.62%	5.67%	5.68%	5.62%	—	—
Variable rate debt(1)(2)(3)	$59,849,092	$6,648,708	$47,194,874	$-	$-	$-	$113,692,674	$113,692,674
Average interest rate	5.16%	4.83%	4.80%	—	—	—	—	—

(1)	Foreign currency obligations have been converted at the conversion rate in effect as of the end of the period.

(2)

Included in the 2012 debt maturities above is the $28 million Bridge Loan which matures on August 31, 2012 as described in Note 5 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011. Subsequent to December 31, 2011, we have made scheduled monthly principal payments totaling $9 million which has reduced the amount outstanding on the Bridge Loan to $19 million as of March 28, 2012. We intend to continue to fund the required monthly principal payments on the Bridge Loan using proceeds from our Offering, cash on hand and cash flow from operations.

Also included in the 2012 debt maturities above is approximately $37 million related to the Second Restated KeyBank Credit Facility as described in Note 5 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011. The $37 million represents that portion of the Second Restated KeyBank Credit Facility which could be required to be repaid in 2012 if KeyBank is unable to successfully syndicate the loan to other lenders as described in Note 5 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011. If such successful syndication is not realized, we plan to refinance the portion of the Second Restated KeyBank Credit Facility related to the non-Homeland Portfolio on a long-term basis at favorable terms, the proceeds from which, along with proceeds from our Offering, will be used to reduce the outstanding balance of the Second Restated KeyBank Credit Facility in accordance with the terms of the agreement.

(3)

In January 2012, $4.5 million of debt that was scheduled to mature in 2012 was refinanced under the Second Restated KeyBank Credit Facility, increasing the outstanding amount to $82 million. As discussed above, such amount was included in the 2012 principal payment requirements.

In the future, we may be exposed to the effects of interest rate changes primarily as a result of borrowings used to maintain liquidity and fund acquisition, expansion, and financing of our real estate investment portfolio and operations. Our interest rate risk management objectives will be to limit the impact of interest rate changes on earnings and cash flows and to lower overall borrowing costs. To achieve our objectives, we may borrow at fixed rates or variable rates. We may also enter into additional derivative financial instruments such as interest rate swaps and caps in order to mitigate our interest rate risk on a related financial instrument or foreign currency hedges to mitigate our risk to foreign currency exposure. We will not enter into derivative or interest rate transactions for speculative purposes.

The following table summarizes annually the notional amounts and related pay rates on our derivative instrument as of December 31, 2011:

	Year Ending December 31,
	2012	2013	2014	2015	2016	Thereafter
Variable to Fixed – Average receive rate is 1 mo. LIBOR (1)	$45,000,000	$45,000,000	$—	$—	$—	$—
Average pay rate	0.9075%	0.9075%	—	—	—	—

(1)	The $45,000,000 notional amount is effective through the maturity of the debt, December 24, 2014.

Item 31.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses to be paid by us, other than the dealer manager fee and sales commissions, while issuing and distributing the common stock being registered. All amounts are estimates except the registration fee and the FINRA filing fee.

SEC Registration Fee	$ 59,439	(1)
FINRA Filing Fee	75,500
Printing Expenses	$3,200,000
Legal Fees and Expenses	$1,400,000
Accounting Fees and Expenses	$125,000
Blue Sky Fees and Expenses	$235,000
Educational Seminars and Conferences	$1,500,000
Due Diligence Expenses	$220,000
Advertising and Sales Literature	$3,900,000
Miscellaneous	$6,785,061

Total Expenses	$17,500,000

(1) An additional $18,635 of filing fees paid in connection with a prior registration statement are carried forward in accordance with Rule 415(a)(6).

Item 32.	Sales to Special Parties

Not Applicable

Item 33.	Recent Sales of Unregistered Securities

On June 17, 2009, June 16, 2010, and June 16, 2011 we issued 1,250 shares of restricted stock to each of our independent directors on each date, which vest ratably over a period of four years. These shares are exempt from the registration requirements pursuant to Section 4(2) of the Act.

On September 24, 2009, we issued approximately 6.2 million shares of our common stock in two separate merger transactions. The shares were issued pursuant to the exemptions from registration set forth in Section 4(2) of the Act, and Regulation D promulgated thereunder since, among other things, the transaction did not involve a public offering, the investors were accredited investors with a pre-existing substantive relationship with our sponsor, the investors had access to information about us and their investment, the investors took the securities for investment and not resale, and we took appropriate measures to restrict the transfer of the securities.

Item 34.	Indemnification of the Directors and Officers

The Maryland General Corporation Law, as amended (the “MGCL”), permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed if it shall ultimately be determined that the standard of conduct was not met. It is the position of the Securities and Exchange Commission that indemnification of directors and officers for liabilities arising under the Act is against public policy and is unenforceable pursuant to Section 14 of the Act.

Subject to the significant conditions below, our charter provides that we shall indemnify and hold harmless a director, officer, employee, agent, advisor or affiliate against any and all losses or liabilities reasonably incurred by such director, officer, employee, agent, advisor or affiliate in connection with or by reason of any act or omission performed or omitted to be performed on our behalf in such capacity.

However, under our charter, we shall not indemnify our directors, officers, employees, agents, advisor or any affiliate for any liability or loss suffered by the directors, officers, employees, agents, advisors or affiliates, nor shall we provide that the directors, officers, employees, agents, advisors or affiliates be held harmless for any loss or liability suffered by us, unless all of the following conditions are met: (i) the directors, officers, employees, agents, advisor or affiliates have determined, in good faith, that the course of conduct which caused the loss or liability was in our best interests; (ii) the directors, officers, employees, agents, advisor or affiliates were acting on our behalf or performing services for us; (iii) such liability or loss was not the result of (A) negligence or misconduct by the directors, excluding the independent directors, officers, employees, agents, advisor or affiliates; or (B) gross negligence or willful misconduct by the independent directors; and (iv) such indemnification or agreement to hold harmless is recoverable only out of our net assets and not from stockholders. Notwithstanding the foregoing, the directors, officers, employees, agents, advisor or affiliates and any persons acting as a broker-dealer shall not be indemnified by us for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; and (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which our securities were offered or sold as to indemnification for violations of securities laws.

Our charter provides that the advancement of funds to our directors, officers, employees, agents, advisor or affiliates for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if all of the following conditions are satisfied: (i) the legal action relates to acts or omissions with respect to the performance of duties or services on our behalf; (ii) the legal action is initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; (iii) the directors, officers, employees, agents, advisor or affiliates undertake to repay the advanced funds to us together with the applicable legal rate of interest thereon, in cases in which such directors, officers, employees, agents, advisor or affiliates are found not to be entitled to indemnification.

We also maintain insurance on behalf of all of our directors and executive officers against liability asserted against or incurred by them in their official capacities with us, subject to our limitations on indemnification.

Item 35.	Treatment of Proceeds from Stock Being Registered

Not Applicable

Item 36.	Financial Statements and Exhibits

(a) Financial Statements: The following financial statements and unaudited pro forma financial information are incorporated into this registration statement by reference:

Consolidated Financial Statements and Financial Statement Schedules:

Audited Financial Statements

(1) Report of Independent Registered Public Accounting Firm
(2) Consolidated Balance Sheets as of December 31, 2011 and 2010
(3) Consolidated Statements of Operations for the Years Ended December 31, 2011, 2010 and 2009
(4) Consolidated Statements of Stockholders’ Equity and Comprehensive Loss for the Years Ended December 31, 2011, 2010 and 2009
(5) Consolidated Statements of Cash Flows for the Years Ended December 31, 2011, 2010 and 2009
(6) Notes to Consolidated Financial Statements
(7) Schedule III- Real Estate Assets and Accumulated Depreciation

Financial Statements and Pro Forma Financial Information:

Audited Financial Statements for USA Self Storage I, DST

(1) Report of Independent Registered Public Accounting Firm
(2) Consolidated Statements of Revenue and Certain Operating Expenses for the Years Ended December 31, 2010, 2009 and 2008
(3) Notes to Consolidated Statements of Revenue and Certain Operating Expenses for the Years Ended December 31, 2010, 2009 and 2008

Unaudited Pro Forma Financial Information for USA Self Storage I, DST

(1) Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 2010
(2) Unaudited Pro Forma Consolidated Statement of Operations for the Year Ended December 31,2010
(3) Notes to Unaudited Pro Forma Consolidated Financial Statements as of and for the Year Ended December 31, 2010

Audited Financial Statements for the B&B Portfolio

(1) Report of Independent Registered Public Accounting Firm
(2) Combined Statements of Revenue and Certain Operating Expenses for the Year Ended December 31, 2010 and Period from January 1, 2011 through June 9, 2011 (unaudited)
(3) Notes to Combined Statements of Revenue and Certain Operating Expenses for the Year Ended December 31, 2010 and Period from January 1, 2011 through June 9, 2011 (unaudited)

Unaudited Pro Forma Financial Information for the B&B Portfolio

(1) Unaudited Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 2010 and Six Months Ended June 30, 2011
(2) Notes to Unaudited Pro Forma Consolidated Statements of Operations for the Year Ended December 31, 2010 and Six Months Ended June 30, 2011

Audited Financial Statements for the Homeland Portfolio

(1) Report of Independent Registered Public Accounting Firm
(2) Combined Statement of Revenue and Certain Operating Expenses for the Year Ended December 31, 2010 and Period from January 1, 2011 through September 30, 2011 (unaudited)

(3) Notes to Combined Statement of Revenue and Certain Operating Expenses for the Year Ended December 31, 2010 and Period from January 1, 2011 through September 30, 2011 (unaudited)

Unaudited Pro Forma Financial Information for the Homeland Portfolio

(1) Unaudited Pro Forma Consolidated Balance Sheet as of September 30, 2011
(2) Unaudited Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 2010 and the Period Ended September 30, 2011
(2) Notes to Unaudited Pro Forma Consolidated Financial Statements for the Year Ended December 31, 2010 and the Period Ended September 30, 2011

(b)	Exhibits:

Exhibit No.	Description

1.1	Dealer Manager Agreement and Participating Dealer Agreement, incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed on September 16, 2011, Commission File No. 000-53644

3.1	Second Articles of Amendment and Restatement of Strategic Storage Trust, Inc., incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K, filed on June 21, 2011, Commission File No. 000-53644

3.2	Bylaws of Strategic Storage Trust, Inc., incorporated by reference to Exhibit 3.2 to Pre-Effective Amendment No. 3 to the Company’s Registration Statement on Form S-11, filed on March 7, 2008, Commission File No. 333-146959

4.1	Form of Subscription Agreement and Subscription Agreement Signature Page (included as Appendix A to prospectus), incorporated by reference to Pre-Effective Amendment No. 3 to the Company’s Registration Statement on Form S-11, filed on August 17, 2011, Commission File No. 333-168905

5.1	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC as to legality of securities, incorporated by reference to Exhibit 5.1 to Pre-Effective Amendment No. 3 to the Company’s Registration Statement on Form S-11, filed on August 17, 2011, Commission File No. 333-168905

8.1	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC as to tax matters, incorporated by reference to Exhibit 8.1 to Pre-Effective Amendment No. 3 to the Company’s Registration Statement on Form S-11, filed on August 17, 2011, Commission File No. 333-168905

10.1	First Amended and Restated Limited Partnership Agreement of Strategic Storage Operating Partnership, L.P., incorporated by reference to Exhibit 10.1 to Post-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-11, filed on April 29, 2008, Commission File No. 333-146959

10.2	Amended and Restated Advisory Agreement, incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed on September 28, 2011, Commission File No. 000-53644

10.3	Employee and Director Long-Term Incentive Plan of Strategic Storage Trust, Inc., incorporated by reference to Exhibit 10.4 to Pre-Effective Amendment No. 3 to the Company’s Registration Statement on Form S-11, filed on March 7, 2008, Commission File No. 333-146959

10.4*	Strategic Storage Trust, Inc. Distribution Reinvestment Plan (included as Appendix A to Supplement No. 5)

Exhibit No.	Description

10.5	Agreement and Plan of Merger by and among Strategic Storage Trust, Inc., SS REIT I Acquisition, Inc. and Self Storage REIT, Inc., incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed on July 7, 2009, Commission File No. 000-53644

10.6	Agreement and Plan of Merger by and among Strategic Storage Trust, Inc., SS REIT II Acquisition, Inc. and Self Storage REIT II, Inc., incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, filed on July 7, 2009, Commission File No. 000-53644

10.7	Collateral Loan Agreement for Prudential Loan by and among The Prudential Life Insurance Company of America and Eleven Special-Purpose Entities dated August 25, 2010, incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed on August 31, 2010, Commission File No. 000-53644

10.8	Form of Promissory Note for Prudential Loan, incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, filed on August 31, 2010, Commission File No. 000-53644

10.9	Form of Mortgage or Deed of Trust and Security Agreement for Prudential Loan, incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K, filed on August 31, 2010, Commission File No. 000-53644

10.10	Form of Assignment of Leases and Rents for Prudential Loan, incorporated by reference to Exhibit 10.4 to the Company’s Form 8-K, filed on August 31, 2010, Commission File No. 000-53644

10.11	Form of Supplemental Guaranty for Prudential Loan, incorporated by reference to Exhibit 10.5 to the Company’s Form 8-K, filed on August 31, 2010, Commission File No. 000-53644

10.12	Form of Recourse Liabilities Guaranty for Prudential Loan, incorporated by reference to Exhibit 10.6 to the Company’s Form 8-K, filed on August 31, 2010, Commission File No. 000-53644

10.13	Promissory Note for Citi Loan in favor of The Citigroup Global Markets Realty Corp. dated January 28, 2011, incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed on February 3, 2011, Commission File No. 000-53644

10.14	Loan Agreement for Citi Loan, incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, filed on February 3, 2011, Commission File No. 000-53644

10.15	Limited Recourse Guaranty for Citi Loan, incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K, filed on February 3, 2011, Commission File No. 000-53644

10.16	Loan Agreement for Bank of America Loan between EP Rhino, DST and Bank of America, N.A. dated November 1, 2005, incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed on February 7, 2011, Commission File No. 000-53644

10.17	Promissory Note for Bank of America Loan, incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, filed on February 7, 2011, Commission File No. 000-53644

10.18	Amendment No. 1 to First Amended and Restated Limited Partnership Agreement of Strategic Storage Operating Partnership, L.P., incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed on March 31, 2011, Commission File No. 000-53644

10.19	Purchase and Sale Agreement Related to B&B Portfolio dated March 25, 2011, incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, filed on March 31, 2011, Commission File No. 000-53644

10.20	Loan Agreement for ING Loan by and among ING Life Insurance and Annuity Company, 11 Special-Purpose Entities, and Strategic Storage Trust, Inc. dated June 10, 2011, incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed on June 14, 2011, Commission File No. 000-53644

Exhibit No.	Description

10.21	Form of Mortgage, Deed of Trust or Deed to Secure Debt for ING Loan, incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, filed on June 14, 2011, Commission File No. 000-53644

10.22	Form of Security Agreement for ING Loan, incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K, filed on June 14, 2011, Commission File No. 000-53644

10.23	Form of Promissory Note for ING Loan, incorporated by reference to Exhibit 10.4 to the Company’s Form 8-K, filed on June 14, 2011, Commission File No. 000-53644

10.24	Form of Assignment of Leases and Rents for ING Loan, incorporated by reference to Exhibit 10.5 to the Company’s Form 8-K, filed on June 14, 2011, Commission File No. 000-53644

10.25	Form of Guaranty of Affiliate Loans for ING Loan, incorporated by reference to Exhibit 10.6 to the Company’s Form 8-K, filed on June 14, 2011, Commission File No. 000-53644

10.26	Form of Limited Guaranty for ING Loan, incorporated by reference to Exhibit 10.7 to the Company’s Form 8-K, filed on June 14, 2011, Commission File No. 000-53644

10.27	Credit Agreement dated as of July 1, 2011 for the KeyBank Credit Facility, incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed on July 8, 2011, Commission File No. 000-53644

10.28	Note for the KeyBank Credit Facility, incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, filed on July 8, 2011, Commission File No. 000-53644

10.29	Deed of Trust, Assignment of Leases and Rents, Security Agreement, and Fixture Filing for the La Cienega-LA Property for the KeyBank Credit Facility, incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K, filed on July 8, 2011, Commission File No. 000-53644

10.30	Collateral Assignment of Leases and Rents for the La Cienega-LA Property for the KeyBank Credit Facility, incorporated by reference to Exhibit 10.4 to the Company’s Form 8-K, filed on July 8, 2011, Commission File No. 000-53644

10.31	Collateral Assignment of Management Contract for the La Cienega-LA Property for the KeyBank Credit Facility, incorporated by reference to Exhibit 10.5 to the Company’s Form 8-K, filed on July 8, 2011, Commission File No. 000-53644

10.32	Collateral Assignment and Security Agreement in Respect of Contracts, Licenses and Permits for the La Cienega-LA Property for the KeyBank Credit Facility, incorporated by reference to Exhibit 10.6 to the Company’s Form 8-K, filed on July 8, 2011, Commission File No. 000-53644

10.33	Guaranty for the KeyBank Credit Facility, incorporated by reference to Exhibit 10.7 to the Company’s Form 8-K, filed on July 8, 2011, Commission File No. 000-53644

10.34	Pledge and Security Agreement for the KeyBank Credit Facility, incorporated by reference to Exhibit 10.8 to the Company’s Form 8-K, filed on July 8, 2011, Commission File No. 000-53644

10.35	Purchase and Sale Agreement for the Homeland Portfolio, incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed on September 13, 2011, Commission File No. 000-53644

10.36	Amended and Restated Credit Agreement for the Restated KeyBank Credit Facility, incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed on November 18, 2011, Commission File No. 000-53644

10.37	Amended and Restated Guaranty for the Restated KeyBank Credit Facility, incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, filed on November 18, 2011, Commission File No. 000-53644

Exhibit No.	Description

10.38	Second Amended and Restated Credit Agreement for the Second Restated KeyBank Credit Facility, incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed on January 3, 2012, Commission File No. 000-53644

10.39	Second Amended and Restated Guaranty for the Second Restated KeyBank Credit Facility, incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, filed on January 3, 2012, Commission File No. 000-53644

10.40	Amended and Restated Credit Agreement for the KeyBank Bridge Loan, incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K, filed on January 3, 2012, Commission File No. 000-53644

10.41	Amended and Restated Guaranty for the KeyBank Bridge Loan, incorporated by reference to Exhibit 10.4 to the Company’s Form 8-K, filed on January 3, 2012, Commission File No. 000-53644

21.1	Subsidiaries of Strategic Storage Trust, Inc., incorporated by reference to Exhibit 21.1 to Post- Effective Amendment No. 6 to the Company’s Registration Statement on Form S-11, filed on October 14, 2009, Commission File No. 333-146959

23.1	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (included in Exhibit 5.1)

23.2	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC with respect to tax opinion (included in Exhibit 8.1)

23.3*	Consent of Reznick Group, P.C., Independent Registered Public Accounting Firm

23.4*	Consent of Cushman & Wakefield Western, Inc., Independent Real Estate Valuation and Advisory Firm

24.1*	Power of Attorney

*	Filed herewith.

Item 37.	Undertakings

(a)        The Registrant undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(b)        The Registrant undertakes (i) that, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, (ii) that all post-effective amendments will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendments are filed, and (iii) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(c)         The Registrant undertakes that, for the purpose of determining liability under the Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(d)        For the purpose of determining liability of the Registrant under the Act to any purchaser in the initial distribution of the securities, the Registrant undertakes that in a primary offering of securities pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and (iv) any other communication that is an offer in the offering made by the Registrant to the purchaser.

(e)        The Registrant undertakes to send to each stockholder, at least on an annual basis, a detailed statement of any transaction with our advisor or its affiliates, and of fees, commissions, compensation and other benefits paid or accrued to our advisor or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

(f)        The Registrant undertakes to file a sticker supplement pursuant to Rule 424(c) under the Act during the distribution period describing each property not identified in the prospectus at such time as there arises a reasonable probability that such property will be acquired and to consolidate all such stickers into a post-effective amendment filed at least once every three months with the information contained in such amendment provided simultaneously to the existing stockholders. Each sticker supplement will disclose all compensation and fees received by our advisor and its affiliates in connection with any such acquisition. The post-effective amendment shall include audited financial statements meeting the requirements of Rule 3-14 of Regulation S-X only for properties acquired during the distribution period.

(g)        The Registrant undertakes to file, after the end of the distribution period, a current report on Form 8-K containing the financial statements and any additional information required by Rule 3-14 of Regulation S-X, to reflect each commitment (i.e., the signing of a binding purchase agreement) made after the end of the distribution period involving the use of 10% or more (on a cumulative basis) of the net proceeds of the offering and to provide the information contained in such report to the stockholders at least once each quarter after the distribution period of the offering has ended.

(h)        Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ladera Ranch, State of California, on the 5th day of April, 2012.

STRATEGIC STORAGE TRUST, INC.

By:	/s/ H. Michael Schwartz
H. Michael Schwartz Chief Executive Officer, President and Director

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 3 to Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ H. Michael Schwartz H. Michael Schwartz	Chief Executive Officer, President and Director (Principal Executive Officer)	April 5, 2012

/s/ Michael S. McClure Michael S. McClure	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	April 5, 2012

/s/ Harold “Skip” Perry Harold “Skip” Perry*	Independent Director	April 5, 2012

/s/ Timothy S. Morris Timothy S. Morris*	Independent Director	April 5, 2012

* By Michael S. McClure as Attorney-in-fact, pursuant to Power of Attorney dated November 6, 2011 and included as Exhibit 24.1 herein.

EXHIBIT INDEX

Exhibit No.	Description

1.1	Dealer Manager Agreement and Participating Dealer Agreement, incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed on September 16, 2011, Commission File No. 000-53644

3.1	Second Articles of Amendment and Restatement of Strategic Storage Trust, Inc., incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K, filed on June 21, 2011, Commission File No. 000-53644

3.2	Bylaws of Strategic Storage Trust, Inc., incorporated by reference to Exhibit 3.2 to Pre-Effective Amendment No. 3 to the Company’s Registration Statement on Form S-11, filed on March 7, 2008, Commission File No. 333-146959

4.1	Form of Subscription Agreement and Subscription Agreement Signature Page (included as Appendix A to prospectus), incorporated by reference to Pre-Effective Amendment No. 3 to the Company’s Registration Statement on Form S-11, filed on August 17, 2011, Commission File No. 333-168905

5.1	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC as to legality of securities, incorporated by reference to Exhibit 5.1 to Pre-Effective Amendment No. 3 to the Company’s Registration Statement on Form S-11, filed on August 17, 2011, Commission File No. 333-168905

8.1	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC as to tax matters, incorporated by reference to Exhibit 8.1 to Pre-Effective Amendment No. 3 to the Company’s Registration Statement on Form S-11, filed on August 17, 2011, Commission File No. 333-168905

10.1	First Amended and Restated Limited Partnership Agreement of Strategic Storage Operating Partnership, L.P., incorporated by reference to Exhibit 10.1 to Post-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-11, filed on April 29, 2008, Commission File No. 333-146959

10.2	Amended and Restated Advisory Agreement, incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed on September 28, 2011, Commission File No. 000-53644

10.3	Employee and Director Long-Term Incentive Plan of Strategic Storage Trust, Inc., incorporated by reference to Exhibit 10.4 to Pre-Effective Amendment No. 3 to the Company’s Registration Statement on Form S-11, filed on March 7, 2008, Commission File No. 333-146959

10.4*	Strategic Storage Trust, Inc. Distribution Reinvestment Plan (included as Appendix A to Supplement No. 5)

10.5	Agreement and Plan of Merger by and among Strategic Storage Trust, Inc., SS REIT I Acquisition, Inc. and Self Storage REIT, Inc., incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed on July 7, 2009, Commission File No. 000-53644

10.6	Agreement and Plan of Merger by and among Strategic Storage Trust, Inc., SS REIT II Acquisition, Inc. and Self Storage REIT II, Inc., incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, filed on July 7, 2009, Commission File No. 000-53644

10.7	Collateral Loan Agreement for Prudential Loan by and among The Prudential Life Insurance Company of America and Eleven Special-Purpose Entities dated August 25, 2010, incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed on August 31, 2010, Commission File No. 000-53644

10.8	Form of Promissory Note for Prudential Loan, incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, filed on August 31, 2010, Commission File No. 000-53644

10.9	Form of Mortgage or Deed of Trust and Security Agreement for Prudential Loan, incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K, filed on August 31, 2010, Commission File No. 000-53644

Exhibit No.	Description

10.10	Form of Assignment of Leases and Rents for Prudential Loan, incorporated by reference to Exhibit 10.4 to the Company’s Form 8-K, filed on August 31, 2010, Commission File No. 000-53644

10.11	Form of Supplemental Guaranty for Prudential Loan, incorporated by reference to Exhibit 10.5 to the Company’s Form 8-K, filed on August 31, 2010, Commission File No. 000-53644

10.12	Form of Recourse Liabilities Guaranty for Prudential Loan, incorporated by reference to Exhibit 10.6 to the Company’s Form 8-K, filed on August 31, 2010, Commission File No. 000-53644

10.13	Promissory Note for Citi Loan in favor of The Citigroup Global Markets Realty Corp. dated January 28, 2011, incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed on February 3, 2011, Commission File No. 000-53644

10.14	Loan Agreement for Citi Loan, incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, filed on February 3, 2011, Commission File No. 000-53644

10.15	Limited Recourse Guaranty for Citi Loan, incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K, filed on February 3, 2011, Commission File No. 000-53644

10.16	Loan Agreement for Bank of America Loan between EP Rhino, DST and Bank of America, N.A. dated November 1, 2005, incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed on February 7, 2011, Commission File No. 000-53644

10.17	Promissory Note for Bank of America Loan, incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, filed on February 7, 2011, Commission File No. 000-53644

10.18	Amendment No. 1 to First Amended and Restated Limited Partnership Agreement of Strategic Storage Operating Partnership, L.P., incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed on March 31, 2011, Commission File No. 000-53644

10.19	Purchase and Sale Agreement Related to B&B Portfolio dated March 25, 2011, incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, filed on March 31, 2011, Commission File No. 000-53644

10.20	Loan Agreement for ING Loan by and among ING Life Insurance and Annuity Company, 11 Special-Purpose Entities, and Strategic Storage Trust, Inc. dated June 10, 2011, incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed on June 14, 2011, Commission File No. 000-53644

10.21	Form of Mortgage, Deed of Trust or Deed to Secure Debt for ING Loan, incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, filed on June 14, 2011, Commission File No. 000-53644

10.22	Form of Security Agreement for ING Loan, incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K, filed on June 14, 2011, Commission File No. 000-53644

10.23	Form of Promissory Note for ING Loan, incorporated by reference to Exhibit 10.4 to the Company’s Form 8-K, filed on June 14, 2011, Commission File No. 000-53644

10.24	Form of Assignment of Leases and Rents for ING Loan, incorporated by reference to Exhibit 10.5 to the Company’s Form 8-K, filed on June 14, 2011, Commission File No. 000-53644

10.25	Form of Guaranty of Affiliate Loans for ING Loan, incorporated by reference to Exhibit 10.6 to the Company’s Form 8-K, filed on June 14, 2011, Commission File No. 000-53644

10.26	Form of Limited Guaranty for ING Loan, incorporated by reference to Exhibit 10.7 to the Company’s Form 8-K, filed on June 14, 2011, Commission File No. 000-53644

10.27	Credit Agreement dated as of July 1, 2011 for the KeyBank Credit Facility, incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed on July 8, 2011, Commission File No. 000-53644

10.28	Note for the KeyBank Credit Facility, incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, filed on July 8, 2011, Commission File No. 000-53644

Exhibit No.	Description

10.29	Deed of Trust, Assignment of Leases and Rents, Security Agreement, and Fixture Filing for the La Cienega-LA Property for the KeyBank Credit Facility, incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K, filed on July 8, 2011, Commission File No. 000-53644

10.30	Collateral Assignment of Leases and Rents for the La Cienega-LA Property for the KeyBank Credit Facility, incorporated by reference to Exhibit 10.4 to the Company’s Form 8-K, filed on July 8, 2011, Commission File No. 000-53644

10.31	Collateral Assignment of Management Contract for the La Cienega-LA Property for the KeyBank Credit Facility, incorporated by reference to Exhibit 10.5 to the Company’s Form 8-K, filed on July 8, 2011, Commission File No. 000-53644

10.32	Collateral Assignment and Security Agreement in Respect of Contracts, Licenses and Permits for the La Cienega-LA Property for the KeyBank Credit Facility, incorporated by reference to Exhibit 10.6 to the Company’s Form 8-K, filed on July 8, 2011, Commission File No. 000-53644

10.33	Guaranty for the KeyBank Credit Facility, incorporated by reference to Exhibit 10.7 to the Company’s Form 8-K, filed on July 8, 2011, Commission File No. 000-53644

10.34	Pledge and Security Agreement for the KeyBank Credit Facility, incorporated by reference to Exhibit 10.8 to the Company’s Form 8-K, filed on July 8, 2011, Commission File No. 000-53644

10.35	Purchase and Sale Agreement for the Homeland Portfolio, incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed on September 13, 2011, Commission File No. 000-53644

10.36	Amended and Restated Credit Agreement for the Restated KeyBank Credit Facility, incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed on November 18, 2011, Commission File No. 000-53644

10.37	Amended and Restated Guaranty for the Restated KeyBank Credit Facility, incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, filed on November 18, 2011, Commission File No. 000-53644

10.38	Second Amended and Restated Credit Agreement for the Second Restated KeyBank Credit Facility, incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed on January 3, 2012, Commission File No. 000-53644

10.39	Second Amended and Restated Guaranty for the Second Restated KeyBank Credit Facility, incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, filed on January 3, 2012, Commission File No. 000-53644

10.40	Amended and Restated Credit Agreement for the KeyBank Bridge Loan, incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K, filed on January 3, 2012, Commission File No. 000-53644

10.41	Amended and Restated Guaranty for the KeyBank Bridge Loan, incorporated by reference to Exhibit 10.4 to the Company’s Form 8-K, filed on January 3, 2012, Commission File No. 000-53644

21.1	Subsidiaries of Strategic Storage Trust, Inc., incorporated by reference to Exhibit 21.1 to Post- Effective Amendment No. 6 to the Company’s Registration Statement on Form S-11, filed on October 14, 2009, Commission File No. 333-146959

23.1	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (included in Exhibit 5.1)

23.2	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC with respect to tax opinion (included in Exhibit 8.1)

23.3*	Consent of Reznick Group, P.C., Independent Registered Public Accounting Firm

23.4*	Consent of Cushman & Wakefield Western, Inc., Independent Real Estate Valuation and Advisory Firm

24.1*	Power of Attorney

*	Filed herewith